As filed with the Securities and Exchange Commission on October 14, 2003
File No. 333-108091

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cedar Shopping Centers, Inc.

(Exact Name of Registrant as Specified in its Governing Instruments)

44 South Bayles Avenue, Port Washington, New York 11050

(516) 767-6492
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Leo S. Ullman, Chairman and Chief Executive Officer

44 South Bayles Avenue, Port Washington, New York 11050
(516) 767-6492
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Martin H. Neidell, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 (212) 806-5836 Facsimile (212) 806-7836	J. Gerard Cummins, Esq. Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5374 Facsimile (212) 839-5599

      Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount Being	Offering Price	Aggregate	Amount Of
Being Registered	Registered(1)	Per Unit(2)	Offering Price(2)	Registration Fee(3)

Common Stock, par value $0.06 per share	15,525,000	$12.50	$194,062,500	$15,699.66

(1)	Includes shares of common stock which the underwriters have the option to purchase solely to cover overallotments, if any.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	$15,164.71 has previously been paid.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 14, 2003

PROSPECTUS

13,500,000 Shares

Cedar Shopping Centers, Inc.

Common Stock

          Cedar Shopping Centers, Inc. is a real estate investment trust, or REIT, that focuses on the ownership, operation and redevelopment of neighborhood and community shopping centers.

          We are offering 13,500,000 shares of our common stock. We expect the public offering price to be between $11.50 and $13.50 per share. We will receive all of the net proceeds from the sale of these shares.

          Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CEDR.” We announced a 1-for-6 reverse stock split which will be effective October 19, 2003. On October 10, 2003, the last reported sale price of our common stock on the Nasdaq Market was $21.42 per share after giving effect to the reverse stock split. Our common stock has been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance, under the symbol “CDR.”

          In connection with this offering, we will be changing our distribution policy and intend to commence the making of quarterly distributions.

          To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 9.9% of our total outstanding common stock. See “Material Provisions of Maryland Law and of Our Charter and Bylaws” for a discussion of these restrictions.

          Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 17 of this prospectus. Some risks include:

•	All of our properties are located in the Northeast, primarily in eastern Pennsylvania, which exposes us to greater economic risks than if we owned properties in several geographic regions.

•	We have substantial debt obligations that may impede our operating performance, putting us at a competitive disadvantage that may result in losses.

•	Since 2000, we have incurred net operating losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

•	We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth; if we do identify suitable acquisition targets, we may not be able to consummate such transactions on favorable terms.

•	Adverse market conditions and competition may impede our ability to renew leases or re-let space.

•	Prior to the consummation of this offering, we were externally managed by entities controlled by our executive officers; we do not have any operating history as a REIT which is self-administered and self- managed.

•	If we fail to remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

          The underwriters also may purchase up to an additional 2,025,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The shares of common stock will be ready for delivery on or about October      , 2003.

Merrill Lynch & Co.

               Legg Mason Wood Walker
               Incorporated
Raymond James

The date of this prospectus is October      , 2003.

[Photos of six facades of certain tenants and two aerial views of shopping centers]

TABLE OF CONTENTS

Page

Special Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	17
Risks Related to Our Properties and Our Business	17
All of our properties are located in the Northeast, primarily in eastern Pennsylvania, which exposes us to greater economic risks than if we owned properties in several geographic regions	17
After this offering and completion of the pending property acquisitions described in this prospectus, we expect to have approximately $166.9 million of consolidated debt of which our share is $131.5 million, a portion of which will be variable rate debt, which may impede our operating performance and put us at a competitive disadvantage	17
Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could seriously harm our operating results and financial condition	18
Since 2000, we have incurred net operating losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease	18
We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth; if we do identify suitable acquisition targets, we may not be able to consummate such transactions on favorable terms	19
We face competition for the acquisition of real estate properties, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions	19
We have recently experienced and expect to continue to experience rapid growth and may not be able to integrate additional properties into our operations or otherwise manage our growth, which may adversely affect our operating results	19
Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and any disputes that may arise between us and our joint venture partners	19
Adverse market conditions and competition may impede our ability to renew leases or re-let space as leases expire, which could harm our business and operating results	20
Our properties consist of neighborhood and community shopping centers. Our performance therefore is linked to economic conditions in the market for retail space generally	20
The amount that we borrow under the new line of credit in order to complete our pending acquisitions upon consummation of this offering, fund redevelopment and construction, make principal payments under our mortgages and other indebtedness or for other general corporate purposes, will reduce the amount that we will have available to borrow under this new line of credit for acquisitions and other opportunities will be reduced, which could slow our growth	20
The financial covenants in our loan agreements may restrict our operating or acquisition activities, which may harm our financial condition and operating results	21
Our performance and value are subject to risks associated with real estate assets and with the real estate industry	21
Redevelopment activities may be delayed or otherwise may not perform as expected	21
We may be restricted from re-leasing space based on existing exclusivity lease provisions with some of our tenants	22
Potential losses may not be covered by insurance	22
Future terrorist attacks in the United States could harm the demand for, and the value of, our properties	22
Rising operating expenses could reduce our cash flow and funds available for future distributions	22

Page

We rely on Giant Food for 10.3% of our total revenues	22
We could incur significant costs related to government regulation and private litigation over environmental matters	23
We may incur significant costs complying with the Americans with Disabilities Act and similar laws	24
We may incur significant costs complying with other regulations	24
Risks Related to Our Organization and Structure	24
Prior to the consummation of this offering, we were externally managed by entities controlled by our executive officers; we do not have any operating history as a REIT that is self-administered and self-managed	24
Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction and depress our stock price	24
If we fail to remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution	25
REIT distribution requirements could adversely affect our liquidity	26
Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation	26
Our success depends on key personnel whose continued service is not guaranteed	27
Risks Related to this Offering	27
The offering price for our common stock is significantly below our stock price immediately prior to the offering	27
The market price for our common stock after this offering may be lower than the offering price and our stock price may fluctuate significantly after this offering	27
Shares of our common stock have been thinly traded in the past	27
You should not rely on the underwriters’ lock-up agreements to limit the number of shares sold into the market by our affiliates	27
If you purchase shares of common stock in this offering, you will experience immediate dilution	28
Estimated initial cash available for distribution may not be sufficient to make distributions at expected levels	28
Market interest rates may have an effect on the value of our common stock	28
Future sales of shares of our common stock could lower the price of our shares	28
Use of Proceeds	29
Price Range of Common Stock and Distributions	31
Distribution Policy	32
Capitalization	36
Dilution	37
Selected Financial Data	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations	43
Overview	43
Summary of Critical Accounting Policies	43
Results of Operations	47
Pro Forma Operating Results	53
Liquidity and Capital Resources	54

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where that offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

v

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements contained in “Prospectus Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties,” “Investment Policies and Policies With Respect to Certain Activities” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

          The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

PROSPECTUS SUMMARY

          The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. References in this prospectus to “we,” “our,” “us” and “our company” refer to Cedar Shopping Centers, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership of which we are the sole general partner and which we refer to in this prospectus as the operating partnership. All share and per share information set forth in this prospectus has been adjusted to reflect our 2-for-1 stock split which occurred July 7, 2003 and our 1-for-6 reverse stock split which will be effective on October 19, 2003. You should read the entire prospectus, including “Risk Factors” and our historical and pro forma consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. Unless otherwise indicated, this prospectus assumes that the underwriters’ overallotment option is not exercised.

Cedar Shopping Centers, Inc.

          We are a REIT that will be fully integrated, self-administered and self-managed upon consummation of this offering. We acquire, own, manage, lease and redevelop primarily neighborhood and community shopping centers. Upon consummation of this offering and completion of the pending acquisitions described below, we will have a portfolio of 23 properties totaling approximately 3.6 million square feet of gross leasable area, or GLA, including 17 wholly-owned centers comprising approximately 2.8 million square feet of GLA and six centers owned through joint ventures, comprising approximately 749,000 square feet of GLA. Upon consummation of this offering and completion of our pending acquisitions, our portfolio, excluding three properties currently under redevelopment, will be approximately 92% leased. We intend to close on these pending acquisitions shortly after consummation of this offering.

          We currently own 15 properties totaling approximately 2.5 million square feet of GLA. Our portfolio, excluding two properties under development, was approximately 94% leased as of June 30, 2003. We have entered into agreements to acquire eight other shopping centers, totaling approximately 1.1 million square feet of GLA, for an aggregate purchase price of $134.5 million.

          We conduct our business through Cedar Shopping Centers Partnership, L.P., or the operating partnership, a Delaware limited partnership. Upon consummation of this offering and completion of our pending acquisitions, we will own a 97.65% interest in the operating partnership. Prior to the offering, we owned an approximate 30% interest in the operating partnership.

          Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, New York 11050, our telephone number is (516) 767-6492 and our website address is www.cedarshoppingcenters.com.

Our Competitive Strengths

          We believe that we distinguish ourselves from other owners and operators of community and neighborhood shopping centers on account of the following:

•	High-Quality Neighborhood and Community Shopping Center Portfolio. Our primary focus is on supermarket-anchored neighborhood and community shopping centers. We believe supermarket anchors attract customers for several trips per week and provide more stable revenues, especially in uncertain economic environments. As of June 30, 2003, approximately 77% of our centers were supermarket-anchored. After this offering and completion of our pending acquisitions, approximately 79% of our centers will be supermarket-anchored.

•	Redevelopment and Value Enhancement Expertise. We seek to leverage our operating and redevelopment capabilities by acquiring assets that offer redevelopment and value enhancement opportunities. In particular, certain members of our senior management have successfully completed the redevelopment of The Point Shopping Center and Red Lion Shopping Center. At The Point Shopping Center, for example, we completed a total redevelopment in 2000 at a cost of approximately $9.1 million that increased revenues from $1.9 million in 2000 to $3.1 million for the twelve months ended June 30, 2003 and increased net operating income from $1.2 million in 2000 to $2.3 million for the twelve months ended June 30, 2003. In connection with the redevelopment, we replaced a local grocer renting 34,000 square feet at approximately $5.00 per square foot with a 55,000 square foot Giant Food at $17.00 per square foot. We are currently redeveloping Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center, at an aggregate budgeted project cost of approximately $30.0 million, and exploring redevelopment opportunities at South Philadelphia Shopping Plaza, Valley Plaza Shopping Center and Halifax Plaza. There can be no assurance that these redevelopments will be completed or that the actual costs will not exceed the budgeted costs.

•	Pennsylvania as Core Market. Upon consummation of this offering and completion of our pending acquisitions, approximately 84% of our GLA will be located in eastern Pennsylvania, a mature and densely populated region. Based upon the 2000 United States Census, the average population within a three-mile radius of our properties is approximately 128,200 people and the average annual household income in such area is $51,400. We believe that we benefit from the limited opportunity for new competing developments near our locations and from the high barriers to entry for our asset class in our core markets.

•	Regional Asset Clusters. Upon consummation of this offering and completion of our pending acquisitions, we expect to have 12 properties, containing 1,465,300 square feet of GLA, in the Philadelphia area, and eight properties, containing 1,681,000 square feet of GLA, in the Harrisburg area. We believe that our local presence in these areas provides us with effective “on-the-ground” awareness of property availability, tenanting opportunities, demographic trends and evolving traffic patterns. Furthermore, our local presence enables our management team to employ a “hands-on” approach to administering our properties and satisfying our tenants. Our local management offices in these regions enable us to efficiently and intensively manage our assets and to develop strategic relationships with regional grocers and retailers.

•	Experienced and Committed Management Team. Our senior management team is comprised of executives with an average of more than 20 years experience in the acquisition, ownership, management, leasing and redevelopment of commercial real estate in the Northeast, including shopping center properties. Senior management is expected to own a 6.5% aggregate equity interest in our company on a fully diluted basis after giving effect to this offering. After giving effect to this offering and our pending acquisitions, over the last twelve months we will have acquired 16 properties, with a combined GLA of 2.2 million square feet, at a total cost of $134.5 million.

•	Strong Relationships with Our Tenants. We have strong relationships with our tenants, including Giant Food, the dominant grocer in its trade area. These relationships have led to leasing opportunities with existing tenants that are expanding as well as to acquisition opportunities sourced by tenants.

•	Varied Tenant Base and Limited Near-Term Lease Rollover. We believe that the diversity of our tenants and limited near-term lease rollover enhance our ability to generate stable cash flows over time. Upon consummation of this offering and completion of our pending acquisitions, no single tenant, with the exception of Giant Food, will represent more than 4.5% of our annualized revenues on a pro forma basis for the period ended June 30, 2003. For such period, we had approximately 364 leases with 297 distinct tenants, including national and regional supermarkets, department stores, pharmacies, restaurants and other retailers. Pro forma for this offering and the pending acquisitions, the average lease term for our neighborhood and community shopping centers will be eight years, with no more than 9% of our total base rent expiring in any single year through 2013.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures in order to mitigate acquisition and development risks, secure marquee anchor tenants, and facilitate financing. Our joint venture partners include affiliates of Kimco Realty Corporation, a leading REIT specializing in the acquisition, development and management of neighborhood and community shopping centers. We serve as managing partner of all of our joint ventures and manage the properties.

Our Business and Growth Strategies

          Our business and growth strategies include the following elements:

Internal Growth

•	Maximizing cash flow from our properties by continuing to enhance the operating performance of each property.

•	Enhancing yield and productivity of existing properties through hands-on intensive management.

•	Completing in process redevelopment and lease-up of Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center. In 2004, we intend to complete the redevelopment and lease-up of approximately 300,000 square feet at Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center. In this regard, at Camp Hill Mall we have executed a letter of intent for a new operating lease with Giant Food, an existing tenant, for 65,300 square feet at $15.00 per square foot, scheduled to commence June 2004. Giant Food’s prior lease at this center was for a 42,000 square foot space that was ground leased from us for $2.37 per square foot. At Golden Triangle we have executed a lease with LA Fitness for 46,000 square feet at $14.00 per square foot, scheduled to commence December 2004.

•	Capitalizing on redevelopment opportunities, such as those being explored at South Philadelphia Shopping Plaza, Valley Plaza Shopping Center and Halifax Plaza.

•	Commencing development of a supermarket-anchored shopping center in 2005 with approximately 100,000 square feet of GLA plus two out parcels at an undeveloped 16.5 acre parcel of land located between Harrisburg and Hershey, Pennsylvania, which we have an option to acquire and is currently zoned for a shopping center.

          There can be no assurance that any of the above redevelopment and development projects will be completed or commenced as planned, that the letter of intent with regard to the lease with Giant Food at Camp Hill Mall will be executed or that the rents payable under executed leases will be indicative of any leases executed in the future.

External Growth

•	Acquiring additional neighborhood and community shopping centers. We expect to use our line of credit and operating partnership units to fund future acquisitions. We may also pursue suitable joint ventures opportunities.

•	Acquiring properties that offer value enhancement opportunities.

•	Identifying acquisition targets through our network of institutional and private real estate investors, lenders, brokers and agents.

•	Utilizing management expertise to structure sophisticated acquisition transactions.

Our Properties

          Upon consummation of this offering and completion of our pending acquisitions, we will have a portfolio of 23 properties totaling approximately 3.6 million square feet of GLA.

						Percent			Annualized	Percentage
						Occupied			Base Rent	of Total
			Percentage			as of		Annualized	Per	Annualized
	Year Built/	Year	Owned(%)			June 30,	Major	Base	Square	Base
Property	Renovated	Acquired	(Pro Forma)		GLA	2003	Tenants	Rent($)(1)	Foot($)	Rent(%)

Current Properties
The Point Shopping Center Harrisburg, PA	1972/ 2000-2001	2000	100		255,400	93%	Burlington Coat Factory Giant Food	2,492,294	9.76	7.84
Port Richmond Village Philadelphia, PA	1988	2001	100		155,000	100%	Thriftway Pep Boys	1,745,077	11.26	5.49
Academy Plaza Philadelphia, PA	1965/1998	2001	100		155,000	100%	Acme Markets	1,681,208	10.85	5.29
Washington Center Shoppes Washington Township, NJ	1979/1995	2001	100		158,000	96%	Acme Markets Powerhouse Gym	1,028,390	6.51	3.24
Loyal Plaza Shopping Center Williamsport, PA	1969/ 1999-2000	2002	25		293,300	92%	K-Mart Giant Food	1,977,741	6.74	6.22
Red Lion Shopping Center Philadelphia, PA	1971/1990 and 1998-2000	2002	20		224,300	94%	Sports Authority Best Buy Staples	2,401,179	10.71	7.56
Camp Hill Mall Camp Hill, PA	1958/1986, 1991 and 2003	2002	100		521,600	70% *	Boscov’s Giant Food Barnes & Noble	2,753,419	5.28	8.67
LA Fitness Center Fort Washington, PA	N/A	2002	50		41,000	N/A	LA Fitness Center	N/A	N/A	N/A
Halifax Plaza Halifax, PA	1994	2003	30		54,200	100%	Giant Food Rite Aid	521,361	9.62	1.64
Newport Plaza Newport, PA	1996	2003	30		66,800	100%	Giant Food Rite Aid	538,692	8.06	1.70
Fairview Plaza New Cumberland, PA	1992	2003	30		69,600	97%	Giant Food	811,991	11.67	2.56
Pine Grove Shopping Center Pemberton Township, NJ	2001-2002	2003	100		79,300	97%	Peebles	814,909	10.28	2.56
Swede Square Shopping Center East Norriton, PA	1980/2003	2003	100		102,500	74% *	LA Fitness	906,374	8.84	2.85
Valley Plaza Shopping Center Hagerstown, MD	1973-1975/ 1994	2003	100		191,200	100%	K-Mart Ollie’s Tractor Supply Company	861,033	4.50	2.71
Wal-Mart Shopping Center Southington, CT	1972/2000	2003	100		154,700	99%	Wal-Mart Namco	948,582	6.13	2.99
Pending Transactions
South Philadelphia Shopping Plaza Philadelphia, PA	1950/ 1998-2003			(2)	283,300	91%	Shop Rite Bally’s Total Fitness Ross	3,590,832	12.68	11.30
Golden Triangle Shopping Center Lancaster, PA	1960/1985, 1990, 1997 and 2003		100		229,000	47%*	Marshalls Staples	1,098,930	4.80	3.46
Columbus Crossing Shopping Center Philadelphia, PA	2001			(3)	142,200	100%	Super Fresh Old Navy A.C. Moore	2,253,224	15.85	7.09
River View Plaza I Philadelphia, PA	1991/1998			(3)	117,600	83%	United Artists	1,947,174	16.56	6.13
River View Plaza II Philadelphia, PA	1991/1993 and 1995			(3)	46,600	91%	Staples West Marine	886,056	19.01	2.79

						Percent			Annualized	Percentage
						Occupied			Base Rent	of Total
			Percentage			as of		Annualized	Per	Annualized
	Year Built/	Year	Owned(%)			June 30,	Major	Base	Square	Base
Property	Renovated	Acquired	(Pro Forma)		GLA	2003	Tenants	Rent($)(1)	Foot($)	Rent(%)

River View Plaza III Philadelphia, PA	1991/1995			(3)	82,400	98%	Pep Boys Athlete’s Foot	1,413,756	17.16	4.45
Lake Raystown Plaza Huntingdon, PA	1995		100		84,300	100%	Giant Food Rite Aid Fashion Bug	764,298	9.06	2.41
Huntingdon Plaza Huntingdon, PA	1970		100		102,100	70% (4)	Peebles Auto Zone	334,692	3.28	1.05
Total/Weighted Average for current properties and pending transactions			85	%(5)	3,609,400			31,771,212	8.80	100%

*	Properties under redevelopment

(1)	Annualized base rent represents the contractual base rent for leases in place as of June 30, 2003, calculated on a straight-line basis in accordance with U.S. generally accepted accounting principles, or GAAP. This amount excludes operating expense recoveries that would be applicable to such leases.

(2)	We have entered into a lease agreement to obtain operating control of this property, along with an option to acquire this property in ten years. A description of this transaction is set forth below under “Business and Properties — Pending Transactions.”

(3)	We have entered into an agreement to acquire this property through a partnership in which we will own 100% of the common equity interest; the seller will retain a preferred interest that will be entitled to a return that approximates the interest payment on a loan that we will make to the seller upon closing of the acquisition. A description of this transaction is set forth below under “Business and Properties — Pending Transactions”

(4)	Includes approximately 22,000 square feet under construction that has been leased to Peebles.

(5)	Represents weighted average percentage ownership based upon GLA and includes 100% of South Philadelphia Shopping Plaza, Columbus Crossing Shopping Center and River View Plaza I, II and III. Joint venture properties are subject to the distribution priorities described elsewhere in this prospectus.

Pending Transactions

          We intend to acquire or obtain operating control of all of the properties discussed below shortly after consummation of this offering. Although agreements have been executed with respect to these properties, we cannot assure you that any of these transactions will be consummated.

•	South Philadelphia Shopping Plaza. We have entered into a lease agreement to obtain operating control of South Philadelphia Shopping Plaza in Philadelphia, Pennsylvania, coupled with an option to purchase the property in 10 years, which option we currently intend to exercise. At the time we enter into the lease, we will make a $39.0 million loan to the current owners of the property, which would be repaid if and when we exercise the purchase option. Our payments under the lease will approximate interest payments due under the loan. This property contains approximately 283,000 square feet of GLA and is anchored by a Shop Rite supermarket, Bally’s Total Fitness, Ross and Strauss Auto Zone.

•	Golden Triangle Shopping Center. We have entered into an agreement to acquire Golden Triangle Shopping Center in Lancaster, Pennsylvania for a purchase price of approximately $1.5 million, plus closing costs, and the assumption of a $9.9 million first mortgage. This property contains approximately 229,000 square feet of GLA and is anchored by Marshalls and Staples.

•	Columbus Crossing Shopping Center. We have entered into an agreement to acquire operating control of Columbus Crossing Shopping Center in Philadelphia, Pennsylvania for approximately $26.5 million, plus closing costs, including the assumption of a $17.5 million mortgage. This property contains approximately 142,000 square feet of GLA and is anchored by a Super Fresh supermarket.

•	River View Plaza I, II and III. We have entered into an agreement to acquire operating control of River View Plaza I, II and III shopping centers in Philadelphia, Pennsylvania for approximately $49.1 million, including repayment of a first mortgage. River View I contains approximately 118,000 square feet of GLA and is anchored by a United Artists Theatre. River View II contains approximately 47,000 square feet of GLA and is anchored by Staples and West Marine. River View III contains approximately 82,000 square feet of GLA and is anchored by Pep Boys and Athlete’s Foot. These centers are being acquired in a single transaction together with the Columbus Crossing Shopping Center.

•	Lake Raystown Plaza. We have entered into an agreement to purchase the Lake Raystown Plaza shopping center in Huntingdon, Pennsylvania for a purchase price of approximately $7.0 million, plus closing costs. This property contains approximately 84,000 square feet of GLA and is anchored by a Giant Food supermarket.

•	Huntingdon Plaza. We have entered into an agreement to purchase the Huntingdon Plaza shopping center in Huntingdon, Pennsylvania for a purchase price of approximately $4.0 million, plus closing costs. This property contains approximately 102,000 square feet of GLA and is anchored by Peebles, a department store. This center is being acquired in a single transaction together with Lake Raystown Plaza.

          In addition, we have entered into an agreement to acquire the 50% interest in The Point Shopping Center in Harrisburg, Pennsylvania which is not owned by us for a purchase price of approximately $2.4 million, subject to a $19.7 million first mortgage.

Summary Risk Factors

          You should carefully consider the matters discussed in the section “Risk Factors” prior to deciding whether to invest in our common stock. Some of these risks include:

•	All of our properties are located in the Northeast, primarily in eastern Pennsylvania, which exposes us to greater economic risks than if we owned properties in several geographic regions.

•	After this offering and the pending acquisitions described in this prospectus, we expect to have approximately $166.9 million of consolidated debt, of which our share is $131.5 million after accounting for minority interests, a portion of which will be variable rate debt, which may impede our operating performance and put us at a competitive disadvantage.

•	Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could seriously harm our operating results and financial condition.

•	Since 2000, we have incurred net operating losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

•	We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth; if we do identify suitable acquisition targets, we may not be able to consummate such transactions on favorable terms. Integral to our business strategy is our ability to expand through acquisitions, which requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy.

•	Future acquisitions of real properties or other assets that we may make may not yield the returns we expect, may result in disruptions to our business, may strain management resources or may result in stockholder dilution.

•	After this offering and completion of our pending acquisitions, we will own six of our properties through joint ventures and in the future we may co-invest with third parties through joint ventures. Joint venture investments could be adversely affected by our lack of sole decision-making authority and any disputes which may arise between us and our joint venture partners.

•	Adverse market conditions and competition may impede our ability to renew leases or re-let space as leases expire, which could harm our business and operating results.

•	Our properties consist of neighborhood and community shopping centers. Our performance therefore is linked to economic conditions in the market for retail space generally.

•	We have recently experienced and expect to continue to experience rapid growth and may not be able to integrate additional properties into our operations or otherwise manage our growth, which may adversely affect our operating results.

•	Upon consummation of this offering and completion of our pending acquisitions, we will rely on Giant Food for approximately 10.3% of our total annual revenues.

•	Prior to the consummation of this offering, we were externally managed by entities controlled by our executive officers; we do not have any operating history as a REIT which is self-administered and self-managed.

•	Our charter documents contain anti-takeover provisions that would, with some exceptions, prohibit any person from beneficially owning more than 9.9% of our outstanding common stock upon consummation of this offering. These control provisions may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our stockholders.

•	We have not made distributions on our common stock since August 18, 2000. After completion of this offering, we intend to make quarterly distributions; however, there are no assurances of our ability to make distributions in the future.

•	If we fail to remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

Restrictions on Ownership of Our Capital Stock

          Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, or the Code, and to address other concerns relating to concentration of common stock ownership, our charter documents generally prohibit any stockholder from beneficially owning more than 9.9% of the outstanding shares of our common stock.

          Our board of directors may, in its sole discretion, waive the ownership limit if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.

Our Tax Status

          We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with the taxable year ended December 31, 1986. We are organized in conformity with the requirements for qualification as a REIT under the Code, and our manner of operation enables us to meet the requirements for taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we distribute currently to our stockholders.

          If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property.

Distribution Policy

          We intend to make regular quarterly distributions to our common stockholders. The initial distribution, covering a partial quarter commencing on the closing of this offering and ending on December 31, 2003, is expected to be approximately $0.159 per share. This initial partial distribution is based on a full quarterly distribution of $0.225 per share and represents an annualized distribution of $0.90 per share. This initial expected annual distribution represents an initial annual distribution rate of 7.2%, based upon an assumed public offering price of $12.50 per share of our common stock. We estimate that this initial distribution will represent approximately 100% of our estimated cash available for distribution for the twelve months ending June 30, 2004. See “Distribution Policy” for information as to how we derived this estimate. We cannot assure you that our estimated distribution will be made or sustained. In addition, we are not estimating the amount of any distribution we might make for any period after the twelve months ending June 30, 2004. Our actual distributions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures.

New Line of Credit

          We have obtained a commitment for a three year $75 million secured revolving credit facility. Under the terms of this commitment, after the consummation of this offering, we expect to have available a $40 million bridge loan, with the remaining $35 million to be available upon syndication of the facility prior to December 31, 2003 and the satisfaction of certain covenants. Borrowings under the facility will incur interest at a rate of LIBOR plus 2.25% subject to increases up to 2.75% depending upon our leverage. The operating partnership will be the borrower under this facility and we will guarantee this facility. We intend to use the facility principally to fund acquisitions and refinance certain properties. We also may use this facility to fund payments under our existing mortgage indebtedness and for general corporate purposes. There can be no assurance that the syndication will be completed or that we will be able to comply with all covenants.

Our Corporate Structure

          We were originally incorporated in Iowa on December 10, 1984 and elected to be taxed as a REIT commencing with the taxable year ended December 31, 1986. In June 1998, following a tender offer completed in April 1998 for the purchase of our common stock by Cedar Bay Company, or CBC, we reorganized as a Maryland corporation and established an “umbrella partnership REIT” structure through the contribution of substantially all of our assets to the operating partnership, a Delaware limited partnership. We conduct our business primarily through the operating partnership. We are the sole general partner and, upon consummation of this offering, we will own a 97.65% interest in the operating partnership. After this offering and completion of our pending acquisitions, CBC will own less than 1% of our outstanding common stock and units of limited partnership in the operating partnership, or units. CBC presently is the owner of 78% of our outstanding common stock and units on a fully diluted basis. CBC is a New York partnership owned 55% by Duncomb Corp., 40% by Lindsay Management Corp. and 5% by Hicks Corp. Leo S. Ullman, our Chairman of the Board, Chief Executive Officer and President, is an executive officer and director, but not an owner, of each of these entities.

          We are a REIT that will be fully integrated, self-administered and self-managed upon consummation of this offering, since we are merging with our advisors in connection with this offering, as discussed below. We are currently an externally advised REIT. With the exception of a few non-management employees at certain of our centers, we have no employees and rely on our external advisors to manage our affairs. Cedar Bay Realty Advisors, Inc., or CBRA, provides us with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities. Brentway Management LLC, or Brentway, provides property management, leasing, construction management and loan placement services to our properties. SKR Management Corp., or SKR, provides certain legal services to us and our properties. CBRA, Brentway and SKR are owned by Leo S. Ullman and Brenda Walker, our executive officers. We refer collectively to CBRA, Brentway and SKR as our advisors.

Merger of Our Advisors

          Immediately prior to this offering, CBRA and SKR will merge into us and Brentway will merge into the operating partnership. Each of the principals of our advisors will become our employees and executive officers upon consummation of this offering. The aggregate consideration to be received by CBRA, SKR and Brentway in connection with the merger is 1,040,000 shares of our common stock and units. Each share of common stock and unit issued pursuant to the merger will be valued at the per share public offering price of our common stock in this offering. If the final public offering prices causes the aggregate value of the shares of common stock and units received in connection with the merger to exceed $15.0 million, the number of shares of common stock and units to be received will be reduced so that the number of shares and units when multiplied by the price per share in the offering equals $15.0 million.

          Based on the midpoint of the price range set forth on the cover of this prospectus, upon consummation of the merger we will issue 693,333 shares of our common stock having an aggregate value of $8,666,662 to the owners and employees of CBRA and SKR. The shares will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.

          As consideration for the merger of Brentway into the operating partnership, the operating partnership will issue 346,667 units having an aggregate value of $4,333,338, based on the midpoint of the price range set forth on the cover of this prospectus, to the owners of Brentway. Each unit is exchangeable at any time into one share of our common stock. The units and the shares of common stock into which the units may be exchanged will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.

          An independent committee of our board consisting of disinterested directors retained a financial advisor who advised them as to the fairness of the consideration to be paid in connection with the merger of our advisors from a financial perspective. The independent committee and the board have approved the merger. The merger was submitted to and approved by our stockholders at the annual meeting of stockholders held on October 9, 2003, by more than 70% of our outstanding shares, with approximately 93% of the shares voted having been voted for the merger.

Consequences of the Merger of Our Advisors and this Offering

          We will be a REIT that is fully integrated, self-administered and self-managed upon consummation of the merger of our advisors. We intend to conduct our business and hold all of our interests in our properties through the operating partnership, either directly or indirectly through partnerships or other entities holding title to our properties. As the sole general partner of the operating partnership, we have the exclusive power to manage and conduct the business of the partnership, subject to customary exceptions described in the partnership agreement.

          The diagram below sets forth our corporate structure after giving effect to the merger of our advisors and this offering.

Benefits to Related Parties

          In connection with the merger of our advisors into us and upon consummation of this offering, the following benefits will be received by related parties:

•	$3.96 million of the proceeds from this offering will be used to redeem the 9% Series A preferred partnership units, or the preferred units, owned by Homburg Invest USA Inc., or Homburg USA, which currently owns 5.6% of our common stock and units on a fully-diluted basis prior to consummation of this offering and has two representatives on our board of directors.

•	$6.4 million of the proceeds from this offering will be used to purchase the interests owned by Homburg Invest, Inc., or Homburg Invest, in Pine Grove Shopping Center, Swede Square Shopping Center and Wal-Mart Shopping Center.

•	Homburg Invest will be released from guarantees with regard to $6.4 million of subordinated loans on Valley Plaza Shopping Center and Wal-Mart Shopping Center. Homburg Invest will receive approximately $225,000 in fees from the lender upon repayment of the loans.

•	$1.1 million (exclusive of accrued interest) of the proceeds from this offering will be used to repay a loan we received from Homburg Invest, which was used to make a portion of the deposit in connection with the South Philadelphia Shopping Plaza transaction. Homburg Invest will receive approximately $220,000 in exit fees upon repayment of the loan.

•	$750,000 (exclusive of accrued interest) of the proceeds from this offering will be used to repay a loan we received from an affiliate of CBC, which was used to make a portion of the deposit in connection with the South Philadelphia Shopping Plaza transaction.

•	$9.0 million of the proceeds from this offering will be used to repurchase all of the units in the operating partnership owned by CBC, representing a price of $15.87 per unit. An independent committee of our board consisting of disinterested directors retained a financial advisor who advised them as to the fairness of the consideration to be paid to CBC.

•	$2.4 million of the proceeds from this offering will be used to purchase a 50% interest in The Point Shopping Center from certain affiliates of CBC. Such affiliates will be entitled to an additional $150,000 payment from us if we successfully lease existing vacant space.

•	$1.5 million, plus closing costs, of the proceeds from this offering will be used to acquire Golden Triangle Shopping Center from certain affiliates of CBC, plus assumption of a $9.9 million first mortgage.

•	$887,000 (exclusive of accrued interest) of the proceeds from this offering will be used to repay a promissory note issued by the operating partnership in favor of CBC, which we used to purchase a 20% interest in Red Lion Shopping Center.

•	Approximately $1.0 million of the proceeds from this offering will be used to pay accrued and unpaid fees owed to, or loans made to us by, Mr. Ullman and Brenda J. Walker, who are the owners of the advisors. This includes repayment of a loan by Mr. Ullman to CBRA of $150,000, which was used to pay certain of our obligations.

•	Mr. Ullman, Ms. Walker, Thomas J. O’Keeffe, Stuart H. Widowski, and Thomas B. Richey, our directors and/or officers, who are the owners of and/or officers of CBRA, SKR, and Brentway, will receive an aggregate of 924,401 shares of our common stock and units of the operating partnership in connection with the merger of our advisors, having an aggregate value of $11,555,000, based on the midpoint of the price range set forth on the cover of this prospectus.

•	Messrs. Ullman, O’Keeffe, Widowski and Richey and Ms. Walker will enter into employment agreements with us providing each of them with salary and other benefits.

The Offering

Common stock offered	13,500,000 shares

Shares of common stock outstanding after the offering	14,431,111 shares

Shares of common stock and units outstanding after the offering	14,777,778 shares/units

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $153.6 million. We intend to use these net proceeds to consummate pending acquisitions, to repurchase or redeem outstanding units, to repurchase interests of joint ventures, to repay outstanding indebtedness, for working capital purposes and for general corporate purposes.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“CDR”

          The number of shares of common stock to be outstanding after this offering is based on the total number of shares of common stock outstanding as of June 30, 2003, as adjusted to give effect to this offering, the two-for-one stock split effected in July 2003, the merger of our advisors, and the concurrent issuance of shares and units, the redemption or repurchase of outstanding units and the 1-for-6 reverse stock split that will be effective October 19, 2003. The number of shares of common stock to be outstanding after this offering excludes 2,000,000 shares reserved for issuance under our stock option plan, warrants to purchase 83,333 units of the operating partnership, each of which is exchangeable for one share of common stock at an exercise price of $13.50 per unit, and 2,025,000 shares issuable upon exercise of the underwriters’ overallotment option.

          The number of units to be outstanding after this offering is 346,667, consisting of those issued in connection with the merger of Brentway and the redemption or repurchase of outstanding units. Subject to the limitations in the operating partnership’s partnership agreement, the units are exchangeable for shares of our common stock on a one-to-one basis.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

          The operating data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our financial statements and notes thereto included elsewhere in this prospectus and which have been audited by Ernst & Young LLP, our independent auditors. The balance sheet data as of December 31, 2000 is derived from our financial statements that are not included in this prospectus. The operating data for the six months ended June 30, 2003 and 2002, and the balance sheet as of June 30, 2003 are derived from our unaudited financial statements and notes thereto included elsewhere in this prospectus. The following selected financial data should be read in conjunction with our financial statements and the notes thereto, appearing elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          The following tables also set forth our selected financial data on a pro forma basis, as if we completed the offering of our common stock to which this prospectus relates, the pending acquisitions, the merger of our advisors and the application of the proceeds from this offering as described below under “Use of Proceeds” and we qualified as a REIT, distributed 90% of our taxable income and, therefore, incurred no income tax expense during the period. The unaudited pro forma operating data for the six months ended June 30, 2003 is presented as if we completed the offering of our common stock to which this prospectus relates, the pending acquisitions, the merger of our advisors and the application of the proceeds from this offering as described below under “Use of Proceeds” on January 1, 2003. The unaudited pro forma operating data for the year ended December 31, 2002 is presented as if we completed the offering transaction and acquired the properties and the management companies and completed the refinancing transactions on January 1, 2002. The unaudited pro forma balance sheet as of June 30, 2003 is presented as if we completed the offering transaction and acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003.

          The pro forma information is based upon assumptions that are included in the notes to the pro forma financial statements included elsewhere in this prospectus. The pro forma information is unaudited and is not necessarily indicative of what our financial position and results of operations would have been as of and for the dates or periods indicated, nor does it purport to represent our future financial position and results of operations for future dates or periods.

	Pro forma Six	Six Months Ended		Pro forma
	Months	June 30,		Year Ended	Years Ended December 31,
	Ended			December 31,
	June 30, 2003	2003	2002	2002	2002	2001	2000

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Data:
Revenues
Rents	$20,117,369	$11,203,000	$5,151,000	$38,600,034	$12,964,000	$4,817,000	$3,037,000
Interest and other income	632,601	219,000	16,000	584,030	25,000	282,000	179,000

Total Revenues	20,749,970	11,422,000	5,167,000	39,184,064	12,989,000	5,099,000	3,216,000
Operating expenses
Operating, maintenance and management	5,226,729	3,206,000	1,207,000	7,946,256	2,313,000	1,091,000	745,000
Real estate taxes	2,063,033	1,232,000	593,000	3,869,599	1,527,000	494,000	308,000
General and administrative	1,500,000	1,172,000	554,000	3,000,000	2,005,000	731,000	635,000
Depreciation and amortization	3,519,266	1,767,000	1,112,000	6,985,029	2,546,000	991,000	622,000
Interest expense(1)	4,968,581	4,290,000	2,725,000	11,056,823	6,010,000	2,152,000	654,000

Total operating expenses	17,277,609	11,667,000	6,191,000	32,857,707	14,401,000	5,459,000	2,964,000
Operating (loss) income	3,472,361	(245,000)	(1,024,000)	6,326,357	(1,412,000)	(360,000)	252,000
Minority interests	(423,667)	(422,000)	121,000	(531,617)	(159,000)	(44,000)	8,000
Limited partners’ interest	—	449,000	677,000	—	1,152,000	263,000	(160,000)
Loss on impairment	—	—	—	—	—	(1,342,000)	(204,000)
Gain on sale of properties	—	—	—	—	—	1,638,000	91,000
Loss on sale of properties	—	—	(49,000)	—	(49,000)	(296,000)	—

	Pro forma Six	Six Months Ended		Pro forma
	Months	June 30,		Year Ended	Years Ended December 31,
	Ended			December 31,
	June 30, 2003	2003	2002	2002	2002	2001	2000

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income before cumulative effect adjustment	$3,048,694	$(218,000)	$(275,000)	$5,794,740	$(468,000)	$(141,000)	$(13,000)
Cumulative effect of change in accounting principles (net of limited partner’s share of $15,000)	—	—	—	—	—	(6,000)	—

Distribution to preferred shareholders (net of limited partner’s interest of $48,000)	—	(21,000)	—	—	—	—	—
Net (loss) income	$3,048,694	$(239,000)	$(275,000)	$5,794,740	$(468,000)	$(147,000)	$(13,000)

Net (loss) earnings per share before cumulative effect adjustment	.21	$(0.89)	$(1.19)	.39	$(2.02)	$(0.64)	$(0.04)
Cumulative change in accounting principle per share	0.00	0.00	0.00	0.00	0.00	(0.004)	0.00

Net (loss) earnings per share	.21	$(0.89)	$(1.19)	.39	$(2.02)	$(0.64)	$(0.04)

Dividends to shareholders	—	$—	$—	—	$—	$—	$268,000
Dividends to shareholders per share	—	$—	$—	—	$—	$—	$0.15

Average number of shares/units outstanding(2)	14,778,000	270,000	231,000	14,771,000	231,333	230,666	289,666

			December 31,
	Pro forma
	June 30, 2003	June 30, 2003	2002	2001	2000

	(unaudited)	(unaudited)
Balance Sheet Data:
Real estate before accumulated depreciation	$328,076,890	$172,431,000	$123,634,000	$57,622,000	$28,272,000
Real estate after accumulated depreciation	324,160,890	168,515,000	121,238,000	56,948,000	24,095,000
Real estate held for sale	—	—	—	4,402,000	1,850,000
Total assets	341,240,747	182,496,000	133,138,000	68,350,000	35,567,000
Mortgage loans and loan payable(3)	166,927,750	140,333,000	101,001,000	52,110,000	19,416,000
Minority interest	12,656,511	18,915,000	10,238,000	2,235,000	2,291,000
Limited partner’s interest in consolidated operating partnership	3,444,896	10,026,000	10,889,000	8,964,000	9,242,000
Shareholders’ equity	$143,146,432	$2,917,000	$3,245,000	$3,667,000	$3,815,000
Other Data:
Cash flow from operating activities		$451,000	$1,159,000	$1,000,000	$989,000
Cash flow from investing activities		(50,563,000)	(41,380,000)	(2,529,000)	(8,850,000)
Cash flow from financing activities		47,400,000	41,803,000	3,451,000	5,886,000

(1)	In May 2002, the FASB issued SFAS No. 145 (SFAS 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS 145 provided that early extinguishment of debt, including the write-off of unamortized deferred loan costs, are generally no longer considered extraordinary items. We have adopted the provisions of SFAS 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(2)	For purposes of the shares/units outstanding, the reverse stock split was calculated based on a 1-for-6 basis.

(3)	Represents consolidated indebtedness. See indebtedness table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for our share of pro forma mortgage loans and loans payable.

	Pro forma
	Six Months	Pro forma	Pro forma
	Ended	Year Ended	Year Ended
	June 30,	December 31,	June 30,
	2003	2002	2003

Other Data:
Funds from operations(1)	$5,822,000	$11,158,000	$12,534,000

(1)	Management believes that funds from operations, or FFO, is a widely recognized and appropriate measure of performance of an equity REIT. Although FFO is a non-GAAP financial measure, management believes it provides useful information to shareholders, potential investors, and management. Management computes FFO in accordance with the standards established by The National Association of Real Estate Investment Trusts, or NAREIT. FFO is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. As not all companies and analysts calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies. For a reconciliation of pro forma FFO to pro forma net (loss) income before limited partner’s interest in operating partnership, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations.”

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Properties and Our Business

All of our properties are located in the Northeast, primarily in eastern Pennsylvania, which exposes us to greater economic risks than if we owned properties in several geographic regions.

          Any adverse economic or real estate developments in the Northeast resulting from the region’s regulatory environment, business climate, fiscal problems or weather, could adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, and our ability to satisfy our debt service obligations and to make distributions to our stockholders. We cannot assure you of the continued growth of the Northeast economy, the national economy or our further growth rate.

After this offering and completion of the pending property acquisitions described in this prospectus, we expect to have approximately $166.9 million of consolidated debt of which our share is $131.5 million, a portion of which will be variable rate debt, which may impede our operating performance and put us at a competitive disadvantage.

          Required repayments of debt and related interest can adversely affect our operating performance. Upon completion of this offering and the proposed property acquisitions described in this prospectus, we expect to have approximately $166.9 million of outstanding consolidated indebtedness of which our share is $131.5 million. Approximately $53.4 million of this consolidated debt will bear interest at a variable rate of which our share is $52.6 million. Failure to hedge effectively against interest rate changes may adversely affect results of operations.

          We also intend to incur additional debt in connection with future acquisitions of real estate. We may borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we acquire. We also may borrow funds if necessary to satisfy the requirement that we distribute to stockholders as distributions at least 90% of our annual REIT taxable income or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

          Our substantial debt may harm our business and operating results by:

•	requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to borrow more money for operations, capital or to finance acquisitions in the future.

          In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity), or that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. In addition to the above risks associated with our debt financing, the terms of certain of our joint venture partnership agreements provide for minimum priority cumulative returns to the joint venture partners. To the extent that these specified minimum returns are not achieved, our equity interest in these partnerships can be negatively affected.

Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could seriously harm our operating results and financial condition.

          Substantially all our revenues are derived from rental income from our properties. At any time, our tenants may experience a downturn in their business that may weaken their financial condition or become insolvent. As a result, our tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. We are subject to the risk that these tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. Any tenant bankruptcies, leasing delays or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to us and may harm our operating results.

          Our business may be seriously harmed if any anchor tenant decides not to renew its lease or vacates a property and prevents us from re-leasing that property by continuing to pay base rent for the balance of the term. In addition to the loss of rental payments from the anchor tenant, a lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping center whose leases permit cancellation or rent reduction under these circumstances.

          Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, which may harm our financial condition. In September 2003, Drug Emporium, a tenant at the South Philadelphia Shopping Plaza which leases 26,000 square feet at a rental of approximately $35,000 per month, filed for bankruptcy protection under Chapter XI of the United States Bankruptcy Code indicating that it would be liquidating its assets. Drug Emporium has neither assumed nor rejected our lease. We do not have any knowledge as to the length of time it will remain a tenant or continue to pay rent.

          On July 31, 2003, Pep Boys, a tenant in three of our properties which leases a total of 42,615 square feet at an annualized base rental of $509,269 as of June 30, 2003 on a pro forma basis, closed 33 stores (none of which were located at our properties) and terminated 900 employees. On September 23, 2003, Standard & Poor’s Rating Services placed the ratings on Pep Boys, BB-, on credit watch with negative implications. We have not been advised by Pep Boys as to their intentions to close any of their three stores at our properties.

Since 2000, we have incurred net operating losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

          Since 2000 we have incurred net operating losses. We had net losses from operations of $147,000 and $468,000 for the years ended December 31, 2001 and 2002 and a net loss from operations of $239,000 for the six months ended June 30, 2003. If we are not able to achieve and maintain profitability, which will depend largely on our ability to substantially increase revenues, reduce fixed operating costs and interest charges on outstanding indebtedness, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted.

We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth; if we do identify suitable acquisition targets, we may not be able to consummate such transactions on favorable terms.

          Integral to our business strategy is our ability to expand through acquisitions, which requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms. Failure to identify or consummate acquisitions could reduce the number of acquisitions we complete and slow our growth, which could in turn harm our stock price.

We face competition for the acquisition of real estate properties, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

          We compete with many other entities engaged in real estate investment activities for acquisitions of retail shopping centers, including institutional investors, other REITs and other owner-operators of shopping centers. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This will result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced, and purchasers in this offering may experience a lower return on their investment.

We have recently experienced and expect to continue to experience rapid growth and may not be able to integrate additional properties into our operations or otherwise manage our growth, which may adversely affect our operating results.

          We are currently experiencing a period of rapid growth. Since 2000, we have acquired properties containing approximately 2.5 million square feet of GLA for an aggregate purchase price of approximately $125.0 million. We also have entered into agreements to acquire additional properties containing approximately 1.1 million square feet of GLA that we expect to acquire on or shortly after the consummation of this offering for an anticipated aggregate transaction value of approximately $134.8 million. See “Our Business and Properties — Pending Transactions.” As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. Acquisition of any additional properties would generate additional operating expenses that we would be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and any disputes that may arise between us and our joint venture partners.

          After this offering we will own six of our properties through joint ventures and in the future we may co-invest with third parties through joint ventures. We may not be in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Any disputes that may arise between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

Adverse market conditions and competition may impede our ability to renew leases or re-let space as leases expire, which could harm our business and operating results.

          The economic performance and value of our real estate assets is subject to all of the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our properties currently are located primarily in the Northeast. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may impact the ability of our tenants to make lease payments. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be significantly harmed.

          Also, we face competition from similar retail centers within the neighborhood trade areas of each of our centers to renew leases or re-let space as leases expire. In addition, any new competitive properties that are developed within the neighborhood trade areas of our existing properties may result in increased competition for customer traffic and creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements we undertake may divert away cash that would otherwise be available for distributions to stockholders. Ultimately, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and harm our operating results.

Our properties consist of neighborhood and community shopping centers. Our performance therefore is linked to economic conditions in the market for retail space generally.

          The market for retail space has been and could be adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing consumer purchases through catalogues or the Internet. To the extent that any of these conditions occur, they are likely to impact market rents for retail space.

The amount that we borrow under the new line of credit in order to complete our pending acquisitions after consummation of this offering, fund redevelopment and construction, make principal payments under our mortgages and other indebtedness or for other general corporate purposes, will reduce the amount that we will have available to borrow under this new line of credit for acquisitions and other opportunities will be reduced, which could slow our growth.

          We have obtained a commitment for a three year $75 million secured revolving credit facility. Under the terms of this commitment, after the consummation of this offering, we expect to have available a $40 million bridge loan, with the remaining $35 million to be available upon syndication of the facility prior to December 31, 2003 and the satisfaction of certain covenants. Borrowings under the facility will incur interest at a rate of LIBOR plus 2.25% subject to increases up to 2.75% depending upon our leverage. The operating partnership will be the borrower under this facility and we will guarantee this facility. We intend to use the facility principally to fund acquisitions and refinance certain properties.

There can be no assurance that the syndication will be completed or that we will be able to comply with all covenants.

          Although we generally intend to fund redevelopment and construction costs through borrowings under construction loans and to refinance our mortgage indebtedness upon maturity, we also may be required to borrow funds under this facility for those purposes or for other general corporate purposes. If we do, this will reduce the amount available to us under this facility to borrow for other purposes, such as for acquisitions and other opportunities, which could slow our growth.

The financial covenants in our loan agreements may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

          The mortgages on our properties contain customary negative covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property, to enter into leases or to discontinue insurance coverage. In addition, our outstanding unsecured debt contains customary limitations on our ability to incur indebtedness. Our ability to borrow under our line of credit is subject to compliance with these financial and other covenants. If we breach covenants in our debt agreements, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

          Our ability to make expected distributions to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development, tenant improvements and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments;

•	changing submarket demographics; and

•	changing traffic patterns.

          In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Redevelopment activities may be delayed or otherwise may not perform as expected.

          We are in the process of redeveloping certain of our properties and expect to redevelop other properties in the future. In connection with any redevelopment of our properties, we will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and make such project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable us to pay operating expenses or earn the targeted rate of return on investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In addition, consents may be required from various tenants in order to redevelop a center. In case of an unsuccessful redevelopment project, our loss could exceed our investment in the project.

We may be restricted from re-leasing space based on existing exclusivity lease provisions with some of our tenants.

          In many cases, our tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants within that center to sell that merchandise or provide those services. When re-leasing space after a vacancy by one of these other tenants, these provisions may limit the number and types of prospective tenants for the vacant space. The failure to re-lease space or to re-lease space on satisfactory terms could harm our operating results.

Potential losses may not be covered by insurance.

          We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. Some of our policies, such as those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Future terrorist attacks in the United States could harm the demand for, and the value of, our properties.

          Future terrorist attacks in the U.S., such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. Terrorist attacks could directly impact the value of our properties through damage, destruction, loss or increased security costs, and the availability of insurance for such acts may be limited or may cost more.

          To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

          Our properties and any properties we buy in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property’s operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

We rely on Giant Food for 10.3% of our total revenues.

          Upon consummation of this offering and completion of our pending acquisitions, seven of our properties will have a Giant Food supermarket as an anchor tenant. Giant Food leases at the Newport

Plaza, Halifax Plaza, and Fairview Plaza properties that were purchased in early 2003 represent a substantial majority of the gross leaseable area and income from these properties. Upon consummation of this offering and completion of our pending acquisitions, we expect Giant Food will account for 10.3% of our total revenue. Ahold N.V., a Netherlands corporation and Giant Food’s ultimate parent company, generally guarantees the Giant Food leases. Recent published reports indicate there have been accounting irregularities at certain of Ahold’s U.S. and foreign operations, which do not necessarily include the supermarket stores or the Giant Food supermarket affiliates. Ahold’s debt rating has been downgraded in 2003, which may adversely affect the resulting value of our properties having such tenancies.

We could incur significant costs related to government regulation and private litigation over environmental matters.

          Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, we are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

          There are two principal environmental matters that affect our Loyal Plaza Shopping Center. These are (a) certain petroleum-impacted soil at the newly-built, free-standing Eckerd drug store building on an outparcel of the property; and (b) a concentration of dry cleaning solvents, tetrachloroethene, PCE, and trichloroethene, or TCE, at levels in excess of amounts permitted by the Pennsylvania Department of Environmental Protection, or the PADEP.

          Under loan agreements between the seller and its lender, the seller had maintained an escrow deposit of $450,000 for clean up and testing of environmental contamination at the site. Pursuant to the purchase agreement for the purchase of the property by us, the seller will remain liable for all costs up to and including a satisfactory “Release of Liability” letter issued by the PADEP with respect to all such contamination at the property. Pursuant to the environmental escrow agreement, the seller increased the environmental escrow deposit to $950,000. Further, in the event that the escrows are insufficient to cover all required testing and remediation, the seller has undertaken to expend any and all monies required to complete such testing and remediation, including monitoring, without limits as to time. While we believe an anticipated “Release of Liability” letter from the PADEP will operate to relieve us of any further liability for remediation of the site under Pennsylvania environmental statutes, or for any contamination identified in reports submitted to and approved by the PADEP, to protect us from successful citizens’ suits or other contribution actions, we cannot assure you that we would not incur costs associated with the investigation, remediation or removal of such contamination. Moreover, the presence of such substances, or the failure to properly remediate such substances, may adversely affect our ability to sell or rent such property.

          At the South Philadelphia Shopping Plaza, in which we intend to obtain an interest upon consummation of this offering, concentrations of PCE, TCE and cis-1,2-DCE (dry cleaning solvents), at levels in excess of amounts permitted by the PADEP, were found. Pursuant to the agreement we entered into, the existing owner is responsible for all remediation measures as may be required to meet statewide health standards in connection with these contaminants. If the existing owner fails to satisfy its obligations under the agreement we may be liable for significant remediation cost, which could materially adversely affect our financial condition, results of operations and cash flow.

          At Swede Square Shopping Center, there are concentrations of dry cleaning solvents in groundwater in excess of amounts permitted by PADEP. Pursuant to a Consent Order and Agreement

entered into between PADEP, the former owner and us, the former owner is required to take all remedial measures, including monitoring of groundwater, to attain site specific standards. We have certain obligations under the Consent Order, including restricting the property to industrial or commercial use, and not disturbing monitoring wells or soils on the property. PADEP covenants not to sue or take administrative action against us for the identified contamination until the remediation is complete, provided we meet our obligations under the Consent Order. While we believe that this covenant relieves us of any liability for remediation under Pennsylvania environmental statutes, it does not protect us from actions or suits by third parties during the remediation. The presence of such substances may also adversely affect our ability to sell or rent such property.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

          Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock, and our ability to satisfy our debt service obligations and make distributions to our stockholders could be adversely affected.

We may incur significant costs complying with other regulations.

          Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that our properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, and our ability to satisfy our debt service obligations and make distributions to our stockholders.

Risks Related to Our Organization and Structure

Prior to consummation of this offering, we were externally managed by entities controlled by our executive officers; we do not have any operating history as a REIT that is self-administered and self-managed.

          We will be self-administered and self-managed upon the merger of our advisors into us and our operating partnership and consummation of this offering. We do not have any operating history with internal management and do not know if we will be able to successfully integrate our existing external management through the merger. If we are unable to do so this could increase our operating costs. In addition, the transition from external to internal management may result in additional expenses and increased operating costs in the short term. We cannot assure you that our past performance with external management will be indicative of internal management’s ability to function effectively and successfully operate our company.

Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction and depress our stock price.

          Our charter contains a 9.9% ownership limit. Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to beneficial ownership of no more than 9.9% of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose direct or indirect ownership in excess of 9.9% of the value of our outstanding shares of our common stock could jeopardize our status as a REIT. See “Description of Capital Stock — Transfer Restrictions.” These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Capital Stock — Transfer Restrictions.”

          We could authorize and issue stock and units without stockholder approval. Our charter authorizes our board of directors to authorize additional shares of our common stock or preferred stock, issue authorized but unissued shares of our common stock or preferred stock, issue units and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. See “Description of Capital Stock — Common Stock” and “— Preferred Stock.” Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

          Certain provisions of Maryland law could inhibit changes in control. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that our “control shares” (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of control shares) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

          We have opted out of these provisions of the MGCL. However, our board of directors may, by resolution, elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

If we fail to remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

          We operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT status, we will receive the opinion of Stroock & Stroock & Lavan LLP with respect to our qualification as a REIT. This opinion will be issued in connection with this offering of our common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Stroock & Stroock & Lavan LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Stroock & Stroock & Lavan LLP and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Stroock & Stroock & Lavan LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income.

          Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock. Unless entitled to relief under certain provisions of the Code, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. See “Material United States Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our stock.

REIT distribution requirements could adversely affect our liquidity.

          We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order to remain qualified as a REIT. We intend to make distributions to our stockholders to comply with the requirements of the Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Code. Certain of our assets generate substantial mismatches between taxable income and available cash. Such assets include operating real estate that has been financed through financing structures that require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms or (c) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

          Further, amounts distributed will not be available to fund investment activities. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

          Recently enacted tax legislation reduces the maximum tax rate for dividends payable to individuals from 38.6% to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

          In addition, the relative attractiveness of investments in real estate companies or real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could affect the value of our real estate assets negatively.

Our success depends on key personnel whose continued service is not guaranteed.

          We depend on the efforts of key personnel, particularly Mr. Ullman, our chairman, chief executive officer and president, Mr. O’Keeffe, our chief financial officer, Ms. Walker, our vice president, who is in charge of our property management activity, and Mr. Richey, our vice president and director of construction and maintenance services. The loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel.

Risks Related to this Offering

The offering price for our common stock is significantly below our stock price immediately prior to the offering.

          The midpoint of the estimated price range set forth on the cover page of this prospectus of $12.50 per share represents a 42% discount to the last reported sale price of our common stock on the Nasdaq SmallCap Market of $21.42 per share on October 10, 2003. For factors to be considered in determining the price of the shares in this offering, see “Underwriting — Stock Exchange Listing.”

The market price for our common stock after this offering may be lower than the offering price and our stock price may fluctuate significantly after this offering.

          The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. The stock market in general has recently experienced extreme price and volume fluctuations. Fluctuations in our stock price may not be correlated in a predictable way to our performance or our operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

Shares of our common stock have been thinly traded in the past.

          As of June 30, 2003, there were 237,778 shares of common stock issued and outstanding. Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will be sustained in the future. The average daily volume of shares traded during 2002 was less than 166 shares. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his investment in us. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

You should not rely on the underwriters’ lock-up agreements to limit the number of shares sold into the market by our affiliates.

          The holders of approximately 4.8% of the shares of our common stock to be outstanding after this offering have agreed with our underwriters to be bound by 180-day lock-up agreements that prohibit these holders from selling or transferring their stock except in specified limited circumstances. The lock-up agreements signed by our stockholders are only contractual agreements and Merrill Lynch, on behalf of the underwriters, can waive the restrictions of the lock-up agreements at an earlier time without prior notice or announcement and allow stockholders to sell their shares. If the restrictions of the lock-up agreement are waived, approximately 693,000 shares will be available for sale into the market, subject only to applicable securities rules and regulations, which would likely reduce the market price for our common stock.

If you purchase shares of common stock in this offering, you will experience immediate dilution.

          We expect the public offering price of our common stock to be higher than the book value per share of our outstanding common stock. This means that investors who purchase shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities. Moreover, to the extent that outstanding options to purchase our common stock are exercised or options reserved for issuance are issued and exercised, each person purchasing common stock in this offering will experience further dilution.

Estimated initial cash available for distribution may not be sufficient to make distributions at expected levels.

          Our estimated initial annual distributions represent 100% of our estimated initial cash available for distribution for the twelve months ending June 30, 2004, as calculated in “Distribution Policy.” We expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution as calculated in “Distribution Policy.” If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distribution or to reduce the amount of such distribution. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

Market interest rates may have an effect on the value of our common stock.

          One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

Future sales of shares of our common stock could lower the price of our shares.

          We may, in the future, sell additional shares of our common stock in subsequent public offerings. Additionally, shares of our common stock underlying options will be available for future sale upon exercise of those options. Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline.

USE OF PROCEEDS

          We estimate that the net proceeds to us from the sale of the shares of common stock offered hereby will be approximately $153,562,000, or approximately $176,596,000 million if the underwriters exercise their overallotment option in full, based upon an assumed public offering price of $12.50 per share, and after deducting the underwriting discount and the estimated offering expenses payable by us. We will contribute the net proceeds of this offering to the operating partnership.

          The table below assumes that this offering, the merger of our advisors and the pending transactions will be consummated and all payments by us set forth below will occur on October 27, 2003. Exact payment amounts may differ from estimates due to amortization of principal, accrual of additional prepayment fees and incurrence of additional transaction expenses. This table identifies sources of funds arising from this offering and our line of credit with specific uses for the convenience of the reader; however, sources of funds from this offering and our line of credit may be commingled and have not been designated for particular purposes. In addition, detailed information concerning proceeds to be used to acquire certain of the assets below from related parties is set forth under “Certain Relationships and Related Party Transactions.”

Amount

Sources:
Proceeds from this offering	$168,750,000
Assumed mortgages:
Golden Triangle Shopping Center	9,880,000
Columbus Crossing Shopping Center	17,500,000
Draw on the line of credit	22,440,000
Hudson Realty	2,350,000
Loan — Realty Enterprise Fund LLC	1,000,000

Total Sources	$221,920,000

Uses:
Redeem Preferred Units	$3,960,000
Repurchase of CBC Limited Partnership Units	9,000,000
Funding of Pending Transactions:
River View Plaza I, II and III	49,500,000
South Philadelphia Shopping Plaza	38,490,000
Columbus Crossing Shopping Center	26,500,000
Golden Triangle Shopping Center	11,980,000
Huntingdon Plaza	4,500,000
Lake Raystown Plaza	7,500,000
Purchase of Joint Venture Interests:
Swede Square Shopping Center	3,188,000
Pine Grove Shopping Center	2,175,000
The Point Shopping Center	2,400,000
Wal-Mart Shopping Center	990,000
Repayment of Outstanding Indebtedness:
Repayment of Hudson Realty Financing	8,000,000
Repayment of North Fork	1,000,000
Repayment of a portion of loans to BFV Interim Finance for Valley Plaza Shopping Center (including exit fees)	3,462,050

Amount

Repayment of RAIT Partnership LP mortgage	5,560,000
Repayment of Golden Triangle Shopping Center mortgage	9,880,000
Repayment of a portion of loans to Bouwfords Property Finance for Wal-Mart Shopping Center (including exit fees)	2,931,250
Repayment of loans to Homburg Invest	1,320,000
Repayment of loans to CBC affiliates	750,000
Repayment of loan to CBC affiliate	887,000
Repayment of accrued fees and loans	1,000,000
Payment of advisory fees to CBRA	450,000
Payment of defeasance fees related to River View Plaza I, II and III	5,200,000
Repayment of Realty Enterprise Fund, LLC Loan	1,200,000
Purchase of interest rate cap	1,300,000
Payment of defeasance fees related to Golden Triangle Shopping Center	1,900,000
Early payment penalty on RAIT Partnership LP mortgage	117,200
Payment of fees to buy down SWAP spread on Washington Center Shoppes	592,000
Payment of fees related to initial use of the line of credit	1,000,000
Fees and expenses (including underwriting discount)	15,187,500

Total Uses	$221,920,000

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

          Our common stock is listed and traded on the Nasdaq SmallCap Market under the symbol “CEDR.” The following table sets forth, for the periods indicated, the high and low bid prices of our common stock with respect to the periods indicated. Prices for shares of our common stock reflect quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. The shares of our common stock are thinly traded and as such, the quoted price at any time may not have reflected the actual price at which our common stock was bought or sold. The quoted price has varied significantly from actual transactions depending on the size of the inside bid and asked quotations and the quantity of shares actually being traded. The historical stock prices set forth below have been adjusted to reflect our 2-for-1 stock split which occurred July 7, 2003 and our 1-for-6 stock split which will be effective on October 19, 2003.

	High	Low

Year ended December 31, 2001
1st quarter	$11.25	$6.00
2nd quarter	10.50	4.50
3rd quarter	26.70	9.60
4th quarter	19.65	10.05
Year ended December 31, 2002
1st quarter	$14.55	$12.75
2nd quarter	31.05	13.05
3rd quarter	20.40	7.38
4th quarter	12.90	7.83
Year ending December 31, 2003
1st quarter	$17.94	$12.00
2nd quarter	17.25	12.45
3rd quarter	29.94	12.00
4th quarter (through October 10, 2003)	22.37	21.42

          No distributions to stockholders were made during these periods.

          On October 10, 2003, the closing sale price of our common stock, as reported on the Nasdaq SmallCap Market, was $21.42 per share, after giving effect to reverse stock split. As of September 30, 2003, there were 363 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

          Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “CDR.”

DISTRIBUTION POLICY

          After this offering, we intend to make regular quarterly distributions to our common stockholders. The initial distribution, covering the partial three month period commencing on the closing of this offering and ending on December 31, 2003, is expected to be approximately $0.159 per share. This initial partial distribution is based on a full quarterly distribution of $0.225 per share and represents an annualized distribution of $0.90 per share. This initial expected annual distribution represents an initial annual distribution rate of 100%, based upon an assumed public offering price of $12.50 per share of our common stock. You should read the following discussion and the information set forth in the table and footnotes below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes beginning on page F-1 of this prospectus.

          Our intended initial distribution has been established based on our estimate of the cash flow that will be available to us for distributions for the twelve months ending June 30, 2004. This estimate is based on estimated cash flows provided by our operations for the twelve months ended June 30, 2003, as adjusted for those adjustments described in the table and footnotes below. In estimating our cash available for distribution for the twelve months ending June 30, 2004, we have made certain assumptions as reflected in the table below.

          We believe that our estimate of cash available for distributions constitutes a reasonable basis for setting our initial distribution. Any distributions we make will be at the discretion of our board of directors. We cannot assure you that our estimated distribution will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.” In addition, variations in the net proceeds from this offering as a result of a change in the public offering price or the exercise of the underwriters’ overallotment option may affect our cash available for distributions and available reserves, which may affect our ability to make the contemplated distribution.

          The following table describes the calculation of our pro forma funds from operations for the twelve months ended June 30, 2003 and the adjustments to pro forma funds from operations for the twelve months ended June 30, 2003 used in estimating initial cash available for distribution for the twelve months ending June 30, 2004. The table reflects our consolidated information, including the limited partners’ interest in our operating partnership. Each unit in our operating partnership is exchangeable for one share of our common stock. References to “Minority Interests” reflect our partners’ interests in our joint ventures.

Amount

Pro Forma Income Before Allocation to Minority Interests for the twelve months ended December 31, 2002	$6,326,357
Add: Pro Forma Income Before Allocation to Minority Interests for the six months ended June 30, 2003	3,472,361
Less: Pro Forma Income Before Allocation to Minority Interests for the six months ended June 30, 2002	(2,323,584)

Pro Forma Income Before Allocation to Minority Interests for the twelve months ended June 30, 2003	7,475,134
Add: Real estate depreciation and amortization	6,464,044
Less: Allocation to Minority Interest(1)	(1,405,174)

		Amount

Pro Forma Funds from Operations After Allocation to Minority Interests for the twelve months ended June 30, 2003(2)		12,534,004
Amortization and Straight Line Adjustments for the twelve months ended June 30, 2003:
Add: Amortization of deferred debt financing costs(3)	1,326,384
Add: Amortization of acquired lease obligations(3)	439,069
Less: Straight line rents(4)	(1,187,822)

Total Amortization and Straight Line Adjustments		577,631

Pro Forma Cash Flows from Operating Activities Before Allocation to Minority Interests of Amortization and Straight Line Adjustments for the twelve months ended June 30, 2003		13,111,635
Lease and Capitalized Expense Adjustments for the twelve months ending June 30, 2004:
Add: New leases and net increases in renewals(5)	3,792,965
Less: Provisions for lease expirations, assuming no renewals(6)	(2,014,133)
Add: Seller lease payment guarantees(7)	637,000
Add: Expenses to be capitalized as development costs(8)	935,088

Total Lease and Capitalized Expense Adjustments		3,350,920

Estimated Cash Flows from Operating Activities Before Allocation to Minority Interests of Amortization and Straight Line Adjustments and Lease and Capitalized Expense Adjustments for the twelve months ended June 30, 2004		16,462,555
Estimated cash flows used in investing activities:
Less: Non-revenue enhancing capital expenditures(9)		(1,102,485)
Less: Tenant improvements and leasing commissions(10)		(1,019,971)

Estimated cash flows from investing activities		14,340,099

Estimated cash flows used in financing activities:
Less: Scheduled mortgage loan principal payments(11)		(1,194,517)
Add: Allocation from Minority Interests for Amortization and Straight Line Adjustments, Lease and Capitalized Expense Adjustments and Investing and Financing Activities(12)		153,769

Estimated Cash Available for Distribution for the twelve months ended June 30, 2004(13)		$13,299,351

Estimated annual distribution per share/unit(14)		$0.90

Payout Ratio(15)		100%

(1)	Represents partners’ share of FFO of our joint ventures for the twelve months ended June 30, 2003.

(2)	FFO is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. We believe that FFO is an appropriate measure of performance of an equity REIT. As all companies and analysts do not calculate FFO in a similar fashion, our calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(3)	Represents non-cash item for the year ended June 30, 2003.

(4)	Represents the effect of adjusting straight-line rental revenue included in pro forma net income on the accrual basis under generally accepted accounting principles to amounts currently being paid or due from tenants.

(5)	Represents contractual rental income from new leases and net increases in contractual rental income from renewals that were not in effect for the entire year ended June 30, 2003, and new leases and net increases in contractual rental income from renewals that are in effect between July 1, 2003 and June 30, 2004.

(6)	Represents contractual rental income under leases expiring between July 1, 2003 and June 30, 2004 unless a renewal lease has been entered into by October 8, 2003, with respect to that part of the twelve month period that such leases are no longer in effect. Reflects a deduction for rent payable under the Drug Emporium lease at South Philadelphia Shopping Plaza for the period from December 1, 2003 through June 30, 2004. As of the date hereof, Drug Emporium, which has filed for bankruptcy protection under Chapter XI of the United States Bankruptcy Code, has neither rejected nor assumed this lease. See “Risk Factors—Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could seriously harm our operating results and financial condition.”

(7)	Represents lease payments that will be owed by sellers of two of our properties for certain space that has not been rented by new tenants for the twelve months ended June 30, 2004. Since these types of payments are not accounted for as revenues they are not included in the pro forma funds from operations before allocation to minority interest for the twelve months ended June 30, 2003. The amount is comprised of $124,000 attributable to the South Philadelphia Shopping Plaza and $513,000 attributable to Red Lion Shopping Center. The obligation of the sellers to make payments with regard to the South Philadelphia Shopping Plaza expires upon the earlier of the leasing of the vacant space and October 2006 and the obligation with regard to Red Lion Shopping Center expires upon the earlier of the leasing of the vacant space for a term through May 2012 and May 2012. For additional information concerning these arrangements, see “Business and Properties — Individual Property Descriptions.”

(8)	Represents $339,911 of operating expenses and $595,177 of interest payments included in the pro forma income before allocation to minority interest for the twelve months ended June 30, 2003 with respect to certain properties that will be undergoing redevelopment during the twelve months ending June 30, 2004. These expenses will be capitalized as project costs during the twelve months ending June 30, 2004, and we intend to finance these costs through borrowings.

(9)	Represents an estimated capital expenditure per square foot for the twelve month pro forma period ending June 30, 2004 of $.33 multiplied by the GLA upon consummation of the offering of 3.6 million square feet. We have estimated the capital expenditure per square foot based upon our current budget for these items. The actual expenses incurred may differ materially from these estimates as a result of unanticipated capital expenditures, cost overruns, delays or other factors.

(10)	Represents assumed recurring tenant improvements and leasing commissions for the year ending June 30, 2004 of approximately $12.00 per foot multiplied by approximately 92,000 square feet scheduled to expire during the twelve month period ending June 30, 2004. We have estimated the tenant improvements and leasing commissions based upon our current budget for these items. The actual expenses incurred may differ materially as a result of the level of tenant renewals, additional leasing activity, cost overruns, increases in tenant improvement allowances and leasing commissions over estimated amounts and other factors.

(11)	Represents scheduled payments of mortgage loan principal due during the twelve months ending June 30, 2004.

(12)	Represents the difference between the partners’ share of FFO of our joint ventures for the twelve months ended June 30, 2003 of $1,405,174 and the estimated cash distributable to the partners of joint ventures for the twelve months ending June 30, 2004 in the amount of $1,251,405. The $153,769 amount represents the net amount of funding of the Amortization and Straight Line Adjustments, Lease and Capitalized Expense Adjustments and Investing and Financing Activities

relating to our joint venture properties that are funded from amounts that would otherwise be distributable to the partners.

(13)	The following illustrates the calculation of our pro forma funds from operations after allocation to minority interest adjusted for certain items occurring during the twelve months ending June 30, 2004:

Pro Forma Funds from Operations After Allocation to Minority Interest for the twelve months ended June 30, 2003	$12,534,004
Add: New leases and net increases in renewals	3,792,965
Less: Provisions for lease expirations, assuming no renewals	(2,014,133)
Add: Expenses to be capitalized as development costs	935,088
Less: Allocation to Minority Interest	(199,681)

Pro Forma Funds from Operations After Allocation to Minority Interest Adjusted for New Leases and Increases in Renewals, Lease Expirations and Capitalized Development Costs for the twelve months ending June 30, 2004	$15,048,243

(14)	Based on a total of 14,777,778 shares of common stock and units expected to be outstanding after this offering.

(15)	Calculated as estimated initial annual distribution to stockholders per share/unit divided by our share of estimated cash available for distribution for the twelve months ending June 30, 2004.

CAPITALIZATION

          The following table sets forth our capitalization as of June 30, 2003, on an actual and as adjusted basis to reflect the merger of our advisors, this offering and the use of the net proceeds from this offering as described in “Use of Proceeds”. You should read this table in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements, and the notes to our financial statements appearing elsewhere in this prospectus.

		As
	Actual	Adjusted

	(Dollars in thousands)
Debt:
Mortgage loans payable	$130,566	$144,488
Line of credit	—	22,440
Loans payable	9,767	—
Accounts payable and accrued expenses	2,380	1,380
Security deposits	427	427
Deferred liabilities	6,581	12,341
Prepaid rents	917	917

Total debt and other liabilities	150,638	181,993
Minority Interests	18,915	12,657
Limited partner’s interest in consolidated operating partnership	7,026	3,445
Series A preferred 9% convertible, redeemable units	3,000	—
Shareholders’ equity:
Common stock, $.06 par value, 50,000,000 shares authorized; 237,778 and 14,431,111 shares issued and outstanding, respectively	14	866
Accumulated other comprehensive loss	(276)	(276)
Additional paid-in-capital	3,179	142,556

Total shareholders’ equity	2,917	143,146

Total capitalization	$182,496	$341,241

DILUTION

          Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of their common stock from the public offering price. At June 30, 2003, we had a combined net tangible book value of approximately $228,347, or $0.02 per share of our common stock held by existing stockholders, assuming the exchange of units into shares of our common stock on a one-to-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and estimated offering and related expenses, the receipt by us of the net proceeds from this offering, and the use of these funds by us as described in our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at June 30, 2003 attributable to the common stockholders would have been $141,010,675, or $9.54 per share of our common stock. This amount represents an immediate increase in net tangible book value of $9.52 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $2.96 per share from the assumed public offering price of $12.50 per share of our common stock to new public investors. The following table illustrates this per share dilution(1):

Assumed public offering price per share		$12.50
Net tangible book value per share before the merger and this offering(2)		0.02
Decrease in pro forma net tangible book value per share attributable to the merger, property acquisitions and refinancing but before this offering(3)	(0.88)
Increase in pro forma net tangible book value per share attributable to this offering(4)	10.40
Net increase in pro forma net tangible book value per share attributable to the merger and this offering	9.52
Pro forma net tangible book value per share after the merger and this offering		9.54
Dilution in pro forma net tangible book value per share to new investors		2.96

(1)	The number of shares and units reflected in the calculations below assumes that the public offering price of our common stock is within the range of prices set forth on the cover page of this prospectus. We may choose to not consummate this offering at prices below the bottom of the range. We do not currently anticipate changing the number of shares or units if we price above the range of prices set forth on the cover page of the prospectus.

(2)	Net tangible book value per share of our common stock before this offering and related transactions is determined by dividing net tangible book value based on June 30, 2003 net book value of the tangible assets (consisting of total assets less intangible assets, which are comprised of deferred loan and lease costs, net of liabilities to be assumed, excluding our acquired lease obligations) by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the units to be issued to the continuing investors.

(3)	Decrease in net tangible book value per share of our common stock attributable to the transactions provided for herein, but before this offering, is determined by dividing the difference between the June 30, 2003 pro forma net tangible book value, excluding net offering proceeds, and our June 30, 2003 net tangible book value by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the units to be issued to the continuing investors.

(4)	Represents increase in net tangible book value per share of our common stock attributable to this offering, adjusted to spread the negative net tangible book value existing before this offering among investors in this offering. This amount is calculated after deducting underwriters’ discounts and commissions, financial advisory fees and estimated expenses of this offering.

SELECTED FINANCIAL DATA

          The operating data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our financial statements and notes thereto included in this prospectus and which have been audited by Ernst & Young LLP, our independent auditors. Operating data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our financial statements that are not included in this prospectus. The operating data for the six months ended June 30, 2003 and 2002, and the balance sheet as of June 30, 2003 are derived from our unaudited financial statements and notes thereto included elsewhere in this prospectus. The following selected financial data should be read in conjunction with our financial statements and the notes thereto, appearing elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended
	June 30,		Years Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)	(unaudited)
Statement of Operating Data:
Revenues
Rents	$11,203,000	$5,151,000	$12,964,000	$4,817,000	$3,037,000	$2,489,000	$2,505,000
Interest	219,000	16,000	25,000	282,000	179,000	26,000	60,000

Total Revenues	11,422,000	5,167,000	12,989,000	5,099,000	3,216,000	2,515,000	2,565,000
Operating Expenses Operating, maintenance and management	3,206,000	1,207,000	2,313,000	1,091,000	745,000	587,000	560,000
Real estate taxes	1,232,000	593,00	1,527,000	494,000	308,000	259,000	263,000
General and administrative	1,172,000	554,000	2,005,000	731,000	635,000	669,000	861,000
Depreciation and amortization	1,767,000	1,112,000	2,546,000	991,000	622,000	493,000	480,000
Interest expense(1)	4,290,000	2,725,000	6,010,000	2,152,000	654,000	128,000	130,000

Total Operating Expenses	11,667,000	6,191,000	14,401,000	5,459,000	2,964,000	2,136,000	2,294,000
Operating (loss) income	(245,000)	(1,024,000)	(1,412,000)	(360,000)	252,000	379,000	271,000
Minority interests	(422,000)	121,000	(159,000)	(44,000)	8,000	—	—
Limited partners’ interest	449,000	677,000	1,152,000	263,000	(160,000)	(315,000)	(90,000)
Loss on impairment	—	—	—	(1,342,000)	(204,000)	—	—
Gain on sale of properties	—	—	—	1,638,000	91,000	—	—
Loss on sale of properties	—	(49,000)	(49,000)	(296,000)	—	—	—

Net (loss) income before cumulative effect adjustment	$(218,000)	$(275,000)	$(468,000)	$(141,000)	$(13,000)	$64,000	$181,000
Cumulative effect of change in accounting principles (net of limited partner’s share of $15,000)	—	—	—	(6,000)	—	—	—
Distribution to preferred shareholder (net of limited partner’s interest of $48,000)	(21,000)	—	—	—	—	—	—

Net (loss) income	$(239,000)	$(275,000)	$(468,000)	$(147,000)	$(13,000)	$64,000	$181,000

	Six Months Ended
	June 30,		Years Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)	(unaudited)
Net (loss) earnings per share before cumulative effect adjustment	$(0.89)	$(1.19)	$(2.02)	$(0.64)	$(0.04)	$0.30	$0.36
Cumulative change in accounting principle per share	0.00	0.00	0.00	(0.004)	0.00	0.00	0.00

Net (loss) earnings per share	$(0.89)	$(1.19)	$(2.02)	$(0.64)	$(0.04)	$0.30	$0.36

Dividends to shareholders	$—	$—	$—	$—	$268,000	$257,000	$558,000
Dividends to shareholders per share	$—	$—	$—	$—	$0.93	$1.30	$1.20

Average number of shares outstanding	270,000	231,000	231,333	230,666	289,666	198,000	464,666

(1)	In May 2002, the FASB issued SFAS No. 145 (SFAS 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS 145 provided that early extinguishment of debt, including the write-off of unamortized deferred loan costs, are generally no longer considered extraordinary items. We have adopted the provisions of SFAS 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

	As of	As of December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(unaudited)
Balance Sheet Data:
Real estate before accumulated depreciation	$172,431,000	$123,634,000	$57,622,000	$28,272,000	$19,186,000	$18,904,000
Real estate after accumulated depreciation	168,515,000	121,238,000	56,948,000	24,095,000	13,995,000	14,206,000
Real estate held for sale	—	—	4,402,000	1,850,000	—	—
Total assets	182,496,000	133,138,000	68,350,000	35,567,000	16,693,000	15,323,000
Mortgage loans and loan payable	140,333,000	101,001,000	52,110,000	19,416,000	1,347,000	1,375,000
Minority interest	18,915,000	10,238,000	2,235,000	2,291,000	—	—
Limited partner’s interest in consolidated operating partnership	10,026,000	10,889,000	8,964,000	9,242,000	9,561,000	10,309,000
Shareholders’ equity	$2,917,000	$3,245,000	$3,667,000	$3,815,000	$5,243,000	$3,290,000

	Six Months
	Ended	Years Ended December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(unaudited)
Other Data:
Cash flows from operating activities	451,000	1,159,000	1,000,000	989,000	1,105,000	771,000
Cash flows from investing activities	(50,563,000)	(41,380,000)	(2,529,000)	(8,850,000)	(282,000)	424,000
Cash flows from financing activities	47,402,000	41,803,000	3,451,000	5,886,000	797,000	(924,000)

Unaudited Summary Selected Pro Forma Financial Data

          The following tables also set forth our selected financial data on a pro forma basis, as if we completed the offering of our common stock to which this prospectus relates, the pending acquisitions, the merger of our advisors, the application of the proceeds from this offering as described under “Use of Proceeds”, and we qualified as a REIT, distributed 90% of our taxable income and, therefore, incurred no income tax expense during the period. The unaudited pro forma operating data for the six months ended June 30, 2003 is presented as if we completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on January 1, 2003. The unaudited pro forma operating data for the year ended December 31, 2002 is presented as if we completed the offering of our common stock to which this prospectus relates, the pending acquisitions, the merger of our advisors and the application of the proceeds from this offering as described under “Use of Proceeds” on January 1, 2002. The unaudited pro forma balance sheet as of June 30, 2003 is presented as if we completed the offering transaction and acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003.

          The pro forma information is based upon assumptions that are included in the notes to the pro forma financial statements included elsewhere in this prospectus. The pro forma information is unaudited and is not necessarily indicative of what our financial position and results of operations would have been as of and for the dates or periods indicated, nor does it purport to represent our future financial position and results of operations for future dates or periods.

	Pro forma	Pro forma
	Six Months Ended	Twelve Months Ended
	June 30,	December 31,
	2003	2002

	(Unaudited)	(Unaudited)
Statement of Operating Data:
Revenues
Rents	$20,117,369	$38,600,034
Interest and other income	632,601	584,030

Total Revenues	20,749,970	39,184,064
Operating Expenses:
Operating, maintenance and management	5,226,729	7,946,256
Real estate taxes	2,063,033	3,869,599
General and administrative	1,500,000	3,000,000
Depreciation and amortization	3,519,266	6,985,029
Interest expense	4,968,581	11,056,823

Total Operating Expenses	17,277,609	32,857,707
Operating income	3,472,361	6,326,357
Minority interests	(423,667)	(531,617)
Limited partners’ interest	(71,644)	(136,176)
Loss on impairment	—	—
Gain on sale of properties	—	—
Loss on sale of properties	—	—

Net income	$2,977,050	$5,658,564

Basic and diluted net income per share	$.21	$.39

Pro forma
June 30, 2003

(Unaudited)
Balance Sheet Data:
Real estate before accumulated depreciation	$328,076,890
Real estate after accumulated depreciation	324,160,890
Total assets	341,240,747
Mortgage loans and loan payable	166,927,750
Minority interest	12,656,511
Limited partner’s interest	3,444,896
Shareholders’ equity	$143,146,432

	Pro forma	Pro forma
	Six Months Ended	Year Ended	Pro forma
	June 30,	December 31,	Year Ended
	2003	2002	June 30, 2003

Other Data:
Funds from operations(1)	$5,822,000	$11,158,000	$12,534,000
Total properties-square feet	3,609,400	3,609,400	3,609,400
Properties-percent leased(2)	92%	92%	92%

(1)	Management believes that FFO is a widely recognized and appropriate measure of performance of an equity REIT. Although FFO is a non-GAAP financial measure, management believes it provides useful information to shareholders, potential investors, and management. Management computes FFO in accordance with the standards established by NAREIT. FFO is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as a measure of liquidity. As not all companies and analysts calculate FFO in a similar fashion, our calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(2)	Excludes Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center which are currently being redeveloped.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

          We are a REIT that will be fully integrated, self-administered and self-managed upon consummation of this offering. We acquire, own, manage, lease and redevelop neighborhood and community shopping centers. Upon consummation of this offering and completion of the pending acquisitions described herein, we will have a portfolio of 23 properties totaling approximately 3.6 million square feet of GLA, including 17 wholly-owned centers comprising approximately 2.8 million square feet of GLA and six centers owned through joint ventures, comprising 749,000 square feet of GLA. Upon consummation of this offering and completion of our pending acquisitions, our portfolio, excluding three properties currently under redevelopment, will be approximately 92% leased. We intend to close on these pending acquisitions shortly after consummation of this offering.

          We currently own 15 properties totaling approximately 2.5 million square feet of GLA. Our portfolio, excluding two properties under development, was approximately 94% leased as of June 30, 2003. We have entered into agreements to acquire eight other shopping centers, totaling approximately 1.1 million square feet of GLA for an aggregate purchase price of $134.5 million.

          We were originally incorporated in Iowa on December 10, 1984 and elected to be taxed as a REIT commencing with the taxable year ended December 31, 1986. In June 1998, following a tender offer completed in April 1998 for the purchase of our common stock by CBC, we reorganized as a Maryland corporation and established an “umbrella partnership REIT” structure through the contribution of substantially all of our assets to a Delaware limited partnership, the operating partnership. We conduct our business through the operating partnership. Upon consummation of this offering we will own a 97.65% interest in the operating partnership. We are presently the sole general partner and own an approximate 30% interest in the operating partnership.

          We derive substantially all of our revenues from rents and reimbursement payments received from tenants under existing leases on each of our properties. Our operating results therefore depend materially on the ability of our tenants to make required payments. We believe that the nature of the properties we primarily own and in which we invest, neighborhood and community shopping centers, provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This is because consumers still need to purchase food and other goods found at supermarkets, even in difficult economic times.

          In the future, we intend to focus on increasing our internal growth and pursuing targeted acquisitions of neighborhood and community shopping centers. We currently expect to incur additional debt in connection with any future acquisitions of real estate.

Summary of Critical Accounting Policies

     Basis of Presentation and Consolidation Policy

          The financial statements are prepared on an accrual basis in accordance with GAAP. The accompanying interim unaudited financial statements have been prepared by the Company’s management pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited financial statements as of June 30, 2003, and for the three and six month periods ended June 30, 2003 and 2002, include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Company’s Form 10-K for the year ended December 31, 2002. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities, the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

          The operating partnership is the entity through which we conduct substantially all of our business and owns (either directly or through subsidiaries) substantially all of our assets. We own an approximate 30% economic interest in, and are the sole general partner of, the operating partnership. As of June 30, 2003, our consolidated financial statements include the accounts and operations of us and the operating partnership. The operating partnership has a 50% partnership interest in The Point Shopping Center; a 20% general partnership interest in Red Lion Shopping Center; a 25% general partnership interest in Loyal Plaza Shopping Center; a 30% general partnership interest in Fairview Plaza, Halifax Plaza, and Newport Plaza; a 15% general partnership interest in Pine Grove Plaza Shopping Center; and a 15% general partnership interest in Swede Square Shopping Center.

          Upon the merger of our advisors and consummation of this offering, we will have a 97.65% general partnership interest in the operating partnership and the operating partnership will have a 100% interest in The Point Shopping Center, Pine Grove Shopping Center and Swede Square Shopping Center, a 20% general partnership interest in the Red Lion Shopping Center and a 25% general partnership interest in Loyal Plaza Shopping Center.

     Revenue Recognition

          Rental income with scheduled rent increases is recognized using the straight-line method over the term of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions is included in deferred rent receivable. Leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. In addition, certain of our operating leases contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. We defer recognition of contingent rental income until those specified targets are met.

          We must make estimates as to the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements and other revenue. We analyze accounts receivable and historical bad debts, tenant credit worthiness, current economic trends and changes in our tenants’ payment patterns when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

     Real Estate Investments

          Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation and amortization is calculated using the straight-line method based upon the estimated useful lives of assets. Expenditures for maintenance, repairs and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred. Additions and betterments that substantially extend the useful lives of the properties are capitalized.

          We are required to make subjective estimates as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis. These assessments have a direct impact on net income. A shorter estimate of the useful life of an investment would have the effect of increasing depreciation expense and lowering net income, whereas a longer estimate of the useful life of the investment would have the effect of reducing depreciation expense and increasing net income.

          We apply SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to recognize and measure impairment of long-lived assets. We review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair market value. Real estate investments held for sale are carried at the lower of carrying amount or fair value, less costs to sell. Depreciation and amortization are suspended during the period held for sale. We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties. These assessments have a direct impact on net income, because an impairment loss is recognized in the period that the assessment is made.

          On July 1, 2001 and January 1, 2002, we adopted SFAS No. 141 “Business Combinations” and SFAS No. 142, “Goodwill And Other Intangibles”, respectively. As part of the acquisition of real estate assets, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and building improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair value.

          The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and building improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal and other related costs.

          In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in deferred leasing costs in the accompanying combined balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying combined balance sheet) are amortized as an increase to rental income over the remaining initial terms in the respective leases.

          The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value since such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

     Hedging Activities

          From time to time, we use derivative financial instruments to limit our exposure to changes in interest rates related to variable rate borrowings. Derivative instruments are carried on the consolidated financial statements at their estimated fair value and a change in the value of a derivative is reported as other comprehensive income or loss. If interest rate assumptions and other factors used to estimate a derivative’s fair value or methodologies used to determine a derivative’s effectiveness were different, amounts included in the determination of net income or other comprehensive income or loss could be affected.

Stock Option Plans and Warrants

          In December 2002, the FASB issued SFAS No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS 148 amends SFAS No. 123, or SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board, or APB, Opinion No. 28. “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements.

          SFAS 123, as amended by SFAS 148, establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer’s stock. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 (Opinion No. 25), “Accounting for Stock Issued to Employees.” We have elected to continue using Opinion No. 25 and to make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS 123 had been applied.

Recent Accounting Pronouncements

          In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45. FIN 45 significantly changes the current practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be initially recorded as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor having to make payment under the guarantee is remote. The disclosure requirements within FIN 45 are effective for financial statements for annual or interim periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted FIN 45 on January 1, 2003. The result of this adoption did not have a material effect on our results of operations or financial position.

          In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” The interpretation clarifies the application of existing accounting pronouncements to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the interpretation are immediately effective for all variable interest entities created after January 31, 2003. We have evaluated the effects of the issuance of the interpretation on the accounting for our ownership interest in our joint venture partnerships created after January 31, 2003 and have concluded that all five of our joint ventures should be included in the consolidated financial statements. We are currently in the process of evaluating the impact that this interpretation will have on our financial statements for all joint ventures created before January 31, 2003, which are Loyal Plaza Shopping Center and Red Lion Shopping Center.

          In May 2002, the FASB issued SFAS No. 145 (SFAS 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS 145 provided that early extinguishment of debt, including the write-off of unamortized deferred loan costs, are generally no longer considered extraordinary items. We have adopted the provisions of SFAS 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

          In May 2003, the FASB issued SFAS No. 150 (SFAS 150) “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement, which establishes standards for the classification and measurements of certain financial instruments with characteristics of both liabilities and equity, is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period starting after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Management is evaluating the impact SFAS 150 will have on our financial condition, results of operations and cash flows.

Results of Operations

Comparison of Three Months Ended June 30, 2003 to Three Months Ended June 30, 2002

          Differences in results of operations between the second quarter of 2003 and the second quarter of 2002 were driven largely by our acquisition and disposition activities. Net income (loss) before the loss on sale of properties, and income allocated to minority interest and limited partner, increased approximately $1,144,000 from a net loss of $921,000 in the second quarter of 2002 to net income of $223,000 in the second quarter of 2003. Net loss attributable to common shareholders decreased approximately $187,000 from a net loss of $227,000 in the second quarter of 2002 to a net loss of $40,000 in the second quarter of 2003. Net loss per share decreased $0.84 from a net loss per share of $0.96 in the second quarter of 2002 to a net loss per share of $0.12 in the second quarter of 2003.

          Results of operations for properties consolidated for financial reporting purposes and held throughout both the second quarter of 2002 and the second quarter of 2003 included four properties. As of June 30, 2002 and 2003, we owned ten and 14 properties, respectively.

Property-Specific Revenue and Expenses

	Quarter Ended

	June 30,	June 30,		Acquisition/	Held in
	2003	2002	Difference	Dispositions	Both Years

Rents and expense recoveries	$6,005,000	$2,651,000	$3,354,000	$3,182,000	$172,000
Property expenses	2,088,000	907,000	1,181,000	1,133,000	48,000
Depreciation and amortization	926,000	561,000	365,000	523,000	(158,000)
Interest expense	2,252,000	1,535,000	717,000	157,000	560,000
General and administrative expense	649,000	305,000	344,000	—	—

Results Attributable To Acquisition And Disposition Activities

          Rents increased from approximately $2,651,000 in the second quarter of 2002 to approximately $6,005,000 in the second quarter of 2003, a net increase of approximately $3,354,000 or 127%. Such net increase is attributable to our acquisition and disposition activities.

          Property expenses, excluding depreciation, amortization and interest expense, increased from approximately $907,000 in the second quarter of 2002 to approximately $2,088,000 in the second quarter of 2003, a net increase of approximately $1,181,000 or 130%. Such increase reflects approximately $1,133,000 attributable to our acquisition activities, and approximately $48,000 attributable to properties held in both years.

          Depreciation and amortization increased from approximately $561,000 in the second quarter of 2002 to approximately $926,000 in the second quarter of 2003, a net increase of approximately $365,000 or 66%. Such increase is attributable to our acquisition activities. Amortization expense attributable to properties held both years decreased by approximately $158,000 as a result of The Point Shopping Center’s loan refinancing and corresponding write down of deferred costs during the second quarter of 2002.

          Interest expense increased from approximately $1,535,000 during the second quarter of 2002 to approximately $2,252,000 in the second quarter of 2003, a net increase of approximately $717,000 or 47%. Such increase reflects approximately $157,000 attributable to our acquisition activities, and approximately $560,000 attributable to properties held in both years.

          General and administrative expense increased approximately $344,000 to $649,000 in the second quarter of 2003 from approximately $305,000 in the second quarter of 2002, a change of 113%. The increase is primarily attributable to our growth, resulting in increases in advisory fees of $135,000 and an increase in legal and accounting fees of $204,000.

Results For Properties Fully Operating Throughout Both Periods

          Rental income for Port Richmond L.L.C. 1, Academy Plaza L.L.C. 1, Washington Center L.L.C. 1, and The Point Associates, L.P., the only properties fully operating throughout the second quarter of both years, increased by approximately $172,000 from $2,233,000 in the second quarter of 2002 to $2,405,000 in the second quarter of 2003. Property expenses increased $48,000 from approximately $752,000 during the second quarter of 2002 to $799,000 during the second quarter of 2003.

Comparison of Six Months Ended June 30, 2003 to Six Months Ended June 30, 2002

          During the second quarter of 2003, we acquired a 100% interest in one shopping center with a purchase price of $9.5 million, and 15% general partnership interests in two shopping centers with an aggregate purchase price, including closing costs, of approximately $16.0 million. During the first quarter of 2003, we acquired a 30% general partnership interest in three shopping centers with an aggregate purchase price of $20.8 million. During the second quarter of 2002, we acquired a 20% general partnership interest in one shopping center from a related party, based on a property value of $23.0 million. We also sold one office property for a gross sales price of approximately $4.4 million, which resulted in a loss of $49,000.

          Differences in results of operations between the first half of 2003 and the first half of 2002 were driven largely by our acquisition and disposition activity. Net loss before the loss on sale of properties, distributions to preferred stockholders and income allocated to minority interest and limited partner, decreased approximately $779,000 from a net loss of $1,024,000 in the first half of 2002 to a net loss of $245,000 in the first half of 2003. Net loss attributable to common shareholders decreased approximately $36,000 from a net loss of $275,000 in the first half of 2002 to a net loss of $239,000 in the first half of 2003. Net loss per share decreased $0.30 from a net loss per share of $1.20 in the first half of 2002 to a net loss per share of $0.90 in the first half of 2003.

          Results of operations for properties consolidated for financial reporting purposes and held throughout both the first half of 2002 and the first half of 2003 included four properties. As of June 30, 2002 and 2003, we owned ten and 14 properties, respectively.

Property-Specific Revenue and Expenses

	Six Months Ended

	June 30,	June 30,		Acquisition/	Held in
	2003	2002	Difference	Dispositions	Both Years

Rents and expense recoveries	$11,383,000	$5,151,000	$6,232,000	$6,076,000	$156,000
Property expenses	4,438,000	1,800,000	2,638,000	2,297,000	341,000
Depreciation and amortization	1,767,000	1,112,000	655,000	786,000	(131,000)
Interest expense	4,290,000	2,456,000	1,834,000	1,122,000	712,000
General and administrative expense	1,172,000	554,000	618,000	618,000	—

Results Attributable to Acquisition and Disposition Activities

          Rents increased from approximately $5,151,000 in the first half of 2002 to approximately $11,383,000 in the first half of 2003, a net increase of approximately $6,232,000 or 121%. Such net increase is attributable to our acquisition activities.

          Property expenses, excluding depreciation, amortization and interest expense, increased from approximately $1,800,000 in the first half of 2002 to approximately $4,438,000 in the first half of 2003, a net increase of approximately $2,638,000 or 147%. Such increase reflects approximately $2,297,000 attributable to our acquisition activities and approximately $341,000 attributable to properties held in both years.

          Depreciation and amortization increased from approximately $1,112,000 in the first half of 2002 to approximately $1,767,000 in the first half of 2003, a net increase of approximately $655,000 or 59%. Such increase is attributable to our acquisition activities and is offset, in part, by the reduction in amortization expense at The Point Shopping Center.

          Interest expense increased from approximately $2,456,000 in the first half of 2002 to approximately $4,290,000 in the first half of 2003, a net increase of approximately $1,834,000 or 75%. Such increase reflects approximately $1,122,000 attributable to our acquisition activities, and approximately $712,000 attributable to properties held in both years. The increase attributable to properties held in both years is due to the refinancing of our mortgage on The Point Shopping Center.

          General and administrative expense increased approximately $618,000 to $1,172,000 in the first half of 2003 from approximately $554,000 in the first half of 2002, a change of 112%. This is attributable to our overall growth, resulting in an increase in advisory fees of $204,000, an increase in legal and accounting fees of approximately $262,000, directors’ fees of approximately $60,000 and an increase in other administrative costs of $56,000.

Results for Properties Fully Operating Throughout Both Years

          Rental income for Port Richmond Village, Academy Plaza, Washington Center Shoppes, and The Point Shopping Center, the only properties fully operating throughout the first half of both years, increased by approximately $156,000 from $4,452,000 in the first half of 2002 to $4,608,000 in the first half of 2003. Property expenses increased $342,000 from approximately $1,490,000 during the first half of 2002 to $1,832,000 during the first half of 2003. The increase in property expenses for the six month period ended June 30, 2003 is attributable to (1) an increase in snow removal costs of approximately $94,000, (2) an increase in real estate taxes of $88,000 resulting from a second quarter 2002 re-assessment following the completion of The Point Shopping Center redevelopment project, and (3) an increase of $94,000 in bad debt expense principally attributable to disputed common area maintenance charges with a major tenant. These increases will, in part, be recovered through future tenant escalations.

Net Cash Flows

          Operating Activities. Net cash flow (used in) provided by operating activities increased from $(132,000) during the six months ended June 30, 2002 to $451,000 during the six months ended June 30, 2003. The increase of $583,000 is attributable to the increase in net income (loss) before minority interests, limited partner’s interest, distributions and loss on sale over the periods.

          Investing Activities. Net cash flow used in investing activities was approximately $(50,563,000) during the six months ended June 30, 2003, compared to approximately $326,000 in the six months ended June 30, 2002. During the six months ended June 30, 2003, we completed the purchase of six shopping center properties aggregating approximately 555,000 square feet at a cost of approximately $46,144,000, while we sold our Southpoint property for approximately $4,353,000 in May 2002.

          Financing Activities. Cash flow provided by financing activities increased to approximately $47,402,000 in the six months ended June 30, 2003 from approximately $199,000 during the six months ended June 30, 2002. The change of approximately $47,203,000 was primarily the result of our obtaining mortgage financing of approximately $37,612,000, proceeds from the line of credit and other short-term borrowings of approximately $2,880,000 and the receipt of $8,836,000 in equity contributions from limited partners to fund the acquisitions of six shopping centers including the capital expenditures necessary to improve and lease our properties. This increase is offset, in part, by payments of scheduled mortgage amortization and the repayment of a secured line of credit.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

          During 2002, we acquired three shopping centers aggregating approximately 1,039,000 rentable square feet and the land for a 41,000 square feet LA Fitness Center facility for an aggregate cost of approximately $60 million. During May 2002, we sold one office property that did not meet our strategic focus for a net sales price of $4.37 million.

          During 2001, we completed the acquisitions of three shopping centers for an aggregate purchase price of approximately $36 million, and sold two properties for an aggregate gross sales price of $7.2 million.

          Differences in results of operations between 2002 and 2001 were driven largely by our acquisition and disposition activity. Net loss before the loss on sale of properties, income allocated to minority interest, and income before extraordinary items increased by approximately $829,000 from a net loss of $96,000 in 2001 to a net loss of $925,000 in 2002. Net loss attributable to common shareholders increased by approximately $321,000 from a net loss of $147,000 in 2001 to a net loss of $468,000 in 2002. Net loss per share increased by $2.76 from net loss per share of $1.26 in 2001 to a net loss per share of $4.02 per share in 2002.

          Results of operations for properties consolidated for financial reporting purposes and held throughout both 2002 and 2001 included one property. Results of operations for properties consolidated for financial reporting purposes and purchased or sold subsequent to January 1, 2001 through December 31, 2002 included only three properties. As of December 31, 2002, we owned seven shopping center properties.

Property-Specific Revenue and Expenses

				Acquisition/	Held in
	2002	2001	Difference	Dispositions	Both Years

Rents	$12,964,000	$4,817,000	$8,147,000	$7,304,000	$843,000
Property expenses	3,840,000	1,585,000	2,255,000	2,061,000	194,000
Depreciation & amortization	2,546,000	991,000	1,555,000	1,195,000	360,000
Interest expense	14,401,000	5,459,000	8,942,000	8,838,000	104,000
General & administrative expense	2,005,000	731,000	1,274,000	—	—

Results Attributable to Acquisition and Disposition Activities

          Rents increased from approximately $4,817,000 in 2001 to approximately $12,964,000 in 2002, a net increase of approximately $8,147,000. Such increase reflects approximately $7,304,000 attributable to our acquisition activities, and approximately $843,000 attributable to properties held in both years.

          Property expenses, excluding depreciation, amortization and interest expense, increased from approximately $1,585,000 in 2001 to approximately $3,840,000 in 2002, an increase of approximately $2,255,000. Approximately $2,061,000 of the net increase was attributable to acquisition and disposition activities, while approximately $194,000 was attributable to properties held both years.

          Depreciation and amortization increased from approximately $991,000 in 2001 to approximately $2,546,000 in 2002, an increase of approximately $1,555,000. Approximately $1,195,000 of the net increase was attributable to acquisition and disposition activities, while approximately $360,000 was attributable to properties held both years.

          Interest expense increased from approximately $5,459,000 in 2001 to approximately $14,401,000 in 2002. Approximately $8,838,000 of the net increase was attributable to mortgage and other indebtedness incurred with respect to acquisition and disposition activities, while approximately $104,000 was attributable to properties held both years.

          General and administrative expense increased approximately $1,274,000, to $2,005,000 in 2002 from approximately $731,000 in 2001. The increase is primarily the result of our growth throughout both years.

Results for Properties Fully Operating Throughout Both Years

          Several factors affected the comparability of results for The Point Shopping Center, the only property fully operating throughout both years. Rental income for The Point Shopping Center increased from approximately $2,066,000 in 2001 to approximately $2,910,000 in 2002. This is a result of the completion of the redevelopment of the center and the commencement in August 2001 of the Giant Food tenancy. Correspondingly, property expenses increased from approximately $629,000 in 2001 to approximately $823,000 in 2002.

Net Cash Flow

          Operating Activities. Net cash flows provided by operating activities increased to $1,159,000 in 2002 from $1,000,000 in 2001. This increase was due primarily to the growth of our portfolio.

          Investing Activities. Net cash flows used in investing activities increased to approximately $41,380,000 during 2002 from approximately $2,529,000 in 2001. During 2002, we completed the acquisitions of four shopping centers located in Pennsylvania aggregating 1.1 million square feet for a cost of approximately $60 million, and sold one office property for a net sales price of $4.37 million.

          Financing Activities. Net cash flows provided by financing activities increased to approximately $41,803,000 in 2002 from approximately $3,451,000 in 2001. We funded the acquisitions of four shopping centers and capital expenditures necessary to improve and lease our properties with cash provided by joint venture partners, mortgage and other indebtedness and the sale of 3,300 preferred units in connection with the Homburg Invest capital contribution. We used the net proceeds from the sale of one property during 2002 to pay down the outstanding balance on the 2001 SWH financing.

Comparison of Year Ended December 31, 2001 to Year ended December 31, 2000

          During 2001, we acquired three shopping centers aggregating approximately 440,000 rentable square feet and an adjacent parcel of land (of approximately 34,000 square feet) for a total cost of approximately $36 million. During 2001, we sold two office properties that did not meet our strategic focus for an aggregate gross sales price of $7.2 million.

          During 2000, we completed the acquisition of a 50% interest in The Point Shopping Center at a purchase price of $2.1 million (50% of the appraised value less the existing first mortgage debt, i.e. $13,500,000 — $9,300,000 x .50), and sold one 50% interest in the Germantown Square property for a gross sales price of $3.0 million.

          Differences in results of operations between 2001 and 2000 were driven largely by the acquisition and disposition activity. Net loss attributable to common shareholders for 2001 totaled approximately $147,000, compared with a net loss of approximately $13,000 for the prior year. Net income before minority interest, limited partnership’s interest, loss on impairment and gain (loss) on sales decreased from net income of approximately $302,000 in 2000 to a net loss of approximately $96,000 in 2001. The computation of net loss per share resulted in a $1.20 per share increase in net loss, from a net loss of $0.06 per share in 2000 to a net loss of $1.26 per share for 2001. As we had no dilutive securities outstanding during 2000 or 2001, basic and diluted net loss per share figures are the same for both years.

          Results of operations for properties consolidated for financial reporting purposes and held throughout both 2001 and 2000 included one property. Results of operations for properties consolidated for financial reporting purposes and purchased or sold during the period from January 1, 2000 through December 31, 2001 included nine properties. As of December 31, 2001, we owned five properties.

Property-Specific Revenue and Expenses

				Acquisition/	Held in
	2001	2000	Difference	Dispositions	Both Years

Rents	$4,817,000	$3,037,000	$1,780,000	$1,757,000	$23,000
Property expenses	1,585,000	1,053,000	532,000	506,000	26,000
Depreciation & amortization	991,000	622,000	369,000	420,000	(51,000)
Interest expense	2,152,000	654,000	1,498,000	1,498,000	—

Results attributable to acquisition and disposition activities

          Rents increased from approximately $3,037,000 in 2000 to approximately $4,817,000 in 2001, an increase of approximately $1,780,000. Substantially all of the net increase was attributable to our acquisition and disposition activities.

          Property expenses increased from approximately $1,053,000 in 2000 to approximately $1,585,000 in 2001, an increase of approximately $532,000. Substantially all of the net increase was attributable to acquisition and disposition activities.

          Depreciation and amortization increased from approximately $622,000 in 2000 to approximately $991,000 in 2001, an increase of approximately $369,000. Substantially all of the net increase was attributable to acquisition and disposition activities.

          Interest expense increased from approximately $654,000 in 2000 to approximately $2,152,000 in 2001. The net increase was attributable to mortgage and other indebtedness incurred with respect to acquisition and disposition activities.

          General and administrative fees increased from approximately $635,000 in 2000 to approximately $731,000 in 2001. The increase is primarily the result of our growth throughout both years.

          During 2001, we incurred an extraordinary loss on the early extinguishment of debt of approximately $76,000 (net of the limited partner’s portion) in connection with The Point Shopping Center’s refinancing. During 2000, we incurred an extraordinary loss of approximately $17,500 (net of the limited partner’s interest portion) on the early extinguishment of debt in connection with the prepayment of a mortgage loan on an office property at the center owned by us.

Net Cash Flow

          Operating Activities. Net cash provided by operating activities totaled $1.0 million in 2001 and $989,000 in 2000. The decrease from year to year is predominantly due to the sales of two properties in 2001 and the acquisition of four new properties over the past two years.

          Investing Activities. Net cash used in investing activities totaled $2.5 million in 2001 and $8.3 million in 2000. The differences from year to year are predominantly due to the acquisition of The Point Shopping Center in 2000 and the three shopping centers in 2001.

          Financing Activities. Net cash provided by financing activities totaled $3.4 million in 2001 and $5.8 million in 2000. The differences from year to year are predominantly due to the acquisition of The Point Shopping Center in 2000 and the three shopping centers in 2001.

Pro Forma Operating Results

Comparison of Pro Forma Six Months Ended June 30, 2003 to Historical Six Months Ended June 30, 2003

          The pro forma condensed consolidated statement of operations for the six months ended June 30, 2003 is presented as if this offering, the formation transactions, the refinancing transactions, acquisitions of third party interests and the termination of the management contracts had occurred on January 1, 2003. The pro forma statement reflects the acquisition of Golden Triangle Shopping Center (Lancaster, PA), Huntingdon Plaza (Huntingdon, PA), Wal-Mart Shopping Center (Southington, CT), Lake Raystown Plaza (Huntingdon, PA), the remaining 50% interest in The Point Shopping Center (Harrisburg, PA), controlling partnership interests in Columbus Crossing Shopping Center (Philadelphia, PA), and the River View Plaza I, II, and III properties (Philadelphia, PA), and the operating leasehold position in the South Philadelphia Shopping Plaza. The pro forma statement also includes the general partnership interest in Fairview Plaza, Halifax Plaza, Newport Plaza, Pine Grove Shopping Center, Swede Square Shopping Center and Valley Plaza Shopping Center properties, all acquired during the first and second quarters of 2003, as if they had been acquired at January 1, 2003. In addition, such pro forma statement reflects the pay-off of the SWH financing, the acquisition of the limited partners’ interests, the acquisition of preferred units from a related party, and the defeasance of mortgages at Swede Square Shopping Center and Golden Triangle Shopping Center.

          The significant changes that would have been reflected in our financial statements on a pro forma basis for the six months ended June 30, 2003 compared to the historical results include the following:

          The consolidation of the operating results of the aforementioned properties resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to increase income to $2,977,000 for the pro forma six months ended June 30, 2003, as compared to $(239,000) for the same historical period. The increase is a result of the additional properties acquired and the reduction of the higher rate debt.

          On a pro forma basis, total revenues would have increased to approximately $20,750,000 for the six months ended June 30, 2003, compared to $11,422,000 reported historically for the same period, an increase of approximately $9 million, or 82%. This increase is a result of additional revenue from the acquired properties.

          On a pro forma basis, total expenses would have increased to approximately $17,278,000 for the six months ended June 30, 2003, compared to approximately $11,667,000 reported historically for the same period, an increase of approximately $5.6 million, or 48%. Pro forma total expenses reflect a net increase of $5.6 million due to additional expenses from the acquired properties.

          On a pro forma basis, limited partner’s interest and minority partners’ interests would have decreased and increased to $(72,000) and $(424,000), respectively, compared to $449,000 and $(422,000) for the same period reported historically. This decrease is attributable to acquisition of all of CBC’s limited partner’s interest and the acquisition of the minority partners’ interests in The Point Shopping Center.

Comparison of Pro Forma Year Ended December 31, 2002 to Historical Year Ended December 31, 2002

          The pro forma condensed consolidated statement of operations for the year ended December 31, 2002 is presented as if this offering, the formation transactions, the refinancing transactions, acquisitions of third party interests and the termination of the management contracts had occurred on January 1, 2002. The pro forma statement reflects the acquisition of Golden Triangle Shopping Center (Lancaster, PA), Huntingdon Plaza (Huntingdon PA), Wal-Mart Shopping Center (Southington, CT) Lake Raystown Plaza (Huntingdon, PA), the remaining 50% interest in The Point Shopping Center (Harrisburg, PA), controlling partnership interests in Columbus Crossing Shopping Center (Philadelphia, PA), and the River View Plaza I, II and III properties (Philadelphia, PA), and the operating leasehold position in the South Philadelphia Shopping Plaza. The pro forma statement also includes the general partnership interest in Fairview Plaza, Halifax Plaza, Newport Plaza, Pine Grove Shopping Center, Swede Square Shopping Center, and Valley Plaza Shopping Center properties, all acquired during the first and second quarters of 2003, as if they had been acquired at January 1, 2002. In addition, such pro forma statement reflects the pay-off of the SWH financing, the acquisition of the limited partner’s interests, the acquisition of preferred units from a related party, and the defeasance of mortgages at Swede Square Shopping Center and Golden Triangle Shopping Center.

          The significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2002 compared to the historical results include the following:

          The consolidation of the operating results of the aforementioned properties resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to increase income to $5,659,000 for the pro forma year ended December 31, 2002 as compared to $(468,000) for the same historical period. This increase is the result of additional properties acquired and the reduction of high rate debt.

          On a pro forma basis, total revenues would have increased to approximately $39,184,000 for the year ended December 31, 2002, compared to $12,989,000 reported historically for the same period, an increase of approximately $26.2 million, or 202%. This increase is the result of additional revenue from the acquired properties.

          On a pro forma basis, total expenses would have increased to approximately $32,858,000 for the year ended December 31, 2002, compared to approximately $14,401,000 reported historically for the same period, an increase of approximately $18.5 million, or 128%. Pro forma total expenses reflect a net increase of $18.5 million due to additional expenses from the acquired properties.

          On a pro forma basis, the limited partner’s interest decreased to $(136,000) compared to $806,000 for the same period reported historically. This is attributable to the acquisition of all of CBC’s limited partner’s interest. On a pro forma basis, minority partners’ interests would have increased to $(532,000) from $(159,000) for the same period reported historically. This increase is attributable to the full year of operations on a pro forma basis.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

          We believe that this offering of our common stock and financing and refinancing transactions described herein will improve our capital structure and our financial performance primarily as a result of the reduction of our overall debt, the elimination of certain preferred partnership participations, prepayment and repayment of certain secondary financings, and the substantial reduction of the ratio of our debt to total market capitalization. That ratio will be approximately 46% upon completion of this offering. At completion of the offering and the pending acquisitions, the financing and the refinancing transactions, the acquisition of preferred partnership interests, prepayment and repayment of certain financings and draw-downs on our line of credit, we anticipate that total consolidated indebtedness will be approximately $166.9 million and our share of total indebtedness after accounting for minority interest will be approximately $131.5 million.

          We have obtained a commitment for a three year $75 million secured revolving credit facility. Under the terms of this commitment, after the consummation of this offering, we expect to have available a $40 million bridge loan, with the remaining $35 million to be available upon syndication of the facility prior to December 31, 2003 and the satisfaction of certain covenants. Upon consummation of the offering, we will have $22.44 million drawn, with the balance of the line of credit expected to be used to fund acquisitions of encumbered or unencumbered properties, refinance certain properties and other corporate purposes. Borrowings under the facility will incur interest at a rate of LIBOR plus 2.25% subject to increases up to 2.75% depending upon our leverage. The facility will be subject to customary financial covenants and limits on leverage. We have the ability to extend the payments of amounts drawn under the facility for an additional one year period. There can be no assurance that the syndication will be completed or that we will be able to comply with all covenants. We expect to use the facility, among other things, to finance (a) certain expected acquisitions of shopping centers or interim purchase deposits with respect to new acquisitions, (b) certain expected acquisitions of optioned properties, (c) capital improvements, (d) costs of redevelopment and new development projects and properties, and (e) working capital and other corporate purposes. Security for such facility is expected to be first mortgages on properties which will be otherwise unencumbered at the offering.

          We intend to obtain a construction loan to finance the redevelopment of the Camp Hill Mall. If we are unable to obtain a construction loan, we intend to borrow under the line of credit.

          After completion of this offering and the consummation of the pending acquisitions, we expect to prepay the existing first mortgage financing on Swede Square Shopping Center and Golden Triangle Shopping Center with defeasance and penalty costs of approximately $117,000 and $1.9 million, respectively, and to substitute therefor new floating rate financings.

          There can be no assurances that any such financings, re-financings, repayments or draw-downs on the line of credit can be effected on favorable terms.

          Our short-term liquidity requirements will include funding of dividend payments to our stockholders to maintain our REIT status, paying for certain capital improvements and other expenditures as well as funding acquisitions. Such short-term liquidity requirements, we believe, will be met generally from cash from operations and, if necessary, drawing on our line of credit facility.

          Our properties generally require periodic investments of capital for tenant improvements, leasing commissions and certain capital improvements. For the twelve months ending June 30, 2004, we anticipate tenant improvements and leasing commissions to be approximately $1,020,000, representing $12.00 per square foot multiplied by approximately 92,000 square feet scheduled to expire during the twelve months ending June 30, 2004. In addition, for the same period we expect the cost of recurring capital improvements at our properties to be approximately $1,102,000, representing $.33 per square foot multiplied by 3.6 million square feet in our portfolio upon consummation of the offering and completion of our pending acquisitions. In addition, we have budgeted capital expenditures for redevelopments at Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center totaling approximately $30.0 million in 2004.

          We expect our long-term liquidity requirements for development, redevelopment, expansion, site improvements, property acquisitions and other non-recurring capital costs to be funded through net cash from operations, long-term secured and unsecured indebtedness, including our line of credit, and potentially the issuance of additional debt and equity securities. We further intend to fund such non-recurring capital costs by using the line of credit on an interim basis, by potentially financing and refinancing properties presently owned and properties to be acquired, as well as by potentially raising equity capital through joint venture participations with respect to existing properties or properties to be acquired.

Commitments

          Upon completion of this offering, the acquisitions and certain prepayments, financing and refinancing transactions described herein, we will have outstanding long-term and short-term debt obligations of approximately $181.9 million on a consolidated basis. Our share of these debt obligations after accounting for minority interests is approximately $146.4 million. The following table summarizes our repayment obligations during the balance of 2003 and for the following five years pursuant to the terms of loans which will be outstanding upon consummation of this offering, the acquisition transactions, the financing and the refinancing transactions:

Through December 31, 2003	$702,000
2004	$15,471,000
2005	$37,507,000
2006	$24,109,000
2007	$3,398,000
Thereafter	$85,741,000

Total	$166,928,000

Consolidated Indebtedness Expected to be Outstanding After this Offering

          Upon completion of this offering, the acquisition transactions and the financing and refinancing transactions described herein, we expect to have approximately $166.9 million of outstanding consolidated long-term and short-term debt obligations. Our share of these debt obligations after accounting for minority interests is approximately $131.5 million. Such indebtedness will consist of 19 mortgages secured by 19 of our properties, and approximately $22.44 million under our line of credit. Of the scheduled loan principal payments, approximately $702,000 will be due on or before December 31, 2003.

          Of our outstanding indebtedness upon completion of this offering, the acquisition transactions, and the financing and refinancing transactions, we expect that approximately 39% of our share of outstanding long-term debt would be floating rate financing in the absence of a fixed rate cap. We expect, however, to enter into an interest rate cap agreement for a portion of such variable rate debt upon consummation of this offering. As a result, we expect that approximately 80% of our total indebtedness upon completion of this offering will be subject to fixed rates and/or capped rates.

          The following table sets forth certain information with respect to the indebtedness that we expect to be outstanding after this offering, the acquisition transactions, and the financing and refinancing transactions.

				Balance Outstanding

						Our Share
	Original			June 30,	Pro Forma	Pro Forma
Property	Amount	Interest Rate	Maturity	2003	June 30, 2003	June 30, 2003

The Point Shopping Center	$20,000,000	7.63%	June 2027	$19,722,000	19,722,000	$19,722,000
Harrisburg, PA
Red Lion Shopping Center	16,800,000	8.86%	Feb 2010	16,652,000	16,652,000	3,330,000
Philadelphia, PA
Camp Hill Mall	14,000,000	4.74%(1)	Nov 2004	14,000,000	14,000,000	14,000,000
Camp Hill, PA
Loyal Plaza Shopping Center	13,877,000	7.18%	June 2011	13,745,000	13,745,000	3,436,000
Williamsport, PA
Port Richmond Village	11,610,000	7.17%	Mar 2008	11,366,000	11,366,000	11,366,000
Philadelphia, PA
Academy Plaza	10,715,000	7.28%	Mar 2013	10,490,000	10,490,000	10,490,000
Philadelphia, PA
Washington Center Shoppes	6,236,000	7.53%	Nov 2027	5,863,000	5,863,000	5,863,000
Washington Township, NJ

				Balance Outstanding

						Our Share
	Original			June 30,	Pro Forma	Pro Forma
Property	Amount	Interest Rate	Maturity	2003	June 30, 2003	June 30, 2003

LA Fitness Center	5,000,000	LIBOR + 2.75%	Dec 2007	1,626,000	1,626,000	813,000
Fort Washington, PA		(minimum 7.25%)
Fairview Plaza	6,080,000	5.71%	Feb 2013	6,054,000	6,054,000	1,816,000
New Cumberland, PA
Halifax Plaza	4,265,000	6.43%	Jan 2010	4,235,000	4,235,000	1,271,000
Halifax, PA
Newport Plaza	5,424,000	6.43%	Feb 2010	5,398,000	5,398,000	1,619,000
Newport, PA
Pine Grove Shopping Center	6,000,000	6.24%	Apr 2010	5,963,000	5,963,000	5,963,000
Pemberton Township, NJ
Swede Square Shopping Center	5,560,000	LIBOR + 2.75%	May 2005	5,560,000	—	—
East Norriton, PA		(minimum 7.25%)
Valley Plaza Shopping Center	6,430,000	LIBOR + 2.50%	Jun 2005	6,430,000	6,430,000	6,430,000
Hagerstown, MD	3,462,000	12.00%	Jun 2005	3,462,000	—	—
Wal-Mart Shopping Center	5,443,750	LIBOR + 2.50%	Aug 2005	—	5,444,000	5,444,000
Southington, CT	2,931,250	12%	Aug 2005	—	—	—
Golden Triangle Shopping Center	10,800,000	7.39%	Apr 2023	—	—	—
Lancaster, PA
Columbus Crossing Shopping Center	17,500,000	LIBOR + 1.25%	—	—	17,500,000	17,500,000
Philadelphia, PA
Corporate
Line of Credit	22,440,000	—	—	—	22,440,000	22,440,000

Totals	$194,574,000			$130,566,000	$166,928,000	$131,503,000

(1)	The interest rate on the entire loan amount is fixed via an interest rate swap at 4.74% through November 2003 and $7.0 million of the loan is fixed at that same rate through maturity. The remaining $7.0 million portion of the loan will float at the 30-day LIBOR rate plus 195 basis points from November 2003 through maturity. We have agreed in connection with this loan to maintain a minimum net worth of $13.0 million (including minority and limited partner interests) and consolidated liquid assets of at least $1.0 million.

Funds From Operations

          Management believes that funds from operations, or FFO, is an appropriate measure of performance of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

          As all companies and analysts do not calculate FFO in a similar fashion, our calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

The following table represents our pro forma FFO calculation for the six months ended June 30, 2003 and the year ended December 31, 2002:

	Pro forma	Pro forma	Pro forma
	Six Months Ended	Year Ended	Year Ended
	June 30,	December 31,	June 30,
	2003	2002	2003

Net (loss) income available to common shareholders and unit holders	$3,049,000	$5,795,000	$7,002,000
Add (less) our share of the following items:
Depreciation	3,153,000	6,252,000	6,464,000
Minority interest	424,000	532,000	473,000
Amount distributable to minority partners	(804,000)	(1,421,000)	(1,405,000)

Basic and diluted funds from operations(1)	$5,822,000	$11,158,000	$12,534,000

Weighted average shares/units outstanding	14,778,000	14,771,000	14,778,000

(1)	Management believes that FFO is a widely recognized and appropriate measure of performance of an equity REIT. Although FFO is a non-GAAP financial measure, management believes it provides useful information to shareholders, potential investors and management. Management computes FFO in accordance with the standards established by NAREIT. FFO is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

          As not all companies and analysts calculate FFO in a similar fashion, our calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Inflation

          Low to moderate levels of inflation during the past several years have favorably impacted our operations by stabilizing operating expenses. At the same time, low inflation had an indirect effect of reducing our ability to increase tenant rents. Our properties have tenants whose leases include expense reimbursements and other provisions to minimize the effect of inflation. These factors, in the long run, are expected to result in more attractive returns from our real estate portfolio as compared to short-term investment vehicles.

Quantitative and Qualitative Disclosures About Market Risk

          The primary market risk facing us is interest rate risk on our loans payable and mortgage notes payable. We will, when advantageous, hedge our interest rate risk using financial instruments. We are not subject to foreign currency risk.

          We are exposed to interest rate changes primarily as a result of (1) the line of credit used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and (2) the Camp Hill Mall and Valley Plaza Shopping Center acquisition financing. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we borrow primarily at fixed rates and may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.

          We will recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges will be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against earnings, or recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. As of June 30, 2003 historical, we have interest rate swaps on four of our mortgage loans. These derivatives had a fair value of approximately $860,000, of which $276,000 was recognized in other comprehensive income and the remaining $584,000 was recognized as the limited partner’s interest in the consolidated operating partnership.

          Our interest rate risk is monitored using a variety of techniques. As of June 30, 2003 historical, long-term debt consisted of fixed-rate secured mortgage notes and a variable rate line of credit facility. The average interest rate on the $123,000,000 of fixed rate secured mortgage indebtedness outstanding at June 30, 2003 was 7.2%, with maturities at various dates through 2027. The average interest rate on our line of credit at June 30, 2003 was 6%. There was $1,000,000 outstanding on the line of credit at June 30, 2003.

          Upon completion of this offering and the use of the proceeds as described above, we expect to have outstanding approximately $181.9 million of consolidated debt of which our share will be approximately $146.4 million. We expect approximately $57.8 million, or 32% of consolidated debt, to be variable rate debt and $57 million or 39% of our share of total debt, to be variable rate debt. With respect to variable rate debt, we have entered into four interest rate swaps for approximately $22.2 million to effectively fix the base rate portion of the interest rate at approximately 6.10%.

          As of pro forma June 30, 2003, we have approximately $124.1 million of consolidated fixed rate debt of which our share is $89.4 million. The average interest rate on the consolidated fixed rate secured mortgage indebtedness was 6.72%, with maturities at various dates through 2013.

          Upon completion of this offering and use of the proceeds as described above, approximately $57.8 million of our consolidated outstanding indebtedness as of June 30, 2003 are loans based on the London Interbank Offered Rate, or LIBOR, of which our share is $57.0 million. If LIBOR were to increase 100 basis points, future earnings and cash flows would decrease by approximately $570,000 annually for both consolidated debt and our share of total debt.

BUSINESS AND PROPERTIES

          We currently own 15 properties totaling approximately 2.5 million square feet of GLA. Our portfolio, excluding two properties under development, was approximately 94% leased as of June 30, 2003. We have entered into agreements to acquire eight other shopping centers, totaling approximately 1.1 million square feet of GLA for an aggregate purchase price of $134.5 million. Upon consummation of this offering and completion of our pending acquisitions, we will have a portfolio of 23 properties totaling approximately 3.6 million square feet of GLA, and our portfolio, excluding three properties currently under redevelopment, will be approximately 92% leased. We intend to close on these pending acquisitions shortly after consummation of this offering.

          We derive substantially all of our revenues from rents and reimbursement payments received from tenants under existing leases on each of our properties. Our operating results therefore depend materially on the ability of our tenants to make required payments. We believe that the nature of the properties we primarily own and in which we invest, neighborhood and community shopping centers, provides a more stable revenue flow in uncertain economic times, as they are more resistant to economic down cycles. This is because consumers still need to purchase food and other goods found at supermarkets, even in difficult economic times.

          In the future, we intend to focus on increasing our internal growth, pursuing targeted acquisitions of neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics and developing and redeveloping shopping centers. We currently expect to incur additional debt in connection with any future acquisitions of real estate.

          We were originally incorporated in Iowa on December 10, 1984 and elected to be taxed as a REIT commencing with the taxable year ended December 31, 1986. In June 1998, following a tender offer completed in April 1998 for the purchase of our common stock by CBC, we reorganized as a Maryland corporation and established an “umbrella partnership REIT” structure through the contribution of substantially all of our assets to a Delaware limited partnership, the operating partnership. We conduct our business through the operating partnership. Upon consummation of this offering we will own a 97.65% interest in the operating partnership. We are presently the sole general partner and own an approximate 30% interest in the operating partnership.

Industry Background

          The 2002 shopping center census by the National Research Bureau, or NRB, estimates that retail shopping center sales in the Northeast were approximately $250.4 billion in 2002. This is an increase of approximately $11.5 billion, or 4.8%, from 2001. At the end of 2002, there were approximately 8,692 shopping centers containing 1.15 billion square feet of GLA in the Northeast according to the NRB’s census, an increase from 8,602 shopping centers with 1.14 billion square feet of GLA in the Northeast at the end of 2001. According to the NRB’s census, the Northeast’s sales per square foot grew to $217.26 in 2002 from $210.18 the prior year, an increase of 3.37%.

          Retail shopping centers typically are organized in one of four formats: neighborhood shopping centers, community centers, regional malls and super regional malls. These centers are distinguished by various characteristics, which include shopping center size, the number and type of anchor tenants, types of products sold, distance and travel time, and customer base.

          Neighborhood shopping centers generally provide consumers with convenience goods such as food and drugs and services such as dry cleaning and laundry for the daily living needs of residents in the immediate neighborhood. A supermarket typically anchors these centers. In addition to the convenience goods provided by a neighborhood center, a community shopping center typically contains multiple anchors and may provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances. In our experience, neighborhood and community shopping centers are generally more resistant to economic down cycles.

          Our experience indicates that the key factors that drive the success of neighborhood and community shopping centers include strong market demographics, a diverse tenant mix with multiple anchors, including supermarkets, the proper positioning of the center to its customer base, traffic patterns and a strong relationship between the owner of the shopping center and the anchor tenants.

Pennsylvania

          According to the NRB census, Pennsylvania’s 1,745 retail shopping centers generated an estimated $49.8 billion in sales in 2002. This is an increase of 4.6% in sales from $47.7 billion in 2001. Pennsylvania shopping center GLA increased 1.6% to 258.9 million square feet from 254.9 million square feet. The NRB census also estimates that sales per square feet increased 2.94% from $187.01 in 2001 to $192.50 in 2002.

Harrisburg

          Harrisburg is the capital of Pennsylvania and is a center for manufacturing and the health industry, as well as for government services. According to The Pennsylvania State University Data Center, the estimated population of the greater Harrisburg metropolitan area in 2001 was 512,150. The population is expected to grow to 526,000 by 2006 and to nearly 600,000 by 2020. Average household income for the area in 2001 was approximately $59,200, according to Claritis, Inc., and is projected to increase to approximately $70,250 by 2006. According to Integra Realty Resources – Philadelphia 2002, retail sales per household for the greater Harrisburg metropolitan area were approximately $38,000 in 2002 and are expected to increase to approximately $43,500 by 2007.

Philadelphia

          According to the Philadelphia Planning Commission, the city’s population in the 2000 census was 1,517,550. The largest employment sectors in Philadelphia are services, government and retail trade. MPS Data Services projects that average household income for the metropolitan Philadelphia area will be $92,778 for 2003, increasing to $111,000 in 2015. Philadelphia is ranked sixth (behind Chicago, Los Angeles, New York, Detroit and Atlanta) of U.S. regions in annual sales with $58.3 billion, according to MPS Data Services and the Bureau of Labor Statistics.

Our Competitive Strengths

          We believe that we distinguish ourselves from other owners and operators of community and neighborhood shopping centers on account of the following:

•	High-Quality Neighborhood and Community Shopping Center Portfolio. Our primary focus is on supermarket-anchored neighborhood and community shopping centers. We believe supermarket anchors attract customers for several trips per week and provide more stable revenues, especially in uncertain economic environments. As of June 30, 2003, approximately 77% of our centers were supermarket-anchored. After this offering and completion of our pending acquisitions, approximately 79% of our centers will be supermarket-anchored.

•	Redevelopment and Value Enhancement Expertise. We seek to leverage our operating and redevelopment capabilities by acquiring assets that offer redevelopment and value enhancement opportunities. In particular, certain members of our senior management have successfully completed the redevelopment of The Point Shopping Center and Red Lion Shopping Center. At The Point Shopping Center, for example, we completed a total redevelopment in 2000 at a cost of approximately $9.1 million that increased revenues from $1.9 million in 2000 to $3.1 million for the twelve months ended June 30, 2003 and increased net operating income from $1.2 in 2000 to $2.3 for the twelve months ended June 30, 2003. The following is a reconciliation showing the calculation of net operating income for this property:

				For the
				Twelve
	Years Ended December 31,			Months
				Ended
	2000	2001	2002	June 30, 2003

Revenues	$1,851,000	$2,279,000	$2,918,000	$3,125,000
Expenses	(1,882,000)	(2,190,000)	(3,117,000)	(3,031,000)
Minority interest	15,000	(44,000)	99,000	(47,000)

Net Property Income	$(16,000)	$45,000	$(100,000)	$47,000

Add:
Depreciation	$277,000	$356,000	$508,000	$581,000
Amortization	7,000	43,000	251,000	96,000
Interest	917,000	1,163,000	1,535,000	1,508,000
Minority Interest	(15,000)	44,000	(99,000)	47,000

Net Operating Income	$1,170,000	$1,651,000	$2,095,000	$2,279,000

Before the redevelopment, The Point Shopping Center was an enclosed internal two story shopping center with approximately 120,000 square feet of GLA anchored by a local grocer renting 34,000 square feet at approximately $5.00 per square foot. As a result of the redevelopment, The Point Shopping Center is now an open air center with 255,400 square feet of GLA, anchored by a 55,000 square foot Giant Food, paying $17.00 per square foot and a 24,000 square foot Staples, paying $11.00 per square foot.

We are currently redeveloping Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center, at an aggregate budgeted project cost of approximately $30.0 million, and exploring redevelopment opportunities at South Philadelphia Shopping Plaza, Valley Plaza Shopping Center and Halifax Plaza. There can be no assurance that these developments will be completed or that the actual costs will not exceed the budgeted costs.

•	Pennsylvania as Core Market. Upon consummation of this offering and completion of our pending acquisitions, approximately 84% of our GLA will be located in eastern Pennsylvania, a mature and densely populated region. Based upon the 2000 United States Census, the average population within a three-mile radius of our properties is approximately 128,000 people and the average annual household income in such area is $51,400. The mean household income in the MSAs in which our properties are located is $59,800, which is higher than the national and Pennsylvania state mean household incomes. We believe that we benefit from the limited opportunity for new competing development near our locations and from the high barriers to entry for our asset class in our core markets.

•	Regional Asset Clusters. Upon consummation of this offering and completion of our pending acquisitions, we expect to have 12 properties, containing 1,465,300 square feet of GLA, in the Philadelphia area, and eight properties, containing 1,681,000 square feet of GLA, in the Harrisburg area. We believe that our local presence in these areas provides us with effective “on-the-ground” awareness of property availability, tenanting opportunities, demographic trends and evolving traffic patterns. Furthermore, our local presence enables our management team to employ a “hands-on” approach to administering our properties and satisfying our tenants. Our local management offices in these regions enable us to efficiently and intensively manage our assets and to develop strategic relationships with regional grocers and retailers.

•	Experienced and Committed Management Team. Our senior management team is comprised of executives with an average of more than 20 years experience in the acquisition,

ownership, management, leasing and redevelopment of commercial real estate in the Northeast, including shopping center properties. Senior management is expected to own a 6.7% aggregate equity interest in our company on a fully diluted basis after giving effect to this offering.

Mr. Ullman, our chairman, chief executive officer and president, and Ms. Walker, our vice president, who is in charge of our property management activity, each have more than 20 years of industry experience with us, our predecessors and our affiliates. Mr. O’Keeffe, our chief financial officer, has more than 17 years of industry experience. Mr. Widowski, our vice president and general counsel, has been practicing law for more than 18 years, with a focus on real estate transactions. Mr. Richey, our vice president and director of construction and maintenance services, has 22 years of industry experience in building, construction, project management and acquisitions. After giving effect to this offering and our pending acquisitions, over the last twelve months we will have acquired 16 properties with a combined GLA of 2.2 million square feet, at a total cost of $134.5 million.

Strong Relationships with Our Tenants. We have strong relationships with our tenants, including Giant Food, which management believes is the dominant grocer in its trade area. These relationships have led to leasing opportunities with existing tenants that are expanding as well as to acquisition opportunities sourced by tenants.

•	Varied Tenant Base and Limited Near-Term Lease Rollover. We believe that our diversity of tenants and limited near-term lease rollover enhance our ability to generate stable cash flows over time. Upon consummation of this offering and completion of our pending acquisitions, no single tenant, with the exception of Giant Food, will represent more than 4.5% of our annualized revenues on a pro forma basis for the period ended June 30, 2003. For such period, we had approximately 364 leases with 297 distinct tenants, including national and regional supermarkets, department stores, pharmacies, restaurants and other retailers. Pro forma for this offering and the pending acquisitions, the average lease term for our neighborhood and community shopping centers will be eight years, with no more than 9% of our total base rent expiring in any single year through 2013.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures in order to mitigate acquisition and development risks, secure marquee anchor tenants, and facilitate financing. Our joint venture partners include affiliates of Kimco Realty Corporation, a leading REIT specializing in the acquisition, development and management of neighborhood and community shopping centers. We serve as managing partner of all of our joint ventures and manage the properties.

Business and Growth Strategies

          Our business and growth strategies include the following elements:

Internal Growth

•	Building and benefiting from our strong tenant relationships. We believe that the success of our business greatly depends upon our ability to establish, maintain and enhance on-going relationships with our tenants. Through our direct involvement in management, we are able to meet the needs of growing tenants and benefit from leasing opportunities originating from this type of working relationship.

•	Maximizing cash flow from our properties by continuing to enhance the operating performance of each property. We are able to achieve operating, marketing and leasing efficiencies through our property management and leasing program. We actively monitor our lease expirations to maintain high levels of occupancy.

•	Enhancing yield and productivity of existing properties through hands-on intensive management. We take a hands-on approach in order to expediently address operating, marketing and leasing developments. Additionally, we maintain a local presence in our markets and have significant experience working with local governmental and regulatory agencies.

•	Completing in process redevelopment and lease-up of Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center. In 2004, we intend to complete the redevelopment and lease-up of approximately 300,000 square feet at Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center. In this regard, at Camp Hill Mall we have executed a letter of intent for a new operating lease with Giant Food, an existing tenant, for 65,300 square feet at $15.00 per square foot, scheduled to commence June 2004. Giant Food’s prior lease at this center was for a 42,000 square foot space that was ground leased from us for $2.37 per square foot. At Golden Triangle we have executed a lease with LA Fitness for 46,000 square feet at $14.00 per square foot, scheduled to commence December 2004.

•	Capitalizing on redevelopment opportunities, such as those being explored at South Philadelphia Shopping Plaza, Valley Plaza Shopping Center and Halifax Plaza.

•	Commencing development of a supermarket-anchored shopping center in 2005 with approximately 100,000 square feet of GLA plus two out parcels at an undeveloped 16.5 acre parcel of land located between Harrisburg and Hershey, Pennsylvania, which we have an option to acquire and is currently zoned for a shopping center.

There can be no assurance that any of the above redevelopment and development projects will be completed or commenced as planned, that the letter of intent with regard to the lease with Giant Food at Camp Hill Mall will be executed or that the rents payable under executed leases will be indicative of any leases executed in the future.

External Growth

•	Acquiring additional neighborhood and community shopping centers. We pursue opportunistic acquisitions of neighborhood and community shopping centers, utilizing our knowledge of regional markets in which we operate. As described in “— Acquisition and Market Selection Process,” we focus our acquisition activities on the Northeast, primarily in eastern Pennsylvania. We target properties with the following characteristics: (1) potential growth in cash flow, (2) attractive investment yields, (3) improvable through hands-on management, (4) possibly requiring redevelopment or repositioning, and (5) consistent in quality, demographics and location with our existing portfolio. After giving effect to this offering and our pending acquisitions, over the last twelve months we will have acquired 16 properties, with a combined GLA of 2.2 million square feet, at a total cost of $134.5 million. We expect to use our line of credit and operating partnership units to fund future acquisitions. Where appropriate, we will continue to establish joint ventures to mitigate acquisition and development risk, secure marquee tenants and facilitate refinancing.

•	Acquiring properties that offer value enhancement opportunities. We have internal capabilities to pursue development, redevelopment, re-tenanting and upgrading opportunities. Previous redevelopments successfully completed by certain of our senior executives include The Point Shopping Center and Red Lion Shopping Center. We are currently redeveloping the Camp Hill Mall, Swede Square Shopping Center and Golden Triangle Shopping Center, and exploring potential redevelopments at the South Philadelphia Shopping Plaza, the Valley Plaza Shopping Center and Halifax Plaza.

•	Identifying acquisition targets through our network of institutional and private real estate investors, lenders, brokers and agents. We are able to source and identify acquisition opportunities through our partnerships and relationships with institutional and private owners and operators of shopping center properties.

•	Focusing on traffic patterns in identifying acquisitions. Our senior management focuses on vehicle traffic counts, access, stacking, distance and pedestrian access in assessing potential acquisitions. We believe that traffic-pattern conditions are often overlooked and are important determining factors of long-term asset value.

•	Utilizing management expertise to structure sophisticated acquisition transactions. Our senior management’s extensive real estate and legal background allows us to enter into uniquely structured transactions, often with tax sensitive sellers.

Financing Strategy

          Our financing strategy is to maintain a strong and flexible financial position by maintaining a prudent level of leverage and managing our variable interest rate exposure. We intend to finance future growth with the most advantageous source of capital available to us at the time of the transaction. These sources may include selling common stock, preferred stock or debt securities through public offerings or private placements, incurring additional indebtedness through secured or unsecured borrowings, issuing units in the operating partnership in exchange for contributed property and forming joint ventures.

Acquisition and Market Selection Process

          We seek to acquire neighborhood and community shopping centers in neighborhood trade areas with attractive demographics. When specific markets are selected, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. In particular, we emphasize the following factors:

•	Geographic Focus. Our acquisition activities are focused in the Northeast, primarily in Pennsylvania and New Jersey. In the Northeast, there were 8,692 shopping centers with 1.15 billion square feet of GLA generating $250.4 billion of sales, or $217.26 per square foot, during 2002. In Pennsylvania, there were 1,745 shopping centers with 258.9 million square feet of GLA generating $49.9 billion of sales, or $192.50 per square foot, during 2002. In New Jersey, there were 1,324 shopping centers with 181.4 million square feet of GLA generating $35.8 billion of sales, or $197.50 per square foot, during 2002.

In general, our strategy is to target geographic areas proximate to our existing neighborhood and community shopping centers that allow us to maximize our current resources and manage expenses. We also consider opportunities to expand into other geographic markets where the opportunity presented would allow us to reach an economy of scale. We will continue to evaluate all potential acquisitions on a property-by-property and market-by-market basis. We evaluate each market based on different criteria, including:

•	density of population within a three to five mile radius of the center;

•	mature transportation patterns;

•	limited opportunities for the development of competing centers;

•	stable or growing population base;

•	positive job growth;

•	diverse economy; and

•	other competitive factors.

•	Property Focus. We target neighborhood and community shopping centers containing approximately 100,000 to 300,000 square feet of GLA. In particular, we focus on those shopping centers anchored by market-leading supermarkets or those smaller operators who have dominant positions in their trade areas. In the absence of a supermarket anchor, we focus on the presence of other anchors for these centers, including department stores, off-price retailers, office superstores, and fabric and clothing retailers, all of whom we believe to be generally beneficial to the value of the center.

In addition to attractive anchors, we also seek properties with a diverse tenant mix that includes service retailers, such as banks, video stores, restaurants, apparel and specialty shops. The dominant characteristic we seek is the ability of the center to generate a steady, repetitive flow of traffic by providing staple goods to the community and offering a high level of convenience with ease of access and abundant parking.

•	Successful at Sourcing Acquisitions. We believe we have been successful at sourcing new acquisitions based on the following factors:

•	certain members of our management team have been in the commercial real estate business in the Northeast for over 25 years and have developed good relationships with owners, developers, lenders, brokers and tenants in the region;

•	we have been creative in structuring acquisitions and creative in obtaining financing; and

•	we are knowledgeable about local market developments.

Our Properties

          Upon consummation of this offering and completion of our pending acquisitions, we will have a portfolio of 23 properties totaling approximately 3.6 million square feet of GLA.

					Percent			Annualized	Percentage
					Occupied			Base Rent	of Total
			Percentage		as of		Annualized	Per	Annualized
	Year Built/	Year	Owned		June 30,	Major	Base	Square	Base
Property(1)	Renovated	Acquired	(Pro Forma)	GLA	2003	Tenants	Rent($)(2)	Foot($)	Rent(%)

Current Properties
The Point Shopping Center Harrisburg, PA	1972/ 2000-2001	2000	100	255,400	93%	Burlington Coat Factory Giant Food	2,492,294	9.76	7.84
Port Richmond Village Philadelphia, PA	1988	2001	100	155,000	100%	Thriftway Pep Boys	1,745,077	11.26	5.49
Academy Plaza Philadelphia, PA	1965/1998	2001	100	155,000	100%	Acme Markets	1,681,208	10.85	5.29
Washington Center Shoppes Washington Township, NJ	1979/1995	2001	100	158,000	96%	Acme Markets Powerhouse Gym	1,028,390	6.51	3.24
Loyal Plaza Shopping Center Williamsport, PA	1969/ 1999-2000	2002	25	293,300	92%	K-Mart Giant Food	1,977,741	6.74	6.22
Red Lion Shopping Center Philadelphia, PA	1971/1990 and 1998-2000	2002	20	224,300	94%	Sports Authority Best Buy Staples	2,401,179	10.71	7.56
Camp Hill Mall Camp Hill, PA	1958/1986, 1991 and 2003	2002	100	521,600	70% *	Boscov’s Giant Food Barnes & Noble	2,753,419	5.28	8.67
LA Fitness Center Fort Washington, PA	N/A	2002	50	41,000	N/A	LA Fitness Center	N/A	N/A	N/A
Halifax Plaza Halifax, PA	1994	2003	30	54,200	100%	Giant Food Rite Aid	521,361	9.62	1.64
Newport Plaza Newport, PA	1996	2003	30	66,800	100%	Giant Food Rite Aid	538,692	8.06	1.70
Fairview Plaza New Cumberland, PA	1992	2003	30	69,600	97%	Giant Food	811,991	11.67	2.56

						Percent			Annualized	Percentage
						Occupied			Base Rent	of Total
			Percentage			as of		Annualized	Per	Annualized
	Year Built/	Year	Owned			June 30,	Major	Base	Square	Base
Property(1)	Renovated	Acquired	(Pro Forma)		GLA	2003	Tenants	Rent($)(2)	Foot($)	Rent(%)

Pine Grove Shopping Center Pemberton Township, NJ	2001-2002	2003	100		79,300	97%	Peebles	814,909	10.28	2.56
Swede Square Shopping Center East Norriton, PA	1980/2003	2003	100		102,500	74% *	LA Fitness	906,374	8.84	2.85
Valley Plaza Shopping Center Hagerstown, MD	1973-1975/ 1994	2003	100		191,200	100%	K-Mart Ollie’s Tractor Supply Company	861,033	4.50	2.71
Wal-Mart Shopping Center Southington, CT	1972/2000	2003	100		154,700	99%	Wal-Mart Namco	948,582	6.13	2.99
Pending Transactions
South Philadelphia Shopping Plaza Philadelphia, PA	1950/ 1998-2003			(3)	283,300	91%	Shop Rite Bally’s Total Fitness Ross	3,590,832	12.68	11.30
Golden Triangle Shopping Center Lancaster, PA	1960/1985, 1990, 1997 and 2003		100		229,000	47% *	Marshalls Staples	1,098,930	4.80	3.46
Columbus Crossing Shopping Center Philadelphia, PA	2001			(4)	142,200	100%	Super Fresh Old Navy A.C. Moore	2,253,224	15.85	7.09
River View Plaza I Philadelphia, PA	1991/1998			(4)	117,600	83%	United Artists	1,947,174	16.56	6.13
River View Plaza II Philadelphia, PA	1991/1993 and 1995			(4)	46,600	91%	Staples West Marine	886,056	19.01	2.79
River View Plaza III Philadelphia, PA	1991/1995			(4)	83,400	98%	Pep Boys Athlete’s Foot	1,413,756	17.16	4.45
Lake Raystown Plaza Huntingdon, PA	1995		100		84,300	100%	Giant Food Rite Aid Fashion Bug	764,298	8.79	2.41
Huntingdon Plaza Huntingdon, PA	1970		100		102,100	73% (5)	Peebles Auto Zone	334,692	3.28	1.05
Total/Average for current properties and pending transactions			85	%(6)	3,609,400			31,771,212	8.78	100%

*	Properties under redevelopment

(1)	Our properties are generally owned by bankruptcy remote special purpose entities. Accordingly, the assets of these entities, including the properties, may not be available to satisfy claims that a creditor may have against us.

(2)	Annualized base rent represents the contractual base rent for leases in place as of June 30, 2003, calculated on a straight-line basis in accordance with U.S. generally accepted accounting principles, or GAAP. This amount excludes operating expense recoveries that would be applicable to such leases.

(3)	We have entered into a lease agreement to obtain operating control of this property, along with an option to acquire this property in ten years. A description of this transaction is set forth below under “— Pending Transactions.”

(4)	We have entered into an agreement to acquire this property through a partnership in which we will own 100% of the common equity interest; the seller will retain a preferred interest that will be entitled to a return that approximates the interest payment on the loan that we will make to the seller upon closing of the acquisition. A description of this transaction is set forth below under “— Pending Transactions.”

(5)	Includes approximately 22,000 square feet that has been leased to Peebles but is under construction.

(6)	Represents weighted average percentage ownership based upon GLA and includes 100% of South Philadelphia Shopping Plaza, Columbus Crossing Shopping Center and River View Plaza I, II and III. Joint venture properties are subject to the distribution priorities described elsewhere in this prospectus.

Tenant Diversification

          Upon consummation of this offering and completion of the pending acquisitions, we will have leases with more than 297 distinct tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the 15 largest tenants in our shopping centers based on annualized base rent on a pro forma basis upon consummation of this offering, as of June 30, 2003:

	Total Leased	Percentage of		Percentage of
	GLA (sq.	Total Portfolio	Annualized	Total Annualized
Tenant	ft.)	GLA(%)	Base Rent($)	Base Rent(%)

Giant Food(1)	333,486	9.3	3,307,291	10.3
United Artists(2)	77,700	2.2	1,434,312	4.5
Staples(3)	90,002	2.5	1,293,108	4.1
Boscov’s(2)	167,597	4.7	742,071	2.3
Super Fresh Food Market(2)	61,506	1.7	661,527	2.1
Shop Rite(2)	54,388	1.5	639,010	2.0
Best Buy(2)	46,000	1.3	627,571	2.0
A.C. Moore(4)	42,000	1.2	588,932	1.9
Dollar Tree(5)	48,820	1.4	550,566	1.7
Sports Authority(2)	43,825	1.2	525,900	1.7
K-Mart(4)	198,368	5.5	514,996	1.6
Pep Boys(6)	42,615	1.2	509,269	1.6
Acme Supermarket(4)	117,533	3.3	501,272	1.6
Rite Aid(3)	39,000	1.1	484,300	1.5
Old Navy(2)	25,000	0.7	472,222	1.5

Total	1,387,840	38.8	12,852,347	40.4

(1)	Giant Food is located in seven of our properties.

(2)	United Artists, Boscov’s, Super Fresh Food Market, Best Buy, Shop Rite, Sports Authority and Old Navy are each located in one of our properties.

(3)	Staples and Rite Aid are located in four of our properties.

(4)	A.C. Moore, K-Mart and Acme Supermarket are each located in two of our properties.

(5)	Dollar Tree is located in five of our properties.

(6)	Pep Boys is located in three of our properties.

Individual Property Descriptions

The Point Shopping Center

          This property contains 255,400 square feet of GLA and is leased to 19 tenants, including Burlington Coat Factory and Giant Food. The operating partnership is the sole general partner of this property with a 50% partnership interest. Upon consummation of this offering, the operating partnership will own 100% of this property.

          The center was originally constructed in 1972 and was substantially redeveloped from 1998 to 2001, including the construction of a new 24,000 square foot Staples in 1998 and a 55,000 square foot Giant Food supermarket in 2001. Prior to the redevelopment, this property was a 308,000 square foot center with a 120,000 square foot enclosed mall. In conjunction with the redevelopment, we removed the enclosed mall saving substantial property operating expenses, replaced a small local grocer with Giant Food, converted an old theater into two retail locations, installed a larger parking lot with improved flow and driver lanes, and installed a new traffic signal at the entrance intersection.

          The operating partnership acquired its partnership interest in The Point Associates, L.P. on July 1, 2000 for a purchase price of $2.9 million, subject to a then-existing first mortgage of $9.3 million.

          On May 29, 2002, the operating partnership refinanced the existing mortgage with a new loan of $21 million from Protective Life Insurance Company of Birmingham, Alabama. The new loan carries an interest rate of 7.625%, has an amortization schedule of 25 years and matures in June 2027. Notwithstanding the amortization term, the lender has an option of accelerating the loan at any time after June 2012. The loan is due and payable in full 90 days after the lender notifies us that it has exercised the option. The mortgage may be prepaid in full at any time during its term, subject to a prepayment premium equal to the greater of 1% of the unpaid principal balance at the time of the prepayment or a yield maintenance premium.

          The operating partnership intends to use $2.4 million of the proceeds from this offering to purchase the outstanding 50% limited partnership interest. The seller also will receive an extra $150,000 if we successfully lease existing vacant space.

Port Richmond Village

          This property contains 155,000 square feet of GLA and is leased to 31 tenants, including Thriftway and Pep Boys. The operating partnership owns 100% of this property.

          The center was originally constructed in 1988.

          The operating partnership acquired its interest in this property in October 2001 for a purchase price of $14.2 million, subject to a then-outstanding first mortgage of $11.6 million. The operating partnership’s interest in this property has been pledged as security for repayment of the Hudson Realty financing (see “Hudson Realty Financing” below). After consummation of this offering, the Hudson Realty financing will be repaid and the security interest will be terminated.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $11.4 million. The mortgage carries an interest rate of 7.174%, has an amortization schedule of 30 years and matures in March 2008.

Academy Plaza

          This property contains 155,000 square feet of GLA and is leased to 32 tenants, including Acme supermarket and a charter school. The operating partnership owns 100% of this property.

          The center was originally constructed in 1965 and was substantially renovated in 1988, including the construction of an expanded 50,000 square foot Acme supermarket.

          The operating partnership acquired its interest in this property in October 2001 for a purchase price of $11.6 million, subject to a then-outstanding first mortgage of $10.7 million. The operating partnership’s interest in this property has been pledged as security for repayment of the Hudson Realty financing. Upon consummation of this offering, the Hudson Realty financing will be repaid and the security interest will be terminated.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $10.5 million. The mortgage carries an interest rate of 7.28%, has an amortization schedule of 30 years and matures in March 2013.

Washington Center Shoppes

          This property contains 158,000 square feet of GLA and is leased to 27 tenants, including Acme Supermarket and Powerhouse Gym. The operating partnership owns 100% of this property.

          The center was originally constructed in 1979 and was substantially expanded and renovated in 1995, including a new façade, roofs, lighting, signs and parking lot renovations.

          The operating partnership acquired its interest in this property in October 2001 for a purchase price of $8.9 million, subject to a then-outstanding first mortgage of $6.0 million. The operating partnership’s interest in this property is pledged as security for repayment of the Hudson Realty financing. Upon consummation of this offering, the financing will be repaid and the security interest will be terminated. This property also includes an adjacent unencumbered parcel of land that was acquired by us at the same time as Washington Center Shoppes for a purchase price of $250,000.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $5.9 million. The mortgage carries an interest rate of 7.53%, has an amortization schedule of 30 years and matures in November 2027. Notwithstanding the amortization term the lender has an option of accelerating the loan at any time after June 2007. The loan is due and payable in full 90 days after the lender notifies us that it has exercised the option. We intend to repay this mortgage on consummation of this offering and replace it with $8.8 million of floating rate debt.

Red Lion Shopping Center

          This property contains 224,300 square feet of GLA and is leased to 16 tenants, including Best Buy and Staples. The operating partnership is the sole general partner of this property with a 20% partnership interest.

          The center was originally constructed in 1971 and was substantially redeveloped during 1990 and subsequently expanded from 1998 through 2000, including the construction of a new 43,825 square foot Sports Authority store in 1990, a 46,000 square foot Best Buy in 1998 and a 24,000 square foot Staples in 2000.

          The operating partnership acquired its interest in this property on May 31, 2002 from an affiliate of CBC for a purchase price of $1.2 million, subject to a then-outstanding first mortgage of $17.0 million. ARC Properties, Inc. (“ARC Properties”) acquired a 69% limited partner interest, at the same time as our acquisition, for $4.1 million. Silver Circle Management Corp. (“Silver Circle”), an affiliate of CBC, has an 11% limited partnership interest in the property.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $16.7 million. The mortgage carries an interest rate of 8.86% and matures in February 2010. The amortization schedule is 30 years.

          Pursuant to the terms of the partnership agreement for Red Lion Shopping Center, income and loss of the partnership is allocated to the respective partners in accordance with their percentage ownership interests. Silver Circle has a continuing right to receive on a priority basis upon a capital event, an amount equal to cash left in the partnership at closing in the amount of approximately $185,000, which amount approximates the amount payable to the mortgage lender for one month’s debt service and reserves, respectively. Cash distributions from operations or from liquidation will also be allocated in accordance with the percentage ownership interests.

          ARC Properties also has the following rights:

•	To compel a sale after April 1, 2009 (the operating partnership may match the designated sales price).

•	Right of first refusal for any third party offer for the Red Lion Shopping Center property which the operating partnership wishes to accept.

•	If Mr. Ullman no longer controls Cedar-RL, LLC, the entity through which the operating partnership holds its interest, ARC Properties may require that the property be marketed or it may terminate the property manager and choose a new third party manager, subject to the operating partnership’s reasonable approval.

•	If by May 31, 2004, cumulative distributions amount to less than 80% of certain targeted amounts and ARC Properties determines in its reasonable discretion that the operating partnership is not properly managing the property, it may require marketing of the property or termination of the operating partnership as manager. Such right continues until cumulative distributions equal or exceed 80% of targeted amounts.

•	To compel refinancing if such refinancing can be made available on a non-recourse basis, at a fixed rate, with a minimum five year term and if economically more favorable than the existing financing.

          The operating partnership and an affiliate of ARC Properties have independent options to purchase the property or all of ARC Properties’ interest for fair market value. Upon exercise of such option at a specified price, either option holder may purchase the property or the other partner’s interests based on such price.

          Silver Circle has agreed to pay us rent in the event a certain 49,588 square feet of space remains vacant at the center through May 2012 in an amount up to $570,262 per year plus certain other charges. This obligation is secured by an escrow account that we may draw upon as payments are due, which has a balance of approximately $885,000 as of June 30, 2003.

          Our 20% indirect ownership interest as sole general partner of API Red Lion Shopping Center Associates provides us with control over the activities of API Red Lion Shopping Center Associates, except with respect to limited significant decisions where the consent of a majority of the limited partners is required. Accordingly, we report consolidated results of API Red Lion Shopping Center Associates and eliminate intercompany balances and transactions. We are currently evaluating the impact FIN 46 will have on consolidating this joint venture into our financial statements.

Loyal Plaza Shopping Center

          This property contains 293,300 square feet of GLA and is leased to 24 tenants, including K-Mart and Giant Food. The operating partnership is the sole general partner of this property with a 25% partnership interest.

          The center was originally constructed in 1969 and was substantially redeveloped during 1999 and 2000, including the construction of a new 67,000 square foot Giant Food supermarket and a free standing Eckert drug store that opened in 2001.

          The operating partnership acquired its interest in this property in July 2002 for a purchase price of $18.3 million, including the assumption of a $14.0 million first mortgage loan. The operating partnership contributed $1.4 million for its 25% partnership interest and Kimco Preferred Investor IV Trust (“Kimco Investor IV”) invested $4.0 million for the remaining 75% limited partnership interest in Loyal Plaza Associates, L.P.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $13.7 million. The mortgage carries an interest rate of 7.18%, has an amortization schedule of 30 years and matures in June 2011. Prepayment of the mortgage requires a defeasance or make-whole deposit equal generally to the amount in government securities or other acceptable securities that will not result in a downgrading, withdrawal or qualification of the ratings of the rating agencies in effect for the loan, and which will generate amounts equal to or greater than the payments required by the loan agreement for the remaining period of the loan.

          The partnership agreement for Loyal Plaza Shopping Center provides essentially that Kimco Investor IV is entitled to receive a 12.0% preferred return, after which the operating partnership is entitled to receive a 10% preferred return. Thereafter, any excess cash flow is divided 70% to Kimco Investor IV and 30% to the operating partnership. In the event of a sale, refinancing or other capital transaction, the initial proceeds of such transaction after repayment of third party debt shall be distributed generally to Kimco Investor IV until its initial capital contribution is reduced to zero, then to Kimco Investor IV until it achieves a 14% internal rate of return, or IRR, then to the operating partnership until its capital contribution balance is reduced to zero, then until it receives a 14% IRR, and then in accordance with the residual sharing ratio (50% to the operating partnership and 50% to Kimco Investor IV).

          The effect of the preferred IRR arrangements with Kimco Investor IV will expose the operating partnership’s contributed capital, in the event of a capital transaction, to cover any shortfall in Kimco Investor’s IV’s rate of return. There will not be any exposure beyond the potential inability of the operating partnership to realize repayment of such contributed amounts (and any undistributed income).

          Either party has the right after June 30, 2007 to initiate a procedure for offering the property for sale for amounts in excess of any debt secured by the property plus unreturned capital contributions, or to initiate a “buy-sell” option.

          As the sole general partner, we are responsible for managing the affairs of the partnership and making all decisions relevant thereto, except with respect to limited significant decisions where the consent of Kimco Investor IV is required. Accordingly, the operation of the property is consolidated into the accompanying financial statements. We are currently evaluating the impact FIN 46 will have on consolidating this joint venture into our financial statements.

Camp Hill Mall

          This property contains 521,600 square feet of GLA and is leased to approximately 54 tenants, including Boscov’s, Giant Food and Barnes and Noble. The operating partnership owns 100% of this property.

          The center was originally constructed in 1957 and redeveloped in 1986. A 90,000 square foot addition was completed in 1991. The operating partnership is currently in the process of substantially redeveloping the property and expects the redevelopment to be completed in the summer of 2005. The operating partnership intends to construct a new 65,300 square foot Giant Food supermarket, which will open in the summer of 2004 in place of a small, inaccessible Giant Food supermarket. The redevelopment costs are expected to be between $22 million and $24 million, although actual costs could deviate materially from this estimate. The redevelopment will involve converting an enclosed mall into an open air power center, eliminating substantial operating expenses. This will enable us to diversify away from sign-in retail domain to three distinct functional uses — grocery, retail and entertainment.

          The operating partnership acquired its interest in this property in November 2002 for a purchase price of $17.2 million plus closing costs. This regional shopping mall has several outparcels and is located on approximately 44 acres at the intersection of Route 15 and Trindle Road at the Harrisburg beltway on the west bank of the Susquehanna River. Hudson Realty has a second mortgage on this property to secure a loan with a principal balance of $7.75 million. After this offering, we expect that the Hudson Realty financing will be repaid and their security interest will be terminated.

          The principal balance of the first mortgage, which was obtained in November 2002 and is due in November 2004, was $14.0 million. The interest rate is fixed via an interest rate swap at 4.74% for the entire loan from the date the mortgage was obtained, through and including November 2003. From December 2003 through November 2004, $7.0 million is fixed at 4.74% and the remaining $7.0 million will bear interest at a floating rate equal to 30-day LIBOR plus 195 basis points. We have an option to extend the mortgage for an additional year. The mortgage may be repaid at any time after six months in whole or in part without penalty. If we prepaid the mortgage as of July 31, 2003, the cost to terminate the interest rate swap would have been approximately $185,000. The operating partnership has guaranteed 25% of the principal of the mortgage.

LA Fitness Center

          The operating partnership acquired its interest in this property, a 7-acre parcel of land, in December 2002 at a cost of $280,000. An affiliate of ARC Properties, Inc. invested $1.0 million for a limited partnership interest in Fort Washington Fitness, L.P. and is entitled to receive a 12% preferential return on its investment before any distributions are made to us. The operating partnership is the sole general partner of this property with a 50% partnership interest.

          This property will contain 41,000 square feet of GLA. The center is being developed into a health club facility, which project is expected to be completed during the fourth quarter of 2003. The property is leased to L.A. Fitness International for 15 years with three additional five-year renewal options. The operating partnership estimates that the development project will cost $8.8 million. The development is being funded by a $5.0 million construction loan obtained by the operating partnership, $2.6 million from LA Fitness International and $1.0 million from ARC Properties, Inc. The terms of the agreement with L.A. Fitness International provide that L.A. Fitness International is responsible for any construction overruns that may occur.

          ARC Properties also has the following rights:

•	To compel a sale after July 1, 2007 (the operating partnership may match the designated sales price).

•	Right of first refusal for any third party offer for the L.A. Fitness Center property which the operating partnership wishes to accept.

•	If Mr. Ullman no longer controls Cedar-Fort Washington, LLC, the entity through which the operating partnership holds its interest, it may require that the property be marketed or to terminate the property manager and to choose a new third party manager, subject to the operating partnership’s reasonable approval.

•	If at any time after the second anniversary of the first day of the month immediately following the first month that L.A. Fitness Center commences its rent payment, cumulative distributions amount to less than 80% of certain targeted amounts and ARC Properties determines in its reasonable discretion that the operating partnership is not properly managing the property, it may require marketing of the property or termination of the operating partnership as manager. Such right continues until cumulative distributions equal or exceed 80% of targeted amounts.

•	To compel refinancing if such refinancing can be made available on a non-recourse basis, at a fixed rate, with a minimum five year term and if economically more favorable than the existing loan.

          As of June 30, 2003, the outstanding principal balance on the construction loan was $1.6 million. The construction loan carries an interest rate of 275 basis points over 90-day LIBOR with a minimum rate of 5.75%, has no amortization schedule during construction and matures in December 2004.

Fairview Plaza, Halifax Plaza and Newport Plaza

          These properties contain an aggregate of 190,500 square feet of GLA and are leased to an aggregate of 28 tenants, including Giant Food, McDonald’s, Subway, Rite Aid and the Pennsylvania Liquor Control Board. The operating partnership has a 30% general partnership interest in each of these properties.

          Fairview Plaza, Halifax Plaza and Newport Plaza were originally built in 1992, 1994 and 1996, respectively.

          The operating partnership acquired its interest in Fairview Plaza, Halifax Plaza and Newport Plaza for the aggregate purchase price of $21 million, including closing costs. The operating partnership’s interest in these properties is held through an umbrella limited partnership, Fairport Associates, L.P.

CIF-Fairport Associates, LLC, a limited liability company of which the operating partnership is the sole member, is the sole general partner of Fairport Associates L.P. Kimco Preferred Investors III, (“Kimco Investor III”), is the limited partner of Fairport Associates, L.P. Fairport Associates, L.P. in turn owns 99% as limited partner in Fairview Plaza Associates, L.P., Newport Plaza Associates, L.P. and Halifax Plaza Associates, L.P. The general partner, with a 1% general partnership interest, of each entity is a single-purpose limited liability company of which the operating partnership is the sole managing member.

          As of June 30, 2003, the outstanding principal balance on the mortgage loans for Fairview Plaza, Halifax Plaza and Newport Plaza were $6.1 million, $4.2 million and $5.4 million, respectively. The interest rate on the Fairview Plaza mortgage is 5.71%. Through a series of interest rate swaps, the interest rates for Halifax Plaza and Newport Plaza have been fixed at 6.43%. The maturity dates for the mortgages are February 2013 for Fairview Plaza and February 2010 for each of Halifax Plaza and Newport Plaza. The amortization schedule for Fairview Plaza is 30 years, while Halifax Plaza has annual amortization payments of $90,000 and Newport Plaza has annual amortization payments of $109,200.

          The partnership agreements for each of the respective properties provide essentially that Kimco Investor III is entitled to receive a 12.5% preferred return, after which the operating partnership is entitled to receive a 12.5% preferred return. Thereafter, any excess cash flow is divided 50% to Kimco Investor III and 50% to the operating partnership. In the event of a sale, refinancing or other capital transaction, the initial proceeds of such transaction after repayment of third party debt shall be distributed generally to Kimco Investor III until its initial capital contribution is reduced to zero, then to Kimco Investor III until it achieves a 12.5% internal rate of return, or IRR, then to the operating partnership until its capital contribution balance is reduced to zero, then until it receives a 12.5% IRR, and then in accordance with the residual sharing ratio (30% to the operating partnership and 70% to Kimco Investor III). As each of the properties, and the respective ownership entities, are all under the Fairport partnership umbrella, any shortfall in required priority payments by any one of the three properties will be offset by excess cash receipts from any other of the properties prior to any other distribution for the benefit of any affiliate of the operating partnership.

          The effect of the preferred IRR arrangements with Kimco Investor III will expose the operating partnership’s contributed capital, in the event of a capital transaction, to cover any shortfall in Kimco Investor III’s rate of return. There will not be any exposure beyond the potential inability of the operating partnership to realize repayment of such contributed amounts (and any undistributed income).

          Either party has the right after December 31, 2007 to initiate a procedure for offering the three properties (not just one or two of the properties) for sale for amounts in excess of any debt secured by the three properties plus unreturned capital contributions, or to initiate a “buy-sell” option for the three properties.

          Fairport Associates, L.P. is the sole general partner responsible for managing the affairs of the partnership and making all decisions relevant thereto, except with respect to limited significant decisions where the consent of Kimco Investor III is required. Accordingly, the operations of the property are consolidated into the accompanying financial statements.

Pine Grove Shopping Center

          This property contains 79,300 square feet of GLA and is leased to 15 tenants, including Peebles. The operating partnership is the sole general partner of this property with a 15% interest. Upon consummation of this offering, the operating partnership will own 100% of this property.

          The center was originally constructed in 2001 and substantially redeveloped during 2002.

          The operating partnership acquired its interest in this property in April 2003 at a cost of $8.0 million, which was financed in part by a $6.0 million first mortgage, of which the operating partnership guaranteed $1.8 million. Homburg Invest purchased an 85% limited partnership interest for $2.0 million. Homburg Invest received a 10% placement fee and is entitled to receive a 12% preferential return before we receive any distributions. The operating partnership has an option to buy Homburg

Invest’s interest provided that Homburg Invest receives a 15% annualized rate of return from the acquisition date through the effective date of the exercise of the option. The operating partnership intends to use $2.2 million (less any distributions previously made) of the proceeds from this offering to purchase Homburg Invest’s interests in this property.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $6.0 million. Through an interest rate swap, the interest rate on the mortgage was fixed at 6.24%. The mortgage has annual amortization payments of $150,000 and matures in April 2010. The operating partnership has guaranteed 30% of the principal of the loan.

Swede Square Shopping Center

          This property contains 102,500 square feet of GLA and is leased to 12 tenants, including LA Fitness Center. The operating partnership is the sole general partner of this property with a 15% general partnership interest. Upon consummation of this offering, the operating partnership will own 100% of this property.

          The center was originally constructed in 1980 and is currently undergoing a complete redevelopment involving retenanting with multiple new tenant build-outs, upgrading common areas, redesigning the parking lot, improving access and flow and installing new facades and signage.

          The operating partnership acquired its interest in this property in May 2003 at a cost of $8.6 million, subject to a first mortgage of approximately $5.6 million. The principal amount of the mortgage may be increased for additional construction successfully completed. Homburg Invest purchased an 85% limited partnership interest for $3.0 million. Homburg Invest received a 10% placement fee and is entitled to receive a 12% preferential return before we receive any distributions. The operating partnership has an option to buy Homburg Invest’s interest provided that Homburg Invest receives a 15% annualized rate of return from the acquisition date through the effective date of the exercise of the option. The operating partnership intends to use $3.2 million (less any distributions paid) of the proceeds from this offering to purchase Homburg Invest’s limited partnership interest in this property.

          As of June 30, 2003, the outstanding principal balance on the mortgage was $5.6 million. The mortgage can be increased to a total of $7.5 million in connection with certain leasing and redevelopment achievements. The mortgage carries a floating rate of LIBOR plus 275 basis points, with a minimum rate of 7.25%, is interest only during the initial term of the loan and matures in May 2005. The mortgage can be repaid without penalty after January 2004 and we currently expect to repay the loan at that time. We have guaranteed 30% of the principal of this loan.

Valley Plaza Shopping Center

          This property contains 191,200 square feet of GLA and is leased to seven tenants, including K-Mart, Ollie’s and Tractor Supply Company. The operating partnership owns 100% of this property.

          The center was originally constructed in 1975.

          The operating partnership acquired its interest in this property in June 2003 for $9.5 million, including closing costs.

          The purchase price plus certain lender fees were financed by a $6.4 million, two-year, interest-only senior bank loan with interest at LIBOR plus 250 basis points, and a two-year, $3.5 million subordinated bank loan with interest at 12% annually. Commitment fees of $65,000 for the senior bank loan and $346,000 for the subordinated bank loan were included in the loan amounts. We are required to pay an exit fee of $104,000 upon repayment. Homburg Invest is entitled to receive one-half of the commitment fees and exit fees, and 4.75% of the interest payments on the subordinated loan in consideration for arranging the loan and for providing the lender with certain repayment guarantees with respect to both loans.

Wal-Mart Shopping Center

          Wal-Mart Shopping Center is a community shopping center of approximately 154,700 square feet, of which Wal-Mart represents approximately 94,400 square feet with a lease extending through 2018. Other principal tenants include a 20,000 square foot Namco, a 14,600 square foot Southington Wine & Spirits, a 10,000 square foot Connecticut Lighting Center and Sovereign Bank on an outparcel. We acquired a ground lease of this property that expires in 2072.

          The purchase price for the property was approximately $8.35 million, plus closing costs. We obtained a subordinated loan of $2.9 million and a senior loan of $5.4 million for the purchase of this property. Both loans mature in two years. The subordinated loan bears interest at a rate of 12%, while the senior loan bears interest at a spread of 250 basis points over 30-day LIBOR. We intend to use $2.9 million of the proceeds of this offering to repay the subordinated loan. In addition, Homburg Invest purchased an 85% limited partnership interest for $825,000, which includes a 10% fee to Homburg Invest. Homburg Invest received a 10% placement fee for the loans and is entitled to receive 40% of the interest accrued on the subordinated loan and a 12% preferential return on the $825,000 partnership interest before we receive any distributions. The operating partnership has an option to buy Homburg Invest’s interest for $990,000. We intend to use $990,000 of the proceeds from this offering to purchase Homburg Invest’s limited partnership interest in this property.

Pending Transactions

South Philadelphia Shopping Plaza

          In April 2003, we entered into a lease agreement with regard to South Philadelphia Shopping Plaza, located in Philadelphia, Pennsylvania. In connection therewith, we made a non-refundable deposit of $3.0 million. South Philadelphia Shopping Plaza is a 283,000 square foot shopping center built in 1950 with a 54,000 square foot Shop Rite as the anchor tenant. Additional tenants include Bally’s Total Fitness, Ross and Strauss Auto Zone.

          Currently, we, through a subsidiary of the operating partnership, intend to net lease South Philadelphia Shopping Plaza from the existing owner for a term of 29 years, 11 months. We will have the right to exercise an option to purchase the property at fair market value at any time after ten years, subject to acceleration of our right to exercise the purchase option in certain instances, such as the bankruptcy of the existing owner.

          Simultaneously with the execution of the net lease, the operating partnership will make a loan to the existing owner in the amount of $39.0 million, secured by a first mortgage on the owner’s fee interest in the property.

          The interest payment under the loan will equal the fixed rent under the net lease. The owner will direct us to make all payments under the net lease directly to us. The existing owner’s obligation under the loan is deemed to be satisfied upon our payment of fixed rent under the net lease, and the owner’s obligation under the loan is deemed excused if we do not make our payment of fixed rent under the net lease. In connection with this transaction, the current owner of this center has agreed that we may offset rent due under the net lease in the event a certain 7,600 square feet space is vacant at the property during the three years subsequent to the transaction. In the event such vacancies exist the current owner’s interest payments due under the loan will exceed the fixed rent due under the loan and the owner will be obligated to pay us the difference.

Golden Triangle Shopping Center

          In September 2003, we entered into an agreement to acquire from affiliates of CBC Golden Triangle Shopping Center in Lancaster, Pennsylvania. This is an approximately 229,000 square foot shopping center built in 1960 with a 30,000 square foot Marshalls and a 24,060 square foot Staples. We have entered into a lease for a 46,000 square foot L.A. Fitness Center and are negotiating a lease for a 30,000 square foot grocer. We expect to redesign the parking lot and install new facades and signage.

          The purchase price for the property will be approximately $1.5 million, plus closing costs and the assumption of a $9.9 million first mortgage. The purchase is expected to be funded from the proceeds of this offering.

Columbus Crossing Shopping Center

          In October 2003, we entered into an agreement to acquire operating control of Columbus Crossing Shopping Center in Philadelphia, Pennsylvania. The interests of the present partners in the partnership that owns the property will be recast as preferred limited partnership interests. This is a new, fully leased approximately 142,000 square foot shopping center completed in 2001 with a 61,500 square foot Super Fresh Supermarket as the principal anchor tenant. Additional tenants include a 25,000 square foot Old Navy, a 22,000 square foot A.C. Moore and a 10,000 square foot Famous Footwear. The property is located on the Delaware River off Christopher Columbus Boulevard and abuts adjacent free-standing Wal-Mart and Home Depot stores, which we are not acquiring.

          We have the option to redeem the preferred interest of the existing owners in ten years, in the event and to the extent the existing owners of the partnership have not redeemed their interests prior to that time. We currently intend to exercise such option. At the time we become a partner in the partnership, we will make a $6.4 million loan to the current owners of the partnership, which would be repaid at the time the present partners interests in the partnership are redeemed. We will become the managing general partner of the partnership that owns this property and acquire 1% of the common interests of the partnership and we will become a limited partner of the partnership and acquire 99% of the common interests of the partnership.

          The return to the existing owners on the preferred interests will approximate the interest payable under the loan.

          This property is subject to a $17.5 million first mortgage loan.

River View Plaza I, II and III

          In October 2003, we entered into an agreement under which we will acquire operating control of River View Plaza I, River View Plaza II and River View Plaza III shopping centers in Philadelphia, Pennsylvania. These shopping centers consist of three separate properties with an aggregate of approximately 246,600 square feet of GLA. River View I is anchored by a United Artists Theatre, River View II is anchored by Staples and West Marine and River View III is anchored by Pep Boys and Athlete’s Foot.

          All three properties are also located on Christopher Columbus Boulevard (on the opposite side of the boulevard from the Columbus Crossing property) and there is a northbound exit from Route I-95 adjacent to the properties.

          The transaction has been structured so that the existing owners will contribute the property to a newly formed partnership, and, in exchange for their contribution, each of the owners will acquire a preferred limited partnership interest in the partnership. We will become the managing general partner of the partnership and acquire 1% of the common interests of the partnership and we will become a limited partner of the partnership and acquire 99% of the common interests of the partnership. We have an option to redeem the preferred interests of the existing owners in ten years, in the event and to the extent the existing owners of the partnership have not redeemed their interests prior to that time. We currently intend to exercise such option. At the time we become partners in the partnership that owns the property, we will make a $26.7 million loan to the existing owners, which must be repaid at the time the present partners interests in the partnership are redeemed. The return to the existing owners on the preferred interest will approximate the interest payable under the loan. The property is subject to a $22.5 million first mortgage loan, which we will repay from the proceeds of this offering.

Lake Raystown Plaza

          In August 2003, we entered into an agreement to purchase Lake Raystown Plaza shopping center in Huntingdon, Pennsylvania. This is a Giant Food supermarket-anchored center of approximately 84,300 square feet, completed in 1995, located approximately 20 miles east of Altoona, Pennsylvania. In addition to a 39,200 square foot Giant Food supermarket, other tenants include a 10,000 square foot Rite Aid drug store and a 9,100 square foot Fashion Bug.

          The purchase price for the property will be approximately $7.0 million, plus closing costs. The purchase is expected to be financed from the proceeds of this offering and from a borrowing under our line of credit which we intend to enter into concurrently with the acquisition.

Huntingdon Plaza

          In August 2003, we entered into an agreement to purchase Huntingdon Plaza shopping center in Huntingdon, Pennsylvania. This is an approximately 102,100 square foot shopping center adjacent to the Lake Raystown Plaza property and features a 22,000 square foot Peebles, a 9,000 square foot Auto Zone and a 7,000 square foot Family Dollar Store. Negotiations are pending to fill the remaining vacancies.

          The purchase price for the property will be approximately $4.0 million, plus closing costs. The purchase is expected to be financed from the proceeds of this offering and from a borrowing under our line of credit, which we intend to enter into concurrently with the acquisition.

The Point Shopping Center

          We have entered into an agreement to acquire the 50% interest in The Point Shopping Center in Harrisburg, Pennsylvania which is not presently owned by us for a purchase price of approximately $2.4 million, subject to a $19.7 million first mortgage. This property contains approximately 255,000 square feet of GLA.

Options

          We have entered into an option for $150,000, which expires December 2004, to acquire an undeveloped 16.5 acre parcel of land located between Harrisburg and Hershey, Pennsylvania for approximately $1.9 million.

          We received a 10-year option to acquire the Shore Mall in Egg Harbor Township, New Jersey, a 620,000 square foot shopping center, from an affiliate of CBC, subject to a right of first refusal of a former owner, which expires in 2009. The option provides that the purchase price will be the appraised value at the time the option is exercised. The option provides us with a right of first refusal if the owner receives a bona fide third-party offer. If we do not exercise our option in connection with a bona fide third party offer, the option will terminate. Brentway and SKR presently provide property management, leasing, construction management and legal services to the Shore Mall property. Upon completion of this offering and the merger of our advisors, we expect to continue to provide management services to, and to receive fees at standard rates from, the Shore Mall property until that property is acquired by us (or sold or otherwise disposed of by the existing owners). An affiliate of CBC owns 92% of this property and Mr. Ullman owns 8%.

          We currently do not intend to exercise our option because the property is highly leveraged and the debt has significant prepayment penalties. In addition, we are waiting for additional road work in the area to be completed.

Rents and Occupancy Information

          The following table shows certain information on rents and occupancy rates for our properties during the period of our ownership.

				Number of	Aggregate
Year Ended		Average Base Rent		Operating	Percentage
December 31,	Occupancy	Per Square Foot	GLA	Properties	Rents

2000	82%	$5.11	260,000	1	$80,700
2001	93%	9.03	728,000	4	$53,300
2002	90%	8.76	1,803,000	7	$39,100

          The following table shows lease expiration data as of June 30, 2003, for all of our properties upon consummation of this offering and completion of our pending transactions described in this prospectus, assuming no tenants exercise renewal options.

		Base Rents			Percent of GLA
				No. of Leases	Leased Represented
Expiration Year	Expiring GLA	Per Sq. Ft.	Total	Expiring	by Expiring Leases

2003 (second half)	194,910	$5.50	$1,071,742	37	3.35%
2004	262,597	9.53	2,503,387	55	7.82%
2005	203,914	13.96	2,848,188	45	8.90%
2006	344,249	8.52	2,931,242	46	9.16%
2007	204,264	12.65	2,583,940	46	8.07%
2008	178,055	12.14	2,161,492	29	6.75%
2009	95,011	12.96	1,231,681	13	3.85%
2010	286,577	5.52	1,582,550	13	4.94%
2011	199,266	10.49	2,089,469	15	6.53%
2012	128,175	13.99	1,792,570	19	5.60%
2013	114,218	11.11	1,268,915	9	3.96%
Thereafter	965,185	10.31	9,952,402	37	31.08%

          Four of our properties either contributed more than 10% of our aggregate gross revenues during 2002 or had a book value equal to more than 10% of our total assets at year-end 2002. Except for Giant Food, no tenant at these properties leases more than 10% of such center’s GLA. The following charts show certain information for these properties during the period of our ownership.

	The Point Shopping Center

	Avg. Occupancy	Avg. Annual Base
Fiscal Year	Rate	Rent per sq. ft.

2000	82%	$5.11
2001	91%	7.70
2002	93%	10.29

	Red Lion Shopping Center

	Avg. Occupancy	Avg. Annual Base
Fiscal Year	Rate	Rent per sq. ft.

2002	85%	$11.91

	Loyal Plaza Shopping Center

	Avg. Occupancy	Avg. Annual Base
Fiscal Year	Rate	Rent per sq. ft.

2002	92%	$7.16

	Camp Hill Mall

	Avg. Occupancy	Avg. Annual Base
Fiscal Year	Rate	Rent per sq. ft.

2002	90%	$6.69

          The following tables show lease expiration data as of June 30, 2003 for each of the above properties for the next ten years (assuming that none of the tenants exercise renewal options).

The Point Shopping Center

			Annualized		% of Annual Base
		% of Leased	Expiring	No. of Leases	Rent Represented by
Expiration Year	Expiring GLA	Property Square Feet	Rents	Expiring	Expiring Leases

2003	—	0.00	$—	0	0.00
2004	2,550	1.07	24,910	1	1.02
2005	1,600	0.67	13,000	1	0.53
2006	88,305	37.13	387,178	3	15.78
2007	14,648	6.16	234,228	3	9.55
2008	26,635	11.20	229,092	2	9.34
2009	—	0.00	—	0	0.00
2010	—	0.00	—	0	0.00
2011	5,000	2.10	37,222	1	1.52
2012	16,909	7.11	253,760	5	10.34
2013	24,000	10.09	264,000	1	10.76
Thereafter	58,200	24.42	1,010,383	2	41.18

Red Lion Shopping Center

			Annualized		% of Annual Base
		% of Leased	Expiring	No. of Leases	Rent Represented by
Expiration Year	Expiring GLA	Property Square Feet	Rents	Expiring	Expiring Leases

2003	30,933	14.58	$107,550	2	4.48
2004	1,800	0.85	28,168	1	1.17
2005	50,546	23.82	599,553	3	24.99
2006	3,600	1.70	54,000	1	2.25
2007	26,815	12.64	277,830	3	11.58
2008	—	0.00	—	0	0.00
2009	4,310	2.03	63,861	1	2.66
2010	—	0.00	—	0	0.00
2011	—	0.00	—	0	0.00
2012	—	0.00	—	0	0.00
2013	10,750	5.07	174,623	2	7.28
Thereafter	83,442	39.32	1,094,034	3	45.59

Loyal Plaza Shopping Center

			Annualized		% of Annual Base
		% of Leased	Expiring	No. of Leases	Rent Represented by
Expiration Year	Expiring GLA	Property Square Feet	Rents	Expiring	Expiring Leases

2003	—	0.00	$—	0	0.00
2004	8,350	3.10	118,258	3	5.99
2005	21,864	8.12	232,958	5	11.80
2006	109,538	40.68	401,549	5	20.34
2007	24,420	9.07	328,960	5	16.66
2008	2,500	0.93	33,846	1	1.71
2009	—	0.00	—	0	0.00
2010	6,500	2.41	58,271	1	2.95
2011	9,900	3.68	81,720	1	4.14
2012	8,355	3.10	55,000	1	2.79
2013	—	0.00	—	0	0.00
Thereafter	77,843	28.91	663,765	2	33.62

Camp Hill Mall

			Annualized		% of Annual Base
		% of Leased	Expiring	No. of Leases	Rent Represented by
Expiration Year	Expiring GLA	Property Square Feet	Rents	Expiring	Expiring Leases

2003	132,977	29.31	$406,128	22	13.65
2004	22,026	4.85	279,768	8	9.40
2005	4,208	0.93	80,788	4	2.72
2006	10,459	2.30	111,634	3	3.75
2007	—	0.00	—	0	0.00
2008	1,297	0.29	22,692	1	0.76
2009	3,639	0.80	50,946	1	1.71
2010	180,576	39.79	910,882	4	30.62
2011	86,078	18.97	797,939	7	26.82
2012	3,466	0.76	50,329	2	1.69
2013	—	0.00	—	0	0.00
Thereafter	9,040	1.99	264,022	2	8.87

(1)	Annualized expiring rents represents the contractual rent for expiring leases, calculated on a straight line basis in accordance with GAAP.

          Depreciation on The Point Shopping Center, Red Lion Shopping Center, Loyal Plaza Shopping Center, and Camp Hill Mall is calculated using the straight-line method over the estimated useful life of the real property and improvements, which ranges from three to 39 years. At December 31, 2002, the Federal tax basis in these centers was as follows: approximately $21,600,000 for The Point Shopping Center, approximately $20,300,000 for Red Lion Shopping Center, approximately $18,800,000 for Loyal Plaza Shopping Center, and approximately $17,900,000 for Camp Hill Mall.

          The realty tax rate is approximately $2.44 per $100 of assessed value for Loyal Plaza Shopping Center; $8.27 per $100 of assessed value for Red Lion Shopping Center; $1.74 per $100 for The Point Shopping Center; and $1.61 per $100 for Camp Hill Mall.

Competition

          We believe that competition for the acquisition and operation of retail shopping centers is highly fragmented. We face competition from institutional investors, other REITs and owner-operators engaged in the acquisition, ownership and leasing of shopping centers as well as from numerous local, regional and national real estate developers and owners in each of our markets.

          We encounter competition for acquisitions of existing income-producing properties. We also face competition in leasing available space at our properties to prospective tenants. The actual competition for tenants varies depending upon the characteristics of each local market in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, price, the presence of anchor tenants, mix and quality of tenants and maintenance of properties.

Office

          Our executive office is located at 44 South Bayles Avenue, Port Washington, New York and contains 4,587 square feet under a lease at rentals consistent in the building that expires on October 31, 2007. Mr. Ullman owns a 24% interest in the building that houses our executive offices. We also have an office located at the Camp Hill Mall that contains 2,000 square feet. We expect to open an office in the Philadelphia, Pennsylvania area during 2003.

Legal Proceedings

          We are not presently involved in any litigation nor to our knowledge is any litigation threatened against us or our subsidiaries that, in management’s opinion, would result in any material adverse effect on our ownership, management or operation of our properties, or is not covered by our liability insurance.

Environmental Matters

          There are two principal environmental matters that affect our Loyal Plaza Shopping Center. These are (a) certain petroleum-impacted soil at the newly-built, free-standing Eckerd drug store building on an outparcel of the property; and (b) a concentration of dry cleaning solvents, PCE and TCE, at levels in excess of amounts permitted by the PADEP.

          Pursuant to the purchase agreement for the purchase of the property by us, the seller will remain liable for all costs up to and including a satisfactory “Release of Liability” letter issued by the PADEP with respect to all such contamination at the property. The seller has deposited $950,000 in escrow to support its obligations. In the event that the escrows are insufficient to cover all required testing and remediation, the seller has undertaken to expend any and all monies required to complete such testing and remediation including monitoring, without limits as to time. While we believe an anticipated “Release of Liability” letter from the PADEP will operate to relieve us of any further liability for remediation of the site under Pennsylvania environmental statutes, or for any contamination identified in reports submitted to and approved by the PADEP to protect us from successful citizens’ suits or other contribution actions, we cannot assure you that we would not incur costs associated with the investigation, remediation or removal of such contamination.

          At the South Philadelphia Shopping Plaza, in which we intend to obtain an interest upon consummation of this offering, concentrations of PCE, TCE and cis-1,2-DCE (dry cleaning solvents) at levels in excess of amounts permitted by the PADEP were found. Pursuant to our agreement, the existing owner is responsible for all remediation measures as may be required to meet statewide health standards in connection with these contaminants. If the existing owner fails to satisfy its obligations under the agreement, we may be liable for significant remediation cost.

          At Swede Square Shopping Center, there are concentrations of dry cleaning solvents in groundwater in excess of amounts permitted by PADEP. Pursuant to a Consent Order and Agreement entered into between PADEP, the former owner and us, the former owner is required to take all remedial measures, including monitoring of groundwater, to attain site specific standards. We have certain obligations under the Consent Order, including restricting the property to industrial or commercial use, and not disturbing monitoring wells or soils on the property. PADEP covenants not to sue or take administrative action against us for the identified contamination until the remediation is complete, provided we meet our obligations under the Consent Order. While we believe that this covenant relieves us of any liability for remediation under Pennsylvania environmental statutes, it does not protect us from actions or suits by third parties during the remediation.

Employees

          Upon consummation of the merger of our advisors, we will have 28 employees. We believe that our relations with our employees are good. None of our employees are unionized.

Outstanding Indebtedness

Protective Life Insurance Company

          On May 29, 2002, we refinanced a loan used to construct certain improvements to The Point Shopping Center. The new loan, provided by Protective Life Insurance Company of Birmingham, Alabama, is potentially for $21 million, of which $20.0 million was drawn down upon completion of the refinancing. The additional $1.0 million becomes available to us if, within two years of the date of closing of the refinancing, we lease generally not less than 22,500 square feet in the shopping center at $14.00 per square foot for a 10-year period to an acceptable creditworthy tenant. If we are unable to find such a tenant within the two year period, we lose our right to access the additional $1.0 million of the loan.

          The interest rate on the new loan is 7.625%. The loan matures in June 2027 and has an amortization of 25 years. Notwithstanding the amortization term, the lender has an option of accelerating the loan at any time after June 2012. The loan is due and payable in full 90 days after the lender notifies us that it has exercised the option. Debt service under the loan for the initial $20.0 million funding amount is $1.8 million per year. The loan may be pre-paid in full at any time upon 90-days’ prior written notice and payment of a prepayment premium equal to the greater of 1% of the then-unpaid principal balance of the loan or a yield maintenance formula. We are also required to escrow with the lender amounts equal to annual real estate taxes and insurance premium.

SWH Financing

          During November 2002, we entered into a financing agreement with SWH for a $6.0 million loan of which approximately $4.2 million was used to fund the Camp Hill Mall acquisition and to provide approximately $100,000 of working capital. The balance of the SWH financing, approximately $1.3 million, was used to pay off the then-existing SWH loan balance of approximately $880,000 together with certain “exit fees” of approximately $500,000 attributable to financing previously provided by SWH for the portfolio of supermarket-anchored shopping centers that we purchased in October 2001. The term of the SWH loan was through November 30, 2005 and it carried interest at the rate of 12.5%, adjusting to an annual rate of 14% from December 1, 2004 through maturity.

          SWH received a funding fee of $300,000 (equal to 5% of the loan amount) at closing and received an exit fee of $120,000 when the loan was repaid.

          The security for repayment of the SWH financing was our equity interest in Port Richmond Village, Academy Plaza and Washington Center Shoppes, together with a pledge of the operating partnership’s interest in the Camp Hill Mall. Citizens Bank of Pennsylvania, which holds the first mortgage on the Camp Hill Mall, and SWH have entered into certain inter-creditor agreements that provide, among other things, for notice and other procedures in the event of default under either of the loan agreements.

Hudson Realty

          We obtained a $7.75 million loan from Hudson Realty Capital LLC, or Hudson Realty (the principals of which include the principals of SWH). A portion of the proceeds of this loan was used to repay in full the SWH financing. The loan is secured by the security interest presently held by SWH. The loan is for 18 months at an interest rate of 12.5% per annum. Hudson Realty received a five percent commitment fee and is entitled to a two percent exit fee. Amortization of principal commences May 1, 2004 at $200,000 per month for the 7th through 9th months, $250,000 per month for the 10th through 12th months, $350,000 per month for the 13th through 15th months and $450,000 per month thereafter. We have the right to prepay the loan at any time after Hudson Realty shall have received at least four months interest. If we obtain debt or equity financing on the Camp Hill Mall from a party other than Hudson Realty or sell our interest in the center prior to January 24, 2004, and the loan has not yet been funded, we have agreed to pay to Hudson Realty a fee of $200,000.

GE Capital Corporation

          Fairview Plaza. In January 2003, we obtained a $6.1 million first mortgage loan from GE Capital Corporation in connection with the purchase of our interest in Fairview Plaza. The loan matures in February 2013, bears interest at a rate of 5.75% and has a 30-year amortization schedule. Annual debt service on the loan, including interest and amortization, is approximately $424,000. The loan is prepayable upon payment of a penalty equal essentially to the difference between the interest cost/yield of the loan and the then-prevailing lending/borrowing rates, discounted to then-present value, for the balance of the term of the loan.

          Golden Triangle Shopping Center. In September 2003, we entered into an agreement to acquire this center from affiliates of CBC for a purchase price of approximately $1.5 million, plus closing costs and the assumption of a $9.9 million first mortgage. The loan matures in April 2023, bears interest at a rate of 7.39% and has a 25-year amortization schedule; provided, however, that the lender may accelerate the maturity to April 2008. Annual debt service on the loan, including interest and amortization, is approximately $948,000.

          Columbus Crossing Shopping Center. In August 2003, we entered into an agreement to acquire operating control of this center. The property is subject to a $17.5 million first mortgage loan, with an interest rate of the greater of LIBOR plus 2.9% or 4.8%. The loan matures in July 2005. We may extend the loan for one year with notice to the lender and payment of a fee of 0.5%. The loan carries an exit fee of 1%.

Citizens Bank of Pennsylvania

          Halifax Plaza and Newport Plaza. We obtained loans of $4.3 million and $5.4 million from Citizens Bank of Pennsylvania in connection with the purchase of our interests in Halifax Plaza and Newport Plaza, respectively. Each loan is for a period of seven years with amortization at $90,000 per annum for Halifax Plaza and $109,800 per annum for Newport Plaza. Annual debt service on both loans, including interest and amortization, is $800,000 in the aggregate. The loans are prepayable without penalty except for applicable breakage fees under certain interest rate protection agreements. The interest rate on both loans is determined by a “spread” of 210 basis points over 30-day LIBOR. We entered into interest rate swaps for the entire amounts and terms of the respective loans, swapping 30-day LIBOR for a fixed rate of 4.33%, so as to result in a fixed rate of 6.43%. The operating partnership guaranteed 20% of the principal amount of the loan.

          Camp Hill Mall. The operating partnership acquired its interest in this property in November 2002 for a purchase price of $17.2 million plus closing costs. The principal balance of the mortgage from Citizens Bank of Pennsylvania, which was obtained in November 2002 and is due in November 2004, was $14.0 million. The interest rate is fixed via an interest rate swap at 4.74% for the entire loan from the date the mortgage was obtained, through and including November 2003. From December 2003 through November 2004, $7.0 million is fixed at 4.74% and the remaining $7.0 million will bear interest at a floating rate equal to 30-day LIBOR plus 195 basis points. We have an option to extend the mortgage for an additional year. The mortgage may be repaid at any time after six months in whole or in part without penalty. If we had prepaid the mortgage as of June 30, 2003, the cost to terminate the interest rate swap would have been approximately $216,000. The operating partnership has guaranteed 25% of the principal of the mortgage.

          Pine Grove Shopping Center. The operating partnership acquired its interest in this property in April 2003 at a cost of $8.0 million, which was financed in part by a $6.0 million first mortgage by Citizens Bank of Pennsylvania, of which the operating partnership guaranteed $1.8 million. The mortgage carries an interest rate of 6.24%, amortization is $150,000 annually and matures in April 2010. The operating partnership has guaranteed 30% of the principal of the mortgage.

North Fork Bank

          Effective March 16, 2003, we established a secured line of credit for a one-year period with North Fork Bank. The loan bears interest at a rate equal to the greater of 6% or North Fork Bank’s prime rate plus 1%. The line of credit has a $2.0 million limit; provided, however, that the line of credit above $1.0 million will be available only when the Hudson Realty financing has been repaid in full. This loan will be repaid with $1.0 million of proceeds from this offering.

BFV Interim Finance B.V.

          We obtained a subordinated loan of $3.4 million and a senior loan of $6.4 million from BFV Interim Finance B.V. (a Netherlands corporation that is an affiliate of ABN Amro Bank) in connection with our purchase of the Valley Plaza Shopping Center. Each loan is for a period of two years. The subordinated loan bears interest at a rate of 12%. The interest rate on the senior loan is determined by a “spread” of 250 basis points over 30-day LIBOR. We paid origination fees of $346,220 and $64,298 in connection with the subordinated loan and senior loan, respectively, and will have to pay an exit fee of $103,860 in connection with the subordinated loan upon repayment of the loans.

          The loans are guaranteed by us and Homburg Invest. In exchange for its guarantee, Homburg Invest receives 4.75% on the interest accrued on the subordinated loan, and 50% of the origination and exit fees.

          This indebtedness will be repaid with $10.3 million of the proceeds of this offering, including $225,040 payable to Homburg Invest as its portion of the origination and exit fees.

Farmers First Bank

          A $5.0 million construction loan from Farmers First Bank of Lititz, Pennsylvania has been obtained in connection with the LA Fitness Center development project. At June 30, 2003, the outstanding principal balance on the loan was $1.6 million. The loan carries an interest rate of 275 basis points over 90-day LIBOR, with a minimum rate of 5.75%, has no amortization schedule during construction and matures in December 2004. The borrower has the right, with notice to the bank and payment of a  1/2% fee, to convert the construction loan to a 36-month financing commencing in January 2005 and ending on December 31, 2007. The rate for the financing also will float at 275 basis points over 90-day LIBOR, with a minimum rate of 6.25%. At the borrower’s option, the borrower may fix the rate at 3.75% above the three-year Treasury rate, with a minimum rate of 7%. In addition, there are two one-year extensions available to the borrower upon payment of a  1/4% fee for each year.

The Chase Manhattan Bank

          Academy Plaza. The operating partnership acquired its interest in this property in October 2001 subject to a then-outstanding first mortgage of $10.7 million originated by The Chase Manhattan Bank. The loan matures in March 2013, bears interest at a rate of 7.275% and has a 30-year amortization schedule. Annual debt service on the loan is approximately $910,000. The loan is subject to a prepayment penalty if paid prior to maturity.

          Port Richmond Village. The operating partnership acquired its interest in this property in October 2001 subject to a then-outstanding first mortgage of $11.6 million originated by The Chase Manhattan Bank. The loan matures in April 2007, bears interest at a rate of 7.174% and has a 30-year amortization schedule. Annual debt service on the loan is approximately $975,000. The loan is subject to a prepayment penalty if paid prior to maturity.

CS First Boston Mortgage Capital Corporation

          The operating partnership acquired its interest in Washington Center Shoppes in October 2001 subject to a then-outstanding first mortgage of $6.236 million originated by CS First Boston Mortgage Capital Corporation. The loan matures in November 2027, with an “anticipated repayment date” of November 2007, bears interest at a rate of 7.53% and has a 30-year amortization schedule. Annual debt service on the loan is approximately $522,000. The loan is subject to a prepayment penalty if paid prior to maturity.

RAIT Partnership, L.P.

          The operating partnership acquired its interest in Swede Square Shopping Center in May 2003 at a cost of $8.6 million. As of June 30, 2003, the outstanding principal balance on the mortgage from RAIT Partnership, L.P. was $5.6 million. The mortgage carries a rate of LIBOR plus 2.75%, subject to a minimum rate of 7.25%, and is interest only during the initial term. The loan matures in May 2005. We may extend the loan for one year with notice to the lender and payment of a fee of 0.5%. We can prepay the mortgage at any time upon 30 days notice to the lender; however, any prepayment within the first eight months of the loan’s origination would be subject to a 2% prepayment penalty.

Lehman Brothers Bank, FSB

          The operating partnership acquired its interest in Loyal Plaza Shopping Center in July 2002 at a cost of $18.3 million, subject to a then-outstanding first mortgage of $14.0 million originated by Lehman Brothers Bank, FSB. As of June 30, 2003, the outstanding principal balance on the mortgage was $13.7 million. The mortgage carries an interest rate of 7.18%, has an amortization schedule of 30 years and matures in June 2011. Annual debt service on the loan is $1,138,000. Prepayment of the mortgage requires a defeasance or make-whole deposit equal generally to the amount in government securities or other acceptable securities that will not result in a downgrading, withdrawal or qualification of the ratings of the rating agencies in effect for the loan, and which will generate amounts equal to or greater than the payments required by the loan agreement for the remaining period of the loan.

Bouwfonds Property Finance BV

          We obtained a subordinated loan of $2.9 million and a senior loan of $5.4 million from Bouwfonds Property Finance BV. The subordinated loan bears interest at a rate of 12%, while the senior loan bears interest at a spread of 250 basis points over 30-day LIBOR. We paid a commitment fee of 1% at closing, divided one-half to Bouwfonds Property Finance BV and one-half to Homburg Invest. In addition, the subordinated loan included an up-front closing fee of approximately $293,000 paid at closing and an exit fee of $88,000, each divided one-half to Bouwfonds Property Finance BV and one-half to Homburg Invest. Of the total 12% interest rate on the subordinated loan, 9.5% was divided one-half to Bouwfonds Property Finance BV and one-half to Homburg Invest.

Salomon Smith Barney

          The operating partnership acquired its interest in Red Lion Shopping Center in May 2002 from an affiliate of CBC at a cost of $1.2 million, subject to a then-outstanding first mortgage of $17.0 million originated by Salomon Smith Barney. As of June 30, 2003, the outstanding principal balance on the mortgage was $16.7 million. The mortgage carries an interest rate of 8.86%, has an amortization schedule of 30 years and matures in February 2010. The loan is subject to a prepayment penalty if paid prior to maturity.

Realty Enterprise Fund, LLC Loan

          In August 2003, we obtained a $1.0 million loan from Realty Enterprise Fund, LLC, which was used to fund the deposit for the acquisition of Columbus Crossing Shopping Center and River View Plaza I, II and III. The loan bears interest at the rate of 9% annually and is due on the earlier to occur of one year from the date of advance or five days after completion of any public offering. We have agreed to pay an exit fee of 20% of the principal advanced. The lender, at its sole option, shall have the right to convert all of the loan to units in the operating partnership valued at the public offering price, less the underwriting commission.

MANAGEMENT

          The following table sets forth certain information about our directors and executive officers:

Name	Age	Position

Leo S. Ullman	64	Chairman of the Board of Directors, Chief Executive Officer and President
Brenda J. Walker	51	Director and Vice President
James J. Burns	64	Director
Johannes A.M.H. der Kinderen	63	Director
Richard Homburg	54	Director
Frank W. Matheson	58	Director*
Everett B. Miller, III	58	Director
Roger M. Widmann	64	Director*
Thomas J. O’Keeffe	58	Chief Financial Officer
Thomas B. Richey	48	Vice President and Director of Construction and Maintenance Services
Stuart H. Widowski	43	Secretary and General Counsel

*	Mr. Widmann has agreed to serve as a director and our board of directors will cause him to be elected as a director prior to completion of this offering. Mr. Matheson has agreed to resign as a director upon completion of this offering.

          Currently, our charter provides that our board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2005, 2006 and 2004, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. Upon consummation of this offering, our charter will eliminate the classes of directors upon the expiration of the current terms of the respective classes and each director elected at our annual stockholders meeting held October 9, 2003 or thereafter will serve for a term of one year. Mr. der Kinderen and Mr. Matheson, our current Class I directors, and Mr. Ullman, Ms. Walker and Mr. Homburg, our current Class III directors, will serve their full terms.

          Information regarding our directors and executive officers is set forth below.

          Leo S. Ullman, age 64, chief executive officer, president and chairman of the board of directors, has been involved in real estate property and asset management for approximately twenty-five years. He has been chairman and president of SKR and chairman of Brentway from 1994 (and its predecessors since 1978) through the current date, and president of CBRA since the latter company’s formation in January 1998. He is also president and sole director of a number of companies affiliated with CBC. Mr. Ullman was first elected as our chairman in April 1998 and served until November 1999. He was re-elected in December 2000. Mr. Ullman also has been chief executive officer and president from April 1998 to date. He has been a member of the New York Bar since 1966 and was in private legal practice until 1998. From 1984 until 1993, he was a partner in the New York law firm, Reid & Priest, and served as initial director of its real estate group. Mr. Ullman received an A.B. from Harvard University and a J.D. and M.B.A. from Columbia University.

          Brenda J. Walker, age 51, has been vice president and a director since 1998 and was treasurer from April 1998 until November 1999. She has been president of Brentway and vice president of SKR from 1994 through the current date; vice president of API Management Services Corp. and API Asset Management, Inc. from 1992 through 1995; and vice president of CBRA from 1998 to date. Ms. Walker has been involved in real estate property and asset management for more than twenty years. Ms. Walker received a B.A. from Lincoln University.

          James J. Burns, age 64, a director since 2001, has been chief financial officer and senior vice president of Wellsford Real Properties, Inc. since December 2000. He joined Wellsford in October 1999 as chief accounting officer upon his retirement from Ernst & Young in September 1999. At Ernst & Young, Mr. Burns was a senior audit partner in the E&Y Kenneth Leventhal Real Estate Group for 22 years. Mr. Burns also serves as a director of One Liberty Properties, Inc., a REIT. Mr. Burns is a certified public accountant and a member of the American Institute of Certified Public Accountants.

          Johannes A.M.H. der Kinderen, age 63, a director since 1998, was the director of investments from 1984 through 1994 for Rabobank Pension Fund, and has been or is chairman and/or a member of the board of the following entities: Noord Amerika Real Estate B.V. (1995-present); Noord Amerika Vast Goed B.V. (1985-present); Mass Mutual Pierson (M.M.P.) (1988-1997); Warner Building Corporation (1996 to date); GIM Vastgoed (1998 to date); Fellion Investments B.V. (2001 to date); and N.V. Maatschappij voor Trustzaken Ameuro (from 2002 to date).

          Richard Homburg, age 54, a director and chairman from November 1999 to August 2000, and a director again since December 18, 2002, was born and educated in the Netherlands. Mr. Homburg was the president and CEO of Uni-Invest N.V., a publicly listed Dutch real estate fund from 1991 until 2000. In 2002, an investment group purchased 100% of the shares of Uni-Invest N.V., taking it private, at which time it was one of the largest real estate funds in the Netherlands with assets of approximately $2.5 billion CDN. Mr. Homburg is chairman and CEO of Homburg Invest Inc. and president of Homburg Invest USA Inc. (a wholly-owned subsidiary of Homburg Invest Inc.). In addition to his varied business interests, Mr. Homburg has served on many boards, including as past president and director of the Investment Property Owners of Nova Scotia, Evangeline Trust and World Trade Center in Eindhoven, the Netherlands, and also has sat on the board of directors or advisory boards of other large charitable organizations. Mr. Homburg was designated to serve on our board pursuant to a standstill agreement we entered into with Homburg Invest, in which we agreed to support the election of two designees of Homburg Invest Inc. to our board of directors.

          Frank W. Matheson, age 58, a director since April 2002, has been involved in the real estate industry for the past 14 years, serving as president and CEO of Homburg Canada Incorporated, an international real estate company with holdings in residential, commercial, industrial and retail properties. Before that time, he was active in the general insurance industry. An active community member, Mr. Matheson is past chairman of the Halifax School Board and Halifax Forum Commission. He is presently vice chairman and director of the Halifax International Airport. He also has served on other community and corporate boards. Mr. Matheson is an affiliate of Homburg Invest Inc. Mr. Matheson was designated to serve on our board pursuant to a standstill agreement we entered into with Homburg Invest Inc., in which we agreed to support the election of two designees of Homburg Invest Inc. to our board of directors.

          Everett B. Miller, III, age 58, a director since 1998, is vice president of alternative investments at YMCA Retirement Fund. In March 2003, Mr. Miller was appointed to the Real Estate Advisory Committee of the New York State Common Retirement Fund. Prior to his retirement from Commonfund Realty, Inc., a registered investment advisor, and his appointment to the board of directors of such company in May 2002, Mr. Miller served as the chief operating officer of that company from 1997 until May 2002. Prior to such time, commencing in March 1997, Mr. Miller was the senior vice president and chief executive officer of two privately held REITs, Endowment Realty Investors and Endowment Realty Investors II, sponsored by Commonfund, which is located in Wilton, Connecticut. From January 1995 through March 1997, Mr. Miller was the principal investment officer for real estate and alternative investment at the Office of the Treasurer of the State of Connecticut. Before that, Mr. Miller was employed for eighteen years at affiliates of the Travelers Insurance Company, at which his most recent position was senior vice president of the Travelers Realty Investment Company.

          Roger M. Widmann, age 64, is a principal of the investment banking firm of Tanner & Co., Inc., which specializes in providing advice to corporations ranging from Fortune 200 companies to mid-sized firms. From 1986 to 1995, Mr. Widmann was a senior managing director of Chemical Securities Inc., a subsidiary of Chemical Banking Corporation (now JPMorgan Chase Corporation). Prior to joining Chemical Securities Inc., Mr. Widmann was a founder and managing director of First Reserve Corporation, the largest independent energy investing firm in the U.S. Previously, he was senior vice president with the investment banking firm of Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking business. He has also been a vice president with New Court Securities Corporation (now Rothschild, Inc.). Mr. Widmann is a senior moderator of the Executive Seminar in the Humanities at The Aspen Institute, is Chairman of Lydall, Inc. (NYSE), Manchester, Connecticut, a manufacturer of thermal, acoustical and filtration materials, and is president of the March of Dimes of Greater New York.

          Thomas J. O’Keeffe, age 58, joined us in November 2002 as our chief financial officer. Prior to joining, Mr. O’Keeffe served as a financial consultant from 1997 to 2002, as chief financial officer of Bradley Real Estate, Inc., a shopping center REIT, from 1985 to 1996, as chief financial officer of R.M. Bradley & Co., Inc., a full service real estate management company from 1981 to 1997, and as audit manager for Deloitte & Touche from 1975 to 1981. Mr. O’Keeffe, a certified public accountant, is also a director of the John Fitzgerald Kennedy Library Foundation and serves on its executive, audit and investment committees. Mr. O’Keeffe received a B.S.A. from Bentley College and an M.B.A. from Babson College.

          Thomas B. Richey, age 48, joined us in 1998 as our vice president and director of construction and maintenance services. Mr. Richey has been involved in the real estate business for approximately 25 years. He served as director of a historic site service project in Muncy, Pennsylvania, from 1978 through 1980 and as economic development director of the city of Williamsport, Pennsylvania, from 1980 through 1983. From 1983 to 1986, Mr. Richey was involved with acquisitions and construction for Lundy Construction Company and for Shawnee Management Inc. From 1988 through 1996, Mr. Richey was a partner in two companies involved in renovating and providing other services to hotel properties. From 1996 through 1998, Mr. Richey was business and project manager for Grove Associates, Inc., an engineering and surveying company. Mr. Richey received a B.A. from Lycoming College.

          Stuart Widowski, age 43, joined us in 1996 as our vice president and general counsel. He was in private practice for seven years, including five years with the law firm Reid & Priest in New York, New York. From 1991 through 1996, Mr. Widowski served in the legal department of the Federal Deposit Insurance Corporation. Mr. Widowski received a B.A. from Brandeis University and a J.D. from the University of Michigan.

Board Committees

          Our board of directors has appointed a nominating and corporate governance committee, an audit committee and a compensation committee. The composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees has at least three directors and is composed exclusively of independent directors.

          Audit Committee. The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, review with management the committee’s assessment of internal audit controls and discuss any weaknesses of such controls and prepare the report that federal securities laws require be included in our annual proxy statement. Mr. Burns, Mr. der Kinderen and Mr. Miller have been appointed as members of the audit committee.

          Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans and produce an annual report on executive compensation for inclusion in our proxy statement. Mr. Burns, Mr. der Kinderen and Mr. Miller have been appointed as members of the compensation committee.

          Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. Burns, Mr. der Kinderen and Mr. Miller have been appointed as members of the nominating and corporate governance committee.

          Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation of Directors

          During 2002, each of our directors not affiliated with CBRA — Mr. Miller, Mr. der Kinderen and Mr. Burns — received an annual fee of $10,000 plus $1,000 for each board meeting and $250 for each audit committee meeting attended. Effective January 1, 2003, independent directors’ fees were increased to $4,000 per quarter; meeting attendance fees are $1,000 per regular board meeting and audit committee meeting. In addition, members of the audit committee each receive a quarterly fee of $1,000. In addition, each of our independent directors who were members of the board committee that approved the mergers of our advisors received an additional fee of $25,000 for service on the committee, plus an additional $5,000 to the chairperson of such committee.

Compensation of Executive Officers

          Because we were externally advised prior to the consummation of this offering, we did not pay any compensation to our executive officers for periods prior to this offering. The following table sets forth the annual base salary and other compensation expected to be paid in 2003 to our Chief Executive Officer and President and our four other most highly compensated executive officers. We have entered into employment agreements with our executive officers that will become effective upon the merger of our advisors and the consummation of this offering. See “— Employment Agreements.”

Summary Compensation Table

		Annual Compensation			Long Term
					Compensation
				Other
				Annual	Stock	All Other
		Salary(1)	Bonus(2)	Compensation	Options	Compensation
Name and Principal Position	Year	$	$	$	#	$

Leo S. Ullman	2003	350,000	—	—	—	—
President and Chief Executive Officer
Thomas J. O’Keeffe	2003	250,000	—	—	—	—
Chief Financial Officer
Brenda J. Walker	2003	200,000	—	—	—	—
Vice President
Stuart H. Widowski	2003	175,000	—	—	—	—
Vice President and General Counsel
Thomas B. Richey	2003	175,000	—	—	—	—
Vice President and Director of Construction and Maintenance Services

(1)	Amounts given are annualized projections for the year ending December 31, 2003 based on employment agreements that will become effective upon the merger of our advisors and the consummation of this offering. See “— Employment Agreements.”

(2)	Bonuses are paid at the discretion of the board of directors taking into account such factors as the board deems appropriate, including stock price appreciation and funds from operations growth.

Stock Option Plan

          We established a stock option plan for the purpose of attracting and retaining executive officers, directors and other key employees. An aggregate of 2,000,000 of our authorized shares of common stock have been reserved for issuance under this plan. The plan is administered by a committee of the board of directors, which committee will, among other things, select the number of shares subject to each grant, the vesting period for each grant and the exercise price (subject to applicable regulations with respect to incentive stock options) for the options.

          The following table sets forth information regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders) in exchange for consideration in the form of goods or services:

	A	B	C

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuances
	to be Issued	Weighted-Average	Under Equity
	Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan category	Warrants and Rights	Warrants and Rights	in Column A)

Equity compensation plans approved by security holders	16,666	$10.50	1,983,334
Equity compensation plans not approved by security holders	55,555	$13.50	27,777
Total	72,221		2,011,111

Employment Agreements With Named Executive Officers

          Effective on consummation of this offering, we will enter into employment agreements with Messrs. Ullman, O’Keeffe, Widowski and Richey and Ms. Walker.

          Each agreement will be for a term of four years and will provide that in the event of termination by us without cause or by the executive for good reason, the executive will be entitled to receive from us within five days following termination:

•	Any earned and unpaid base salary;

•	A cash payment of two and one-half times the executive’s annual base salary and bonus;

•	Continuation of health insurance benefits; and

•	Acceleration of vesting of all options.

          Good reason means:

•	Our material breach of the employment agreement;

•	A material reduction in the executive’s duties or responsibilities;

•	The relocation of the executive or our headquarters to any location outside of the New York City metropolitan area; and

•	A change in control.

          Each employment agreement also will provide that each executive will not compete with us for a period of one year after the termination of the executive’s employment, unless employment is terminated by us without cause or by the executive for good reason.

Compensation Committee Interlocks and Insider Participation

          There are no compensation committee interlocks and none of our employees participates on our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Merger of Our Advisors

          We have taken steps to internalize our advisors. Immediately prior to this offering, CBRA and SKR will merge into us and Brentway will merge into the operating partnership. Each of the principals of our advisors will become our employees and executive officers upon consummation of this offering. The aggregate consideration to be received by CBRA, SKR and Brentway in connection with the merger is 1,040,000 shares of our common stock and units. Each share of common stock and unit issued pursuant to the merger will be valued at the per share public offering price of our common stock in this offering. If the final public offering price causes the aggregate value of the shares of common stock and units received in connection with the merger to exceed $15.0 million, the number of shares of common stock and units to be received will be reduced so that the number of shares and units when multiplied by the price per share in the offering equals $15.0 million.

          Upon consummation of the merger with CBRA and SKR, we will issue 693,333  shares of our common stock having an aggregate value of $8,666,662 to the owners and employees of CBRA and SKR, based upon the midpoint of the price range set forth on the cover page of this prospectus. The shares will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.

          As consideration for the merger of Brentway into the operating partnership, the operating partnership will issue 346,667 units having an aggregate value of $4,333,338, based on the midpoint of the price range set forth on the cover of this prospectus, to the owners of Brentway. Each unit is exchangeable at any time into one share of our common stock. The units and the shares of common stock into which the units may be exchanged will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.

          As a result of the above, each of Messrs. Ullman, O’Keeffe, Richey, Widowski and Ms. Walker will receive 595,067, 138,667, 45,067, 34,667 and 110,933, respectively, shares and/or units having a value of $7,438,333, $1,733,337, $563,337, $433,337 and $1,386,662, respectively, based on the midpoint of the price range set forth on the cover of this prospectus.

          An independent committee of our board consisting of disinterested directors retained a financial advisor who advised them as to the fairness of the consideration to be paid in connection with the merger of our advisors from a financial perspective and of the purchase price for the repurchase from CBC of their units. The independent committee and the board have approved the merger. Members of the independent committee received $25,000 in fees for serving on the committee, while the chairman received an additional $5,000.

          The merger was approved by our stockholders at our annual meeting held on October 9, 2003. The stockholders approved the issuance of up to $15.0 million of shares of our common stock and units. Reference is made to the proxy statement for a complete description of the merger.

          Prior to consummation of the merger, we were an externally-advised REIT. With the exception of a few non-management employees at certain of our centers, we had no employees and relied on CBRA and its affiliates to manage our affairs. Pursuant to the terms of an administrative and advisory agreement, CBRA provided us with management, acquisition, leasing and advisory services, accounting systems, professional and support personnel, and office facilities. Mr. Ullman, our chairman, chief executive officer and president is also the principal stockholder of CBRA. Ms. Walker, our vice president and director, Mr. O’Keeffe, our chief financial officer, and Mr. Widowski, our secretary, are also officers of CBRA.

          The advisory agreement provided that it may be terminated (a) for cause upon not less than sixty days’ prior written notice, and (b) by vote of at least 75% of the independent directors at the end of the third or fourth year of its five-year term in the event gross assets fail to increase by 15% per annum.

          Pursuant to the advisory agreement, effective as of January 1, 2002, CBRA earned a disposition or acquisition fee, as applicable, equal to 1% of the sale/purchase price; no other fees would be payable in connection with such transactions. All accrued acquisition fees are included in accounts payable at December 31, 2002.

          The following is a schedule of acquisition and disposition fees paid, accrued or deferred by us to CBRA for the six-month period ended June 30, 2003 and for the year ended December 31, 2002:

Property	Paid	Accrued	Total

2003 Transactions*
Red Lion Shopping Center	$44,000	$—	$44,000
Three Giant supermarket-anchored shopping centers	—	180,000	180,000
Pine Grove Shopping Center	74,000	—	74,000
Swede Square Shopping Center	79,000	—	79,000
Valley Plaza Shopping Center	92,000	—	92,000

Total	$289,000	$180,000	$469,000

2002 Transactions
Southpoint	$47,000	$—	$47,000
Red Lion Shopping Center		44,000	44,000
Loyal Plaza Shopping Center	—	183,000	183,000
Camp Hill Mall	—	172,000	172,000
LA Fitness Center	60,000	—	60,000

Total	$107,000	$399,000	$506,000

*	During 2001, the advisory agreement was modified and CBRA agreed to defer certain fees of $195,700 and to ultimately waive such fees if the agreement is not terminated before December 31, 2004. These fees are not included in accrued expense at June 30, 2003 and will be waived upon consummation of this offering.

Property Management Services

          Brentway provided property management, leasing, construction management and loan placement services to our real properties pursuant to a management agreement dated April 1998 between Brentway and us and individual management agreements between Brentway and each of our properties. Brentway is owned by Mr. Ullman and Ms. Walker, who are also chairman and president of Brentway, respectively. The term of the management agreement was for one year and was automatically renewed annually for additional one-year periods subject to the right of either party to cancel the management agreement upon sixty days’ written notice. Under the management agreement, Brentway is obligated to provide property management services, which include leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting for us regarding property operations, and maintenance of insurance.

          As discussed above, Brentway had entered into individual management agreements with each entity holding title to the properties owned by us. Such individual management agreements were required by the properties’ first mortgage lenders and in some instances by the individual partnership agreements.

          The following is a schedule of management, administrative, advisory, legal, leasing and loan placement fees paid to CBRA or its affiliates.

		Six Months
		Ended	Years Ended December 31,
		June 30,
		2003	2002	2001	2000

Management Fees	(1)	$393,000	$536,000	$103,000	$70,000
Construction Management	(2)	$2,000	$20,000	$180,000	$28,000
Leasing Fees	(3)	$17,000	$135,000	$135,000	$44,000
Administrative and Advisory	(4)	$384,000	$360,000	$163,000	$98,000
Legal	(5)	$82,000	$210,000	$182,000	$33,000
Loan Placement Fees	(6)	$—	$100,000	$100,000	$—

(1)	Management fees are calculated at 3% - 4% of gross revenues collected.

(2)	Construction management fees are calculated at 5% of construction costs.

(3)	Leasing fees are calculated at 4% - 4.5% of a new tenants’ base rent.

(4)	Annual administrative and advisory fees are equal to 3/4 of 1% of the estimated current value of our real estate assets plus 1/4 of 1% of the estimated current value of all our other assets.

(5)	Legal fees are paid to an affiliate of CBRA for the services provided by Stuart H. Widowski, Esq., in-house counsel.

(6)	Loan placement fees are calculated at 1% of the loan amount up to a maximum of $100,000.

          Leasing and management fees paid by us during these periods also were paid to third parties. Brentway subcontracted with local management companies for site management and leasing services for our office properties in Jacksonville, Florida, and Salt Lake City, Utah, which properties were sold as of May 24, 2002 and May 22, 2002, respectively.

Legal Services

          SKR is wholly-owned by Mr. Ullman. Mr. Widowski, through SKR, provided certain legal services to us and our properties at rates that we believe to be less than those prevailing in the market.

Transactions with CBC

          CBC will receive $9.0 million of the proceeds from this offering in connection with our repurchase of all of the units of the operating partnership owned by CBC, representing a price of $15.87 per unit. An independent committee of our board, consisting of independent directors, retained a financial advisor that advised them as to the fairness of the consideration to be paid to CBC for the repurchase of their units. CBC currently owns 78% of our common stock and units on a fully-diluted basis. Upon consummation of this offering, CBC will own less than 1% of our common stock.

Purchase of 20% interest in API Red Lion Shopping Center Associates, L.P.

          On May 31, 2002, Cedar-RL, LLC, a newly formed special purpose, wholly-owned subsidiary of the operating partnership, purchased from Silver Circle Management Corp., or Silver Circle, an affiliate of Mr. Ullman and CBC, a 20% interest in API Red Lion Shopping Center Associates, a partnership owned by Mr. Ullman (as limited partner with an 8% ownership interest) and Silver Circle (as sole general partner with a 92% ownership interest). The purchase price was $1,182,857. We issued to CBC a promissory note in the original principal amount of $887,000, payable in three equal annual installments. Repayment of the current installment has been deferred until October 31, 2003. The outstanding balance of this note will be repaid with $887,000 of the proceeds from this offering.

          Also on May 31, 2002, Silver Circle and Mr. Ullman sold an aggregate 69% limited partnership interest in API Red Lion Shopping Center Associates, L.P. to Philadelphia ARC-Cedar LLC, an unrelated party, for $4,360,500. As a result of such transactions, Mr. Ullman no longer had an ownership interest in API Red Lion Shopping Center Associates. The proceeds of sale of Mr. Ullman’s interest in API Red Lion Shopping Center Associates, L.P. were used in their entirety to repay certain loans to Silver Circle. Mr. Ullman and Ms. Walker are officers of Silver Circle, but have no ownership interest in that entity.

          The purchase price was based on a third party appraisal of the Red Lion Shopping Center property.

          Our board of directors obtained a fairness opinion from an investment banking firm with respect to the purchase of the partnership interest in API Red Lion Associates, L.P. by the operating partnership.

Acquisition of Interests in Shopping Centers

          Certain affiliates of CBC currently own a 50% interest in The Point Shopping Center. We will use $2.4 million of the proceeds from this offering to purchase this 50% interest. The purchase price for this interest was arrived at through negotiation with CBC.

          Certain affiliates of CBC currently own Golden Triangle Shopping Center. We will use $1.5 million, plus closing costs, of the proceeds from this offering to purchase this property and we will assume a $9.9 million first mortgage. The purchase price for this interest was arrived at through negotiation with CBC.

Loan for South Philadelphia Shopping Plaza

          In connection with our lease agreement to obtain operating control of South Philadelphia Shopping Plaza, in August 2003, an affiliate of CBC loaned us $750,000 to make a portion of the deposit in connection with the proposed transaction. The loan matures in October 2003 and bears interest at a rate of 15%. The proceeds from this offering will be used to repay this loan.

Transactions with Homburg USA and Homburg Invest

Subscription Agreement

          On December 18, 2002, we entered into a subscription agreement with Homburg USA pursuant to which we issued in a private placement to Homburg USA 3,300 preferred units at a purchase price of $909.09 per preferred unit, for an aggregate purchase price of $3.0 million. On January 2, 2003, Homburg USA converted 552 preferred units into 46,000 shares of our common stock. In order to maintain our status as a REIT, in June 2003, Homburg USA exchanged the 46,000 shares of common stock for 552 preferred units. We will use $3.96 million of the proceeds from this offering to redeem the preferred units owned by Homburg USA in accordance with the terms relating to such units.

          Pursuant to the subscription agreement, Mr. Richard Homburg was appointed as a director. We also agreed to seek approval of our stockholders to enable us to issue to Homburg USA 45,666 additional shares of our common stock at a purchase price of $10.9098 per share, to cause 548 preferred units to be redeemed at their purchase price, and to cause the balance of the 2,200 preferred units to be convertible into our common stock at $12.27 per share. The proposal was approved by our stockholders at our annual meeting held on October 9, 2003. Since the preferred units will be redeemed from the proceeds of this offering, the issuance of additional shares to Homburg USA and the preferred units conversion rights will be cancelled.

Standstill Agreement

          On or about January 18, 2002, Homburg Invest, a Canadian corporation listed on the Toronto Stock Exchange, acquired from Mr. Homburg, a Canadian national, and/or affiliated persons,

50,000 shares of our common stock, then representing in excess of 20% of our outstanding common stock. Our charter and bylaws in effect at that time prohibited the acquisition of more than 3.5% of our common stock without consent of our board of directors. We, Homburg Invest, and Mr. Homburg entered into a standstill agreement pursuant to which Homburg Invest Inc, Mr. Homburg, and their respective affiliates have agreed not to purchase more than 29.9% of our common stock in the aggregate for a period of five (5) years, not to commence or support a tender offer during that period, and to vote for certain persons to serve as our directors. We also agreed to support the election of two designees of Homburg Invest Inc. to our board of directors. Mr. Homburg and Mr. Matheson are the current directors designated by Homburg Invest. Upon consummation of this offering, Homburg Invest will own less than 1% of our common stock and the standstill agreement will be terminated.

Acquisition of Interests in Shopping Centers

          Homburg Invest supplied substantially all the equity (through purchasing joint venture interests) in connection with our acquisition of Pine Grove Shopping Center, Swede Square Shopping Center and Wal-Mart Shopping Center. Homburg Invest received a 10% origination fee for providing the equity in each acquisition. Under the partnership agreement for each property, Homburg Invest will receive a 12% preferential return on its investment. We have the option to buy its interest in each partnership provided it receives a 15% annualized rate of return, 20% in the case of the Wal-Mart Shopping Center, from the date each center was acquired until we repurchase its interests. We currently intend to exercise this option and use the proceeds from this offering to repurchase Homburg Invest’s interests. Accordingly, Homburg Invest will receive approximately $6.4 million in the aggregate, less any distributions made, as of October 31, 2003 in exchange for its interest in the Pine Grove Shopping Center, Swede Square Shopping Center and Wal-Mart Shopping Center.

          In addition, Homburg Invest jointly and severally with us guaranteed $6.4 million of loans we obtained to acquire the Valley Plaza Shopping Center and Wal-Mart Shopping Center. The terms of the Valley Plaza Shopping Center guarantee provide that Homburg Invest will receive 4.75% of the interest accrued on the junior loan and 50% of the origination or exit fees. The terms of the Wal-Mart Shopping Center guarantee provide that Homburg Invest will receive 4.75% of the interest accrued on the equity loan and 50% of the closing fee and look-back provision. The loan will be repaid with proceeds from this offering and the guarantees will be terminated. Pursuant to the terms of the guarantees, Homburg Invest will receive approximately $225,000 upon repayment of the loans.

Loan for South Philadelphia Shopping Plaza

          In connection with our lease agreement to obtain operating control of South Philadelphia Shopping Plaza, in August 2003, Homburg Invest loaned us $1.1 million to make a portion of the deposit in connection with the proposed transaction. The loan matures in one year and bears interest at a rate of 9%, and has a 10% origination fee and a 20% exit fee. Proceeds from this offering will be used to repay this loan and a $220,000 exit fee. Homburg Invest will receive approximately $220,000 in exit fees upon repayment of the loan.

Transactions with Mr. Ullman

44 South Bayles Avenue

          Our principal executive offices are located at 44 South Bayles Avenue, Port Washington, New York. Mr. Ullman owns 24% of this building through general and limited partner interests. Currently, CBRA pays the rent for our principal executive offices. The lease, at rentals consistent with the building, expires on October 31, 2007. Rent is currently approximately $124,000 and escalates annually, up to approximately $135,000 in the final year of the lease. We will begin to pay rent after the merger upon the same terms as CBRA.

Loan

          Mr. Ullman loaned CBRA $150,000, which CBRA loaned to us, to pay certain of our obligations. The loan charges no interest and has no fees. The loan will be repaid from the proceeds of this offering.

Shore Mall Option

          We received a ten-year option to acquire the Shore Mall, in Egg Harbor Township, New Jersey, a 620,000 square foot shopping center, anchored by Boscov’s, Circuit City, Value City and Burlington Coat Factory from Rickson Corp., N.V., an affiliate of CBC, and Mr. Ullman. The option, which is subject to a right of first refusal of a former owner, expires in 2009, is for ten years and provides that the purchase price will be the appraised value at the time the option is exercised. The option provides us with a right of first refusal if the owner receives a bona fide third-party offer. If we do not exercise our option in connection with a bona fide third party offer, the option will terminate. We will manage this property during the option period. An affiliate of CBC owns 92% of this property and Mr. Ullman owns 8%.

          Brentway and SKR presently provide property management, leasing, construction management and legal services to the Shore Mall property. Upon completion of this offering and the merger of our advisors, we expect to continue to provide management services to, and to receive fees at standard rates from, the Shore Mall property until that property is acquired by us (or sold or otherwise disposed of by the existing owners).

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

          The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies would be made by our board of directors, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

          As the result of the merger of our advisors, we will be a REIT that is fully integrated, self-administered and self-managed, which acquires, owns, manages, leases and redevelops mainly neighborhood and community shopping centers located primarily in eastern Pennsylvania. We currently own 15 properties totaling approximately 2.5 million square feet of gross rentable area. We have entered into agreements to acquire eight other shopping centers, totaling approximately 1.1 million square feet of GLA, for an aggregate purchase price of $134.5 million. We intend to close on these pending acquisitions shortly after consummation of this offering.

          In the future, we intend to focus on increasing our internal growth and we expect to continue to pursue targeted acquisitions of neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics. In evaluating future acquisitions of neighborhood and community shopping centers, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. We will also consider future opportunities to acquire other properties on a case-by-case basis. In evaluating future acquisitions of properties other than neighborhood and community shopping centers, we seek properties or transactions that have unique characteristics which present a compelling case for investment. Examples might include properties having high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties which are debt-free, a transaction in which we might issue units in the operating partnership or properties which provide substantial growth potential through redevelopment.

          We currently expect to incur additional debt in connection with any future acquisitions of real estate.

          We conduct substantially all of our investment activities through the operating partnership and our other affiliates. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

•	to increase our value through increases in the cash flows and values of our properties;

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

•	to provide quarterly cash distributions.

          There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

          We have not, prior to this offering, engaged in any significant investments in mortgages nor do we intend to engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

          We have not, prior to this offering, generally engaged in investment activities in other entities. Subject to REIT qualification, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See “Material United States Federal Income Tax Considerations”. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage of ownership limitations and asset test requirements, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

          We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by properties and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

          Although we disposed of four office properties that we had owned for a substantial period of time, we generally will not seek to dispose of properties within our portfolio. We will consider doing so, subject to REIT qualification rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. However, we may not be able to dispose of properties we own through joint ventures without the consent of our partners in the joint ventures.

Financing Policies

          As disclosed elsewhere in this prospectus, we have incurred debt in order to fund operations and acquisitions. After this offering and the proposed property acquisitions described in this prospectus, we expect to have total consolidated indebtedness of $166.9 million, of which our share will be $131.5 million after accounting for minority interest. Our board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

          Generally speaking, although we may incur any of the forms of indebtedness described below, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We may also incur indebtedness for other purposes when, in the opinion of our board, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

Lending Policies

          We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and the operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Equity Capital Policies

          Our board has the authority, without further stockholder approval, to issue additional authorized shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to shares of common stock or other shares of our capital stock issued in any offering, and any offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue common stock in connection with acquisitions. We also may issue units in the operating partnership in connection with acquisitions of property.

          We may, under certain circumstances, purchase shares of our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policy

          Our board of directors is subject to certain provisions of the MGCL that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

          Under the MGCL, a contract or other transaction between us and any of our directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board of directors, and our board of directors or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to our stockholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

Reporting Policies

          We are subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See “Where You Can Find More Information.”

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 8, 2003 on an actual basis, and assuming the offering and sale of the 13,500,000 shares hereunder, the total number of shares of our common stock beneficially owned, and the percent so owned, by (a) each person known by us to own more than 5% of our common stock, (b) each of our directors and executive officers and (c) all directors and executive officers as a group.

	Before Offering		After Offering
	Amount and Nature of		Amount and Nature of
	Beneficial Ownership(1)		Beneficial Ownership(1)

	Number of		Number of
Name and Address of Beneficial Owner	Shares	Percent(2)	Shares	Percent(2)

Cedar Bay Company(3)	630,312	78.3%	63,312	*
c/o SKR Management Corp. 44 South Bayles Avenue Port Washington, NY 11050
Homburg Invest Inc.(4)	50,000	21.0%	50,000	*
11 Akerley Boulevard Halifax, Nova Scotia Canada B3B1V7
ARC — Cedar Warrants, LLC(7)	55,555	18.9%	55,555	*
1401 Broad Street Clifton, NJ 07013
Leo S. Ullman(5)(6)(8)	3,455	1.04%	598,522	4.1
James J. Burns(6)	2,222	*	2,222	*
Richard Homburg(4)	50,000	21.0%	50,000	*
J.A.M.H. der Kinderen(6)	2,225	*	2,225	*
Frank W. Matheson(4)	50,000	21.0%	50,000	*
Everett B. Miller III(6)	2,255	*	2,255	*
Roger M. Widmann	0	—	0	—
Thomas J. O’Keeffe	0	—	138,667	*
Thomas B. Richey	133	*	45,200	*
Brenda J. Walker(6)(9)	2,388	*	113,321	*
Stuart H. Widowski	166	*	34,833	*
All directors and executive officers as a group (11 people)(10)	62,877	25.3%	987,245	6.7%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(3)	Represents 63,312 shares of common stock and 567,000 units convertible into 567,000 shares of common stock owned by CBC. CBC is a New York partnership owned 55% by Duncomb Corp., 40% by Lindsay Management Corp. and 5% by Hicks Corp. Mr. Ullman is an executive officer, but not an owner, of each of those entities. Each of these entities is beneficially owned by MeesPierson Intertrust, a trust company which owns these interests on behalf of its clients.

(4)	Homburg USA, which is a wholly-owned subsidiary of Homburg Invest, is owned 49.29% by Uni-Invest Holdings N.V., a company controlled by Richard Homburg and 14.48% by Homburg Euro

Inc., a company controlled by Mr. Homburg for the benefit of a family trust. Messrs. Homburg and Matheson may be deemed to be the beneficial owners of all shares of Common Stock owned by Homburg USA and Homburg Invest. They disclaim beneficial ownership of these shares.

(5)	Mr. Ullman may be deemed to be the beneficial owner of all the shares of common stock and units owned by CBC. Mr. Ullman disclaims beneficial ownership of such securities.

(6)	Includes 2,222 shares of common stock issuable on exercise of stock options.

(7)	Represents vested warrants to purchase 55,555 operating partnership units, which are exchangeable for 55,555 shares of common stock at an exercise price of $13.50 per share. The holder is an affiliate of ARC Properties, Inc.

(8)	Includes 277,334 operating partnership units which are convertible into 277,334 shares of common stock.

(9)	Includes 69,333 operating partnership units which are convertible into 69,333 shares of common stock.

(10)	Includes 11,110 shares of common stock issuable on exercise of options and 346,667 operating partnership units which are convertible into 346,667 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

          The following description of the terms of our stock is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

General

          Our charter provides that we may issue up to 50,000,000 shares of common stock, $0.06 par value per share, and up to 5,000,000 shares of preferred stock, $.01 par value per share. As of October 1, 2003, 237,778 shares of our common stock were issued and outstanding. Under the MGCL, our stockholders generally are not liable for our debts or obligations.

Common Stock

          All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

          Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

          Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

          Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage but not less than a majority of all of the votes entitled to be cast on the matter.

Preferred Stock

          We currently have no shares of preferred stock issued or outstanding. Our board of directors, by resolution, is vested with the authority to provide for the issuance of shares of our preferred stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions, if any, as will be stated in the resolution providing for the issuance adopted by our board of directors. Except as otherwise provided under the MGCL, the holders of our preferred stock will only have voting rights expressly provided for by our board of directors. Before the issuance of any shares of our preferred stock, we will file Articles Supplementary with the State Department of Assessment and Taxation of Maryland in accordance with the MGCL.

Power to Reclassify Unissued Shares of Common Stock and Preferred Stock

          Our charter and bylaws authorize our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of another class or series of preferred stock with terms and conditions which also could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Issue Additional Shares of Common Stock and Preferred Stock

          We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

Transfer Restrictions

          In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

          Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 3.5% of the outstanding shares of our common stock, provided, however, our board of directors may increase such limit to 9.9%. We refer to this restriction as the “ownership limit.” Upon consummation of this offering, the ownership limit in our charter will be set at 9.9%. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

          The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.9% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

          Our board of directors, in its sole discretion, will be able to waive the 9.9% ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not beneficially own an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

          As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

          In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities provided that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our common stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock equals or falls below the decreased ownership limit, but any further acquisition of our common stock in excess of such percentage ownership of our common stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding common stock.

          Our charter provisions further prohibit:

•	any person from beneficially owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

          Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Pursuant to our charter, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of the American Cancer Society. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

          Shares of our common stock transferred to us as trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price paid by the purported record transferee for the shares and (b) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until we as trustee have sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and we, as trustee, must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by us as trustee with respect to such common stock will be paid to the charitable beneficiary.

          Subject to the MGCL, effective as of the date that the shares have been transferred to the trust, we as trustee shall have the authority, at our sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

          However, if we have already taken irreversible corporate action, then we as trustee may not rescind and recast the vote.

          Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

          All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

          These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP

          The operating partnership is the entity through which we conduct our business and own (either directly or through subsidiaries) all of our assets. As of June 30 2003, we owned an approximate 30% economic interest in, and are the sole general partner of, the operating partnership. Upon consummation of this offering, we will own an approximate 97.65% economic interest in the operating partnership. The units are exchangeable at the holder’s option at any time on a one-to-one basis into shares of our common stock.

          As of October 8, 2003, the operating partnership also has outstanding 3,300 preferred units, with a $1,000 liquidation value per preferred unit. The preferred units were issued during 2002 to Homburg USA at a price of $909.09 per preferred unit. The preferred units are redeemable by the operating partnership at any time at a redemption price equal to 120% of the liquidation value plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the preferred units have the right to exchange their preferred units for one share of our common stock at prices ranging from $10.92 to $12.30 per common share. These preferred units will be repurchased with the proceeds of this offering.

          In addition, the operating partnership has issued warrants to purchase 83,333 units to ARC. The warrants, with an exercise price of $13.50 per unit, are subject to adjustment for, among other things, non-cash dividend payments, stock splits and reorganizations. The warrants expire in May 2012. As of January 2003, 55,555 warrants have vested. The remaining 27,778 warrants will vest upon ARC rendering certain services to us throughout the remaining vesting period.

          In August 2003, we obtained a $1.0 million loan from Realty Enterprise Fund, LLC. This lender has the right to convert all of the loan to units valued at the public offering price, less the underwriting commission.

          The following summarizes the material provisions of the agreement of limited partnership of the operating partnership.

Distributions, Allocations of Profits And Losses

          The operating partnership agreement provides that we, as general partner of the operating partnership, will cause the operating partnership to distribute all or such portion as we determine of the available cash (as defined in the operating partnership agreement) of the operating partnership each quarter pro rata in accordance with respective number of units held by each partner. Profits and losses for tax purposes will also generally be allocated among the partners in accordance with their percentage interests, subject to compliance with applicable law and regulations.

Management

          As the sole general partner of the operating partnership, we will generally have the exclusive right, responsibility and discretion in the management and control of the operating partnership. The limited partners of the operating partnership will generally have no authority to transact business or take any action on behalf of, or make any decision for, the operating partnership.

          The operating partnership agreement provides that we shall not, without the consent of the limited partners, engage in any transaction or, in our capacity as the general partner, authorize the operating partnership to take any action to amend, modify or terminate the operating partnership agreement; institute any proceeding for bankruptcy or similar creditors relief on behalf of the operating partnership; to approve the transfer of the general partner’s general partnership interest to any person; or admit into the operating partnership any additional or substitute general partners.

Transferability of Interests

          The operating partnership agreement generally provides that we may not withdraw from the operating partnership, or transfer or assign our interest in the operating partnership without the consent of all limited partners. The limited partners may transfer their respective interests in the operating partnership to accredited investors (as defined under the Securities Act of 1933), subject to our right of first refusal. No transferee, however, will be admitted to the operating partnership as a substitute limited partner having the right of a limited partner without our consent and the satisfaction of certain other conditions, including agreeing to be bound by the terms and conditions of the operating partnership agreement.

Additional Capital Contributions; Issuance of Additional Partnership Interests

          No limited partner is required under the terms of the operating partnership agreement to make additional capital contributions to the operating partnership. We shall make additional capital contributions to the operating partnership for the acquisition or development of additional properties or for other partnership purposes. The operating partnership agreement authorizes us to issue on behalf of the operating partnership additional partnership interests in the operating partnership to any person other than us for any partnership purposes from time to time for such capital contributions and other consideration and on such terms and with such designations, preferences and rights as we will determine. Such additional interests in the operating partnership may not be issued to us except in connection with an issuance of capital stock by us with designations, preferences and rights substantially similar to the additional partnership interests that are issued, and we must make a capital contribution to the operating partnership in an amount equal to the proceeds received by us in connection with the issuance of such stock and, in the case of an exercise of a right, warrant or option, we will contribute to the operating partnership an amount equal to the exercise price of such security. As additional partnership interests are issued to new partners, the partnership interests of all existing partners of the operating partnership, including ours, will be diluted proportionately based upon the amount of such contributions and the deemed value of the operating partnership at such time.

          Except in connection with the redemption rights described below, we may not issue additional capital stock, unless the proceeds of the issuance are contributed to the operating partnership as an additional capital contribution.

Redemption of Units

          Generally, each limited partner shall have the right to require the operating partnership to redeem its units at a redemption price equal to the fair market value of one share of our common stock. We will have the right to redeem the units for cash or to issue shares of our common stock.

Fiduciary Standards and Indemnifications

          The operating partnership agreement provides that the general partner will act in the interest of the operating partnership as an entity distinct from the individual interests of the partners. The operating partnership agreement also provides that the general partner and each person designated by the general partner will be indemnified and held harmless by the operating partnership for any act performed for or on behalf of the operating partnership, or in furtherance of the operating partnership’s business, unless (a) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) the indemnified person actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

SHARES ELIGIBLE FOR FUTURE SALE

          Future sales in the public markets of substantial amounts of common stock could adversely affect the market prices prevailing from time to time for our common stock. It could also impair our ability to raise capital through future sales of equity securities.

          After completion of this offering, we will have 14,431,111 shares of common stock outstanding, assuming no exercise of the underwriters’ overallotment option. All of the 13,500,000 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.

          The shares of common stock held by our affiliates and our officers and directors are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

Rule 144

          In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 144,311 shares immediately after this offering (164,561 shares if the underwriters exercise their overallotment option in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

          Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Lock-Up

          We, our executive officers, our directors, CBC and Homburg Invest have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of the underwriters, will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. See “Underwriting — No Sales of Similar Securities.”

ARC Properties, Inc. Warrants

          The operating partnership, in connection with the Red Lion Shopping Center acquisition, issued to ARC, a limited partner in API Red Lion Shopping Center Associates, warrants to purchase 83,333 units. The warrants, with an exercise price of $13.50 per unit, are subject to adjustment for, among other things, non-cash dividend payments, stock splits and reorganizations. The warrants expire in May 2012. As of January 2003, 55,555 warrants have vested. The remaining 27,778 warrants will vest upon ARC rendering certain services to us throughout the remaining vesting period.

          The first 27,777 warrants issued were capitalized as part of the Red Lion Shopping Center transaction using the fair value method. The accounting treatment of the subsequent issuance of warrants will be determined by future services performed by ARC. Approximately $87,000 was charged to operations for the six months ended June 30, 2003. If ARC continues to provide services to us pursuant to the terms of the warrant agreement, the remaining warrants will be accounted for over the vesting period.

Realty Enterprise Fund, LLC Loan Option

          In August 2003, we obtained a $1.0 million loan from Realty Enterprise Fund, LLC. This lender has the right to convert all of the loan to units valued at the public offering price, less the underwriting commission. Realty Enterprise Fund has the right to exchange the units for shares of our common stock and to include such shares in any future registration statement we may file.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

          The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

Classification of Our Board of Directors

          Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.

          Currently, our charter provides that our board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2005, 2006 and 2004, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. Upon consummation of this offering, our charter will eliminate the classes of directors upon the expiration of the current terms of the respective classes and each director elected at our annual stockholders meeting held October 9, 2003 or thereafter will serve for a term of one year. The current Class I and Class III directors will serve their full terms.

          Holders of shares of our common stock will have no right to cumulative voting in the election of directors.

Removal of Directors

          Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

          Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of our common stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

          A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

          After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

          These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

          Pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

          We have also opted out of certain provisions of the MGCL that provide that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

          The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

          Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Amendment To Our Charter

          Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

          The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our charter on classification of our board of directors and removal of directors could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Ownership Limit

          Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 3.5% of the outstanding shares of our common stock, provided, however, our board of directors may increase such limit to 9.9%. We refer to this restriction as the “ownership limit.” Upon consummation of this offering, the ownership limit in our charter will be set at 9.9%. For a fuller description of this restriction and the constructive ownership rules, see “Description of Capital Stock — Transfer Restrictions.”

Indemnification and Limitation of Directors’ and Officers’ Liability

          Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the law, as amended from time to time.

          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

•	Our charter provides that, to the maximum extent that the MGCL in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer shall be liable to us or our stockholders for money damages. Our bylaws obligate us, to the fullest extent permitted by the MGCL in effect from time to time, to indemnify any person who was a director, officer, employee of agent of us.

          The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. This summary is based upon the Code, the regulations promulgated thereunder by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that our operations will be in accordance with our organizational documents. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	banks;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	persons who hold our stock as a “hedge” or as a position in a “straddle” or as part of a “conversion transaction”;

•	persons who are required to mark-to-market for tax purposes;

•	persons that have a “functional currency” other than the U.S. dollar; and

•	holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

          This summary assumes that investors will hold our stock as capital assets, which generally means as property held for investment.

          THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

          We have elected to be taxed as a REIT, commencing with the taxable year ended December 31, 1986. We believe that we have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.

          The law firm of Stroock & Stroock & Lavan LLP has acted as our tax counsel since 1998. We expect to receive an opinion of Stroock & Stroock & Lavan LLP to the effect that we are organized in conformity with the requirements for qualification as a REIT under the Code, and that our actual method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Stroock & Stroock & Lavan LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Stroock & Stroock & Lavan LLP or us that we will so qualify for any particular year. The opinion, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, is expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions or that a court would not sustain such a challenge.

          Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Stroock & Stroock & Lavan LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Stroock & Stroock & Lavan LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

          As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.”

          While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

          Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

          The Jobs and Growth Tax Relief Reconciliation Act of 2003, or the 2003 Act, recently enacted by Congress and signed by President Bush, reduces the rate at which individual stockholders are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2008 tax years. Dividends received by stockholders from us or from other entities that are taxed as REITs, however, are generally not eligible for the reduced rates and will continue to be taxed at rates applicable to ordinary income.

          Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Material United States Federal Income Tax Considerations — Taxation of Stockholders.”

          If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	We will be subject to a 100% tax on net income derived from “prohibited transactions” (which are, in general, certain sales or other dispositions of property (other than “foreclosure property”) held primarily for sale to customers in the ordinary course of business).

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the amount by which we fail such test adjusted to reflect our profitability.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we have (i) net income from the sale or other disposition of “foreclosure property” (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income at the highest corporate income tax rate.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	We will be subject to tax at the highest corporate income tax rate on the portion of any excess inclusion we derive from REMIC residual interests that is equal to the percentage of our stock that is owned by “disqualified organizations” (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

          In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

          The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to also include specified entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

          The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

          To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

          In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

          Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share (based on its capital interest) of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any subsidiary partnership are treated as our assets and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Entities — Partnerships.”

          Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by a REIT, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

          In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Income Tests” and “— Asset Tests.”

          Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

          A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Income Tests

          In order to maintain qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs, interest derived from mortgage loans secured by real property and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

          Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote, value, assets or net profits, in the lessee’s equity.

          To the extent that a REIT derives income from the rental of real property where all or a portion of the amount of rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the sales, and not the profits, of the lessee. This limitation does not apply, however, where the lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by lessee would qualify as rents from real property had it been earned directly by a REIT.

          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

          At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets”, cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

          The second asset test is that the value of any one issuer’s securities owned by us (other than securities issued by a TRS) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities (other than securities of a TRS), as measured by either voting power or value. Fourth, the aggregate value of all securities issued by TRSs and held by us may not exceed 20% of the value of our total assets. The 10% value test does not apply to “straight debt” having specified characteristics.

          Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.”

Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT may not so qualify.

          We believe that our holdings of assets comply, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

Annual Distribution Requirements

          In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of (1) 90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and net capital gains) and (2) 90% of the after tax net income, if any, from foreclosure property, minus

(b) the sum of specified items of noncash income.

          These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

          To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of our common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

          To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

          If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

          It is possible, from time to time, that we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

          We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

          If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at capital gains rates (through 2008) pursuant to the 2003 Act, and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

          Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by us will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would automatically prevent such treatment.

Tax Aspects of Investments in Affiliated Partnerships

General

          We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests (based solely on our capital interest in the partnership) and in the computation of our REIT taxable income (based on the entire partnership agreement). Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships (based solely on our capital interest in the partnership). See “Taxation of the Company — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification

          The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to a corporation, for federal income tax purposes. If any of our subsidiary partnerships were treated as a corporation for federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of the Company — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT.

See “Taxation of the Company — Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any subsidiary partnerships of ours for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect To Partnership Properties

          Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

          To the extent that any subsidiary partnership of ours acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time when the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by us to any subsidiary partnerships of the cash proceeds received in any offerings of our stock. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

          Distributions. Provided that we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations pursuant to the 2003 Act. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (a) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (b) dividends received by the REIT from taxable C corporations (for example, TRSs), or (c) income in the prior taxable years from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

          Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held out common stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

          Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than one year are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

          Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

          To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of the Company — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

          Dispositions of Our Stock. In general, capital gains recognized by individuals upon the sale or disposition of shares of our stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% (from May 6, 2003 through 2008) if our stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if our stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent that distributions received from us were required to be treated by the stockholder as long-term capital gain.

          If a stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving tax shelters could apply, to require a disclosure filing with the IRS concerning the loss generating transaction. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions we are involved in might be subject to disclosure or other requirements pursuant to these regulations.

          Information Reporting and Backup Withholding. We will report to each of our U.S. stockholders and the IRS the amount of distributions paid during each calendar year to each such stockholder, and the amount of tax withheld, if any. Withholding generally applies if the stockholder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. The current backup withholding rate is 28% and is scheduled to be increased to 31% for the 2011 calendar year and thereafter. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain taxpayers, including, for example, corporations and financial institutions, generally are exempt from backup withholding.

Taxation of Foreign Stockholders

          The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. A “non-U.S. holder” is any person other than:

(a) a citizen or resident of the United States,

(b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia, unless, in the case of a partnership, regulations provide otherwise,

(c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source,

(d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or

(e) a trust that has validly elected to be treated as a domestic trust as provided by regulations.

          The discussion is based on current law and is for general information only. The discussion addresses some, but not all, aspects of United States federal income and estate taxation.

          Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an income tax treaty.

          In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

          Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest, or a USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. Consequently, although we generally intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, the portion of any distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

          Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

          Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States.

          Even if the foregoing test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically-controlled REIT and, therefore, the sale of our stock should not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we will remain a domestically-controlled REIT.

          In the event that we do not constitute a domestically-controlled REIT, a non-U.S. holder’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period.

          If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

          Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

          Estate Tax. Our stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business.

          Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless such stockholders are able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by such distributions.

          If we were a “pension-held REIT”, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI. We currently are not, and will continue not to be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent us from becoming a pension-held REIT.

          TAX-EXEMPT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING OUR STOCK.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

          The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the Federal tax laws and interpretations of federal tax laws could adversely affect an investment in us.

          The recently enacted 2003 Act reduced the maximum tax rates at which individuals are taxed on capital gains from 20% to 15% (from May 6, 2003 through 2008) and for dividends payable by taxable C corporations to individuals generally from 38.6% to 15% (from January 1, 2003 through 2008). While gains from the sale of the stock of REITs are eligible for the reduced tax rates, dividends payable by REITs are not eligible for the reduced tax rates except in limited circumstances. As a result, dividends received from REITs generally will continue to be taxed at ordinary income rates (now at a maximum of 35% through 2010). The more favorable tax rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

          H.R. 1890 introduced into Congress in April 2003 would modify certain provisions of the Code relating to REITs. The legislation would, among other things, revise the REIT asset test by expanding the straight-debt safe harbor, modify the treatment of certain REIT distributions that are attributable to gain from sales or exchange of USRPIs and expand the REIT provisions dealing with a failure to satisfy the income or asset tests. Whether any or all of these proposals will ultimately be enacted cannot be determined at this time.

State and Local Taxes

          We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or our subsidiaries transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act, or ERISA, or Section 4975 of the Code. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF AN EMPLOYEE PLAN IN OUR COMPANY AND TO MAKE THEIR OWN INDEPENDENT DECISIONS.

          A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Code or any substantially similar federal, state or local law. ERISA and the Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA;

•	plans described in Section 4975(e)(1) of the Code, including retirement accounts and Keogh Plans;

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities; and

•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the Code.

Regulation Under ERISA and the Code

          ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the Code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

          The term “plan assets” is not defined by ERISA or the Code. However, a plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity such as the shares. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the Code.

Regulation Issued by the Department of Labor

          The Department of Labor issued a regulation that provides exceptions to this rule. Under this regulation, if a plan acquires a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

•	is freely transferable;

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another; and

•	is either

1.	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

2.	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

The Shares of Our Common Stock as “Publicly-Offered Securities”

          Our common stock currently meets the above criteria and it is anticipated that the shares of our common stock being offered hereby will continue to meet the criteria of publicly-offered securities. Although no assurances can be given, the underwriters expect that:

•	there will be no restrictions imposed on the transfer of interests in our common stock;

•	our common stock will be held by at least 100 independent investors at the conclusion of the offering; and

•	our common stock being offered hereby will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

General Investment Considerations

          Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of common stock should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making an investment in these shares with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code;

•	whether the fiduciary has the authority to make the investment;

•	the composition of the plan’s portfolio with respect to diversification by type of asset;

•	the plan’s funding objectives;

•	the tax effects of the investment;

•	whether our assets would be considered plan assets; and

•	whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

          Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Code. Accordingly, assets of such plans may be invested in the common stock without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in the Code.

UNDERWRITING

          We intend to offer the shares of common stock being sold in this offering through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Number
of Shares
Underwriter

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Legg Mason Wood Walker, Incorporated
Raymond James & Associates, Inc.

Total	13,500,000

          The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If any underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us that the underwriters initially propose to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $          per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $          per share to other dealers. After this offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

          The expenses of the offering, not including the underwriting discount, are estimated at approximately $4,640,625 million and are payable by us.

Overallotment Option

          We have granted an option to the underwriters to purchase up to 2,025,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for

30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserve Share Program

          At our request, the underwriters have reserved for sale, at the public offering price, up to 250,000 of the shares offered hereby to be sold to certain of our officers, directors, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales Of Similar Securities

          We, our executive officers, our directors who beneficially own shares of our common stock as of the date of this prospectus, CBC and Homburg Invest have agreed, with some exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of other securities, in cash or otherwise.

          This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Stock Exchange Listing

          Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “CEDR.” We have been approved to list our common stock on the New York Stock Exchange, Inc., subject to official notice of issuance, under the symbol “CDR” and expect that the shares of common stock sold in this offering will trade on the NYSE. In order to meet the requirements for listing on the NYSE, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

          The public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions and our then existing stock price, the factors considered in determining the public offering price will be

•	the valuation multiples and dividend yields of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

          An active trading market for the shares may not develop. It is also possible that after the offering, the shares of our common stock will not trade in the public market at or above the public offering price.

          The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

          If the underwriters create a short position in our common stock in connection with this offering, that is, if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

          The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters’ short position or to stabilize the price of those shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Prospectus

          Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch and web sites maintained by some of the other underwriters. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not part of this prospectus.

          In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus electronically.

Other Relationships

          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. We will pay an advisory fee equal to .60% of the gross proceeds of the offering (including any exercise of the underwriters’ overallotment option) to Merrill Lynch. It is anticipated that we will also pay Merrill Lynch $1.3 million from the proceeds of this offering with regard to an interest rate cap.

EXPERTS

          The consolidated financial statements of Cedar Shopping Centers, Inc. (formerly known as “Cedar Income Fund, Ltd.”) at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, the statement of revenues and certain expenses of Southington ’84 Associates, LP for the year ended December 31, 2002, the statement of revenues and certain expenses of Delaware 1851 Associates, LP for the year ended December 31, 2002, the combined statements of revenues and certain expenses of Associates of Huntingdon, L.P., Greater Raystown Associates LP and Lake Raystown Associates LP for the year ended December 31, 2002, the combined statement of Revenues and Expenses of Fairview Plaza Associates, L.P., Halifax Plaza Associates, LP and Newport Plaza Associates, LP for the year ended December 31, 2002, the statement of revenues and certain expenses of Pine Grove Plaza Associates, LLC for the year ended December 31, 2002, the combined statements of Revenues and Expenses of Firehouse Realty Corporation, Riverview Development Corporation, South Riverview Plaza, Inc. and Reed Development Associates, Inc. for the year ended December 31, 2002, the statement of revenues and expenses of Triangle Center Associates, LP for the three years ended December 31, 2002, 2001 and 2000, the statement of revenue and certain expense of Valley Real Estate LLC for the year ended December 31, 2002, and the combined statements of revenues and certain expenses of SPSP Corporation, Passyunk Supermarket, Inc. and Twenty Fourth Street Passyunk Partners LP for the year ended December 31, 2002, appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

          The validity of our common stock to be sold in this offering and certain other legal matters will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including this registration statement, are also available to you on the Securities and Exchange Commission’s Web site www.sec.gov.

          We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act have filed annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the address set forth above.

          You may request copies of the filings, at no cost, by telephone at (516) 767-6492 or by mail at: Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Investor Relations.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Information:
Pro Forma Condensed Combined Balance Sheet, as of June 30, 2003 and related notes	F-3
Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2003 and related notes	F-10
Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2002 and related notes	F-17

Consolidated Financial Statements:
Report of Independent Auditors	F-25
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001	F-26
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-27
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-28
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-29
Notes to Consolidated Financial Statements	F-30
Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002	F-47
Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2003 and 2002	F-48
Consolidated Statement of Operations for the three and six months ended June 30, 2003 and 2002	F-49
Consolidated Statement of Cash Flows for the six months ended June 30, 2003 and 2002	F-50
Notes to Consolidated Financial Statements	F-51

Southington ’84 Associates L.P. Operating as Wal-Mart Shopping Center:
Report of Independent Auditors	F-64
Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002 and related notes	F-65
Notes to Statements of Revenue and Certain Expenses	F-66

Delaware 1851 Associates, L.P. Operating as Columbus Crossing Shopping Center:
Report of Independent Auditors	F-70
Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002 and related notes	F-71
Notes to Statements of Revenue and Certain Expenses	F-72

Associates of Huntingdon, L.P., Greater Raystown Associates L.P. and Lake Raystown Associates L.P. Operating as Huntingdon Plaza and Lake Raystown Plaza:
Report of Independent Auditors	F-76
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002 and related notes	F-77
Notes to Combined Statements of Revenues and Certain Expenses	F-78
Supplemental Information	F-80
Combining Statement of Revenues and Certain Expenses for the six months ended June 30, 2003	F-81
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-82

Fairview Plaza Associates, LP, Halifax Plaza Associates, LP and Newport Plaza Associates, LP Operating as Fairview Plaza Shopping Center, Halifax Plaza Shopping Center and Newport Plaza Shopping Center, respectively:

Report of Independent Auditors	F-85
Combined Statements of Revenues and Certain Expenses for the year ended December 31, 2002 and related notes	F-86
Notes to Combined Statements of Revenues and Certain Expenses	F-87
Supplemental Information	F-89
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-90

Pine Grove Plaza Associates, LLC Operating as Pine Grove Shopping Center:
Report of Independent Auditors	F-93
Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002	F-94
Notes to Statements of Revenues and Certain Expenses	F-95

Firehouse Realty Corporation, Riverview Development Corporation, South Riverview Plaza, Inc. and Reed Development Associates, Inc. Operating as RiverView I, II and III:
Report of Independent Auditors	F-99
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002	F-100
Notes to Combined Statements of Revenue and Certain Expenses	F-101
Supplemental Information	F-103
Combining Statement of Revenues and Certain Expenses for the six months ended June 30, 2003	F-104
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-105

Triangle Center Associates, L.P. Operating as Golden Triangle Shopping Center:
Report of Independent Auditors	F-108
Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-109
Notes to Statements of Revenues and Certain Expenses	F-111

Valley Real Estate, LLC. Operating as Valley Plaza Shopping Center:
Report of Independent Auditors	F-114
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002	F-115
Notes to the Statements of Revenues and Certain Expenses	F-116

SPSP Corporation, Passyunk Supermarket, Inc., and Twenty Fourth Street Passyunk Partners, LP. Operating as the South Philadelphia Shopping Center:
Report of Independent Auditors	F-120
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002	F-121
Notes to Combined Statements of Revenues and Certain Expenses	F-122
Supplemental Information	F-124
Combining Statements of Revenues and Certain Expenses for the six months Ended June 30, 2003	F-125
Combining Statements of Revenues and Certain Expenses for the year ended December 31, 2002	F-126

Cedar Shopping Centers, Inc.

Pro Forma Condensed Combined Balance Sheet
As of June 30, 2003

          The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.

				Acquisition of
				the Remaining	Acquisition of
	Cedar			50% Ownership	Golden
	Shopping	Draw on the		of The Point	Triangle
	Centers Inc.	Line of	This	Shopping	Shopping
	Historical	Credit	Offering	Center	Center
Description	(a)	(b)	(b)	(c)	(d)

Assets
Real estate, net	$168,515,000	$—	$—	$1,275,998	$11,317,118
Cash and cash equivalents	1,117,000	13,440,000	168,750,000	(2,400,000)	(13,880,000)
		(1,000,000)	(15,187,500)
Cash at joint ventures and restricted cash	2,818,000	—	—	—	—
Property deposits	3,438,000	—	—	—	—
Real estate tax deposits	1,015,000	—	—	—	—
Rents and other receivables, net	495,000	—	—	—	—
Prepaid expenses, net	853,000	—	—	—	—
Deferred rental income	739,000	—	—	—	—
Deferred charges, net	3,506,000	1,000,000	—	—	662,882

Total assets	$182,496,000	13,440,000	$153,562,500	$(1,124,002)	$(1,900,000)

Liabilities and Shareholders’ Equity
Liabilities
Mortgage Notes Payable	$130,566,000	$—	$—	$—	$—
Line of Credit	—	13,440,000	—	—	—
Loan Payable	9,767,000	—	—	—	—
Loan payable (repayment with offering proceeds)	—	—	—	—	—
Accounts payable and accrued expenses	2,380,000	—	—	—	—
Security Deposits	427,000	—	—	—	—
Deferred Liabilities	6,581,000	—	—	—	—
Advance Rents	917,000	—	—	—	—

Total liabilities	150,638,000	13,440,000	—	—	—
Minority interest	18,915,000		—	(1,124,002)	—
Limited partner’s interest in consolidated Operating Partnership	7,026,000	—	—	—	—
Series A preferred 9% convertible, redeemable Operating Partnership units	3,000,000	—	—	—	—

	10,026,000	—	—	—	—
Common stock	14,000	—	810,000	—	—
Accumulated other comprehensive loss	(276,000)	—	—	—	—
Additional paid in capital	3,179,000	—	152,752,500	—	(1,900,000)

Total shareholders’ Equity	2,917,000	—	153,562,500	—	(1,900,000)
Total liabilities and shareholders’ equity	$182,496,000	13,440,000	$153,562,500	$(1,124,002)	$(1,900,000)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2003

          The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.

	Acquisition of	Acquisition of	Acquisition of	Acquisition of the
	Valley Plaza	Pine Grove	Huntingdon Plaza	Wal-Mart	Acquisition of
	Shopping Center	Shopping Center	Shopping Center	Shopping Center	Swede Square
Description	(e)	(f)	(g)	(h)	(i)

Assets
Real estate, net	$—	$51,056	$4,598,282	$12,795,564	$177,457
Cash and cash equivalents	(3,462,000)	(2,175,000)	(2,100,000)	(3,921,250)	(8,865,200)
Cash at joint ventures and restricted cash	—	—	—	—	—
Property deposits	—	—	—	—	—
Real estate tax deposits	—	—	—	—	—
Rents and other receivables, net	—	—	—	—	—
Prepaid expenses, net	—	—	—	—	—
Deferred rental income	—	—	—	—	—
Deferred charges, net	—	—	—	—	—

Total assets	$(3,462,000)	$(2,123,944)	$2,498,282	$8,874,314	$(8,687,743)

Liabilities and Shareholders’ Equity
Liabilities
Mortgage Notes Payable	$(3,462,000)	$—	$—	$5,443,750	$(5,560,000)
Line of Credit	—	—	2,400,000	—	—
Loan Payable	—	—	—	2,931,250	—
Loan payable (repayment with offering proceeds)	—	—	—	(2,931,250)	—
Accounts payable and accrued expenses	—	—	—	—	—
Security Deposits	—	—	—	—	—
Deferred Liabilities	—	—	98,282	3,595,564	—
Advance Rents	—	—	—	—	—

Total liabilities	(3,462,000)	—	2,498,282	9,039,314	(5,560,000)
Minority interest	—	(2,123,944)	—	(825,000)	(3,010,543)
				825,000
Limited partner’s interest in consolidated Operating Partnership
Series A preferred 9% convertible, redeemable Operating Partnership units	—	—	—	—	—

Common stock	—	—	—	—	—
Accumulated other comprehensive loss	—	—	—	—	—
Additional paid in capital	—	—	—	(165,000)	(117,200)

Total shareholders’ Equity	—	—	—	(165,000)	(117,200)
Total liabilities and shareholders’ equity	$(3,462,000)	$(2,123,944)	$2,498,282	$8,874,314	$(8,687,743)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2003

          The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transactions, acquired the properties and the management companies and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.

	South Philadelphia	Acquisition of	Acquisition of	Acquisition of
	Shopping Center	Columbus Crossing	Riverview I, II &	Lake Raystown
	Transaction	Shopping Center	III Shopping Centers	Shopping Center
Description	(j)	(k)	(k)	(l)

Assets
Real estate, net	$42,557,110	$25,109,884	$47,502,219	$8,287,202
Cash and cash equivalents	(41,560,000)	(8,000,000)	(54,900,000)	(1,900,000)
Cash at joint ventures and restricted cash	—	—	—	—
Property deposits	(3,438,000)	—	—	—
Real estate tax deposits	—	—	—	—
Rents and other receivables, net	—	—	—	—
Prepaid expenses, net	—	—	—	—
Deferred rental income	—	—	—	—
Deferred charges, net	—	1,390,116	1,997,781	—

Total assets	$(2,440,890)	$18,500,000	$(5,400,000)	$6,387,202

Liabilities and Shareholders’ Equity	$—	$—	$—	$—
Liabilities	—	—	—	—
Mortgage Notes Payable	—	17,500,000	—	—
Line of Credit	—	1,000,000	—	5,600,000
Loan Payable	—	—	1,000,000	—
Loan payable (repayment with offering proceeds)	(3,480,000)	—	(1,000,000)	—
Accounts payable and accrued expenses	—	—	—	—
Security Deposits	—	—	—	—
Deferred Liabilities	1,279,110	—	—	787,202
Advance Rents	—	—	—	—

Total liabilities	(2,200,890)	18,500,000	—	6,387,202
Minority interest	—	—	—	—
Limited partner’s interest in consolidated Operating Partnership	—	—	—	—
Series A preferred 9% convertible, redeemable Operating Partnership units	—	—	—	—

Common stock	—	—	—	—
Accumulated other comprehensive loss	—	—	—	—
Additional paid in capital	(240,000)	—	(5,400,000)	—

Total shareholders’ Equity	(240,000)	—	(5,400,000)	—
Total liabilities and shareholders’ equity	$(2,440,890)	$18,500,000	$(5,400,000)	$6,387,202

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2003

          The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transactions, acquired the properties and the management companies and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.

	Pay-off of	Acquisition of	Acquisition of	Acquisition of
	Hudson Realty/	Homburg OP	Cedar Bay	Mgmt
	SWH Financing	Units	OP Units	Companies
Description	(m)	(n)	(o)	(p)

Assets
Real estate, net	$—	$—	$1,974,000	$—
Cash and cash equivalents	(8,000,000)	(3,960,000)	(9,000,000)	(1,450,000)
	2,350,000	—	—	—
Cash at joint ventures and restricted cash	—	—	—	—
Property deposits	—	—	—	—
Real estate tax deposits	—	—	—	—
Rents and other receivables, net	—	—	—	—
Prepaid expenses, net	—	—	—	—
Deferred rental income	—	—	—	—
Deferred charges, net	(405,972)	—	—	—

Total assets	$(6,055,972)	$(3,960,000)	$(7,026,000)	$(1,450,000)

Liabilities and Shareholders’ Equity	$—	$—	$—	$—
Liabilities	—	—	—	—
Mortgage Notes Payable	—	—	—	—
Line of Credit	—	—	—
Loan Payable	2,350,000	—	—	—
Loan payable (repayment with offering proceeds)	(7,750,000)	—	—	—
Accounts payable and accrued expenses	—	—	—	(1,000,000)
Security Deposits	—	—	—	—
Deferred Liabilities	—	—	—	—
Advance Rents	—	—	—	—

Total liabilities	(5,400,000)	—	—	(1,000,000)
Minority interest	—	—	—	—
Limited partner’s interest in consolidated Operating Partnership	—	—	(7,026,000)	3,444,896
Series A preferred 9% convertible, redeemable Operating Partnership units	—	(3,000,000)	—	—

	—	(3,000,000)	(7,026,000)	3,444,896
Common stock				41,600
Accumulated other comprehensive loss				—
Additional paid in capital	(655,972)	(960,000)	—	(3,936,496)

Total shareholders’ Equity	(655,972)	(960,000)	—	(3,894,896)
Total liabilities and shareholders’ equity	$(6,055,972)	$(3,960,000)	$(7,026,000)	$(1,450,000)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2003

          The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.

	Refinancing of	Pay-off Selbridge	Purchase of
	Washington Center	Loans	interest rate	Pro Forma
Description	Mortgage(q)	Payable(r)	cap(s)	June 30, 2003

Assets
Real estate, net	$—	$—	$—	$324,160,890
Cash and cash equivalents	(592,000)	(887,000)	(1,300,000)	1,117,050
		—
Cash at joint ventures and restricted cash	—	—	—	2,818,000
Property deposits	—	—	—	—
Real estate tax deposits	—	—	—	1,015,000
Rents and other receivables, net	—	—	—	495,000
Prepaid expenses, net	—	—	—	853,000
Deferred rental income	—	—	—	739,000
Deferred charges, net	592,000	—	1,300,000	10,042,807

Total assets	$—	$(887,000)	$—	$341,240,747

Liabilities and Shareholders’ Equity
Liabilities
Mortgage Notes Payable	—	—	—	144,487,750
	—	—
Line of Credit		—	—	22,440,000
Loan Payable	—	(887,000)	—	—
Loan payable (repayment with offering proceeds)	—	—
Accounts payable and accrued expenses	—	—	—	1,380,000
Security Deposits	—	—	—	427,000
Deferred Liabilities	—	—	—	12,341,158
Advance Rents	—	—	—	917,000

Total liabilities	$—	$(887,000)	—	$181,992,908
Minority interest		—	—	12,656,511
Limited partner’s interest in consolidated Operating Partnership	—	—	—	3,444,896
Series A preferred 9% convertible, redeemable Operating Partnership units	—	—	—	—
Common stock				865,600
Accumulated other comprehensive loss				(276,000)
Additional paid in capital	—	—	—	142,556,832

Total shareholders’ Equity	—	—	—	143,146,432
Total liabilities and shareholders’ equity	$—	$(887,000)	—	$341,240,747

Cedar Shopping Centers, Inc.

Notes to Pro Forma Financial Statements

Pro Forma Condensed Combined Balance Sheet

a.	Reflects the Company’s historical balance sheet as of June 30, 2003.
b.	Reflects the Company’s offering of approximately 13,500,000 shares at $12.50 per share less costs to complete the equity transaction of approximately $15,187,500 and a draw on the line of credit of $13,440,000. The Company drew $1,000,000 of the line of credit to pay its arrangement fee.
c.	Reflects the acquisition of the remaining 50% interest of The Point Shopping Center through use of proceeds of approximately $2,400,000.
d.	Reflects the acquisition of the Golden Triangle Shopping Center for approximately $11,980,000 (including closing costs of $600,000) through use of proceeds of approximately $2,100,000 and the assumption of a mortgage note payable of approximately $9,880,000. Simultaneously with the assumption of the mortgage the Company will pay-off the mortgage with a defeasance payment of $1,900,000. Included in real estate is an additional asset of $662,882 related to a FAS 141/142 adjustment.
e.	Reflects the pay-off of the loan payable associated with Valley Plaza Shopping Center for approximately $3,462,000 of proceeds.
f.	Reflects the pay-off of the limited partner’s equity associated with Pine Grove Shopping Center for approximately $2,175,000 of proceeds.
g.	Reflects the acquisition of Huntingdon Plaza Shopping Center for approximately $4,500,000 (including closing costs of $500,000) through use of proceeds of approximately $2,100,000 and the draw down on the line of credit in the amount of $2,400,000. Included in real estate is a liability of $98,282 related to a FAS 141/142 adjustment.
h.	Reflects the acquisition of Wal-Mart Shopping Center for approximately $9,365,000 (including closing costs of $875,000) through a mortgage in the amount of $5,443,750, a loan in the amount of $2,931,250 and a limited partner contribution of $825,000. At the offering, the Company through use of proceeds will pay off the loan in the amount of $2,931,250 and the limited partner interest of $825,000, including an exit fee of $165,000. Included in real estate is a liability of $3,595,564 related to a FAS 141/142 adjustment.
i.	Reflects the pay-off of the limited partner’s equity associated with Swede Square for approximately $3,188,000 of proceeds and the pay-off of the mortgage with use of proceeds of approximately $5,609,000, plus a penalty of $117,200.
j.	Reflects the South Philadelphia Shopping Center for approximately $41,600,000 (including closing costs of approximately $2,600,000) through use of proceeds of approximately $41,320,000. Included in real estate is a liability of $1,279,110 related to a FAS 141/142 adjustment.
k.	Reflects the acquisition of Columbus Crossing Shopping Center and Riverview I, II & III Shopping Center for approximately $76,000,000 (including closing costs of $2,500,000) through use of proceeds of approximately $62,700,000 and obtaining a new mortgage note payable in the amount of $17,500,000, a draw on the line of $1,000,000, and a prepayment penalty in the amount of $5,200,000 paid in relation to paying off the then existing mortgage on the Riverview Property. Included in real estate is an additional asset of $3,387,897 related to a FAS 141/142 adjustment. The pro forma financial statements do not include a $5.2 million defeasance fee which will be recorded as interest expense on the Company’s statement of operations. The intent of the accompanying pro forma statement of operations for the six month period ended June 30, 2003 and the year ended December 31, 2002 is to reflect the expected continuing impact of the pro-forma transactions, therefore the one time defeasance charge noted above has been excluded.

l.	Reflects the acquisition of Lake Raystown Shopping Center for approximately $7,500,000 (including closing costs of $500,000) through use of proceeds of approximately $1,900,000 and the draw down on the line of credit in the amount of $5,600,000. Included in real estate is a liability of $787,202 related to a FAS 141/142 adjustment.
m.	Reflects the obtaining of new financing of approximately $2,350,000 and then pay-off of loan payable related to Hudson Realty/ SWH financing of approximately $8,000,000 (including exit fee of $250,000), through use of proceeds.
n.	Reflects the acquisition of the Series A preferred convertible redeemable partnership units for approximately $3,960,000, through use of proceeds (including a premium of 120% of liquidation value).
o.	Reflects the acquisition of Cedar Bay’s partnership units for approximately $9,000,000, through use of proceeds.
p.	Reflects the $41,600 par value of the shares of common stock and the 346,667 units issued in connection with the termination of the management contracts with CBRA, SKR and Brentway Management, the payment of all accrued fees owed to the management companies of approximately $1,000,000 and the payment of $450,000 in advisory fees. For accounting purposes the mergers are not considered the acquisition of a “business” for the purposes of applying Financial Accounting Standards Board Statement 141 “Business Combinations.” The pro forma financial statements do not include a one time $8.3 million operating expense and a $4.7 million compensation expense reflecting the issuance of common stock and/or units in the mergers and a $300,000 compensation expense to be funded by Mr. Leo Ullman related to income taxes payable by certain employees of the Company as a result of their receipt of stock in the mergers. The intent of the accompanying Pro Forma Statement of Operations for the six months ended June 30, 2003 and for the year ended December 31, 2002 is to reflect the expected continuing impact of the pro forma transactions, therefore the one time charge has been excluded.
q.	Reflects the acquisition of an interest rate SWAP of LIBOR + 4.97% on the $5,863,000 mortgage for the remaining 3 years on the anticipated life of the mortgage and the subsequent buy down of the interest rate swap to LIBOR plus 2.5% related to the Washington Center Mortgage, from use of proceeds of $592,000.
r.	Reflects the pay-off of a loan payable with Selbridge (an affiliate of CBC) related to the acquisition of the Red Lion Shopping Center of approximately $887,000.
s.	Reflects the purchase of an interest rate cap on $40 million of the Company’s floating rate debt (Libor Cap at 4 1/2% for 5 years) at a cost of approximately $1.3 million as of June 30, 2003.

Cedar Shopping Centers, Inc.

Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2003

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.

		Acquisition of
		the remaining	Acquisition of
	Cedar	50% ownership	Golden
	Shopping	of The Point	Triangle
	Centers Inc.	Shopping	Shopping
Description	Historical (t)	Center (u)	Center (v)

Revenues:
Base rent	$11,203,000	$—	$706,438
Interest and other	219,000	—	1,446

Total revenues	11,422,000	—	707,884

Expenses:
Operating expenses	3,206,000	—	145,750
Real estate taxes	1,232,000	—	120,769
Administrative	1,172,000	—	—
Interest expense	4,290,000	—	—
Depreciation and amortization	1,767,000	—	—

Total operating expenses	11,667,000	—	266,519

Income (loss)	(245,000)	—	441,365
Limited partner’s interest	449,000	—	—
Distribution to preferred shareholders	(21,000)	—	—
Minority interests	(422,000)	23,314	—

Net (loss) income	$(239,000)	$23,314	$441,365

Basic and Diluted Net Income per Share	($0.02)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the six months ended June 30, 2003

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.

			Acquisition of
	Acquisition	Acquisition of	Huntingdon	Acquisition of	Acquisition of
	of Valley Plaza	Pine Grove	Plaza	Wal-Mart	Swede Square
Description	Shopping Center (w)	Shopping Center (x)	Shopping Center (y)	Shopping Center (z)	(aa)

Revenues:
Base rent	$526,167	$284,672	$194,624	$492,934	$387,359
Interest and other	141	—	4,272	36,296	61,696

Total revenues	526,308	284,672	198,896	529,230	449,055

Expenses:
Operating expenses	79,400	133,438	115,156	221,832	65,757
Real estate taxes	35,271	—	33,154	76,651	47,857
Administrative	—	—	—	—	—
Interest expense	—	(94,441)	—	—	(59,345)
Depreciation and amortization	—	(43,725)	—	—	(29,561)

Total operating expenses	114,671	(4,728)	148,310	298,483	24,708

Income (loss)	411,637	289,400	50,586	230,747	424,347
Limited partner’s interest	—	—	—	—	—
Minority interests	—	—	—	—	—

Net (loss) income	$411,637	$289,400	$50,586	$230,747	$424,347

Basic and Diluted Net Income per Share

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the six months ended June 30, 2003

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.

		Acquisition of			Acquisition
		the Columbus			of Halifax,
		Crossing and	Acquisition		Fairview
	South	Riverview	of Lake	Pay-off of	and
	Philadelphia	I, II & III	Raystown	the Hudson	Newport	Refinancing of
	Shopping Center	Shopping	Shopping	Realty/SWH	Shopping	Washington
Description	Transaction (bb)	Centers (cc)	Center (dd)	Financing (ee)	Centers (ff)	Center (gg)

Revenues:
Base rent	$1,915,174	$4,082,404	$405,083	$—	$136,585	$—
Interest and other	357	586	718	—	29,162	—

Total revenues	1,915,531	4,082,990	405,801	—	165,747	—

Expenses:
Operating expenses	270,093	691,769	103,177	—	34,783	—
Real estate taxes	228,646	246,305	25,389	—	16,991	—
Administrative	—	—	—	—	—	—
Interest expense	—	—	—	(384,380)	55,883	105,534
	—	—	—	—	—	(222,602)
Depreciation and amortization	—	—	—	(85,469)	28,700	98,667

Total operating expenses	498,739	938,074	128,566	(469,849)	136,357	(18,401)

Income (loss)	1,416,792	3,144,916	277,235	469,849	29,390	18,401
Limited partner’s interest	—	—	—	—	(3,086)	—
Minority interests	—	—	—	—	(24,981)	—

Net (loss) income	$1,416,792	$3,144,916	$277,235	$469,849	$1,323	$18,401

Basic and Diluted Net Income per Share

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the six months ended June 30, 2003

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.

			Acquisition of	Acquisition of
	Acquisition of		the Cedar Bay	Homburg
	the Management		Limited Partner	OP Units	Pro Forma		Pro Forma
Description	Companies		Units (ll)	(mm)	Adjustments		June 30, 2003

Revenues:
Base rent	$—		$—	$—	$79,095	(nn)	$20,117,369
	—		—	—	(296,166	)(oo)	—
Interest and other	278,927	(hh)	—	—	—		632,601

Total revenues	278,927		—	—	(217,071)		20,749,970

Expenses:
Operating expenses	(550,941	)(ii)	—	—	—		5,226,729
	710,515	(jj)	—	—	—		—
			—	—	—		—
Real estate taxes	—		—	—	—		2,063,033
Administrative	794,000	(kk)	—	—	—		1,500,000	(mm)
	(466,000	)(ii)	—	—	—		—
Interest expense	—		—	—	981,265	(pp)	4,968,581
					296,667	(qq)
Depreciation and amortization	—		—	—	1,783,654	(rr)	3,519,266

Total operating expenses	487,574		—	—	3,061,586		17,277,609

Income (loss)	(208,647)		—	—	(3,278,657)		3,472,361
Limited partner’s interest	—		(445,914)	—	(71,644	)(ss)	(71,644)
Distribution to preferred shareholders	—		—	21,000	—		—
Minority interests			—	—	—		(423,667)

Net (loss) income	$(208,647)		$(445,914)	$21,000	$(3,350,301)		$2,977,050

Basic and Diluted Net Income per Share							$0.21	(ss)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the six months ended June 30, 2003

Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2003

t.	Reflects the historical operations of the Company for the six months ended June 30, 2003, as previously filed.

u.	Reflects the acquisition of the remaining 50% interest in The Point Shopping Center for the six months ended June 30, 2003.

v.	Reflects the operations of Golden Triangle Shopping Center for the six months ended June 30, 2003.

w.	Reflects the operations of Valley Plaza Shopping Center for the six months ended June 30, 2003.

x.	Reflects the operations of Pine Grove Shopping Center for the six months ended June 30, 2003, excluding amounts included in Cedar Shopping Centers, Inc. historical.

y.	Reflects the operations of Huntingdon Plaza Shopping Center for the six months ended June 30, 2003.

z.	Reflects the operations of Wal-Mart Shopping Center for the six months ended June 30, 2003.

aa.	Reflects the operations of Swede Square for the six months ended June 30, 2003, excluding amounts included in Cedar Shopping Centers, Inc. historical.

bb.	Reflects the operations of South Philadelphia Shopping Center for the six months ended June 30, 2003.

cc.	Reflects the operations of Columbus Crossing Shopping Center and the Riverview I, II & III Shopping Centers for the six months ended June 30, 2003.

dd.	Reflects the operations of Lake Raystown Shopping Center for the six months ended June 30, 2003.

ee.	Reflects the pay-down of the Hudson Realty/ SWH loan payable for the six months ended June 30, 2003.

ff.	Reflects the operations for Halifax, Fairview and Newport Shopping Centers for the period from January 1, 2003 through their respective dates of acquisitions.

gg.	Reflects the acquisition and buydown of the interest rate SWAP related to the Washington Center mortgage:

	Interest	Interest
	Rate	Expense

Original Mortgage	7.53%	$(222,602)
Interest rate SWAP after buydown	LIBOR + 2.5%	105,534
Amortization related to the fees paid for the buydown of the interest rate SWAP		98,667

hh.	Reflects the management fee income associated with the continuance of the management of the joint venture properties and properties outside of Cedar Shopping Centers, Inc., as follows:

	Management	Minority
Property	Fees	Share	Fee Income

API Red Lion	$69,353	80%	$55,824
Loyal Plaza	49,294	75%	36,971
Halifax, Newport & Fairview	44,474	70%	31,132
Shore Mall	155,000		155,000

	$318,121		$278,927

ii.	Reflects the elimination of management, advisory fees and legal fees paid to CBRA, SKR Management and other third party management, as a result of the consummation of the mergers, as follows:

	Management		Legal and
Entity	Fees	Cedar Shopping Centers	Advisory

Cedar Shopping Centers	$393,000	Legal	$82,000
Golden Triangle	20,161	Advisory fees	384,000

Valley Plaza	12,000		$466,000
Pine Grove	21,863
Huntingdon Plaza	27,800
Wal-Mart	19,109
Swede Square	3,508
South Philadelphia	24,000
Lake Raystown	29,500

	$550,941

jj.	Reflects the management costs incurred to operate all of the new acquisition properties.

kk.	Represents additional estimated general and administrative costs expected to be incurred as a result of the mergers and the acquisition of the new properties. Components of such costs are as follows:

For the Six
Months Ended
Description	June 30, 2003

Employee compensation	$1,200,000
Other General and administrative costs	300,000

$1,500,000

ll.	Reflects the acquisition of CBC’s partnership units.

mm.	Reflects the acquisition of all of the Preferred Units.

nn.	Reflects the increase in the straight line rental income associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview and Columbus Crossing as follows:

		Straight Line
	As acquired	Adjustment as
	Straight Line	Acquired on	Pro Forma
Property	Adjustment	January 1, 2003	Adjustment

Golden Triangle	$7,403	$2,889	$(4,514)
Valley Plaza	9,501	21,557	12,056
Pine Grove	19,600	3,850	(15,750)
Huntingdon Plaza	1,034	1,832	798
Wal-Mart	22,579	28,512	5,933
Swede Square	6,525	8,587	2,062
South Philadelphia	119,177	141,277	22,100
Columbus Crossing and Riverview I, II & III	83,868	136,178	52,310
Lake Raystown	10,301	14,401	4,100

			$79,095

oo.	Reflects the FAS 141/142 adjustment to rental income related to the newly acquired properties.

pp.	Reflects the increase in interest expense related to the acquisition of Golden Triangle, Valley Plaza, Pine Grove, Wal-Mart, Swede Square and Columbus Crossing as follows:

				Interest Expense
				for the Six
	Principal			Months Ended
Property	Amount	Interest Rate		June 30, 2003

Valley Plaza	$6,429,800	LIBOR + 2.5	%(1)	$115,736
Pine Grove	5,963,000	6.24%		186,046
Wal-Mart	5,443,750	LIBOR + 2.5	%(1)	97,988
Draw on line of credit	22,440,000	LIBOR + 2.25	%(1)	375,870
Columbus Crossing	17,500,000	LIBOR + 1.25	%(1)	205,625

	$57,776,550			$981,265

(1)	— As of June 30, 2003 the LIBOR rate is 1.10%.

qq.	Reflects the amortization of the interest rate cap of $130,000 and the amortization on the fees related to the line of credit of $166,667 for January 1 through June 30, 2003, which is included in interest expense.

rr.	Reflects the increase in depreciation expense associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview, Columbus Crossing and for Halifax, Newport and Fairview from January 1, 2003 through their respective dates of acquisition as follows:

	Purchase
	Price		Depreciation Expense
	Adjusted	Depreciable	for the Six Months
Property	FAS 141/142	Base(1)	Ended June 30, 2003

Golden Triangle	$11,317,118	$9,053,694	$113,171
Halifax, Newport and Fairview (2)	20,471,000	16,376,800	27,246
The Point	1,275,998	1,020,798	12,760
Valley Plaza	9,784,700	7,827,750	97,847
Pine Grove	8,065,080	6,452,064	80,651
Huntingdon Plaza	4,598,282	3,678,626	45,983
Wal-Mart	12,960,564	10,368,451	109,706
Swede Square	8,060,030	6,448,023	80,600
South Philadelphia	42,557,110	34,045,688	415,571
Columbus Crossing and Riverview I, II & III	72,612,103	58,089,682	717,247
Lake Raystown	8,287,202	6,629,762	82,872

			$1,783,654

ss.	Represents the allocation of the limited partner’s interest share of income. For purposes of the shares/units outstanding, the reverse split was calculated as 1 for 6 at June 30, 2003.

(1) —	The depreciable base represents 80% of the purchase price of the property.

(2) —	Represents the depreciation expense for the period from January 1, 2003 through the dates of acquisition.

Cedar Shopping Centers, Inc.

Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2002

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.

			Acquisition of
	Cedar		the remaining	Acquisition of
	Shopping		50% ownership	Golden
	Centers Inc.	Completed	of The Point	Triangle
	Historical	Transactions	Shopping Center	Shopping
Description	(tt)	(uu)	(vv)	Center (ww)

Revenues:
Base rent	$12,964,000	$8,277,000	$—	$1,280,452
Interest and other income	25,000	—	—	—

Total revenues	12,989,000	8,277,000	—	1,280,452

Expenses:
Operating expenses	2,313,000	2,279,550	—	236,217
Real estate taxes	1,527,000	701,000	—	233,102
Administrative	2,005,000	727,000	—	—
Interest expense	6,010,000	3,024,000	—	—
Depreciation and amortization	2,546,000	1,158,000	—	—

Total operating expenses	14,401,000	7,889,550	—	469,319

Income (loss)	(1,412,000)	387,450	—	811,133
Limited partner’s interest	1,152,000	(386,000)	—	—
Minority interests	(159,000)	(273,000)	(99,617)	—
Loss on sale of properties	(49,000)	49,000	—	—

Net (loss) income	$(468,000)	$(222,550)	$(99,617)	$811,133

Basic and Diluted Net Income per Share	($0.04)

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the twelve months ended December 31, 2002

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.

			Acquisition of
	Acquisition	Acquisition of	Huntingdon	Acquisition of
	of Valley Plaza	Pine Grove	Plaza	the Wal-Mart	Acquisition of
	Shopping Center	Shopping Center	Shopping Center	Shopping Center	Swede Square
Description	(xx)	(yy)	(zz)	(aaa)	(bbb)

Revenues:
Base rent	$1,141,194	$767,061	$595,886	$1,076,255	$1,103,604
Other income	—	—	—	—	—
Interest	401	673	—	—	—

Total revenues	1,141,595	767,734	595,886	1,076,255	1,103,604

Expenses:
Operating expenses	144,869	201,863	228,012	308,991	147,264
Real estate taxes	69,227	16,301	66,308	145,305	203,571
Administrative	—	—	—	—	—
Interest expense	—	—	—	—	—
Depreciation and amortization	—	—	—	—	—

Total operating expenses	214,096	218,164	294,320	454,296	350,835

Income (loss)	927,499	549,570	301,566	621,959	752,769
Limited partner’s interest	—	—	—	—	—
Minority interests	—	—	—	—	—
Loss on sale of properties	—	—	—	—	—

Net (loss) income	$927,499	$549,570	$301,566	$621,959	$752,769

Basic and Diluted Net Income per Share

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the twelve months ended December 31, 2002

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.

	South	Acquisition	Acquisition	Acquisition
	Philadelphia	of Columbus	of Riverview	of Lake	Pay-off of the
	Shopping	Crossing	I, II & III	Raystown	Hudson
	Center	Shopping	Shopping	Shopping	Realty/SWH
Description	Transaction (ccc)	Center (ddd)	Center (ddd)	Center (eee)	Financing (fff)

Revenues:
Base rent	$3,085,134	$2,576,713	$5,291,659	$822,010	$—
Other income	—	—	—	—	—
Interest	1,280	—	—	—	—

Total revenues	3,086,414	2,576,713	5,291,659	822,010	—

Expenses:
Operating expenses	459,453	310,672	580,822	188,222	—
Real estate taxes	364,208	147,264	345,259	51,054	—
Administrative	—	—	—	—	—
Interest expense	—	—	—	—	(298,903)
Depreciation and amortization	—	—	—	—	(503,940)

Total operating expenses	823,661	457,936	926,081	239,276	(802,843)

Income (loss)	2,262,753	2,118,777	4,365,578	582,734	802,843
Limited partner’s interest	—	—	—	—	—
Minority interests	—	—	—	—	—
Loss on sale of properties	—	—	—	—	—

Net (loss) income	$2,262,753	$2,118,777	$4,365,578	$582,734	$802,843

Basic and Diluted Net
Income per Share

Cedar Shopping Centers, Inc.
Pro Forma Condensed Combined Statement of Operations — (Continued)
For the twelve months ended December 31, 2002

          The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company included in this prospectus for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.

			Acquisition of
			the Cedar
	Acquisition of		Bay Limited	Refinancing of			Pro Forma
	the Management		Partners	Washington	Pro Forma		December 31,
Description	Companies		Units (kkk)	Center (lll)	Adjustments		2002

Revenues:
Base rent	$—		$—	$—	$211,401	(mmm)	$38,600,034
	—		—	—	(592,335	)(nnn)
Interest and other income	556,676	(ggg)	—	—	—		584,030

Total revenues	556,676		—	—	(380,934)		39,184,064

Expenses:
Operating expenses	(873,709	)(hhh)	—	—	—		7,946,256
	1,421,030	(iii)	—	—	—
			—	—	—
Real estate taxes	—		—	—	—		3,869,599
Administrative	838,000	(jjj)	—	—	—		3,000,000 (jjj)
	(570,000	)(hhh)	—	—	—
Interest expense	—		—	211,068	1,962,529	(ooo)	11,056,823
	—		—	(445,204)	593,333	(ppp)
Depreciation and amortization	—		—	197,333	3,587,636	(qqq)	6,985,029

Total operating expenses	815,321		—	(36,803)	6,143,498		32,857,707

Income (loss)	(258,645)		—	36,803	(6,524,432)		6,326,357
Limited partner’s interest	—		(766,000)	—	(136,176	)(rrr)	(136,176)
Minority interests			—	—	—		(531,617)
Loss on sale of properties	—		—	—	—		—

Net (loss) income	$(258,645)		$(766,000)	$36,803	$(6,660,608)		$5,658,564

Basic and Diluted Net Income per Share							$0.39 (rrr)

Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2002

tt.	Reflects the historical operations of the Company for the twelve months ended December 31, 2002, as previously filed.

uu.	Reflects the income statement effect of the sale of Southpoint Parkway Center as of January 1, 2002, the acquisition of Loyal Plaza, Red Lion and Camp Hill for the period from January 1, 2002 through their dates of acquisition, for the refinancing of The Point Shopping Center mortgage from January 1, 2002 through the date of refinance and for Halifax, Newport and Fairview Shopping Centers for the period from January 1, 2002 through December 31, 2002 as filed in the 8-K dated April 17, 2003.

vv.	Reflects the acquisition of the remaining 50% interest in The Point Shopping Center for the year ended December 31, 2002.

ww.	Reflects the operations of Golden Triangle Shopping Center for the year ended December 31, 2002.

xx.	Reflects the operations of Valley Plaza Shopping Center for the year ended December 31, 2002.

yy.	Reflects the operations of Pine Grove Shopping Center for the year ended December 31, 2002.

zz.	Reflects the operations of Huntingdon Plaza Shopping Center for the year ended December 31, 2002.

aaa.	Reflects the operations of Wal-Mart Shopping Center for the year ended December 31, 2002.

bbb.	Reflects the operations of Swede Square for the year ended December 31, 2002.

ccc.	Reflects the operations of South Philadelphia Shopping Center for the year ended December 31, 2002.

ddd.	Reflects the operations of the Columbus Crossing Shopping Center and Riverview I, II and III Shopping Centers for the year ended December 31, 2002.

eee.	Reflects the operations of Lake Raystown Shopping Center for the year ended December 31, 2002.

fff.	Reflects the pay-down of the Hudson Realty/ SWH loan payable for the year ended December 31, 2002.

ggg.	Reflects the management fee income associated with the continued management of the joint venture properties and properties outside of Cedar Shopping Centers, Inc., as follows:

	Management
Property	Fees	Minority Interest	Minority Share

API Red Lion	$142,258	80%	$113,806
Loyal Plaza	102,141	75%	76,606
Halifax, Newport & Fairview	88,948	70%	62,264
Shore Mall	304,000		304,000

	$637,347		$556,676

hhh.	Reflects the elimination of management, advisory fees and legal fees paid to CBRA, SKR Management and other third party management, as a result of the consummation of the mergers and the acquisition of the properties, as follows:

	Management		Legal and
Entity	Fees	Cedar Shopping Centers	Advisory

Cedar Shopping Centers	$536,000	Legal	$210,000
Golden Triangle	40,866	Advisory fees	360,000

Valley Plaza	24,000		$570,000
Pine Grove	22,016
Huntingdon Plaza	86,000
Wal-Mart	41,911
Swede Square	7,016
South Philadelphia	48,000
Lake Raystown	67,900

	$873,709

iii.	Reflects additional management costs incurred to operate all of the new acquisition properties.

jjj.	Represents the estimated general and administrative costs expected to be incurred as a result of the mergers. Components of such costs are as follows:

For the
Twelve
Months Ended
December 31,
Description	2002

Employee compensation	$2,400,000
Other general and administrative costs	600,000

$3,000,000

kkk.	Reflects the acquisition of Cedar Bay’s partnership units.

lll.	Reflects the acquisition and buydown of the interest rate SWAP related to the Washington Center mortgage:

	Interest	Interest
	Rate	Expense

Original Mortgage	7.53%	$(445,204)
Interest rate SWAP after buydown	LIBOR + 2.5%	211,068
Amortization related to the fee paid for the buydown of the interest rate SWAP		197,333

mmm.	Reflects the increase in the straight line rental income associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview I, II & III and Columbus Crossing as follows:

		Straight Line
	As acquired	Adjustment as
	Straight Line	Acquired on	Pro Forma
Property	Adjustment	January 1, 2002	Adjustment

Golden Triangle	$2,586	$13,148	$10,562
Valley Plaza	17,823	37,476	19,653
Pine Grove	25,323	79,133	53,810
Huntingdon Plaza	633	1,783	1,150
Wal-Mart	35,303	41,872	6,569
Swede Square	7,229	9,494	2,265
South Philadelphia	116,836	148,853	32,017
Columbus Crossing and Riverview I, II & III	183,555	262,679	79,124
Lake Raystown	13,223	19,474	6,251

			$211,401

nnn.	Reflects the FAS 141/142 adjustment to rental income related to the newly acquired properties.

ooo.	Reflects the increase in interest expense related to the acquisition of Golden Triangle, Valley Plaza, Pine Grove, Wal-Mart, Swede Square and Columbus Crossing as follows:

				Interest expense
				for the Twelve
				Months ended
	Principal			December 31,
Property	Amount	Interest Rate		2002

Valley Plaza	$6,429,800	LIBOR + 2.5	%(1)	$231,473
Pine Grove	5,963,000	6.24%		372,091
Wal-Mart	5,443,750	LIBOR + 2.5	%(1)	195,975
Draw on line of credit	22,440,000	LIBOR + 2.25	%(1)	751,740
Columbus Crossing	17,500,000	LIBOR + 1.25	%(1)	411,250

	$57,776,550			$1,962,529

(1)	As of June 30, 2003 the LIBOR rate is 1.10%.

ppp.	Reflects the amortization of the interest rate cap of $260,000 and the amortization of the fees related to the use of the line of credit of approximately $333,333 from January 1, 2002 through December 31, 2002, which is included in interest expense.

qqq.	Reflects the increase in depreciation expense associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview I, II & III, Columbus Crossing and for Halifax, Newport and Fairview from January 1, 2002 through their respective dates of acquisition as follows:

			Depreciation
	Purchase		expense for the
	Price		Twelve Months
	adjusted for	Depreciable	ended December 31,
Property	FAS 141/142	Base(1)	2003

Golden Triangle	$11,317,118	$9,053,694	$226,342
Halifax, Newport and Fairview	20,471,000	16,376,800	74,820
The Point	1,275,998	1,020,798	25,520
Valley Plaza	9,784,700	7,827,750	195,694
Pine Grove	8,065,080	6,452,064	161,302
Huntingdon Plaza	4,598,282	3,678,626	91,966
Wal-Mart	12,960,564	10,368,451	219,412
Swede Square	8,060,030	6,448,023	161,200
South Philadelphia	42,557,110	34,045,688	831,142
Columbus Crossing and Riverview I, II & III	72,612,103	58,089,682	1,434,494
Lake Raystown	8,287,202	6,629,762	165,744

			$3,587,636

rrr.	Represents the allocation of the limited partner’s interest share of income. For purposes of the shares/units outstanding, the reverse split was calculated on a 1 for 6 basis at June 30, 2003.

(1)	— The depreciable base represents 80% of the purchase price of the property.

Report of Independent Auditors

The Board of Directors and Shareholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the accompanying consolidated balance sheets of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, NY

March 16, 2003

Cedar Shopping Centers, Inc.

(formerly known as Cedar Income Fund, Ltd.)

Consolidated Balance Sheets

	December 31,	December 31,
	2002	2001

	(Audited)
Assets
Real estate
Land	$24,741,000	$10,109,000
Buildings and improvements	98,893,000	47,513,000

	123,634,000	57,622,000
Less: accumulated depreciation	(2,396,000)	(674,000)

Real estate, net	121,238,000	56,948,000
Real estate held for sale	—	4,402,000
Cash and cash equivalents	3,827,000	2,245,000
Cash at joint ventures and restricted cash	2,883,000	2,030,000
Property deposits	344,000	—
Real estate tax deposits	627,000	642,000
Rents and other receivables, net	304,000	217,000
Prepaid expenses	496,000	131,000
Deferred rental income	432,000	48,000
Deferred charges, net	2,987,000	1,687,000

Total Assets	$133,138,000	$68,350,000

Liabilities and Shareholders’ Equity
Liabilities
Mortgage loans payable	$93,537,000	$46,130,000
Loans payable	7,464,000	5,980,000
Accounts payable and accrued expenses	1,767,000	876,000
Security deposits	335,000	243,000
Deferred liabilities	5,195,000	—
Prepaid rents	468,000	255,000

Total Liabilities	108,766,000	53,484,000
Minority interests	10,238,000	2,235,000
Limited partner’s interest in consolidated Operating Partnership	7,889,000	8,964,000
Series A preferred 9% convertible, redeemable Operating Partnership Units	3,000,000	—

	10,889,000	8,964,000
Shareholders’ Equity
Common stock ($.01 par value, 50,000,000 shares authorized, 694,411 and 694,111 shares issued and outstanding, respectively)	7,000	7,000
Accumulated other comprehensive loss	(65,000)	—
Additional paid-in-capital	3,303,000	3,660,000

Total Shareholders’ Equity	3,245,000	3,667,000

Total Liabilities and Shareholders’ Equity	$133,138,000	$68,350,000

Total Shareholders’ Equity in the Company and limited partner’s (equity) interest in Operating Partnership and minority interests	$24,372,000	$14,866,000

See the accompanying notes to consolidated financial statements.

Cedar Shopping Centers, Inc.

(formerly known as Cedar Income Fund, Ltd.)

Consolidated Statements of Operations

	Years Ended December 31,

	2002	2001	2000

Revenues
Rents	$12,964,000	$4,817,000	$3,037,000
Interest	25,000	282,000	179,000

Total Revenues	12,989,000	5,099,000	3,216,000

Operating Expenses
Operating, maintenance and management	2,313,000	1,091,000	745,000
Real estate taxes	1,527,000	494,000	308,000
General and administrative	2,005,000	731,000	635,000
Depreciation and amortization	2,546,000	991,000	622,000
Interest expense	5,523,000	1,888,000	604,000

Total Operating Expenses	13,914,000	5,195,000	2,914,000

Operating (loss) income	(925,000)	(96,000)	302,000
Minority interests	(159,000)	(44,000)	8,000
Limited partner’s interest	806,000	75,000	(192,000)
Loss on impairment	—	(1,342,000)	(204,000)
Gain on sale of properties	—	1,638,000	91,000
Loss on sale of properties	(49,000)	(296,000)	—

Net (loss) income before cumulative effect adjustment	(327,000)	(65,000)	5,000
Cumulative effect of change in accounting principles, net of limited partnership share of ($15,000)	—	(6,000)	—

Net (loss) income before extraordinary items	(327,000)	(71,000)	5,000
Extraordinary items
Early extinguishment of debt (net of limited partner’s share of $346,000, $188,000 and $32,000 in 2002, 2001 and 2000 respectively)	(141,000)	(76,000)	(18,000)

Net (loss)	$(468,000)	$(147,000)	$(13,000)

Net (loss) earnings per share before cumulative effect adjustment	$(0.47)	$(0.09)	$0.01
Cumulative change in accounting principle per share	—	(0.01)	—

Net (loss) earnings per share before extraordinary item	(0.47)	(0.10)	0.01
Extraordinary (loss) per share	(0.20)	(0.11)	(0.02)

Net (loss) per share	(0.67)	$(0.21)	$(0.01)

Dividends to shareholders	$—	$—	$268,000
Dividends to shareholders per share	$—	$—	$0.30

Average number of shares outstanding	694,000	692,000	869,000

See the accompanying notes to consolidated financial statements.

Cedar Shopping Centers, Inc.

(formerly known as Cedar Income Fund, Ltd.)

Consolidated Statements of Shareholders’ Equity

		Additional		Accumulated Other	Total
	Common	Paid-In	Undistributed	Comprehensive	Shareholders’
	Stock	Capital	Net Income	Loss	Equity

Balance at December 31, 1999	$9,000	$5,234,000	$—	$—	$5,243,000
Net income	—	—	(12,000)	—	(12,000)
Dividends to shareholders	—	(280,000)	12,000	—	(268,000)
Treasury stock	(2,000)	(1,146,000)	—	—	(1,148,000)

Balance at December 31, 2000	7,000	3,808,000	—	—	3,815,000
Net loss	—	(148,000)	—	—	(148,000)
Dividends to shareholders	—	—	—	—	—

Balance at December 31, 2001	7,000	3,660,000	—	—	3,667,000
Net loss	—	(468,000)	—	—	(468,000)
Unrealized loss on change of in fair value of cash flow hedge	—	—	—	(65,000)	(65,000)
Dividends to shareholders	—	—	—	—	—
Issuance of warrants	—	100,000	—	—	100,000
Conversion of O.P. Units to stock	—	11,000	—	—	11,000

Balance at December 31, 2002	$7,000	$3,303,000	$—	$(65,000)	$3,245,000

See the accompanying notes to consolidated financial statements.

Cedar Shopping Centers, Inc.

(formerly known as Cedar Income Fund, Ltd.)

Consolidated Statement of Cash Flows

	Years Ended December 31,

	2002	2001	2000

Cash Flow From Operating Activities
Net loss	$(468,000)	$(148,000)	$(12,000)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	21,000
Minority interest	159,000	44,000	8,000
Distributions to minority interest partners	(1,185,000)	(100,000)	—
Limited partner’s interest in Operating Partnership	(806,000)	(75,000)	192,000
Gain (loss) on sale of properties	49,000	(1,342,000)	(91,000)
Early extinguishment of debt	487,000	264,000	—
Depreciation and amortization	2,546,000	991,000	622,000
Impairment of real estate	—	1,342,000	204,000
Straight line rent	(385,000)	(48,000)	—
Changes in operating assets and liabilities:
(Increase) decrease in rent and other receivables	(87,000)	39,000	(144,000)
(Increase) decrease in prepaid expenses	(365,000)	(30,000)	1,000
(Increase) decrease in taxes held in escrow	15,000	(489,000)	(147,000)
Increase in accounts payable and accrued expense	891,000	206,000	305,000
(Increase) in amounts due from related parties	—	—	11,000
Security deposits collected, net	92,000	176,000	(21,000)
Increase in prepaid rents	216,000	149,000	61,000

Net cash provided by operating activities	1,159,000	1,000,000	989,000
Cash Flow From Investing Activities
Expenditures for real estate and improvements	(44,240,000)	(14,566,000)	(3,983,000)
Decrease (increase) in joint venture and restricted cash	(836,000)	5,788,000	(7,818,000)
Increase in property deposits	(344,000)
Payment of deferred leasing costs	(313,000)	(313,000)	(32,000)
Net proceeds from sale of properties	4,353,000	6,562,000	2,983,000

Net cash (used in) investing activities	(41,380,000)	(2,529,000)	(8,850,000)
Cash Flow from Financing Activities
Proceeds from mortgages	32,708,000	4,484,000	10,116,000
Principal portion of scheduled mortgage payments	(617,000)	(111,000)	(1,347,000)
Contributions from minority interest partners	9,030,000	—	—
Proceeds from sale of preferred units	3,000,000	—	—
Distributions to limited partner	—	—	(511,000)
Dividends paid	—	—	(268,000)
Reacquisition of treasury stock	—	—	(1,148,000)
Deferred financing and legal costs (net)	(2,318,000)	(922,000)	(956,000)

Net cash provided by financing activities	41,803,000	3,451,000	5,886,000
Net increase (decrease) in cash and cash equivalents	1,582,000	1,922,000	(1,975,000)
Cash and cash equivalents at beginning of the period	2,245,000	323,000	2,298,000

Cash and cash equivalents	$3,827,000	$2,245,000	$323,000

Supplemental Disclosure of Cash Activities
Interest paid	$5,144,000	$2,017,000	$604,000

Supplemental Disclosure of Non-Cash Financing Activities:
Assumption of mortgage loans payable	$16,800,000	$28,321,000	$9,300,000

See the accompanying notes to consolidated financial statements.

CEDAR SHOPPING CENTERS, INC.

(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements

December 31, 2002

Note 1.     Organization

          Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)(“Cedar” or the “Company”), organized in 1984 and qualified to operate as a real estate investment trust (“REIT”), focuses on the ownership, operation and redevelopment of community and neighborhood shopping centers primarily located in the Pennsylvania and New Jersey area. As of December 31, 2002, the Company owned seven properties, aggregating approximately 1.8 million square feet of rentable space. The Company’s tenant mix is dominated by supermarkets and other consumer necessity or value-oriented retailers.

          The Company has no employees and accordingly relies on Cedar Bay Realty Advisors, Inc. and its affiliates (collectively, “CBRA”) to manage the affairs of the Company. The Company is thus referred to as an “advised” REIT. Pursuant to the terms of an Administrative and Advisory Agreement and Property Management Agreement, CBRA provides the Company with acquisition, disposition, asset, construction and property management, leasing, advisory services, loan placement, certain legal services, accounting systems, professional and support personnel and office facilities. Leo S. Ullman, the Company’s Chairman and Chief Executive Officer, is also the major shareholder of CBRA. Certain of the Company’s other officers are also officers and employees of CBRA. The terms of the Agreements are further discussed in Note 9.

          Cedar Income Fund Partnership, L.P. (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of December 31, 2002, Cedar owned an approximate 29% economic interest in, and is the sole general partner of, the Operating Partnership.

          The Operating Partnership also has outstanding 3,300 Units of 9% Series A Cumulative Redeemable Perpetual Preferred Units with a $1,000 par value. The Series A Preferred Units were issued during 2002 to an investor at a price of $909.09 per unit. The Units are redeemable by the Operating Partnership at any time at a redemption price equal to 120% of par value plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Holders of the Series A Preferred Units have the right to exchange their Units for shares of the Company’s common stock at prices ranging from $3.64 to $4.09 per common share. On January 3, 2002, 552 of such Preferred Units were converted to 138,000 shares of common stock at $3.64 per share.

          As used herein, the “Company” refers to Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and its subsidiaries on a consolidated basis, including the Operating Partnership or, where the context so requires, Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) only.

Note 2.     Summary of Significant Accounting Policies

     Basis of Presentation and Consolidation Policy

          The financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          The consolidated financial statements of the Company include the accounts and operations of the Company and the Operating Partnership. The Operating Partnership has a 50% general partnership interest in The Point Shopping Center (“The Point”), a 20% general partnership interest in the Red Lion Shopping Center (“Red Lion”) and a 25% general partnership interest in the Loyal Plaza Shopping Center (“Loyal Plaza”). Since the Company has operating control over the Operating Partnership, and the Operating Partnership exercises similar control over the other entities, all of the partnerships are included in the consolidated financial statements.

     Rents and Other Receivables

          Management has determined that all of the Company’s leases with its various tenants are operating leases. Minimum rents are recognized on a straight-line basis over the terms of the related leases net of valuation adjustments based on management’s assessment of credit, collection and other business risks. The excess of rents recognized over amounts contractually due is included in deferred rents receivable on the Company’s balance sheets. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Ancillary and other property-related income is recognized in the period earned. The Company makes estimates as to the collectibility of its accounts receivables and assesses historical bad debts, customer creditworthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of its allowance for doubtful accounts. Such estimates have a direct impact on the Company’s net income.

     Real Estate Investments and Real Estate Held For Sale

          Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation and amortization has been calculated using the straight-line method based upon the following estimated useful lives of assets:

Buildings and Improvements	40 years
Tenant Improvements	Over the life of the lease

          Expenditures for maintenance, repairs, and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred and amounted to $827,000, $435,000 and $248,000 for 2002, 2001, and 2000, respectively.

          Additions and betterments that substantially extend the useful lives of the properties are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in net income. Real estate investments include capitalized interest and other costs on development and redevelopment activities and on significant construction in progress. Capitalized costs are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. Interest capitalized amounted to $0, $181,000, and $92,000, in 2002, 2001, and 2000, respectively.

          In October 2001, the FASB issued Statement of Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” It also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” related to the disposal of a segment of a business. The Company adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 has had no material affect on the operations of the Company.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          Real estate investments held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the period held for sale.

     Cash Equivalents

          Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of less than ninety days.

     Cash at Joint Ventures and Restricted Cash

          Joint venture partnership agreements require, among other things, that the Company maintain separate cash accounts for the operation of the joint venture and distributions to the general and limited partners are strictly controlled. These arrangements to date have not resulted in any significant liquidity shortfalls at the Company or the partnership level, however; the Company or any combination of the joint venture partnerships could suffer a liquidity crisis while other members of the group have sufficient liquidity. Cash at joint ventures amounted to $1.2 million at December 31, 2002.

          The terms of the Company’s mortgage agreements require it to deposit certain replacement and other reserves with its lenders. This restricted cash is generally available for property-level capital requirements for which the reserve was established. This cash is not, however, available to fund other property-level or Company-level obligations. Restricted cash amounted to $1.7 million at December 31, 2002.

     Deferred Charges

          Deferred charges consist of leasing commissions incurred in leasing the Company’s properties. Such charges are amortized using the straight-line method over the term of the related lease. In addition, deferred charges include costs incurred in connection with securing long-term debt, including the costs of entering into interest rate protection agreements. Such costs are amortized over the term of the related agreement.

     Derivative Financial Instruments

          Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. This accounting standard requires the Company to measure derivative instruments at fair value and to record them in the Consolidated Balance Sheet as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. The Company’s derivative investments are primarily cash flow hedges that limit the base rate of variable rate debt. For cash flow hedges the ineffective portion of a derivative’s change in fair value is immediately recognized in earnings, if applicable, and the effective portion of the fair value difference of the derivative is reflected separately in shareholders’ equity as accumulated other comprehensive income (loss).

          The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not, and does not plan to enter into derivative financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal derivative financial instruments used by the Company are interest rate swaps and interest rate caps.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

     Fair Value of Financial Instruments

          Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), requires the Company to disclose fair value information of all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company’s financial instruments, other than debt are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables, and accounts payable. The carrying amount of these assets and liabilities in the consolidated balance sheets are assumed to be at fair value.

          The carrying amounts of cash and cash equivalents approximates their fair value. The fair value of mortgage loans payable is estimated utilizing discounted cash flow analysis, using interest rates reflective of current market conditions and the risk characteristics of the loans. The following sets forth a comparison of the fair values and carrying values of the Company’s financial instruments subject to the provisions of statement of Financial Accounting Standard No. 107 (“SFAS 107”):

	2002		2001

	Carrying Value	Fair Value	Carrying Value	Fair Value

Assets
Cash and Cash Equivalents	$3,827,000	$3,827,000	$2,245,000	$2,245,000
Cash at Joint Ventures and Restricted Cash	$2,883,000	$2,883,000	$2,030,000	$2,030,000
Liabilities
Mortgage Loans Payable
The Point	$19,864,000	$21,800,000	$17,900,000	$17,900,000
Academy Plaza	10,558,000	11,400,000	10,684,000	10,833,000
Washington Center	5,900,000	6,000,000	5,968,000	6,290,000
Port Richmond	11,439,000	12,100,000	11,577,000	11,767,000
Red Lion	16,715,000	19,400,000	—	—
Loyal Plaza	13,814,000	14,700,000	—	—
Camp Hill	14,000,000	14,000,000	—	—
L.A. Fitness	1,247,000	1,247,000

	$93,537,000	$100,647,000	$46,129,000	$46,790,000

Loans payable	7,464,000	7,464,000	5,980,000	5,980,000

     Earnings Per Share

          In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), basic EPS is computed by dividing income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company reported a net loss in 2002, 2001 and 2000, the diluted EPS is not presented.

     Stock Option Plans and Warrants

          In December 2002, the Financial Accounting Standards Board, (“FASB”) issued SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) to provide alternative

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28. “Interim Financial Reporting” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements.

          Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer’s stock. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“Opinion No. 25”). The Company has elected to continue using Opinion No. 25 and make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS 123 had been applied.

          The Company’s Shareholders approved, in 1998, an incentive stock option plan authorizing the issuance of option grants for up to 500,000 shares. During 2001, the Company granted to each of its five directors options to purchase 10,000 shares at $3.50 per share, the market value of the Company’s common stock on the date of the grant. The following table sets forth, on a pro forma basis, the net loss and net loss per share as if the fair value method of accounting defined in SFAS 123 had been applied.

     Pro forma Basic Net Loss Per Share

	2002	2001	2000

Net loss as reported	$468,000	$147,000	$13,000
Adjustment to amortize the value of options granted	17,000	8,000	—

Pro forma loss	$485,000	$155,000	$13,000

Outstanding shares	694,000	692,000	869,000
Pro forma basic net loss per share	$(0.70)	$(0.22)	$(0.01)

          The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued in accordance with SFAS 123 and EITF 96-18 Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable with charges taken into operations over the period goods and services are received.

          The Operating Partnership, in connection with the Red Lion acquisition, issued to ARC Properties, Inc. (“ARC”), a limited partner in API Red Lion Shopping Center Associates, warrants to purchase 250,000 shares of the Operating Partnership. The warrants, with an exercise price of $4.50 per unit, are subject to adjustment for, among other things, dividend payments, stock splits and reorganizations. The Warrants expire in May 2012, and vest 83,333 units in May 2002, 83,333 units in January 2003 and 83,333 units in January 2004. Such vesting is contingent upon ARC rendering certain services to the Company throughout the vesting period.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          The first 83,333 Warrants issued were capitalized as part of the Red Lion transaction using the fair value method. The accounting treatment of the subsequent issuance of Warrants will be determined by future services performed by ARC. Approximately $173,000 was charged to operations during 2002. If ARC continues to provide services to the Company pursuant to the terms of the Warrant agreement, the remaining Warrants will be accounted for over the vesting period.

     Recent Accounting Pronouncements

          In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 significantly changes the current practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be initially recorded as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor having to make payment under the guarantee is remote. The disclosure requirements within FIN 45 are effective for financial statements for annual or interim periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company is currently evaluating the effects of FIN 45 on the Company’s results of operations or financial condition.

          In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which explains how to identify variable interest entities (“VIE”) and how to assess whether to consolidate such entities. The provisions of this interpretation are immediately effective for VIE’s formed after January 31, 2003. For VIEs formed prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period beginning after June 15, 2003. Management has not yet determined whether any of its consolidated entities represent variable interest entities pursuant to such interpretation. Such determination could result in a change in the Company’s consolidation policy related to such entities.

Reclassifications

          Certain reclassifications have been made to the prior year consolidated financial statements to conform to the classifications used in the current year.

Intangible Lease Asset/ Liability

          On July 1, 2001 and January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 141 “Business Combinations,” and Statement of Financial Accounting Standards No. 142 “Goodwill and Intangibles”, respectively. These standards govern business combinations and asset acquisitions, and the accounting for acquired intangibles. As part of the acquisition of real estate assets, the Company determines whether an intangible asset or liability related to above or below market leases, was acquired as part of the acquisition of the real estate. As a result of adopting the standards, amounts totaling $5,117,000 have been recorded as intangible lease liabilities, relating to above and below market lease arrangements for properties acquired in 2002. The intangible assets and liabilities are recorded at their estimated fair market values at the date of acquisition, and are amortized over the remaining term of the respective lease to rental income. Such amortization amounted to $146,000 during 2002. The weighted average amortization period for the intangible lease liabilities was approximately eight years.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          These intangibles will be amortized as follows:

Intangible Lease Liability

For the year ending December 31:
2003	$719,000
2004	678,000
2005	642,000
2006	577,000
2007	591,000
Thereafter	1,764,000

$4,971,000

Note 3.     Real Estate and Accumulated Depreciation

          The following is a summary of the Company’s real estate held for investment at December 31:

	2002	2001

Land	$24,741,000	$10,109,000
Buildings	89,514,000	39,506,000
Redevelopment and Improvements	9,379,000	8,007,000

	123,634,000	57,622,000
Accumulated depreciation	(2,396,000)	(674,000)

Net real estate held for investment	$121,238,000	$56,948,000

          During 2002, the Company completed the acquisition of four properties for an aggregate purchase price of approximately $60 million. The L.A. Fitness property is a ground up development project on which the Company expects to spend an additional $5 million. Construction financing in that amount was arranged before closing the acquisition. The Camp Hill Mall acquisition is a redevelopment project on which the Company expects to spend an additional $17 to $19 million. The Company is currently exploring joint venture or other financing partnership arrangements for this redevelopment. No assurances, however, can be given that such a joint venture or other financing can be arranged. The Company also sold the Southpoint office property in Jacksonville, Florida for $4,370,000. Impairment losses of $204,000 and $1,342,000 were recorded in 2000 and 2001, respectively, and a loss on sale of $49,000 was recognized in 2002.

          The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2002 and 2001 as though the 2001 acquisitions of Washington Center Shops L.P., Port Richmond Associates, LLC, Academy Stores LP, and Greentree Road Inc., (all purchased on October 6, 2001) and the 2002 acquisitions of the Red Lion Shopping Center (purchased on June 1, 2002), Loyal Plaza (purchased on July 1, 2002), and Camp Hill Mall (purchased on November 20,2002) were completed as of January 1, 2001.

	2002	2001

Proforma revenues	$19,204,000	$19,796,000
Proforma net income (loss)	$(97,000)	$(53,000)
Proforma net income per common share	$(0.14)	$(0.08)
Common shares outstanding	694,000	692,000

CEDAR SHOPPING CENTERS, INC.

(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          The following table sets forth detail with respect to the properties owned by the Company at December 31, 2002:

				Gross Amount at Which Carried
	Initial Cost to Company			December 31, 2002
			Subsequent
Property		Buildings &	Cost		Buildings &
Description	Land	Improvements	Capitalized	Land	Improvements	Total

The Point Shopping Center	$2,700,000	$10,800,000	$9,101,000	$2,700,000	$19,901,000	$22,601,000
Harrisburg, PA
Red Lion Shopping Center	4,213,000	16,531,000	3,000	4,213,000	16,534,000	20,747,000
Philadelphia, PA
Camp Hill Mall	4,460,000	17,857,000	—	4,460,000	17,857,000	22,317,000
Camp Hill, PA
Loyal Plaza	3,852,000	15,620,000	—	3,852,000	15,620,000	19,472,000
Williamsport, PA
Port Richmond Village	2,942,000	11,769,000	137,000	2,942,000	11,906,000	14,848,000
Philadelphia, PA
Academy Plaza	2,406,000	9,623,000	77,000	2,406,000	9,700,000	12,106,000
Philadelphia, PA
Washington Center Shoppes (1)	2,061,000	7,314,000	61,000	2,061,000	7,375,000	9,436,000
Washington Township, NJ
LA Fitness Property	2,107,000	—	—	2,107,000	—	2,107,000
Fort Washington, PA

Totals	$24,741,000	$89,514,000	$9,379,000	$24,741,000	$98,893,000	$123,634,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

Property	Accumulated	Amount of	Date	Date	Depreciation
Description	Depreciation	Encumbrance	Built	Acquired	Life (years)

The Point Shopping Center	$1,004,000	$19,864,000	1972	Jul-00	10-40
Harrisburg, PA
Red Lion Shopping Center	244,000	16,715,000	1971	Jun-02	10-40
Philadelphia, PA
Camp Hill Mall	51,000	14,000,000	1958	Nov-02	10-40
Camp Hill, PA
Loyal Plaza	195,000	13,814,000	1969	Jul-02	10-40
Williamsport, PA
Port Richmond Village	370,000	11,439,000	1988	Oct-01	10-40
Philadelphia, PA
Academy Plaza	303,000	10,558,000	1965	Oct-01	10-40
Philadelphia, PA
Washington Center Shoppes (1)	229,000	5,900,000	1979	Oct-01	10-40
Washington Township, NJ
LA Fitness Property	—	1,247,000	N/A	Dec-02	N/A
Fort Washington, PA

Totals	$2,396,000	$93,537,000

(1)	Includes adjacent unencumbered development parcel.

CEDAR SHOPPING CENTERS, INC.

(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          The activity in real estate and accumulated depreciation for the years ending December 31:

	2002	2001	2000

Cost
Beginning of year real estate balance	$57,622,000	$28,272,000	$19,186,000
Improvement additions	1,372,000	6,055,000	2,066,000
Acquisition of The Point property	—	—	13,500,000
Acquisition of Red Lion property	20,744,000	—	—
Acquisition of Loyal Plaza property	19,472,000	—	—
Acquisition of Camp Hill property	22,317,000	—	—
Acquisition of LA Fitness development property	2,107,000	—
Acquisition of three supermarket-anchored shopping centers	—	36,114,000	—
Reclass Southpoint to “real estate held for sale‘	—	(8,111,000)
Impairment loss	—	—	(2,715,000)
Sale of Broadbent	—	(4,708,000)	—
Sale of Germantown	—	—	(3,765,000)

End of Year	$123,634,000	$57,622,000	$28,272,000

Accumulated depreciation
Beginning of year accumulated balance	$674,000	$4,177,000	$5,191,000
Additional depreciation expense this year	1,722,000	697,000	521,000
Reclass Southpoint to “real estate held for sale”	—	(2,702,000)
Impairment property	—	—	(661,000)
Sale of Broadbent	—	(1,498,000)	—
Sale of Germantown	—	—	(874,000)

End of Year	$2,396,000	$674,000	$4,177,000

Note 4.     Rentals Under Operating Leases

          Annual minimum future rentals due to be received under non-cancelable operating leases in effect at December 31, 2002 are as follows:

Minimum Future Rental Income

2003	$12,595,000
2004	11,636,000
2005	10,574,000
2006	9,225,000
2007	8,143,000
Thereafter	51,123,000

Total	$103,296,000

          Total minimum future rentals do not include contingent rentals under certain leases based upon tenant’s sales volume or contributions to real estate taxes and operating costs. Such contingent rentals amounted to $2,990,000, $811,412, and $450,470 in 2002, 2001, and 2000, respectively.

          Giant Food Stores accounted for 10% of rental income in 2002 and 2001. The Giant leases are generally guaranteed by Ahold N.V., a Netherlands corporation and Giant’s ultimate parent company. Recent published reports indicate there have been accounting irregularities at certain of Ahold’s U.S. and

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

foreign operations, which do not necessarily include the grocery stores, or the Giant supermarket affiliates. However, a reduction in Ahold’s debt ratings may adversely affect the resulting value of the Company’s properties having such tenancies.

Note 5.     Commitments and Contingencies

          The Company is a party to several legal actions, which arose in the normal course of business. Management does not expect there to be adverse consequences from these actions that would be material to the Company’s financial position or results of operations.

          Under various federal, state, and local laws, ordinances, and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, the Company is potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

          With the exception of the Loyal Plaza environmental matter discussed below, the Company believes that environmental studies made with respect to substantially all of its properties has not revealed environmental liabilities that would have a material adverse affect on its business, results of operations and liquidity. However, no assurances can be given that existing environmental studies with respect to any of the properties reveal all environmental liabilities, that any prior owner of a property did not create a material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist at any one or more of its properties. If a material environmental condition does in fact exist, it could have an adverse impact upon the Company’s financial condition, results of operations and liquidity.

          There are certain environmental contamination matters that affect the Loyal Plaza property. Those matters have been extensively reviewed by EMG of Baltimore, Maryland for Lehman Brothers Bank, FSB as lenders on the property; and in a Phase I report dated January 31, 2002, prepared by Brinkerhoff Environmental Services, Inc., retained by the Company. Additional reports have been prepared for the sellers by Civil and Environmental Consultants, Inc. of Pittsburgh, Pennsylvania.

          The two principal matters involved are (i) certain petroleum-impacted soil at the newly-built, free-standing Eckerd drug store building on an outparcel of the property; and (ii) a concentration of dry cleaning solvents, tetrachloroethene (PCE) and trichloroethene (TCE), at levels in excess of amounts permitted by the Pennsylvania Department of Environmental Protection (PADEP).

          Under loan agreements between the seller and its lender, the sellers had maintained an escrow deposit of $450,000 for clean up and testing of environmental contamination at the site. Pursuant to the purchase agreements for the purchase of the property by Loyal Plaza Associates L.P., the seller will remain liable for all costs up to and including a satisfactory “Release of Liability” letter issued by PADEP with respect to all such contamination at the property. Pursuant to the purchase agreement, the sellers increased the environmental escrow deposit to $950,000. Further, in the event that the escrows are insufficient to cover all required testing and remediation, the sellers have undertaken to expend any and all monies required to complete such testing and remediation including monitoring, etc. without limits as to time. The Company has obtained opinion of counsel to the effect that an anticipated “Release of Liability” letter from the PADEP will operate to relieve it of any further liability for remediation of the site under

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

Pennsylvania environmental statutes, or for any contamination identified in reports submitted to and approved by PADEP and shall not be subject to citizens’ suits or other contribution actions.

Note 6.     Mortgage Loans, Other Loans Payable, and Line of Credit

          Mortgage loans outstanding consist of the following:

	Original			December 31,
	Mortgage	Effective
Property Description	Amount	interest rate	Maturity	2002	2001

The Point Shopping Center	$20,000,000	7.625%	05/29/2012	$19,864,000	$17,900,000
Harrisburg, PA
Red Lion Shopping Center	16,800,000	8.860%	02/01/2010	16,715,000	N/A
Philadelphia, PA
Camp Hill Mall(1)	14,000,000	4.740%	11/22/2004	14,000,000	N/A
Camp Hill, PA
Loyal Plaza	13,877,000	7.180%	07/11/2011	13,814,000	N/A
Williamsport, PA
Port Richmond Village	12,000,000	7.174%	04/10/2007	11,439,000	11,577,000
Philadelphia, PA
Academy Plaza	11,080,000	7.275%	03/10/2013	10,558,000	10,685,000
Philadelphia, PA
Washington Center Shoppes	6,192,000	7.530%	11/11/2027	5,900,000	5,968,000
Washington Township, NJ
LA Fitness facility(2)	5,000,000	LIBOR+	12/31/2007	1,247,000	N/A
Fort Washington, PA		.275 points

Totals	$98,949,000			$93,537,000	$46,130,000

(1)	The interest rate on the entire loan amount is fixed via an interest rate swap at 4.74% through November 2003 and $7 million of the loan is fixed at that same rate through maturity. The remaining $7 million portion of the loan will float at the 30-day LIBOR rate plus 195 basis points from November 2003 through maturity. The Company has agreed in connection with this loan to maintain a minimum net worth of $13,000,000 (including minority and limited partner interests) and consolidated liquid assets of at least $1,000,000.

(2)	The Company obtained a $5 million LIBOR based construction loan in connection with the LA Fitness development project. The loan is due on December 31, 2007, has a two-year extension option, and carries interest at LIBOR plus 275 basis points.

          The net book value of real estate pledged as collateral for mortgage loans was approximately $121 million.

Line of credit, and loans and other notes payable are as follows:

          During November 2002, the Company entered into a financing agreement with SWH Funding Corp. (“SWH”) for a $6 million loan. The term of the SWH loan is through November 30, 2005 and the loan carries interest at the rate of 12.5% (14% from December 1, 2004 through maturity). The loan provides for monthly principal payments of $50,000 commencing January 1, 2003, a $2 million payment (the first prepayment) on April 1, 2003, continued payments of $50,000 on the fifth through 12th months and $60,000 from the 13th through 17th months. A $3 million (the second prepayment) is due on the

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

18th month, and monthly principal payments of $60,000 continue from the 19th month until the loan is fully amortized. The agreement provides for an alternative amortization schedule which the Company is considering adopting. Under the alternative amortization schedule the first prepayment is not required but the monthly principal payments are increased to $150,000 per month from April 1, 2003 through and including the 12th month and $200,000 commencing in the 13th month through the 17th month. If the second prepayment (of $3 million) is not made on the 18th month, the Borrower will be required to pay $250,000 per month commencing in the 19th month until the loan is fully amortized.

          The Company’s financial liquidity is provided by $3.8 million in cash and cash equivalents at December 31, 2002 and by the unused balance of its $1 million bank line of credit. In March 2003 the Company entered into a secured Line of credit that will contribute to its liquidity during 2003 (see below). The Company also believes that it has sufficient flexibility to fund the required payments in connection with the SWH financing, property level capital expenditures, tenant improvements, leasing costs and mortgage and other scheduled principal payments, including the $1.4 million (based on $150,000 alternative amortization schedule) due with respect to the SWH financing in 2003. The Company’s ability, however, to meet these obligations is dependent in large part on its ability to attract a joint venture partner or suitable financing for the Camp Hill redevelopment project. Based on preliminary discussions with several potential partners, the Company believes it will be successful in arranging a transaction that will allow it to withdraw a significant portion of its equity investment in Camp Hill while retaining a substantial portion of the upside potential in the redevelopment. However, no assurances can be given that such an arrangement will ultimately be finalized.

          In addition to the interest and principal payments, SWH received a funding fee equal to 5% of the loan amount ($300,000) at closing and will receive an exit fee of $120,000 if the loan is paid on or prior to February 28, 2004. If the loan is repaid after February 28, 2004, SWH will receive the sum of $120,000 plus the product of (i) $30,000 and (ii) the number of months between February 2004 and the date the loan is paid in full. The loan may be repaid at any time after six months in whole or in part without penalty. In the event of default, in addition to a default interest rate of 17.5%, Borrower will also be required to pay a late charge equal to 5% of the amount overdue.

          The security for repayment of the SWH financing is the Company’s equity interests in Port Richmond Village, Academy Plaza, Washington Center Shoppes, and the Camp Hill Mall.

          The December 31, 2001 SWH loan balance of $5,980,000 was repaid during 2002.

          In connection with the acquisition of the Red Lion partnership interest from a related party, the Company agreed to pay $888,000 in three equal annual installments of $296,000 plus interest at 7.5%.

          In March 2002, the Company entered into a one-year $1 million unsecured line of credit facility with North Fork Bank, Melville, New York. The line of credit bore interest at the greater of 6% or the bank’s prime rate plus 1%. The line of credit was repaid on January 26, 2003. The Company entered into a secured line of credit facility effective as of March 16, 2003 for a 1-year period at the same rates as the previous facility and with a $2 million limit, provided, however, that the additional $1 million will be available only when the SWH financing has been repaid.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          Scheduled principal payments of debt outstanding at December 31, 2002 are as follows:

          The combined aggregate future principal payments of mortgages, notes & loans at December 31, 2002 are as follows:

		Line of Credit
		and Loans and
	Mortgages	other Notes
Year	Payable	Payable	Total

2003	$933,000	$2,273,000	$3,206,000
2004	15,017,000	2,996,000	18,013,000
2005	1,106,000	2,195,000	3,301,000
2006	1,193,000	—	1,193,000
2007	2,448,000	—	2,448,000
Thereafter	72,840,000	—	72,840,000

	$93,537,000	$7,464,000	$101,001,000

Note 7.     Interest Rate Hedges

          During 2002, the Company completed one interest rate swap transaction to hedge the Company’s exposure to changes in interest rates with respect to $14 million of LIBOR based variable rate debt. The swap agreement provides for a fixed all-in rate of 4.74% (includes a credit spread of 1.95%). The swap agreement extends through November 19, 2003, on $7 million of notional principal and through November 19, 2004 on the remaining $7 million.

          As of December 31, 2002, unrealized losses of $224,000 representing the change in fair value of the aforementioned swaps were reflected 29% or approximately $65,000 in accumulated other comprehensive loss, a component of shareholder’s equity, and 71% or approximately $159,000 is reflected in the limited partner’s interest.

          The Company’s interest rate hedges are designated as cash flow hedges and hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, such as those held by the Company, as well as interest rate caps, floors, collars, and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income or earnings. For cash flow hedges, the ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

          The following table summarizes the notional value and fair value of the Company’s derivative financial instrument, interest rate swap, as of December 31, 2002:

		Notational	Interest
Hedge	Type	Value	Rate	Term	Fair Value

Interest Rate Swap	Cash Flow Hedge	$14,000,000	4.74%	11/19/2002/11/19/2003	Combined Value
Interest Rate Swap	Cash Flow Hedge	$7,000,000	4.74%	11/19/2003/11/19/2004	$224,000

Note 8.     Income Taxes

          The Company believes that it has operated to qualify as a REIT under the Internal Revenue Code. Qualification as a REIT involves the application of technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company’s control may affect its ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to federal, state and local

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

          The issuance of common stock to any shareholder who directly or indirectly, together with the four other largest shareholders of the Company, were to own, directly or indirectly, more than 50% of the outstanding shares the Company would fail to meet the “five or fewer” test (five or fewer individual shareholders owning more than 50%) for continued REIT status. The loss of REIT status, while creating no immediate income taxes for the Company or its shareholders, would mean, among other things, that the Company would be taxed as if it were a C corporation on future net taxable income and capital gains (See Note 9). Additionally, the Company would generally be disqualified from federal income taxation as a REIT for the four taxable years following disqualification. The Company does not presently expect to have taxable income for the year ended December 31, 2003, and as such does not contemplate paying dividends during 2003.

Note 9.     Related Party Transactions

          The Company has no employees and accordingly relies on CBRA and its affiliates to manage the affairs of the Company. The Company is thus referred to as an “advised” REIT. Pursuant to the terms of an Administrative and Advisory Agreement (the “Advisory Agreement”), CBRA provides the Company with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities. Leo S. Ullman, the Company’s Chairman and Chief Executive Officer, is also the principal stockholder of CBRA. Certain of the Company’s other officers are also officers and employees of CBRA.

          The Advisory Agreement may be terminated (i) for cause upon not less than sixty days’ prior written notice, and (ii) by vote of at least 75% of the independent Directors at the end of the third or fourth year of its five-year term in the event gross assets fail to increase by 15% per annum.

          Pursuant to the Advisory Agreement, effective as of January 1, 2002, CBRA will earn a disposition or acquisition fee, as applicable, equal to 1% of the sale/purchase price; no other fees will be payable in connection with such transactions. All accrued acquisition fees are included in accounts payable at December 31, 2002.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          The following is a schedule of acquisition and disposition fees paid, accrued, or deferred by the Company to CBRA:

Property	Deferred	Paid	Accrued	Total

2002 Transactions
Southpoint	$—	$47,000	$—	$47,000
Red Lion	—	—	44,000	44,000
Loyal Plaza	—	—	183,000	183,000
Camp Hill	—	—	172,000	172,000
LA Fitness	—	60,000	—	60,000

Total	$—	$107,000	$399,000	$506,000

2001 Transactions(1)
Broadbent	$106,000	$53,000	$—	$159,000
Corporate Center	37,000	19,000	—	56,000
The three supermarket-anchored shopping centers	—	348,000	—	348,000

Totals	$143,000	$420,000	$—	$563,000

2000 Transaction
Germantown	$53,000	$23,000	$—	$76,000

(1)	During 2001 the Advisory Agreement was modified and CBRA agreed to defer certain fees and to ultimately waive such fees if the Agreement is not terminated before December 31, 2004.

          The following is a schedule of management, administrative, advisory, legal, leasing and loan placement fees paid to CBRA or its affiliates.

	Years ended December 31,

	2002	2001	2000

Management Fees(1)	$536,000	$103,000	$70,000
Construction Management(2)	$20,000	$180,000	$28,000
Leasing Fees(3)	$135,000	$135,000	$44,000
Administrative and Advisory(4)	$360,000	$163,000	$98,000
Legal(5)	$210,000	$182,000	$33,000
Loan Placement Fees(6)	$100,000	$100,000	$—

(1)	Management fees are calculated at 3%-4% of prospective gross revenues.

(2)	Construction management fees are calculated at 5% of construction costs.

(3)	Leasing fees are calculated at 4%-4.5% of a new tenants’ base rent.

(4)	Administrative and advisory fees are equal to 1/2 of 3/4 of 1% of the estimated current value of real estate assets of the Company plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company.

(5)	Legal fees are paid to an affiliate of CBRA for the services provided by Stuart H. Widowski, Esq., in-house counsel.

(6)	Loan placement fees are calculated at 1% of the loan cost up to a maximum of $100,000.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

          During May 2002, the Company completed the acquisition, from an affiliate of Cedar Bay Company (“CBC”) the sole Operating Partnership limited unit holder, of a 20% sole general partnership interest in the Red Lion. The Company’s general partnership interest cost $1.2 million, payable $296,000 at closing with the balance payable in three equal annual installments plus interest at 7.5%. The investment was based on a property value of $23 million including a lease for certain vacant space from the seller, subject to a $16.8 million, 8.86% first mortgage loan due February 2010. The CBC affiliate retained an 11% limited partnership interest in Red Lion. The Company also purchased in 2000 a 50% general partnership interest in The Point from another affiliate of CBC who retains a 50% limited partnership interest.

          Homburg Invest USA Inc. (“Homburg USA”), a wholly-owned U.S. subsidiary of Homburg Invest Inc. (approximately 62% owned by Mr. Richard Homburg), a real estate company listed on the Toronto (Canada) Stock Exchange, and which owns 21.6% of the Company’s common shares outstanding, purchased on December 24, 2002 for $3 million, 3,300 convertible preferred Operating Partnership Units at $909.09 with a liquidation value of $1,000 each and a preferred distribution rate of 9%. The Board subsequently elected Mr. Homburg a Director of the Company to serve alongside Mr. Frank Matheson who is also a Director of the Company and an officer of Homburg Invest Inc.

          The issuance of common stock to Homburg USA may result in the disqualification of the Company’s status as a REIT in 2003. If Mr. Richard Homburg, directly or indirectly, together with the four other largest shareholders of the Company, were to own, directly or indirectly, more than 50% of the value of the Company, it would fail to meet the “five or fewer” test (five or fewer individual shareholders owning more than 50%) for continued REIT status. The loss of REIT status, while creating no immediate income taxes for the Company or its shareholders, would mean, among other things, that the Company would be taxed as if it were a “C” corporation on future net taxable income and capital gains. Additionally, the Company would generally be disqualified for federal income tax purposes as a REIT for the four taxable years following disqualification. The Company does not presently expect to have taxable income for the year ended December 31, 2003, and as such does not contemplate paying dividends during 2003.

CEDAR SHOPPING CENTERS, INC.
(formerly known as Cedar Income Fund, Ltd.)

Notes to Consolidated Financial Statements — (Continued)

Note 10.     Selected Quarterly Financial Data

	Quarter Ended
					Year Ended
Year	3/31	6/30	9/30	12/31	12/31

2002
Revenue	$2,510,000	$2,656,000	$3,614,000	$4,184,000	$12,964,000
Net (loss)	(53,000)	(226,000)	(60,000)	(129,000)	(468,000)
Basic and diluted net loss per share	$(0.08)	$(0.33)	$(0.09)	$(0.17)	$(0.67)

2001
Revenue	$983,000	$966,000	$861,000	$2,289,000	$5,099,000
Net (loss) income	(9,000)	336,000	(27,000)	(448,000)	(147,000)
Basic and diluted net (loss) income per share	$(0.01)	$0.49	$(0.04)	$(0.65)	$(0.21)

2000
Revenue	$696,000	$601,000	$966,000	$953,000	$3,216,000
Net income (loss)	64,000	(56,000)	(28,000)	7,000	(13,000)
Basic and diluted net income (loss) per share	$0.07	$(0.06)	$(0.03)	$0.01	$(0.01)

Note 11.     Subsequent Events

          In February 2003, the Company completed the acquisition of a 30% general partnership interest in three Giant supermarket-anchored shopping centers with an aggregate gross leaseable area of approximately 190,000 sq. ft., in the Pennsylvania area.

          The centers cost approximately $19 million. The Company’s general partnership interest cost $1.4 million and the limited partner, who is affiliated with the limited partner in the Loyal Plaza partnership, invested $3,740,000. The balance of the purchase price was financed by three separate mortgage loans aggregating approximately $15.9 million. One loan is for ten years with a fixed rate of 5.64% and the Company entered into interest rate swaps for the entire amounts and for the seven year terms of the other two of the loans, which results in a fixed rate of 6.43%. The blended interest rate for all three loans amounts to 6.09%.

          The Company entered into a secured line of credit facility effective as of March 16, 2003 for a one year period with a $2 million limit, provided, however, that $1 million will be available only when the SWH financing has been repaid. The line bares interest on the outstanding balance at the greater of 6% or the bank’s prime rate plus 1%.

Cedar Shopping Centers, Inc.

Consolidated Balance Sheet

	June 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Real estate
Land	$34,575,000	$24,741,000
Buildings and improvements	137,856,000	98,893,000

	172,431,000	123,634,000
Less accumulated depreciation	(3,916,000)	(2,396,000)

Real estate, net	168,515,000	121,238,000
Cash and cash equivalents	1,117,000	3,827,000
Cash in joint ventures and restricted cash	2,818,000	2,883,000
Property deposits and prepaid closing costs	3,438,000	344,000
Real estate tax deposits	1,015,000	627,000
Rents and other receivables, net	495,000	304,000
Prepaid expenses, net	853,000	496,000
Deferred rent receivable	739,000	432,000
Deferred charges, net	3,506,000	2,987,000

Total Assets	$182,496,000	$133,138,000

Liabilities and Shareholders’ Equity
Liabilities
Mortgage loans payable	$130,566,000	$93,537,000
Loans payable	9,767,000	7,464,000
Accounts payable and accrued expenses	2,380,000	1,767,000
Security deposits	427,000	335,000
Deferred liabilities	6,581,000	5,195,000
Advance tenant payments	917,000	468,000

Total Liabilities	150,638,000	108,766,000

Minority interests	18,915,000	10,238,000
Limited partner’s interest in consolidated Operating Partnership	7,026,000	7,889,000
Series A preferred 9% convertible, redeemable Operating Partnership units	3,000,000	3,000,000

	10,026,000	10,889,000
Shareholders’ Equity
Common stock ($0.01 par value, 50,000,000 shares authorized, 1,427,000 and 1,389,000 shares issued and outstanding, respectively)	14,000	14,000
Accumulated other comprehensive loss	(276,000)	(65,000)
Additional paid-in capital	3,179,000	3,296,000

Total Shareholders’ Equity	2,917,000	3,245,000

Total Liabilities and Shareholders’ Equity	$182,496,000	$133,138,000

Total Shareholders’ Equity in the Company and limited partner’s (equity) interest in Operating Partnership and minority interests	$31,858,000	$24,372,000

See the accompanying notes to the consolidated financial statements.

Cedar Shopping Centers, Inc.

Consolidated Statements of Shareholders’ Equity

(Unaudited)

	Common Stock			Un-	Accumulated
			Additional	Distributed	Other	Total
		$0.01 par	Paid-In	Net	Comprehensive	Shareholders’
	Shares	value	Capital	Income	Loss	Equity

Balance at December 31, 2002	$1,427,000	$14,000	$3,296,000	$—	$(65,000)	$3,245,000
Unrealized (loss) on change of fair value of interest rate hedge	—	—	—	—	(211,000)	(211,000)
Issuance of warrants	—	—	27,000	—	—	27,000
Issuance of stock	400	4	95,000	—	—	95,000
Conversion of OP units to stock	2,800	28	500,000	—	—	500,000
Conversion of stock to OP units	(2,800)	(28)	(500,000)	—	—	(500,000)
Net (loss)	—	—	(239,000)	—	—	(239,000)

Balance at June 30, 2003	$1,427,400	$14,004	$3,179,000	$—	$(276,000)	$2,917,000

See the accompanying notes to the consolidated financial statements.

Cedar Shopping Centers, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue
Rents	$4,608,000	$1,977,000	$8,744,000	$3,854,000
Expense recoveries	1,397,000	674,000	2,459,000	1,297,000
Interest and other	133,000	5,000	219,000	16,000

Total Revenue	6,138,000	2,656,000	11,422,000	5,167,000

Expenses
Operating, maintenance and management	1,476,000	603,000	3,206,000	1,207,000
Real estate taxes	612,000	304,000	1,232,000	593,000
General and administrative	649,000	305,000	1,172,000	554,000
Depreciation and amortization	926,000	561,000	1,767,000	1,112,000
Interest	2,252,000	1,535,000	4,290,000	2,456,000
Repayment fee	—	269,000	—	269,000

Total Expenses	5,915,000	3,577,000	11,667,000	6,191,000

Income (loss) before minority interests, limited partner’s interest, distributions, and loss on sale	223,000	(921,000)	(245,000)	(1,024,000)
Minority interests	(288,000)	187,000	(422,000)	121,000
Limited partner’s interest	46,000	556,000	449,000	677,000
Distribution to preferred shareholder (net of limited partner’s interest of $48,000)	(21,000)	—	(21,000)	—
Loss on sale	—	(49,000)	—	(49,000)

Net loss	$(40,000)	$(227,000)	$(239,000)	$(275,000)

Net loss per share	$(0.02)	$(0.16)	$(0.15)	$(0.20)

Weighted average number of shares outstanding	1,658,000	1,386,000	1,620,000	1,386,000

See the accompanying notes to the consolidated financial statements.

Cedar Shopping Centers, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	For the Six Months Ended

	June 30,	June 30,
	2003	2002

Cash Flow From Operating Activities
Net loss	$(239,000)	$(275,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Minority interests	422,000	(121,000)
Limited partner’s interest in Operating Partnership	(449,000)	(331,000)
Loss on sale of Southpoint Parkway	—	49,000
Early extinguishment of debt	—	487,000
Distribution to minority interest partners	(580,000)	(598,000)
Distributions to Operating Partnership preferred unit holder	(68,000)	—
Depreciation and amortization	1,767,000	1,112,000
Deferred rent	(307,000)	(146,000)
Market rent	(313,000)	—
Changes in operating assets and liabilities:
Increase in rent and other receivables	(191,000)	(269,000)
Increase in prepaid expenses	(357,000)	(550,000)
(Increase) decrease in taxes held in escrow	(388,000)	137,000
Increase in accounts payable and accrued expense	613,000	207,000
Increase (decrease) in security deposits collected, net	92,000	(16,000)
Increase in advance tenant payments	449,000	182,000

Net cash provided by (used in) operating activities	451,000	(132,000)

Cash Flow From Investing Activities
Expenditures for real estate and improvements	(47,534,000)	(954,000)
(Increase) in property deposits and advance closing costs	(3,094,000)	(250,000)
Decrease in joint venture and restricted cash	65,000	352,000
Sale of Southpoint Parkway	—	4,353,000
Acquisition of Red Lion Associates	—	(3,175,000)

Net cash (used in) provided by investing activities	(50,563,000)	326,000

Cash Flow From Financing Activities
Proceeds from mortgage financing	37,612,000	20,000,000
Repayment of mortgage financing	—	(17,900,000)
Contributions from minority interest partners	8,836,000	4,030,000
Proceeds from line of credit and other short term borrowings	2,880,000	500,000
Repayment of line of credit and other loans payable	(577,000)	(4,925,000)
Principal portion of scheduled mortgage payments	(583,000)	(166,000)
Deferred financing and legal costs, net	(766,000)	(1,340,000)

Net cash provided by financing activities	47,402,000	199,000

Net (decrease) increase in cash and cash equivalents	(2,710,000)	393,000
Cash and cash equivalents at beginning of the period	3,827,000	2,872,000

Cash and cash equivalents	$1,117,000	$3,265,000

Supplemental Disclosure of Cash Activities
Interest paid	$4,173,000	$1,777,000

See the accompanying notes to the consolidated financial statements.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements

June 30, 2003
(Unaudited)

Note 1.     Organization and Basis of Presentation

          Cedar Income Fund, Ltd. has changed its name to Cedar Shopping Centers, Inc., at the same time, the name of the Operating Partnership of which the Company is the sole general partner, has been changed from Cedar Income Fund Partnership, L.P. to Cedar Shopping Centers Partnership, L.P. The Board of Directors and management determined that the change of names more accurately reflects the nature of the current operations and activities of the Company and of the Operating Partnership.

          On June 25, 2003, the Company announced a 2-for-1 split of the Company’s common shares. The split was effected by paying a stock dividend of one new share for each share of common stock outstanding. The stock dividend was payable July 14, 2003 to shareholders of record on July 7, 2003. All of the accompanying financial statements have been adjusted to give retroactive effect to the stock dividend.

          Cedar Shopping Centers, Inc. (the “Company”), organized in 1984 and qualified to operate as a real estate investment trust (“REIT”), focuses on the ownership, operation and redevelopment of community and neighborhood shopping centers located primarily in Pennsylvania. As of June 30, 2003, the Company owned 14 properties, aggregating approximately 2,361,000 square feet of rentable space. The Company has no administrative or executive employees and accordingly relies on Cedar Bay Realty Advisors, Inc. and its affiliates (collectively, “CBRA”) to manage the affairs of, and provide other services to, the Company. The terms of the agreements and other information are further discussed in Note 7.

          The accompanying interim unaudited financial statements have been prepared by the Company’s management pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited financial statements as of June 30, 2003, and for the three and six month periods ended June 30, 2003 and 2002, include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto included in the Company’s Form 10-K for the year ended December 31, 2002.

          The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

          Cedar Shopping Centers Partnership, L.P. (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. The Company owns an approximate 30% economic interest in, and is the sole general partner of, the Operating Partnership. As of June 30, 2003, the consolidated financial statements of the Company include the accounts and operations of the Company and the Operating Partnership. The Operating Partnership has a 50% general partnership interest in The Point Shopping Center (“The Point”); a 20% general partnership interest in the Red Lion Shopping Center (“Red Lion”); a 25% general partnership interest in the Loyal Plaza Shopping Center (“Loyal Plaza”); a 30% general partnership interest in the three Giant supermarket-anchored shopping centers, Fairview Plaza (“Fairview”), Halifax Plaza (“Halifax”), and Newport Plaza (“Newport”); a 15% general partnership

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

interest in Pine Grove Plaza Shopping Center (“Pine Grove”); and a 15% general partnership interest in the Swede Square Shopping Center (“Swede Square”).

          In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”. The Interpretation clarifies the application of existing accounting pronouncements to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation are immediately effective for all variable interest entities created after January 31, 2003. The Company has evaluated the effects of the issuance of the Interpretation on the accounting for its ownership interest in its joint venture partnerships created after January 31, 2003, and has concluded that all of the Company’s joint ventures should be included in the consolidated financial statements. The Company is currently in the process of evaluating the impact that this Interpretation will have on its financial statements for all joint ventures created before January 31, 2003.

          On April 30, 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 149 (“SFAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of SFAS No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety, or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. Management does not expect the adoption of SFAS 149 to have a material impact on the Company’s financial condition, results of operations or cash flows.

          In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement, which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity, is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period starting after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Management is evaluating the impact SFAS 150 will have on the Company’s financial condition, results of operations and cash flows.

          In December 2002, the FASB issued SFAS No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation-Transition and Disclosure”. SFAS 148 amends SFAS No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements.

          SFAS 123, as amended by SFAS 148, establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer’s stock. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 (“Opinion No. 25”), “Accounting for Stock Issued to Employees”. The Company has elected to continue using Opinion No. 25 and to make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS 123 had been applied.

          In May 2002, the FASB issued SFAS No. 145 (“SFAS 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS 145 provided that early extinguishment of debt, including the write-off of unamortized deferred loan costs, are generally no longer considered extraordinary items. The Company has adopted the provisions of SFAS 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

          In 1998, the Company’s shareholders approved an incentive stock option plan authorizing the issuance of option grants for up to 1,000,000 shares. During 2001, the Company granted each of its five directors then in office options to purchase 20,000 shares at $1.75 per share, the market value of the Company’s common stock on the date of the grant.

          The following table sets forth, on a pro forma basis, the net loss and net loss per share as if the fair value method of accounting defined in SFAS 123 had been applied:

Pro Forma Basic Net Loss Per Share

	Six Months Ended June
	30,

	2003	2002

Net loss as reported	$239,000	$275,000
Adjustment to amortize the value of options granted	8,000	8,000
Pro forma net loss	$247,000	$283,000

Outstanding shares	1,427,000	1,389,000
Pro forma basic net loss per share	$(0.17)	$(0.20)

          During August 2003, the Company expects to file a registration statement for a public offering of its common stock. In order to refinance the Company’s expansion plans and to ensure that, in the event the public stock offering is not successful. The Company has the necessary resources until it can make other long-term financing arrangements, the Company requested, and received on July 24, 2003, a non-binding term sheet from Hudson Realty Capital Corporation, an affiliate of SWH Funding Corp. (“SWH”), to refinance the existing SWH loan. Although this financing has not been finalized as of the date of this filing, it is expected to provide the Company with approximately $2.0 million in cash after payment of certain fees. The term sheet also provides for a moratorium on principal payments for the first six months after the loan is closed. The Company has also arranged with Homburg Participaties B.V., an affiliate of Mr. Richard Homburg, a director of the Company, on a best efforts basis, to syndicate the proposed Philadelphia shopping center transaction in the event the Company is unable to consummate the public share offering or otherwise arrange appropriate financing. The Company also contemplates the possibility of selling one or more of its shopping centers to generate additional liquidity if required. There can be no assurances, however, that any of these arrangements will be successfully completed.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

Note 2.	Supplemental Cash Flow Disclosures

          During the first quarter of 2003, 276,000 shares of common stock were issued in exchange for 552 Series A cumulative redeemable preferred Operating Partnership units, and 38,000 shares of common stock were issued at $2.50 per share to vendors for services rendered. During the second quarter of 2003, the 276,000 shares issued in the first quarter were converted back to 552 Series A cumulative redeemable preferred Operating Partnership units.

Note 3.	Cash in Joint Ventures and Restricted Cash

          Joint venture partnership agreements require, among other things, that the Company maintain separate cash accounts for the operation of each joint venture and that distributions to the general and limited partners be strictly controlled. These arrangements to date have not resulted in any significant liquidity shortfalls at the Company or the partnership level; however, the Company or any combination of the joint venture partnerships could experience a liquidity shortage while other members of the group have sufficient liquidity. Cash in joint ventures and restricted cash amounted to approximately $2,818,000 at June 30, 2003.

Note 4.	Acquisition Activity

          During June 2003, the Company acquired Valley Plaza Shopping Center (“Valley Plaza”) in Hagerstown, MD, a 191,000 square foot shopping center, for approximately $9.5 million. The purchase price plus certain lender fees were financed by a $6.4 million two-year interest-only senior bank loan with interest at LIBOR plus 250 basis points, and a two-year $3.4 million junior bank loan with interest at 12.5% annually. Commitment fees of $65,000 for the senior bank loan and $346,000 for the junior bank loan were included in the loan amounts. Substantially all of the net cash flow from the property is required to be applied to the outstanding principal balance of the junior loan until it is paid in full. Additionally, the Company is required to pay an exit fee of $103,000 upon repayment. Homburg Invest Inc. (“Homburg Invest”), a real estate company listed on the Toronto (Canada) Stock Exchange, is entitled to receive one-half of the commitment fees and exit fees, and 4.75% of the interest payments on the junior loan in consideration for arranging the loan, and for providing the lender with certain repayment guarantees with respect to both loans. Homburg Invest owns 21.6% of the Company’s common shares outstanding. Richard Homburg, a director of the Company, owns approximately 72% of Homburg Invest.

          During April and May 2003, the Company acquired a 15% general partnership interest in both Pine Grove, a 79,000 square foot shopping center in Pemberton Township, NJ, and in Swede Square, a 95,000 square foot shopping center in East Norriton, PA. The purchase prices, including closing costs, for these properties, were approximately $8.0 million and $8.6 million, respectively. Pine Grove was financed by a seven-year LIBOR-based first mortgage loan for $6.0 million, with level principal payments of $12,500 per month. The Company entered into an interest rate swap with the lender fixing the interest rate at 6.24% annually for the term of the loan. Swede Square was purchased subject to a two-year, first mortgage loan with a balance of $5.6 million and fixed interest-only payments at 7.25% annually. The loan provides for additional borrowings up to a total loan amount of $7.5 million to provide for tenant improvements and leasing commissions as vacant space is occupied. Homburg Invest (Delaware) LLC, (“Homburg Delaware”) the limited partner in these transactions and an affiliate of Richard Homburg, provided approximately $2.0 million and $3.0 million of the purchase price of the Pine Grove and Swede Square acquisitions, respectively. Homburg Delaware received a 10% placement fee on this $5.0 million investment and is entitled to receive a 12% preferential return before the Company receives any distributions. The Company, in addition to its 15% general partnership interest, received an option to purchase the limited partner interest at any time, provided the limited partner has received a 15% total annualized rate of return at the time the option is exercised by the Company.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

          In February 2003, the Company completed the acquisition of a 30% general partnership interest in three Giant supermarket-anchored shopping centers, Fairview, Newport and Halifax, with an aggregate gross leaseable area of approximately 190,000 square foot in the Harrisburg, Pennsylvania area. The centers cost approximately $20.8 million. The Company’s general partnership interest cost $1.16 million and the limited partner, who is affiliated with the limited partner in the Loyal Plaza partnership, invested $3.74 million. The terms of the partnership agreement provide that the limited partner receive a preferential return of 12.5% on its investment before the Company is entitled to receive any distributions. The balance of the purchase price was financed by three separate mortgage loans aggregating approximately $15.9 million. The first loan, for $6.1 million with a term of ten years, has a fixed rate of 5.64% annually. The Company entered into interest rate swaps for the entire amount of the first loan, and for the seven-year terms of the other two loans (approximately $ 4.3 million and $5.5 million), resulting in a fixed rate of 6.43% annually. The blended interest rate for the three loans is 6.09% annually.

Note 5.	Mortgage Loans, Other Loans Payable, and Line of Credit

Mortgage loans outstanding consist of the following:

				Balance outstanding at

	Original	Interest		June 30,	December 31,
Property	Amount	Rate	Maturity	2003	2002

The Point Shopping Center	$20,000,000	7.63%	May 2012	$19,722,000	$19,864,000
Harrisburg, PA
Red Lion Shopping Center	16,800,000	8.86%	Feb 2010	16,652,000	16,715,000
Philadelphia, PA
Camp Hill Mall	14,000,000	4.74%(1)	Nov 2004	14,000,000	14,000,000
Camp Hill, PA
Loyal Plaza	13,877,000	7.18%	Jul 2011	13,745,000	13,814,000
Williamsport, PA
Port Richmond Village	11,610,000	7.17%	Apr 2007	11,366,000	11,439,000
Philadelphia, PA
Academy Plaza	10,715,000	7.13%	Mar 2013	10,490,000	10,558,000
Philadelphia, PA
Washington Center Shoppes	6,236,000	7.53%	Nov 2027	5,863,000	5,900,000
Washington Township, NJ
LA Fitness facility(2)	5,000,000	LIBOR+2.75%	Dec 2007	1,626,000	1,247,000
Fort Washington, PA
Fairview Plaza	6,080,000	5.64%	Jan 2013	6,054,000	N/A
New Cumberland, PA
Halifax Plaza	4,265,000	6.43%	Feb 2010	4,235,000	N/A
Halifax, PA
Newport Plaza	5,424,000	6.43%	Feb 2010	5,398,000	N/A
Newport, PA
Pine Grove Shopping Center	6,000,000	6.24%	Apr 2010	5,963,000	N/A
Pemberton Township, NJ
Swede Square Shopping Center	5,560,000	7.25%	May 2005	5,560,000	N/A
East Norriton, PA

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

				Balance outstanding at

	Original	Interest		June 30,	December 31,
Property	Amount	Rate	Maturity	2003	2002

Valley Plaza Shopping Center	6,430,000	LIBOR+2.50%	Jun 2005	6,430,000	N/A
Hagerstown, MD	3,462,000	12.50%	Jun 2005	3,462,000

Totals	$135,459,000			$130,566,000	$93,537,000

(1)	The interest rate on the entire loan amount is fixed via an interest rate swap at 4.74% through November 2003 and $7.0 million of the loan is fixed at that same rate through maturity. The remaining $7.0 million portion of the loan will float at the 30-day LIBOR rate plus 195 basis points from November 2003 through maturity. The Company has agreed in connection with this loan to maintain a minimum net worth of $13.0 million (including minority and limited partner interests) and consolidated liquid assets of at least $1.0 million.

(2)	The Company obtained a $5.0 million LIBOR-based construction loan in connection with the LA Fitness development project. The loan is due on December 31, 2007, has a two-year extension option, and carries interest at LIBOR plus 275 basis points. Construction is scheduled to be completed during 2003.

          During November 2002, the Company entered into a financing agreement with SWH for a $6.0 million loan. The SWH loan matures on November 30, 2005 and carries interest at the annual rate of 12.5% through November 30, 2003 adjusting to an annual rate of 14% from December 1, 2004 through maturity. The loan provides for, commencing January 1, 2003, monthly principal payments of $50,000, through and including the 4th month, $150,000 commencing in the 5th month through and including the 12th month, $200,000 commencing in the 13th month through the 17th month and $250,000 per month commencing in the 18th month until the loan is fully paid.

          In connection with the acquisition of the Red Lion partnership interest from a related party, the Company agreed to pay $888,000 in three equal annual installments of $296,000 plus interest at 7.5%. During the second quarter of 2003, the related party agreed to extend the payment of the current installment of $296,000 through September 30, 2003.

          During March 2003, the Company entered into a new credit facility with North Fork Bank for a one-year period. The line of credit bears interest at the greater of 6% or the bank’s prime rate plus 1%. The new credit facility has a $2.0 million limit, provided, however, that only $1.0 million will be available until the SWH financing has been repaid.

          As discussed in Note 4, during the second quarter of 2003, Homburg Delaware provided the equity financing for the acquisition of Pine Grove and Swede Square, and Homburg Invest guaranteed the financing for Valley Plaza. In addition, Homburg Invest (USA) Inc. (“Homburg USA”), a wholly-owned U.S. subsidiary of Homburg Invest, provided to the Company a one-year, $1.1 million 9% interest-only loan. The loan includes a $100,000 entrance fee and requires payment of a $200,000 exit fee. The loan was used to partially fund the deposit requirements for the South Philadelphia Shopping Center (see Note 11).

          During the second quarter of 2003, Selbridge Corporation, a related party, provided the Company with a $750,000 loan. The principal plus interest, calculated at an annual rate of 15%, is payable on or before October 31, 2003. The loan was used to partially fund the deposit requirements for the South Philadelphia Shopping Center (see Note 11).

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

Note 6.     Intangible Lease Asset/ Liability

          On July 1, 2001 and January 1, 2002, the Company adopted SFAS No. 141 “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangibles”, respectively. As part of the acquisition of real estate assets, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and building improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their fair values.

          The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and building improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal and other related costs.

          In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in deferred leasing costs in the accompanying combined balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying combined balance sheet) are amortized as an increase to rental income over the remaining initial terms in the respective leases.

          The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

          As a result of adopting the standards, amounts totaling $5,117,000 and $1,062,000 have been recorded as intangible lease liabilities for properties acquired in 2002 and 2003, respectively. The intangible assets and liabilities are amortized over the remaining terms of the respective leases to rental income. Such amortization amounted to $169,000 and $143,000 during the first and second quarters of 2003, respectively, and $0 during each of the first and second quarters of 2002. The weighted average amortization period for the intangible lease liabilities was approximately eight years.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

          These intangibles will be amortized as follows:

For the year ending December 31:
2003	$493,000
2004	818,000
2005	645,000
2006	476,000
2007	543,000
Thereafter	2,746,000

$5,721,000

Note 7.     Related Party Transactions

          The Company has no administrative or executive employees and accordingly relies on CBRA and its affiliates to manage the affairs of the Company. The Company is thus referred to as an “advised” REIT. Pursuant to the terms of an Administrative and Advisory Agreement (the “Advisory Agreement”), CBRA provides the Company with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities. Leo S. Ullman, the Company’s Chairman and Chief Executive Officer, is also the principal stockholder of CBRA. Certain of the Company’s other officers are also officers and employees of CBRA.

          The Advisory Agreement may be terminated (i) for cause upon not less than sixty days’ prior written notice, and (ii) by vote of at least 75% of the Company’s independent directors at the end of the third or fourth year of its five-year term in the event gross assets fail to increase by 15% per annum.

          Pursuant to the Advisory Agreement, effective as of January 1, 2002, CBRA will earn a disposition or acquisition fee, as applicable, equal to 1% of the sale/purchase price of the properties; no other fees will be payable in connection with such transactions. All accrued acquisition fees are included in accounts payable at June 30, 2003.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

          The following is a schedule of acquisition and disposition fees paid, accrued, or deferred by the Company to CBRA for the six-month period ended June 30, 2003 and for the year ended December 31, 2002:

Property	Paid	Accrued	Total

2003 Transactions
Three Giant supermarket-anchored shopping centers	$—	$180,000	$180,000
Pine Grove	74,000	—	74,000
Swede Square	79,000	—	79,000
Valley Plaza	92,000	—	92,000

Totals	$245,000	$180,000	$425,000

2002 Transactions
Southpoint	$47,000	$—	$47,000
Red Lion	44,000	—	44,000
Loyal Plaza	—	183,000	183,000
Camp Hill	—	172,000	172,000
LA Fitness	60,000	—	60,000

Totals	$151,000	$355,000	$506,000

          During 2001, the Advisory Agreement was modified and CBRA agreed to defer certain fees of $195,700 and to ultimately waive such fees if the Agreement is not terminated before December 31, 2004. These fees are not included in accrued expense at June 30, 2003.

          The following is a schedule of management, administrative, advisory, legal, leasing and loan placement fees paid or accrued to CBRA or its affiliates:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Management Fees(1)	$190,000	$202,000	$393,000	$304,000
Construction Management(2)	$2,000	$20,000	$2,000	$40,000
Leasing Fees(3)	$17,000	$260,000	$17,000	$520,000
Administrative and Advisory(4)	$225,000	$180,000	$384,000	$270,000
Legal(5)	$24,000	$87,000	$82,000	$116,000
Loan Placement Fees(6)	$—	$100,000	$—	$100,000

(1)	Management fees are calculated at 3%-4% of gross revenues collected.

(2)	Construction management fees are calculated at 5% of construction costs.

(3)	Leasing fees are calculated at 4%-4.5% of a new tenant’s base rent.

(4)	Monthly administrative and advisory fees are equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company.

(5)	Legal fees are paid to an affiliate of CBRA for the services provided by Stuart H. Widowski, Esq., in-house counsel.

(6)	Loan placement fees are calculated at 1% of the loan cost up to a maximum of $100,000.

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

          Homburg USA purchased on December 24, 2002, for $3 million, 3,300 convertible Series A preferred Operating Partnership units at $909.09 with a liquidation value of $1,000 each and a preferred distribution rate of 9%. After such acquisition of securities by Homburg USA, the Company’s Board of Directors appointed Richard Homburg a director. Frank Matheson, another director of the Company is an officer of Homburg USA. During January 2003, 276,000 shares of common stock were issued to Homburg USA in exchange for 552 preferred Operating Partnership units.

          The issuance of common stock to Homburg USA, absent curative measures, could have resulted in the disqualification of the Company’s status as a REIT in 2003. If Richard Homburg, directly or indirectly, together with the four other largest shareholders of the Company, were to own, during the second half of any calendar year, more than 50% of the value of the Company, it would fail to meet the “five or fewer” test. “Five or fewer” refers to five or fewer individual shareholders owning more than 50% of the value of the REIT required for continued REIT status. The loss of REIT status, while creating no immediate income tax liability for the Company or its shareholders, would mean, among other things, that the Company would be taxed as if it were a “C” corporation on future net taxable income and capital gains. Additionally, the Company would generally be disqualified for federal income tax purposes as a REIT for the four taxable years following disqualification. In order to avoid the potential loss of REIT status, during June 2003, Mr. Homburg re-converted the 276,000 shares of common stock to Series A preferred Operating Partnership units on the same terms and with the same rights as they were originally issued. The Company believes that as of the date of this filing, it is in full compliance with the REIT provisions of the Internal Revenue Code.

          During the second quarter of 2003, Homburg Delaware provided the equity financing for the acquisition of Pine Grove and Swede Square and Homburg Invest guaranteed the financing for Valley Plaza (see Note 4). In addition, Homburg USA provided to the Company a one-year $1.1 million, 9% interest only loan. The loan includes a $100,000 entrance fee and requires payment of a $200,000 exit fee. The loan was used to partially fund the deposit requirements for the South Philadelphia Shopping Center (see Note 11).

          In connection with the acquisition of the Red Lion partnership interest from Silver Circle Management Corp, a party related to Cedar Bay Company, the limited partner of the Operating Partnership, the Company agreed to pay $888,000 in three equal annual installments of $296,000 plus interest at 7.5%. During the second quarter of 2003, the related party agreed to extend the payment of the current installment of $296,000 through September 30, 2003.

          During the second quarter of 2003, Selbridge Corporation, also a party related to Cedar Bay Company, provided the Company with a $750,000 loan. The principal, plus interest calculated an annual rate of 15%, is payable on or before October 30, 2003. The loan was used to partially fund the deposit requirements for the South Philadelphia Shopping Center (see Note 11).

Note 8.	Interest Rate Hedges

          During 2002, the Company completed one interest rate swap transaction to hedge the Company’s exposure to changes in interest rates with respect to $14.0 million of LIBOR-based variable rate debt. The swap agreement provides for a fixed all-in rate of 4.74% (includes a credit spread of 1.95%). The swap agreement extends through November 19, 2003 on $7.0 million of principal and through November 19, 2004 on the remaining $7.0 million of principal.

          During the first quarter of 2003, the Company entered into two interest rate swaps to hedge the Company’s exposure to changes in interest rates with respect to $9.8 million of LIBOR-based variable rate debt. The swap agreements provide for a fixed all-in rate of 6.43% for the seven-year term of the Halifax and Newport loans. During the second quarter of 2003, the Company entered into one swap agreement to

CEDAR SHOPPING CENTERS, INC.

Notes to Consolidated Financial Statements — (Continued)

hedge a $6.0 million LIBOR-based variable rate loan. The agreement fixes the rate at 6.24% for the seven-year term of the loan.

          As of June 30, 2003, unrealized losses of $860,000 that represent the change in fair value of the aforementioned swaps were reflected 30%, or approximately $276,000 in accumulated other comprehensive loss, a component of shareholder’s equity. The remaining 70% or approximately $584,000 is reflected in the limited partner’s interest.

          The Company’s interest rate hedges are designated as cash flow hedges and hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, such as those held by the Company, as well as interest rate caps, floors, collars, and forwards are cash flow hedges. The unrealized gains/ losses in the fair value of these hedges are reported on the balance sheet with a corresponding adjustment to either accumulated other comprehensive income or earnings. For cash flow hedges, the ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Note 9.	Earnings Per Share

          In accordance with SFAS No. 128, “Earnings Per Share” (“SFAS 128”), basic earnings per share (“EPS”) are computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As the Company reported a net loss during the first and second quarters of 2003 and 2002, diluted EPS are not presented.

Note 10.	Subsequent Events

          The Company entered into an agreement on July 17, 2003, to purchase a 155,000 square foot shopping center in Southington, CT for approximately $8.3 million, plus closing costs.

Note 11.	Commitments and Contingencies

          During the second quarter of 2003, the Company entered into an agreement to enter into a lease, purchase option and loan transaction with regard to a shopping center in Philadelphia, Pennsylvania. In connection therewith, the Company made a non-refundable deposit of $3.0 million. The Company is currently seeking a joint venture partner and or other financing arrangements for this transaction, which is expected to close on or before October 31, 2003. In the event that the Company is unable to make such arrangements, the deposit would be at risk.

          As discussed in Note 10, the Company also entered into an agreement on July 17, 2003, to purchase a 155,000 square foot shopping center in Southington, CT, anchored by a 94,000 square foot Wal-Mart store, for approximately $8.3 million, plus closing costs.

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Southington ’84 Associates L.P. Operating as Wal-Mart Shopping Center

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Southington ’84 Associates L.P.

Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-64
Statements of Revenues and Certain Expenses	F-65
Notes to Statements of Revenue and Certain Expenses	F-66

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the statement of revenues and certain expenses of Southington ’84 Associates L.P. (“the Partnership”) which operated a property located in Southington, Connecticut, for the year ended December 31, 2002. The financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the partnership’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Partnership as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 15, 2003

Southington ’84 Associates L.P.

Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$355,401	$714,459
Tenant reimbursements	137,533	283,136
Other income	36,296	78,660

Total rental revenue	529,230	1,076,255

Certain expenses:
Real estate taxes	76,651	145,305
Management fees	19,109	41,911
Property operating expenses	202,723	267,080

Total certain expenses	298,483	454,296

Revenues in excess of certain expenses	$230,747	$621,959

See accompanying notes to financial statement.

Southington ’84 Associates L.P.

Notes to Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center. Southington ’84 Associates L.P. (the “Partnership”) operates a community shopping center located in Southington, Connecticut (the “Property”). The Property has approximately 154,733 square feet of leasable retail space.

          The statement of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Partnership in the proposed future operations of the aforementioned Property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $23,000 (unaudited) for the six months ended June 30, 2003 and $35,300 for the year ended December 31, 2002.

4.     Management Agreements

          The Partnership incurs management fees based on 4% of gross collections. The management services provided by Meadows Management Corp. was terminated simultaneous to the sale of Property to Cedar in June 2002.

5.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $28,923 for insurance, $6,045 for utilities, $127,351 for ground rent, $84,814 in repair and maintenance costs and $19,947 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $11,114 for insurance, $11,060 for utilities, $64,475 for ground rent, $88,469 for repairs and maintenance costs and $27,605 in professional and other costs.

Southington ’84 Associates L.P.

Notes to Statements of Revenues and Certain Expenses — (Continued)

6.     Significant Tenants

          The two most significant tenants constitute approximately 74% of rental revenue for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Partnership as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$730,961
2004	786,247
2005	807,258
2006	795,640
2007	791,273
Thereafter	4,207,494

Total	$8,118,873

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Delaware 1851 Associates, L.P. Operating as Columbus Crossing Shopping Center

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Delaware 1851 Associates, L.P.

Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-70
Statements of Revenues and Certain Expenses	F-71
Notes to Statements of Revenue and Certain Expenses	F-72

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the statement of revenues and certain expenses of Delaware 1851 Associates, L.P. (the “Partnership”) which operates a property in Philadelphia, Pennsylvania, for the year ended December 31, 2002. The financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the partnership’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Partnership as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 15, 2003

Delaware 1851 Associates, L.P.

Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$1,132,899	$2,216,480
Tenant reimbursements	252,595	360,233

Total rental revenue	1,385,494	2,576,713

Certain expenses:
Real estate taxes	73,632	147,264
Property operating expenses	240,175	310,672

Total certain expenses	313,807	457,936

Revenues in excess of certain expenses	$1,071,687	$2,118,777

See accompanying notes to financial statement.

Delaware 1851 Associates, L.P.

Notes to Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center. Delaware 1851 Associates, L.P. (the “Partnership”) operates a community shopping center located in Philadelphia, Pennsylvania (“the Property”). The Property has approximately 142,166 square feet of leasable retail space.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Partnership in the proposed future operations of the aforementioned Property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $36,000 (unaudited) for the six months ended June 30, 2003 and $73,293 for the year ended December 31, 2002.

4.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $57,272 for insurance, $11,311 for utilities, $3,100 for business privilege taxes, $193,583 in repair and maintenance costs and $45,406 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $35,193 for insurance, $16,550 for utilities, $8,500 for business privilege taxes, $147,198 for repairs and maintenance costs and $32,734 in professional and other costs.

6.     Significant Tenants

          The three most significant tenants constituted approximately 76% of rental revenue in for the six months ended June 30, 2003 and the year ended December 31, 2002.

Delaware 1851 Associates, L.P.

Notes to Statements of Revenues and Certain Expenses — (Continued)

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Partnership as of December 31, under noncancelable operating leases are as follows:

2003	$2,159,000
2004	2,164,000
2005	2,164,000
2006	2,172,000
2007	2,138,000
Thereafter	12,874,000

Total	$23,671,000

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Associates of Hungtingdon, L.P., Greater Raystown Associates L.P. and Lake Raystown Associates, L.P.

Operating as Huntingdon Plaza at Lake Raystown Plaza
For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Associates of Huntingdon, L.P.

Greater Raystown Associates L.P.
Lake Raystown Associates L.P.

Combined Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-76
Combined Statements of Revenues and Certain Expenses	F-77
Notes to Combined Statements of Revenue and Certain Expenses	F-78
Supplemental Information	F-80
Combining Statement of Revenue and Certain Expenses for the six months ended June 30, 2003	F-81
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-82

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the combined statements of revenues and certain expenses of Associates of Huntingdon L.P., Greater Raystown Associates L.P. and Lake Raystown Associates L.P. which operate shopping center properties in Philadelphia, Pennsylvania. (collectibly the “Properties”), for the year ended December 31, 2002. The financial statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Properties as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 21, 2003

Associates of Huntingdon, L.P.

Greater Raystown Associates L.P.
Lake Raystown Associates L.P.

Combined Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$505,096	$1,182,697
Tenant reimbursements	94,611	228,378
Other income	4,990	6,821

Total rental revenue	604,697	1,417,896

Certain expenses:
Real estate taxes	58,543	117,362
Property operating expenses	161,033	233,363
Management fee	57,300	153,900
Bad Debt expense	—	28,971

Total certain expenses	276,876	533,596

Revenues in excess of certain expenses	$327,821	$884,300

See accompanying notes to financial statement.

Associates of Huntingdon, L.P.

Greater Raystown Associates L.P.
Lake Raystown Associates L.P.

Notes to Combined Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 and the year ended December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of four multi-tenant shopping centers (collectibly the “Properties”). Associates of Huntingdon, L.P. (“Huntingdon”) and Greater Raystown Associates L.P. and Lake Raystown Associates L.P. (“Lake Raystown”) operate community shopping centers in Philadelphia, Pennsylvania with approximately 102,000, 75,000 and 9,300 square feet of leasable retail space, respectively.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Properties in the proposed future operations of the aforementioned properties. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Properties are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $11,000 (unaudited) for the six months ended June 30, 2003, and $14,000 for the year ended December 31, 2002.

4.     Management Agreements

          H.L. Libby Corporation earns management fees, based on 10% of gross collections (as defined) and labor fee of $750 per month. The management services provided by the affiliate are terminable upon ninety days’ notice.

5.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $63,059 for insurance, $56,030 for utilities, $216,934 in repair and maintenance costs and $14,931 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $24,466 for insurance, $51,495 for utilities, $83,209 for repairs and maintenance costs and $1,863 in professional and other costs.

Associates of Huntingdon, L.P.
Greater Raystown Associates L.P.
Lake Raystown Associates L.P.

Notes to Combined Statements of Revenues and Certain Expenses — (Continued)

6.     Significant Tenants

          The seven most significant tenants constituted approximately 75% of rental revenue for the six months ended June 30, 2003 and the year ended December 31, 2002.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Properties as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$995,000
2004	1,042,000
2005	966,000
2006	831,000
2007	752,000
Thereafter	3,221,000

Total	$7,807,000

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent and percentage rent.

Supplemental Information

Combining Statement of Revenues and Certain Expenses

For the six months ended June 30, 2003

		Greater	Lake
	Huntingdon	Raystown	Raystown	Total

Base rents	$166,107	$277,555	$61,434	$505,096
Tenant reimbursements	28,517	66,094	—	94,611
Other income	4,272	718	—	4,990

Total rental revenue	198,896	344,367	61,434	604,697

Certain expenses:
Real estate taxes	33,154	21,211	4,178	58,543
Property operating expenses	87,356	57,622	16,055	161,033
Management fee	27,800	29,500	—	57,300
Bad Debt expense	—	—	—	—

Total certain expenses	148,310	108,333	20,233	276,876

Revenues in excess of certain expenses	$50,586	$236,034	$41,201	$327,821

Combining Statement of Revenues and Certain Expenses

For the year ended December 31, 2002

		Greater	Lake
	Huntingdon	Raystown	Raystown	Total

Revenues
Base rents	$499,998	$560,497	$122,202	$1,182,697
Tenant reimbursements	91,696	136,682	—	228,378
Other income	4,192	2,629	—	6,821

Total rental revenue	595,886	699,808	122,202	1,417,896

Certain expenses:
Real estate taxes	66,308	42,697	8,357	117,362
Property operating expenses	120,869	88,660	23,834	233,363
Management fee	86,000	67,900	—	153,900
Bad Debt expense	21,143	7,828	—	28,971

Total certain expenses	294,320	207,085	32,191	533,596

Revenues in excess of certain expenses	$301,566	$492,723	$90,011	$884,300

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Fairview Plaza Associates, LP, Halifax Plaza Associates, LP and Newport Plaza Associates, LP

Operating as Fairview Plaza Shopping Center, Halifax Plaza Shopping Center and
Newport Plaza Shopping Center, respectively
For the year ended December 31, 2002

Fairview Plaza Associates, LP

Halifax Plaza Associates, LP
Newport Plaza Associates, LP

Combined Statements of Revenues and Certain Expenses For the year ended December 31, 2002

Contents

Report of Independent Auditors	F-85
Combined Financial Statement
Statement of Combined Revenues and Certain Expenses	F-86
Notes to Statements of Revenue and Certain Expenses	F-87
Supplemental Information	F-89
Combining Statement of Revenue and Certain Expenses	F-90

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the combined statements of revenues and certain expenses of Fairview Plaza Associates, LP (“Fairview”), Halifax Plaza Associates, LP (“Halifax”) and Newport Plaza Associates LP (“Newport”). Fairview operates a property located in Fairview Township, Pennsylvania. Halifax operates a property located in Halifax Township, Pennsylvania. Newport operates a property located in Howe Township, Pennsylvania. These aforementioned properties (the “Properties”), for the year ended December 31, 2002. The financial statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Company as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/  ERNST & YOUNG LLP

New York, New York
July 11, 2003

Fairview Plaza Associates, LP

Halifax Plaza Associates, LP
Newport Plaza Associates, LP

Combined Statements of Revenues and Certain Expenses

For the year ended December 31, 2002

Base rents	$1,949,392
Tenant reimbursements	430,918
Other income	5,006

Total rental revenue	2,385,316

Certain expenses:
Real estate taxes	158,488
Property operating expenses	402,694

Total certain expenses	561,182

Revenues in excess of certain expenses	$1,824,134

See accompanying notes to combined financial statement.

Fairview Plaza Associates, LP

Halifax Plaza Associates, LP
Newport Plaza Associates, LP

Notes to the Combined Statements of Revenues and Certain Expenses

For the year ended December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of three multi-tenant shopping center (collectively the “Properties”). Fairview Plaza Associates, LP (“Fairview”) owned and operated as a multi-tenant shopping center located in Fairview Township, Pennsylvania (“Fairview Property”). Fairview Property has approximately 69,579 square feet of leasable retail space. Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) (“Cedar”), on January 10, 2003 purchased Fairview Property for approximately $8.4 million. Halifax Plaza Associates, LP (“Halifax”) owned and operated a multi-tenant shopping center located in Halifax Township, Pennsylvania (“Halifax Property”). Halifax Property has approximately 54,150 square feet of leasable retail space. Cedar purchased Halifax Property for approximately $5.5 million on February 6, 2003. Newport Plaza Associates, LP (“Newport”) owned and operated a multi-tenant shopping center located in Howe Township, Pennsylvania (“Newport Property”). Newport Property has approximately 66,789 square feet of leasable retail space. Cedar purchased Newport Property for approximately $6.7 million on February 6, 2003.

          The accompanying financial statement have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Properties in the proposed future operations of the aforementioned Properties. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Properties are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $158,023, for the year ended December 31, 2002.

4.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $30,099 for insurance, $100,944 for utilities, $149,305 in repair and maintenance costs, and $122,346 in professional and other costs.

5.     Significant Tenants

          The most significant common tenant of the Properties constitutes approximately 63.2% of the combined rental revenue for the year ended December 31, 2002.

Fairview Plaza Associates, LP
Halifax Plaza Associates, LP
Newport Plaza Associates, LP

Notes to the Combined Statements of Revenues and Certain Expenses — (Continued)

6.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by the Properties as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$1,801,937
2004	1,781,393
2005	1,680,805
2006	1,592,911
2007	1,526,233
Thereafter	16,328,062

Total	$24,711,341

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

Supplemental Information

Combining Statement of Revenues and Certain Expenses

For the year ended December 31, 2002

	Fairview	Halifax	Newport	Total

Revenue:
Base rents	793,900	577,145	578,347	1,949,392
Tenant reimbursements	99,038	157,497	174,383	430,918
Other income	4,974	16	16	5,006

Total Revenue	897,912	734,658	752,746	2,385,316
Certain expenses:
Real estate taxes	40,878	57,282	60,328	158,488
Property operating expenses	114,470	140,986	147,238	402,694

Total Certain Expenses	155,348	198,268	207,566	561,182

Revenue in Excess of Certain Expenses	742,564	536,390	545,180	1,824,134

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Pine Grove Plaza Associates, LLC

Operating as Pine Grove Shopping Center
For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Pine Grove Plaza Associates, LLC

Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-93
Statements of Revenues and Certain Expenses	F-94
Notes to Statements of Revenue and Certain Expenses	F-95

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the statements of revenues and certain expenses of Pine Grove Plaza Associates, LLC (“the Company”), which operates a property located in Brown Hills, New Jersey, for the year ended December 31, 2002. The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Company as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

New York, New York
July 17, 2003

Pine Grove Plaza Associates, LLC

Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$403,604	$552,349
Tenant reimbursements	103,776	214,186
Other income	277	1,199

Total rental revenue	507,657	767,734

Certain expenses:
Real estate taxes	15,480	16,301
Management fees	21,863	22,016
Property operating expenses	153,241	172,745
Bad debt expense	—	7,102

Total certain expenses	190,584	218,164

Revenues in excess of certain expenses	$317,073	$549,570

See accompanying notes to financial statement.

Pine Grove Plaza Associates, LLC

Notes to Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center. Pine Grove Plaza Associates, LLC (the “Company”) operates a community shopping center called the Pine Grove Shopping Center, located in Pemberton, New Jersey (the “Property”). The Property has approximately 79,000 square feet of leasable retail space. Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) (“Cedar”), on April 2, 2003 purchased the Property for approximately $8.00 million.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the aforementioned Property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $19,600 (unaudited) for the six months ended June 30, 2003 and $25,300, for the year ended December 31, 2002.

4.     Management Agreements

          J. Lowe Property Management Inc., earns management fees based on 4% of gross collections, as defined. The management services were terminated simultaneous to the sale of Property to Cedar on April 2, 2003.

5.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $21,332 for insurance, $18,233 for utilities,$108,369 in repair and maintenance costs and $24,811 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $15,967 for insurance, $13,674 for utilities, $119,587 for repairs and maintenance costs, $4,013 in professional and other costs.

Pine Grove Plaza Associates, LLC

Notes to Statements of Revenues and Certain Expenses (continued)

6.     Significant Tenants

          The five most significant tenants constitute approximately 66% and 70% of rental revenue for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002, respectively.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Company as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$807,200
2004	809,000
2005	820,000
2006	815,100
2007	374,000
Thereafter	2,809,839

Total	$6,435,139

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Firehouse Realty Corporation, Riverview Development Corporation,

Reed Development Associates, Inc. and South Riverview Plaza Inc.
Operating as River View I, II and III
For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Firehouse Realty Corporation

Riverview Development Corporation
South Riverview Plaza, Inc.
Reed Development Associates, Inc.

Combined Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-99
Combined Statements of Revenues and Certain Expenses	F-100
Notes to Combined Statements of Revenue and Certain Expenses	F-101
Supplemental Information	F-103
Combining Statement of Revenues and Certain Expenses for the six months Ended June 30, 2003	F-104
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-105

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the combined statements of revenues and certain expenses of Firehouse Realty Corporation, Riverview Development Corporation, South Riverview Plaza, Inc. and Reed Development Associates, Inc. which operate shopping center properties in Philadelphia, Pennsylvania. (collectibly the “Properties”), for the year ended December 31, 2002. The financial statement is the responsibility of the Properties’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Properties as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 17, 2003

Firehouse Realty Corporation

Riverview Development Corporation
South Riverview Plaza Inc.
Reed Development Associates, Inc.

Combined Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$2,150,656	$4,366,014
Tenant reimbursements	546,254	918,668
Other income	586	6,977

Total rental revenue	2,697,496	5,291,659

Certain expenses:
Real estate taxes	172,673	345,259
Property operating expenses	451,594	580,822

Total certain expenses	624,267	926,081

Revenues in excess of certain expenses	$2,073,229	$4,365,578

See accompanying notes to financial statement.

Firehouse Realty Corporation

Riverview Development Corporation
South Riverview Plaza, Inc.
Reed Development Associates, Inc.

Notes to Combined Statements of Revenues and Certain Expenses

December 31, 2002

1.	Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of four multi-tenant shopping centers (collectibly the “Properties”). Firehouse Realty Corp (“Firehouse”), Riverview Development Corporation (“Riverview”), South Riverview Plaza, Inc. (“South Riverview”) and Reed Development Associates, Inc. (“Reed”) operate community shopping centers in Philadelphia, Pennsylvania with approximately 7,300, 82,424, 46,748 and 110,300 square feet of leasable retail space, respectively.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $47,000 (unaudited) for the six months ended June 30, 2003 and $110,000 for the year ended December 31, 2002.

4.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $164,849 for insurance, $53,785 for utilities, $14,200 for business privilege taxes, $334,273 in repair and maintenance costs and $13,715 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $98,505 for insurance, $31,705 for utilities, $14,000 for business privilege taxes, $292,102 for repairs and maintenance costs and $15,282 in professional and other costs.

5.     Significant Tenants

          The ten most significant tenants constituted approximately 76% of rental revenue for the three months ended June 30, 2003 and the year ended December 31, 2002.

6.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Partnership as of December 31, under noncancelable operating leases are as follows:

2003	$4,050,000
2004	3,645,000
2005	2,840,000
2006	2,247,000
2007	1,994,000
Thereafter	18,540,000

Total	$33,316,000

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

Supplemental Information

Combining Statement of Revenues and Certain Expenses

For the six months ended June 30, 2003

	South
	Riverview	Riverview	Firehouse	Reed	Total

Revenues
Base rents	$513,819	$718,795	$106,850	$811,192	$2,150,656
Tenant reimbursements	96,321	180,804	—	269,129	546,254
Other income	37	289	1	259	586

Total rental revenue	610,177	899,888	106,851	1,080,580	2,697,496

Certain expenses:
Real estate taxes	30,152	62,475	3,600	76,446	172,673
Property operating expenses	107,022	145,458	10,379	188,735	451,594

Total certain expenses	137,174	207,933	13,979	265,181	624,267

Revenues in excess of certain expenses	$473,003	$691,955	$92,872	$815,399	$2,073,229

Combining Statement of Revenues and Certain Expenses

For the year ended December 31, 2002

	South
	Riverview	Riverview	Firehouse	Reed	Total

Revenues
Base rents	$1,044,865	$1,473,415	$208,308	$1,639,426	$4,366,014
Tenant reimbursements	170,287	276,819	7,315	464,247	918,668
Other income	165	5,785	164	863	6,977

Total rental revenue	1,215,317	1,756,019	215,787	2,104,536	5,291,659

Certain expenses:
Real estate taxes	60,215	124,951	7,200	152,893	345,259
Property operating expenses	139,650	169,225	16,884	255,063	580,822

Total certain expenses	199,865	294,176	24,084	407,956	926,081

Revenues in excess of certain expenses	$1,015,452	$1,461,843	$191,703	$1,696,580	$4,365,578

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Triangle Center Associates, L.P.

Operating as Golden Triangle Shopping Center
For the six months ended June 30, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000

Triangle Center Associates, L.P.

Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited)
and the years ended December 31, 2002, 2001 and 2000

Contents

Report of Independent Auditors	F-108
Statements of Revenues and Certain Expenses	F-109
Notes to Statements of Revenue and Certain Expenses	F-111

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the statements of revenues and certain expenses of Triangle Center Associates, L.P. (the “Property”) located in Lancaster, Pennsylvania, which has been acquired by Cedar Shopping Centers, Inc., as described in Note 1, for the years ended December 31, 2002, 2001 and 2000. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          The accompanying statements of revenues and certain expenses were prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and are not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and certain expenses of the Company as described in Note 1 for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 11, 2003

Triangle Center Associates, L.P.

Statements of Revenues and Certain Expenses

	Six Months	Years Ended December 31,
	Ended
	June 30, 2003	2002	2001	2000

	(Unaudited)
Revenues
Base rents	$561,780	$1,070,441	$1,642,522	$1,598,522
Tenant reimbursements	144,658	206,806	324,928	335,410
Other income	1,446	3,205	3,559	11,096

Total rental revenue	707,884	1,280,452	1,971,009	1,945,028

Certain expenses:
Real estate taxes	120,769	233,102	260,751	219,757
Management fees	20,161	40,886	62,065	55,720
Property operating expenses	125,589	195,331	207,398	225,900
Bad debt expense	—	—	74,726	—

Total certain expenses	266,519	469,319	604,940	501,377

Revenues in excess of certain expenses	$441,365	$811,133	$1,366,069	$1,443,651

See accompanying notes to financial statement.

Triangle Center Associates, LP

Notes to Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center. Triangle Center Associates, L.P. operates a community shopping center (“Triangle”) located in Lancaster, Pennsylvania. Triangle has approximately 222,000 square feet of leasable retail space.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          Triangle is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $7,400 (unaudited) for the six months ended June 30, 2003, $2,500, ($10,700) and ($6,200) for the years ended December 31, 2002, 2001 and 2000, respectively.

4.     Management Agreements

          Triangle incurs management fees, based on 3% of gross collections (as defined). The management services provided by the affiliate are terminable upon ninety days’ notice.

5.     Property Operating Expenses

          Property operating expenses for the years ended December 31, 2002, 2001 and 2000, respectively include $40,210, $26,501 and $21,830 for insurance, $41,829, $38,106 and $34,471 for utilities, $50,805, $55,765 and $58,565 in repair and maintenance costs, $30,396, $40,381 and $65,414 in professional and other, $32,091, $46,645 and $45,620 for payroll (maintenance).

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $20,161 for insurance, $29,881 for utilities, $43,780 for repairs and maintenance costs, $18,446 for professional and other and $13,321 for payroll (maintenance).

Triangle Center Associates, LP

Notes to Statements of Revenues and Certain Expenses — Continued

6.  Significant Tenants

          The three most significant tenants constitute approximately 49%, 32%, and 33% of rental revenue in 2002, 2001 and 2000, respectively.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Triangle as of December 31, under noncancelable operating leases are as follows:

2003	$915,253
2004	822,132
2005	566,419
2006	341,815
2007	294,764
Thereafter	1,164,197

Total	$4,104,580

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Valley Real Estate, LLC

Operating as Valley Plaza Shopping Center
For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Valley Real Estate LLC

Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-114
Statements of Revenues and Certain Expenses	F-115
Notes to Statements of Revenues and Certain Expenses	F-116

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the statements of revenues and certain expenses of Valley Real Estate LLC (“the Company”), which operates a property located in Hagerstown, Maryland, for the year ended December 31, 2002. The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Company as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

New York, New York

July 11, 2003

Valley Real Estate, LLC

Statements of Revenues and Certain Expenses

	Six Months	Year Ended
	Ended	December 31,
	June 30, 2003	2002

	(Unaudited)
Revenues
Base rents	$422,395	$843,610
Tenant reimbursements	103,772	297,584
Other income	141	401

Total rental revenue	526,308	1,141,595

Certain expenses:
Real estate taxes	35,271	69,227
Management fees	12,000	24,000
Property operating expenses	67,400	117,269
Bad debt expense	—	3,600

Total certain expenses	114,671	214,096

Revenues in excess of certain expenses	$411,637	$927,499

See accompanying notes to financial statement.

Valley Real Estate, LLC

Notes to Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

1.     Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center. Valley Real Estate, LLC (the “Company”) operates a community shopping center located in Hagerstown Maryland (the “Property”). The Property has approximately 191,200 square feet of leasable retail space. Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) (“Cedar”), on June 27, 2003 purchased the Property for approximately $9.5 million.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the aforementioned Property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Property is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $9,500 (unaudited) for the six months ended June 30, 2003 and $17,800 for the year ended December 31, 2002.

4.     Management Agreements

          Paragon Management Group LLC and Kline Scott Visco Commercial Real Estate Inc. earn management fees amounting to $1,000 a month each or $12,000 a year each. The management services were terminated simultaneous to the sale of the Property to Cedar on June 27, 2003.

5.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $17,034 for insurance, $6,144 for utilities, $43,692 in repair and maintenance costs and $50,399 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $6,645 for insurance, $4,662 for utilities, $45,710 for repairs and maintenance costs and $10,383 in professional and other costs.

Valley Real Estate, LLC

Notes to Statements of Revenues and Certain Expenses (continued)

6.     Significant Tenants

          The five most significant tenants constitute approximately 89% of rental revenue for the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Company as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$825,787
2004	768,687
2005	557,557
2006	556,633
2007	556,633
Thereafter	1,759,230

Total	$5,024,527

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as well as fixed increases in rent and percentage rent.

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

SPSP Corporation, Passyunk Supermarket, Inc. and Twenty Fourth Street Passyunk Partners, L.P.

Operating as the South Philadelphia Shopping Center
For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

SPSP Corporation

Passyunk Supermarket, Inc.
Twenty Fourth Street Passyunk Partners, L.P.

Combined Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

Contents

Report of Independent Auditors	F-120
Combined Statements of Revenues and Certain Expenses	F-121
Notes to Combined Statements of Revenue and Certain Expenses	F-122
Supplemental Information	F-124
Combining Statement of Revenues and Certain Expenses for the six months ended June 30, 2003	F-125
Combining Statement of Revenues and Certain Expenses for the year ended December 31, 2002	F-126

Report of Independent Auditors

Board of Directors and Stockholders

Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.)

          We have audited the combined statements of revenues and certain expenses of SPSP Corporation, Passyunk Supermarket, Inc. and Twenty Fourth Street Passyunk Partners, L.P. (collectibly the “Owners”) which operate a shopping center property in South Philadelphia, Pennsylvania, for the year ended December 31, 2002. The financial statement is the responsibility of the Owners’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Cedar Shopping Centers, Inc. (formerly known as Cedar Income Fund, Ltd.) and is not intended to be a complete presentation of the company’s revenues and expenses.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the revenues and certain expenses of the Owners as described in Note 1 for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

          Our audit was conducted for the purposes of forming an opinion on the combined statement of revenues and certain expenses taken as a whole. The supplemental combining statement of revenues and certain expenses is presented for the purposes of additional analysis and is not a required part of the combined statement of revenues and certain expenses. Such information has been subject to the auditing procedures applied in our audit of the combined statement of revenues and certain expenses, and, in our opinion, is fairly stated in all material respects in relation to the combined statement of revenues and certain expenses taken as a whole.

/s/ ERNST & YOUNG LLP

New York, New York
July 31, 2003

SPSP Corporation

Passyunk Supermarket, Inc.
Twenty Fourth Street Passyunk Partners, L.P.

Combined Statements of Revenues and Certain Expenses

	Six Months
	Ended
	June 30,	Year Ended
	2003	December 31,
	(Unaudited)	2002

Revenues
Base rents	$1,557,581	$2,622,420
Tenant reimbursements	357,593	462,714
Other income	357	1,280

Total rental revenue	1,915,531	3,086,414

Certain expenses:
Real estate taxes	228,646	364,208
Property operating expenses	246,093	411,453
Management fee	24,000	48,000

Total certain expenses	498,739	823,661

Revenues in excess of certain expenses	$1,416,792	$2,262,753

See accompanying notes to financial statement.

SPSP Corporation

Passyunk Supermarket, Inc.
Twenty Fourth Street Passyunk Partners, L.P.

Notes to Combined Statements of Revenues and Certain Expenses

For the six months ended June 30, 2003 (unaudited) and the year ended December 31, 2002

1.	Basis of Presentation

          Presented herein are the statements of revenues and certain expenses related to the operation of a multi-tenant shopping center (the “Property”). SPSP Corporation, Passyunk Supermarket, Inc. and Twenty Fourth Street Passyunk Partners, L.P. (collectibly the “Owners”) operate a community shopping center in South Philadelphia, Pennsylvania with approximately 309,000 square feet of leasable retail space, respectively.

          The statements of revenues and certain expenses for the six months ended June 30, 2003 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statements of revenues and certain expenses for this interim period has been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

          The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the aforementioned property. Items excluded consist of interest, depreciation and general and administrative expenses not directly related to the future operations.

2.     Use of Estimates

          The preparation of financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Revenue Recognition

          The Properties are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $119,000 (unaudited) for the 6 months ended June 30, 2003, and $117,000 for the year ended December 31, 2002.

4.     Management Agreements

          Equity Properties, Inc. earns management fee equal to $4,000 per month. The management services are terminable upon thirty days’ notice.

5.     Property Operating Expenses

          Property operating expenses for the year ended December 31, 2002, includes $100,138 for insurance, $119,857 for utilities, $25,226 for business privilege taxes, $162,183 in repair and maintenance costs and $4,049 in professional and other costs.

          Property operating expenses for the six months ended June 30, 2003 (unaudited) include $70,273 for insurance, $41,925 for utilities, $130,492 for repairs and maintenance costs and $3,403 in professional and other costs.

SPSP Corporation
Passyunk Supermarket, Inc.
Twenty Fourth Street Passyunk Partners, L.P.

Notes to Combined Statements of Revenues and Certain Expenses (continued)

6.     Significant Tenants

          The four most significant tenants constituted approximately 60% of rental revenue for the three months ended June 30, 2003 (unaudited) and the year ended December 31, 2002.

7.     Future Minimum Rents Schedule

          Future minimum lease payments to be received by Owners as of December 31, 2002 under noncancelable operating leases are as follows:

2003	$3,084,000
2004	3,274,000
2005	3,235,000
2006	3,089,000
2007	2,923,000
Thereafter	23,468,000

Total	$39,073,000

          The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

Supplemental Information

Combining Statement of Revenues and Certain Expenses

For the six months ended June 30, 2003

		Passyunk	Twenty Fourth
	SPSP	Supermarket	Street	Total

Revenues
Base rents	$1,133,975	$156,572	$267,034	$1,557,581
Tenant reimbursements	214,526	83,576	59,491	357,593
Other income	357	—	—	357

Total rental revenue	1,348,858	240,148	326,525	1,915,531

Certain expenses:
Real estate taxes	172,319	32,765	23,562	228,646
Property operating expenses	181,135	28,886	36,072	246,093
Management fee	24,000	—	—

Total certain expenses	377,454	61,651	59,634	498,739

Revenues in excess of certain expenses	$971,404	$178,497	$266,891	$1,416,792

Combining Statement of Revenues and Certain Expenses

For the year ended December 31, 2002

		Passyunk	Twenty Fourth
	SPSP	Supermarket	Street	Total

Revenues
Base rents	$2,417,577	$57,705	$147,138	$2,622,420
Tenant reimbursements	398,463	19,895	44,356	462,714
Other income	1,180	56	44	1,280

Total rental revenue	2,817,220	77,656	191,538	3,086,414

Certain expenses:
Real estate taxes	279,574	37,490	47,144	364,208
Property operating expenses	307,649	36,943	66,861	411,453
Management Fee	48,000	—	—

Total certain expenses	635,223	74,433	114,005	823,661

Revenues in excess of certain expenses	$2,181,997	$3,223	$77,533	$2,262,753

[Map of Northeast]

13,500,000 Shares

Cedar Shopping Centers, Inc.

Common Stock

PROSPECTUS

Merrill Lynch & Co.

Legg Mason Wood Walker
Incorporated
Raymond James

October      , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

          The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$15,700
NYSE Listing Fee	150,000
NASD filling fee	19,245
Printing and Engraving Expenses	250,000
Legal Fees and Expenses (other than Blue Sky)	750,000
Accounting and Fees and Expenses	750,000
Blue Sky Fees and Expenses	5,000
Transfer Agent and registrar fees	5,000

Total	$1,944,945

Item 32.	Sales to Special Parties

          None

Item 33.	Recent Sales of Unregistered Securities

          The following is a summary of the sales during the past three years by us of common stock that was not registered under the Securities Act of 1933.

Investor	Date	Consideration	Number of Shares

Milt Ciplet	1/3/03	*	10,000
Johannes van de Pol	1/3/03	*	6,000
John P. Fasciano	1/3/03	*	20,000
Homburg Invest USA Inc.	1/3/03	**	276,000

*	For Services Rendered

**	Conversion of Preferred Units

          In addition, we issued an aggregate of 100,000 stock options to directors pursuant to our stock option plan.

          All of the foregoing securities were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 34.     Indemnification of Directors and Officers

          Our charter contains a provision permitted under the MGCL giving us the power to eliminate, with limited exceptions, each director’s and officer’s personal liability for monetary damages for breach of any duty as a director or officer. In addition, to the maximum extent permitted under the MGCL, our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this offering. See “Underwriting.”

Item 35.     Treatment of Proceeds from Stock Being Registered

          None

Item 36.     Financial Statements and Exhibits

          (A)     Financial Statements.  See Index to Consolidated Financial Statements and the related notes thereto.

          (B)     Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

          Exhibits

Item		Title or Description

*1	.1	Form of Underwriting Agreement among Cedar Shopping Centers, Inc. (the “Company”), and the underwriters named therein.
*3	.1	Articles of Incorporation of the Company.
*3	.2	Articles of Amendment of Articles of Incorporation of the Company.
*3	.3	By-laws of the Company, as amended.
*3	.4	Agreement of Limited Partnership for Cedar Shopping Centers Partnership, L.P.
*3	.5	Amendment No. 1 to Agreement of Limited Partnership of Cedar Shopping Centers Partnership, L.P.
*5	.1	Opinion of Stroock & Stroock & Lavan LLP with respect to the legality of the shares being registered.
*8	.1	Opinion of Stroock & Stroock & Lavan LLP regarding certain federal income tax matters.
10.1		Administrative and Advisory Agreement dated April 2, 1998 between Cedar Bay Realty Advisors, Inc. and the Company. Incorporated by reference to Exhibit 10.1 of Form 10-K for the year ended 1998.
10.2		Management Agreement dated April 2, 1998 between Brentway Management LLC and the Company. Incorporated by reference to Exhibit 10.2 of Form 10-K for the year ended 1998.
10.3		Assignment of Administrative and Advisory Agreement dated April 30, 1999, between Cedar Shopping Centers, Inc. and Cedar Shopping Centers Partnership, L.P.; Amendment of Administrative and Advisory Agreement dated August 21, 2000, between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc.; Second Amendment of Administrative and Advisory Agreement dated August 21, 2000, between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc.; and Third Amendment of the Administrative and Advisory Agreement dated as of January 1, 2002 between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc. Incorporated by reference to Exhibit 10.3 of Form 10-K for the year ended 2001.
10.4		Standstill Agreement between Homburg Invest Inc., Richard Homburg and the Company dated January 18, 2002. Incorporated by reference to Exhibit 10.4 of Form 10-K for the year ended 2001.
10.5		Real Estate Purchase and Sale Agreement regarding the sale of Southpoint Parkway, Jacksonville, Florida, by and between Cedar Shopping Centers Partnership, L.P. and Southpoint Parkway Center, L.C. dated February 1, 2002, incorporated by reference to Exhibit 10.1 to Form 8-K filed June 10, 2002; and Addendum Number One to Real Estate Purchase and Sale Agreement by and between Cedar Shopping Centers Partnership, L.P. and Southpoint Parkway Center, L.C. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on June 20, 2002.
10.6		Subscription Agreement by and between Cedar Shopping Centers, Inc. and Homburg Invest USA Inc., dated as of December 18, 2002. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on January 7, 2003.
10.7		Property Management Agreement by and between API Red Lion Shopping Center Associates and SKR Management Corp., dated as of January 1,1995. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on June 13, 2002.

Item	Title or Description

10.8	Assignment of Property Management Agreement by and between SKR Management Corp. and Brentway Management LLC, dated as of January 1,1996. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on June 13, 2002.
10.9	Standstill Agreement by and between Robert J. Ambrosi and ARC Properties, Inc. and Cedar Shopping Centers, Inc., dated May 31, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on June 13, 2002.
10.10	Purchase and Sale Agreement by and between Silver Circle Management Corp. and Leo S. Ullman and Philadelphia Cedar-RL, LLC, dated as of February 6, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on June 13, 2002.
10.11	Indemnity Agreement by Cedar-RL, LLC to and for the benefit of Leo S. Ullman, dated as of May 31, 2002. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on June 13, 2002.
10.12	Promissory Note from Cedar-RL, LLC to Silver Circle Management Corp., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on June 13, 2002.
10.13	Subordinate Pledge and Security Agreement by Cedar-RL, LLC and Silver Circle Management Corp., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.7 of Form 8-K filed on June 13, 2002.
10.14	Compensation Agreement between Cedar Shopping Centers, Inc., Cedar Shopping Centers Partnership, L.P., SKR Management Corp., Cedar Bay Realty Advisors, Inc., Brentway Management LLC, Leo S. Ullman and ARC Properties, Inc., dated May 31, 2002. Incorporated by reference to Exhibit 10.8 of Form 8-K filed on June 13, 2002.
10.15	Amended and Restated Limited Partnership Agreement of API Red Lion Shopping Center Associates, L.P., a New York Limited Partnership among Cedar-RL, LLC and Silver Circle Management Corp. and Philadelphia ARC-Cedar, LLC, dated as of May 31, 2002. Incorporated by reference to Exhibit 11.11 of Form 8-K filed on June 13, 2002.
10.16	Warrant by Cedar Shopping Centers Partnership, L.P. to ARC Properties, Inc., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.12 of Form 8-K filed on June 13, 2002.
10.17	Property Management Agreement by and between The Point Associates, L.P. and SKR Management Corp., dated as of December 1, 1994. Incorporated by reference to Exhibit 10.17 of Form 8-K filed on June 13, 2002.
10.18	Assignment of Property Management Agreement by and between SKR Management Corp. and Brentway Management LLC, dated as of January 1, 1996. Incorporated by reference to Exhibit 10.18 of Form 8-K filed on June 13, 2002.
10.19	Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated January 7, 2002; First Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated February 22, 2002; Second Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated February 24, 2002; Third Amendment to Agreement to Purchase Real Estate between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 1, 2002; Fourth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 8, 2002; Fifth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 13, 2002; Sixth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 15, 2002; and Seventh Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 22, 2002 (collectively, the “Purchase Contract”). Incorporated by reference to Exhibit 10.1 of Form 8-K filed on July 17, 2002.
10.20	Agreement to Assign Agreement between Cedar Shopping Centers Partnership, L.P. as Assignor to Loyal Plaza Associates, L.P. as Assignee, made by and between Assignor and Loyal Plaza Venture, L.P. dated June , 2002. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 17, 2002.

Item	Title or Description

10.21	Limited Partnership Agreement of Loyal Plaza Associates, L.P. between CIF-Loyal Plaza Associates, L.P. and Kimco Preferred Investor IV Trust dated June 28, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 17, 2002.
10.22	Limited Partnership Agreement of CIF-Loyal Plaza Associates, L.P. by and among CIF-Loyal Plaza Associates, L.P. and Cedar Shopping Centers Partnership, L.P. dated as of June 28, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 17, 2002.
10.23	Open-End Mortgage and Security Agreement in the amount of $14.0 million (Original Mortgage) by Loyal Plaza Venture, L.P. (Borrower) and Glimcher Loyal Plaza Tenant, L.P. (Tenant) (collectively referred to as Mortgagor) to Lehman Brothers Bank, FSB (Lender) dated May 31, 2001. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on July 17, 2002.
10.24	Loan Assumption and Modification Agreement by and among Loyal Plaza Associates, L.P. (Assuming Borrower), Cedar Shopping Centers, Inc. (Assuming Principal), Loyal Plaza Venture, L.P. (Original Borrower), Glimcher Properties Limited Partnership (Glimcher) and Glimcher Loyal Plaza Tenant, L.P. (Tenant), in favor of LaSalle Bank National Association (Trustee) and LB-UBS Commercial Mortgage Trust 2001-C3 (Lender) dated as of July 2, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 17, 2002.
10.25	Property Management Agreement [Loyal Plaza] by and between Loyal Plaza Associates, L.P. and Brentway Management LLC dated as of June , 2002. Incorporated by reference to Exhibit 10.11 of Form 8-K filed on July 17, 2002.
10.26	Post Closing Agreement regarding the Assumption by Loyal Plaza Associates, L.P. (Assuming Borrower) of that certain Loan evidenced by that certain Note dated May 31, 2001 payable by Loyal Plaza Venture, L.P. (Original Borrower) to Lehman Brothers Bank, FSB (Original Lender) as secured by that certain Open-End Mortgage and Security Agreement of even date to Glimcher Loyal Plaza Tenant, L.P. (Mortgage) currently held and owned by LaSalle Bank National Association (Trustee) of LB-UBS Commercial Trust 2001-C3 (Lender) dated July 2, 2002. Incorporated by reference to Exhibit 10.13 of Form 8-K filed on July 17, 2002.
10.27	Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated August 12, 2002. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 9, 2002.
10.28	First Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated September 12, 2002. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on December 9, 2002.
10.29	Second Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated as of October 31, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on December 9, 2002.
10.30	Third Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated as of November 15, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on December 9, 2002.
10.31	Assignment and Assumption of Contract of sale between Cedar Shopping Centers Partnership, L.P. and Cedar-Camp Hill, LLC dated as of November , 2002. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on December 9, 2002.
10.32	Limited Liability Company Agreement of Cedar-Camp Hill, LLC by Cedar Shopping Centers Partnership, L.P., effective as of November 1, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on December 9, 2002.
10.33	Property Management Agreement by and between Cedar-Camp Hill, LLC and Brentway Management LLC dated as of , 2002. Incorporated by reference to Exhibit 10.7 of Form 8-K filed on December 9, 2002.
10.34	Loan Agreement by and between SWH Funding Corp. and Cedar Shopping Centers Partnership, L.P., dated as of November , 2002. Incorporated by reference to Exhibit 10.9 of Form 8-K filed on December 9, 2002.

Item		Title or Description

10.35		Loan Agreement by and between Cedar-Camp Hill, LLC and Citizens Bank of Pennsylvania, executed on November 14, 2002. Incorporated by reference to Exhibit 10.10 of Form 8-K filed on December 9, 2002.
10.36		Open-End Mortgage and Security Agreement between Cedar Camp Hill, LLC, Cedar Bay Realty Advisors, Inc. and Citizens Bank of Pennsylvania, executed on November 14, 2002. Incorporated by reference to Exhibit 10.11 of Form 8-K filed on December 9, 2002.
10.37		Pledge and Security Agreement by Cedar Shopping Centers Partnership, L.P. and SWH Funding Corp. regarding that certain Loan Agreement; dated as of November 22, 2002. Incorporated by reference to Exhibit 10.22 of Form 8-K filed on December 9, 2002.
10.38		Intercreditor Recognition Agreement among Citizens Bank of Pennsylvania, SWH Funding Corp., Cedar-Camp Hill, LLC and Cedar Shopping Centers Partnership, L.P., dated as of November 22, 2002. Incorporated by reference to Exhibit 10.26 of Form 8-K filed on December 9, 2002.
*10	.39	Employment agreement between Cedar Shopping centers, Inc. and Leo S. Ullman, dated as of October 1, 2003.
*10	.40	Employment agreement between Cedar Shopping Centers, Inc. and Brenda J. Walker, dated as of October 1, 2003.
*10	.41	Employment agreement between Cedar Shopping Centers, Inc. and Thomas J. O’Keeffe, dated as of October 1, 2003.
*10	.42	Employment agreement between Cedar Shopping Centers, Inc. and Thomas B. Richey, dated as of October 1, 2003.
*10	.43	Employment agreement between Cedar Shopping Centers, Inc. and Stuart H. Widowski, dated as of October 1, 2003.
*10	.44	Contribution Agreement dated October 2, 2003 by and among Firehouse Realty Corp., Reed Development Associates, Inc., South River View Plaza, Inc., River View Development Corp., Riverview Commons, Inc. and CSC-Riverview LLC.
*10	.45	Recapitalization Agreement dated October 2, 2003 by and among Delaware 1851 Associates, LP, Indenture of Trust of Bart Blatstein dated as of June 9, 1998, Irrevocable Indenture of Trust of Barton Blatstein dated July 13, 1999, Welsh-Square, Inc. and CSC-Columbus LLC.
*10	.46	Agreement to enter into Net Lease dated April 23, 2003 between SPSP Corporation, Passyunk Supermarket, Inc., Twenty Fourth Street Passyunk Partners, L.P., and Cedar-South Philadelphia I, LLC.
*21	.1	List of Subsidiaries of the Registrant.
*23	.1	Consent of Ernst & Young LLP
*23	.2	Consent of Stroock & Stroock & Lavan LLP (included in Exhibits 5.1 and 8.1).
*23	.3	Consent of Roger M. Widmann to be named as a nominee as a director.
24.1		Power of Attorney (previously filed).

*	Filed herewith.

Item 37.     Undertakings

          The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Port Washington, State of New York, on October 14, 2003.

CEDAR SHOPPING CENTERS, INC.

By:	/s/ LEO S. ULLMAN

Leo S. Ullman
Chairman of the Board of Directors
and President

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEO S. ULLMAN Leo S. Ullman	Chairman of the Board of Directors and President (Principal Executive Officer)	October 14, 2003

* Brenda J. Walker	Vice President and Director	October 14, 2003

* Thomas J. O’Keeffe	Chief Financial Officer	October 14, 2003

* Ann Maneri	Controller (Principal Accounting Officer)	October 14, 2003

* James J. Burns	Director	October 14, 2003

Richard Homburg	Director

* J. A. M. H. der Kinderen	Director	October 14, 2003

Signature		Title	Date

Frank W. Matheson		Director

* Everett B. Miller, III		Director	October 14, 2003

*By:	/s/ LEO S. ULLMAN Leo S. Ullman Attorney-in-fact

EXHIBIT INDEX

Item		Title or Description

*1	.1	Form of Underwriting Agreement among Cedar Shopping Centers, Inc. (the “Company”), and the underwriters named therein.
*3	.1	Articles of Incorporation of the Company.
*3	.2	Articles of Amendment of Articles of Incorporation of the Company.
*3	.3	By-laws of the Company, as amended.
*3	.4	Agreement of Limited Partnership for Cedar Shopping Centers Partnership, L.P.
*3	.5	Amendment No. 1 to Agreement of Limited Partnership of Cedar Shopping Centers Partnership, L.P.
*5	.1	Opinion of Stroock & Stroock & Lavan LLP with respect to the legality of the shares being registered.
*8	.1	Opinion of Stroock & Stroock & Lavan LLP regarding certain federal income tax matters.
10.1		Administrative and Advisory Agreement dated April 2, 1998 between Cedar Bay Realty Advisors, Inc. and the Company. Incorporated by reference to Exhibit 10.1 of Form 10-K for the year ended 1998.
10.2		Management Agreement dated April 2, 1998 between Brentway Management LLC and the Company. Incorporated by reference to Exhibit 10.2 of Form 10-K for the year ended 1998.
10.3		Assignment of Administrative and Advisory Agreement dated April 30, 1999, between Cedar Shopping Centers, Inc. and Cedar Shopping Centers Partnership, L.P.; Amendment of Administrative and Advisory Agreement dated August 21, 2000, between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc.; Second Amendment of Administrative and Advisory Agreement dated August 21, 2000, between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc.; and Third Amendment of the Administrative and Advisory Agreement dated as of January 1, 2002 between Cedar Shopping Centers Partnership, L.P. and Cedar Bay Realty Advisors, Inc. Incorporated by reference to Exhibit 10.3 of Form 10-K for the year ended 2001.
10.4		Standstill Agreement between Homburg Invest Inc., Richard Homburg and the Company dated January 18, 2002. Incorporated by reference to Exhibit 10.4 of Form 10-K for the year ended 2001.
10.5		Real Estate Purchase and Sale Agreement regarding the sale of Southpoint Parkway, Jacksonville, Florida, by and between Cedar Shopping Centers Partnership, L.P. and Southpoint Parkway Center, L.C. dated February 1, 2002, incorporated by reference to Exhibit 10.1 to Form 8-K filed June 10, 2002; and Addendum Number One to Real Estate Purchase and Sale Agreement by and between Cedar Shopping Centers Partnership, L.P. and Southpoint Parkway Center, L.C. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on June 20, 2002.
10.6		Subscription Agreement by and between Cedar Shopping Centers, Inc. and Homburg Invest USA Inc., dated as of December 18, 2002. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on January 7, 2003.
10.7		Property Management Agreement by and between API Red Lion Shopping Center Associates and SKR Management Corp., dated as of January 1,1995. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on June 13, 2002.
10.8		Assignment of Property Management Agreement by and between SKR Management Corp. and Brentway Management LLC, dated as of January 1,1996. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on June 13, 2002.
10.9		Standstill Agreement by and between Robert J. Ambrosi and ARC Properties, Inc. and Cedar Shopping Centers, Inc., dated May 31, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on June 13, 2002.
10.10		Purchase and Sale Agreement by and between Silver Circle Management Corp. and Leo S. Ullman and Philadelphia Cedar-RL, LLC, dated as of February 6, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on June 13, 2002.

Item	Title or Description

10.11	Indemnity Agreement by Cedar-RL, LLC to and for the benefit of Leo S. Ullman, dated as of May 31, 2002. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on June 13, 2002.
10.12	Promissory Note from Cedar-RL, LLC to Silver Circle Management Corp., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on June 13, 2002.
10.13	Subordinate Pledge and Security Agreement by Cedar-RL, LLC and Silver Circle Management Corp., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.7 of Form 8-K filed on June 13, 2002.
10.14	Compensation Agreement between Cedar Shopping Centers, Inc., Cedar Shopping Centers Partnership, L.P., SKR Management Corp., Cedar Bay Realty Advisors, Inc., Brentway Management LLC, Leo S. Ullman and ARC Properties, Inc., dated May 31, 2002. Incorporated by reference to Exhibit 10.8 of Form 8-K filed on June 13, 2002.
10.15	Amended and Restated Limited Partnership Agreement of API Red Lion Shopping Center Associates, L.P., a New York Limited Partnership among Cedar-RL, LLC and Silver Circle Management Corp. and Philadelphia ARC-Cedar, LLC, dated as of May 31, 2002. Incorporated by reference to Exhibit 11.11 of Form 8-K filed on June 13, 2002.
10.16	Warrant by Cedar Shopping Centers Partnership, L.P. to ARC Properties, Inc., dated as of May 31, 2002. Incorporated by reference to Exhibit 10.12 of Form 8-K filed on June 13, 2002.
10.17	Property Management Agreement by and between The Point Associates, L.P. and SKR Management Corp., dated as of December 1, 1994. Incorporated by reference to Exhibit 10.17 of Form 8-K filed on June 13, 2002.
10.18	Assignment of Property Management Agreement by and between SKR Management Corp. and Brentway Management LLC, dated as of January 1, 1996. Incorporated by reference to Exhibit 10.18 of Form 8-K filed on June 13, 2002.
10.19	Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated January 7, 2002; First Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated February 22, 2002; Second Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated February 24, 2002; Third Amendment to Agreement to Purchase Real Estate between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 1, 2002; Fourth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 8, 2002; Fifth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 13, 2002; Sixth Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 15, 2002; and Seventh Amendment to Agreement to Purchase Real Estate by and between Loyal Plaza Venture, L.P. and Cedar Shopping Centers Partnership, L.P. dated March 22, 2002 (collectively, the “Purchase Contract”). Incorporated by reference to Exhibit 10.1 of Form 8-K filed on July 17, 2002.
10.20	Agreement to Assign Agreement between Cedar Shopping Centers Partnership, L.P. as Assignor to Loyal Plaza Associates, L.P. as Assignee, made by and between Assignor and Loyal Plaza Venture, L.P. dated June , 2002. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 17, 2002.
10.21	Limited Partnership Agreement of Loyal Plaza Associates, L.P. between CIF-Loyal Plaza Associates, L.P. and Kimco Preferred Investor IV Trust dated June 28, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 17, 2002.
10.22	Limited Partnership Agreement of CIF-Loyal Plaza Associates, L.P. by and among CIF-Loyal Plaza Associates, L.P. and Cedar Shopping Centers Partnership, L.P. dated as of June 28, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 17, 2002.

Item	Title or Description

10.23	Open-End Mortgage and Security Agreement in the amount of $14.0 million (Original Mortgage) by Loyal Plaza Venture, L.P. (Borrower) and Glimcher Loyal Plaza Tenant, L.P. (Tenant) (collectively referred to as Mortgagor) to Lehman Brothers Bank, FSB (Lender) dated May 31, 2001. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on July 17, 2002.
10.24	Loan Assumption and Modification Agreement by and among Loyal Plaza Associates, L.P. (Assuming Borrower), Cedar Shopping Centers, Inc. (Assuming Principal), Loyal Plaza Venture, L.P. (Original Borrower), Glimcher Properties Limited Partnership (Glimcher) and Glimcher Loyal Plaza Tenant, L.P. (Tenant), in favor of LaSalle Bank National Association (Trustee) and LB-UBS Commercial Mortgage Trust 2001-C3 (Lender) dated as of July 2, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 17, 2002.
10.25	Property Management Agreement [Loyal Plaza] by and between Loyal Plaza Associates, L.P. and Brentway Management LLC dated as of June , 2002. Incorporated by reference to Exhibit 10.11 of Form 8-K filed on July 17, 2002.
10.26	Post Closing Agreement regarding the Assumption by Loyal Plaza Associates, L.P. (Assuming Borrower) of that certain Loan evidenced by that certain Note dated May 31, 2001 payable by Loyal Plaza Venture, L.P. (Original Borrower) to Lehman Brothers Bank, FSB (Original Lender) as secured by that certain Open-End Mortgage and Security Agreement of even date to Glimcher Loyal Plaza Tenant, L.P. (Mortgage) currently held and owned by LaSalle Bank National Association (Trustee) of LB-UBS Commercial Trust 2001-C3 (Lender) dated July 2, 2002. Incorporated by reference to Exhibit 10.13 of Form 8-K filed on July 17, 2002.
10.27	Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated August 12, 2002. Incorporated by reference to Exhibit 10.1 of Form 8-K filed on December 9, 2002.
10.28	First Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated September 12, 2002. Incorporated by reference to Exhibit 10.2 of Form 8-K filed on December 9, 2002.
10.29	Second Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated as of October 31, 2002. Incorporated by reference to Exhibit 10.3 of Form 8-K filed on December 9, 2002.
10.30	Third Amendment to Agreement of Purchase and Sale between Connecticut General Life Insurance Company and Cedar Shopping Centers Partnership, L.P., dated as of November 15, 2002. Incorporated by reference to Exhibit 10.4 of Form 8-K filed on December 9, 2002.
10.31	Assignment and Assumption of Contract of sale between Cedar Shopping Centers Partnership, L.P. and Cedar-Camp Hill, LLC dated as of November , 2002. Incorporated by reference to Exhibit 10.5 of Form 8-K filed on December 9, 2002.
10.32	Limited Liability Company Agreement of Cedar-Camp Hill, LLC by Cedar Shopping Centers Partnership, L.P., effective as of November 1, 2002. Incorporated by reference to Exhibit 10.6 of Form 8-K filed on December 9, 2002.
10.33	Property Management Agreement by and between Cedar-Camp Hill, LLC and Brentway Management LLC dated as of , 2002. Incorporated by reference to Exhibit 10.7 of Form 8-K filed on December 9, 2002.
10.34	Loan Agreement by and between SWH Funding Corp. and Cedar Shopping Centers Partnership, L.P., dated as of November , 2002. Incorporated by reference to Exhibit 10.9 of Form 8-K filed on December 9, 2002.
10.35	Loan Agreement by and between Cedar-Camp Hill, LLC and Citizens Bank of Pennsylvania, executed on November 14, 2002. Incorporated by reference to Exhibit 10.10
10.36	Open-End Mortgage and Security Agreement between Cedar Camp Hill, LLC, Cedar Bay Realty Advisors, Inc. and Citizens Bank of Pennsylvania, executed on November 14, 2002. Incorporated by reference to Exhibit 10.11 of Form 8-K filed on December 9, 2002.

Item		Title or Description

10.37		Pledge and Security Agreement by Cedar Shopping Centers Partnership, L.P. and SWH Funding Corp. regarding that certain Loan Agreement; dated as of November 22, 2002. Incorporated by reference to Exhibit 10.22 of Form 8-K filed on December 9, 2002.
10.38		Intercreditor Recognition Agreement among Citizens Bank of Pennsylvania, SWH Funding Corp., Cedar-Camp Hill, LLC and Cedar Shopping Centers Partnership, L.P., dated as of November 22, 2002. Incorporated by reference to Exhibit 10.26 of Form 8-K filed on December 9, 2002.
*10	.39	Employment agreement between Cedar Shopping centers, Inc. and Leo S. Ullman, dated as of October 1, 2003.
*10	.40	Employment agreement between Cedar Shopping Centers, Inc. and Brenda J. Walker, dated as of October 1, 2003.
*10	.41	Employment agreement between Cedar Shopping Centers, Inc. and Thomas J. O’Keeffe, dated as of October 1, 2003.
*10	.42	Employment agreement between Cedar Shopping Centers, Inc. and Thomas B. Richey, dated as of October 1, 2003.
*10	.43	Employment agreement between Cedar Shopping Centers, Inc. and Stuart H. Widowski, dated as of October 1, 2003.
*10	.44	Contribution Agreement dated October 2, 2003 by and among Firehouse Realty Corp., Reed Development Associates, Inc., South River View Plaza, Inc., River View Development Corp., Riverview Commons, Inc. and CSC-Riverview LLC.
*10	.45	Recapitalization Agreement dated October 2, 2003 by and among Delaware 1851 Associates, LP, Indenture of Trust of Bart Blatstein dated as of June 9, 1998, Irrevocable Indenture of Trust of Barton Blatstein dated July 13, 1999, Welsh-Square, Inc. and CSC-Columbus LLC.
*10	.46	Agreement to enter into Net Lease dated April 23, 2003 between SPSP Corporation, Passyunk Supermarket, Inc., Twenty Fourth Street Passyunk Partners, L.P., and Cedar-South Philadelphia I, LLC.
*21	.1	List of Subsidiaries of the Registrant.
*23	.1	Consent of Ernst & Young LLP
*23	.2	Consent of Stroock & Stroock & Lavan LLP (included in Exhibits 5.1 and 8.1).
*23	.3	Consent of Roger M. Widmann to be named as a nominee as a director.
24.1		Power of Attorney (previously filed).

*	Filed herewith.